     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 1999

                                                      REGISTRATION NO. 333-71291
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 2

                                       TO
                                   FORM S-11
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                          STRATEGIC TIMBER TRUST, INC.

      (Exact name of registrant as specified in its governing instruments)

                            5 NORTH PLEASANT STREET
                        NEW LONDON, NEW HAMPSHIRE 03257
                                 (603) 526-7800
  (Address, including zip code, and telephone number, including area code, of registrant's
                          principal executive offices)

             C. EDWARD BROOM, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          STRATEGIC TIMBER TRUST, INC.
                            5 NORTH PLEASANT STREET
                        NEW LONDON, NEW HAMPSHIRE 03257
                                 (603) 526-7800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

             WILLIAM H. BRADLEY, ESQ.                             ROBERT V. JEWELL, ESQ.
              THOMAS C. HERMAN, ESQ.                           CATHERINE S. GALLAGHER, ESQ.
          SUTHERLAND ASBILL & BRENNAN LLP                         ANDREWS & KURTH L.L.P.
            999 PEACHTREE STREET, N.E.                            600 TRAVIS, SUITE 4200
            ATLANTA, GEORGIA 30309-3996                          HOUSTON, TEXAS 77002-3090
                  (404) 853-8000                                      (713) 220-4200

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED APRIL 19, 1999


PROSPECTUS

                                             16,600,000 SHARES
LOGO                                    STRATEGIC TIMBER TRUST, INC.
                                                COMMON STOCK
                                             $       PER SHARE

                               ------------------

     Strategic Timber Trust, Inc. acquires, owns and manages timberlands and sells timber. We expect to qualify as a real estate investment trust, or a REIT, for federal income tax purposes.

     This is an initial public offering. We currently expect the initial public offering price to be between $19 and $21 per share. We have applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "STTR." The underwriters named in this prospectus may purchase up to 2,490,000 additional shares of common stock from us to cover over-allotments.
                               ------------------

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR MATERIAL RISKS THAT MAY AFFECT YOUR INVESTMENT IN THE COMMON STOCK, INCLUDING:


     - The volatility of timber prices may reduce our revenues.
     - Environmental and endangered species regulations restrict timber harvesting and may otherwise restrict our ability to conduct our business.
     - Tax laws do not require us to distribute any cash to you.
     - We do not have a significant operating history, and we incurred a combined net loss of $16.4 million in 1998.
     - Our management has never operated a REIT or a public company.
     - We may not be able to achieve our intended growth.
     - Acquisitions of additional timberlands involve numerous risks.

     Tax laws and provisions of our organizational documents limit ownership of our common stock by one person to 9.8% of all outstanding shares and may otherwise restrict transfers of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                                  PER SHARE               TOTAL
                                                                --------------         ------------
Initial Public Offering Price                                   $                      $
Underwriting Discount                                           $                      $
Proceeds to Strategic Timber (before expenses)                  $                      $

     The underwriters are offering the shares subject to a number of conditions. The underwriters expect to deliver the shares to purchasers on or about
                 , 1999.
                               ------------------
SALOMON SMITH BARNEY
       CREDIT SUISSE FIRST BOSTON
             DONALDSON, LUFKIN & JENRETTE
                    A.G. EDWARDS & SONS, INC.
                          WARBURG DILLON READ LLC
                                 ABN AMRO ROTHSCHILD
                                    A DIVISION OF ABN AMRO
                                         INCORPORATED
                                       MORGAN KEEGAN & COMPANY, INC.
              , 1999

[COMPANY LOGO]                                      STRATEGIC TIMBER TRUST, INC.

      [MAP DEPICTING LOCATION OF REGISTRANT'S TIMBERLANDS AND SURROUNDING
                             MARKETS APPEARS HERE]


                                                                                     NUMBER OF
                                                                                    MILLS WITHIN
                                                          MERCHANTABLE TIMBER      MARKET AREA OF
    PROPERTY      ACRES        PREDOMINANT SPECIES        (THOUSAND CUNITS*)          PROPERTY
    --------     -------       -------------------        -------------------   --------------------
  California:
    Coastal       79,026   Second-growth redwood,                1,927                   22
                           Douglas-fir
    Commander     43,313   Douglas-fir, white fir,                 686                   20
                           ponderosa pine
  Louisiana       82,009   Slash and loblolly pine               1,989                   50
  Oregon         232,621   Ponderosa pine, Douglas-fir,            836                   14
                           white fir
  Washington      10,822   Douglas-fir, western                    290                   31
                           hemlock, cedar
                 -------                                         -----                  ---

         Total   447,791                                         5,728                  137
                 =======                                         =====                  ===


*1 cunit equals 100 cubic feet of timber.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                             ---------------------

                               TABLE OF CONTENTS


                                           PAGE
                                           ----
SUMMARY.................................     1
  Strategic Timber Trust, Inc...........     1
  Summary Risk Factors..................     2
  Structure and Formation of Strategic
    Timber..............................     4
  Summary of Equity Ownership of
    Strategic Timber....................     5
  Benefits to Related Parties...........     5
  The Offering..........................     7
  Tax Status............................     7
  Summary Selected Pro Forma Financial
    and Operating Information...........     8
RISK FACTORS............................     9
  The volatility of timber prices may
    reduce our revenues.................     9
  Environmental and endangered species
    regulations restrict timber
    harvesting and may otherwise
    restrict our ability to conduct our
    business............................     9
  Tax laws do not require us to
    distribute any cash to you..........    12
  We do not have a significant operating
    history, and we incurred a combined
    net loss of $16.4 million in 1998...    12
  Our management has never operated a
    REIT or a public company............    12
  We may not be able to achieve our
    intended growth.....................    12
  Acquisitions of additional timberlands
    involve numerous risks..............    13
  Our recognition of revenues depends on
    when buyers harvest our timber......    13
  We may be required to refund some or
    all of the advance payments we
    receive from timber buyers..........    13
  Our financial results and cash flow
    will change from season to season...    13
  Losses of timber from fire and other
    causes are not insured..............    14
  We will be taxed as a regular
    corporation if we fail to qualify as
    a REIT..............................    14
  Tax laws and provisions of our
    organizational documents may delay
    or prevent a change in our ownership
    or management that may be in your
    best interests......................    14
  Our actual timber inventory may be
    less than our current estimates.....    15
  We may invest in timberlands in
    countries outside the United States,
    which may be substantially riskier
    than investments in domestic
    timberlands.........................    15



                                           PAGE
                                           ----
  You will incur immediate dilution of
    your common stock...................    15
  Our common stock has not had a prior
    trading market and we do not know if
    one will develop....................    16
  The market price of our common stock
    could fluctuate significantly.......    16
  Shares eligible for sale in the future
    may reduce the market price of our
    common stock........................    16
  Some members of our management and
    other continuing investors could
    have conflicts of interest..........    17
  We may change our investment,
    financing and other policies without
    your approval.......................    17
  We are subject to risks associated
    with our interest rate swap
    agreements..........................    17
  An investment in the common stock
    involves other tax issues...........    18
FORWARD-LOOKING STATEMENTS..............    18
STRUCTURE AND FORMATION OF STRATEGIC
  TIMBER................................    19
  Our Structure.........................    19
  Our Formation.........................    19
  Benefits to Related Parties...........    23
DISTRIBUTION POLICY.....................    24
USE OF PROCEEDS.........................    25
CAPITALIZATION..........................    26
DILUTION................................    27
SELECTED HISTORICAL FINANCIAL AND
  OPERATING INFORMATION.................    28
PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL INFORMATION.................    32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS............................    42
  Overview..............................    42
  Plan of Operation.....................    42
  Recent Developments...................    44
  Historical Results of Operations......    45
  Liquidity and Capital Resources.......    50
  Commitments and Contingencies.........    52
  Year 2000.............................    53
  Market Risk...........................    55
BUSINESS AND PROPERTIES.................    57
  Overview..............................    57
  Business Strategy.....................    59
  Our Competitive Strengths.............    62
  Timber Industry Overview..............    63
  Initial Timberland Properties.........    68
  Harvest Methods.......................    83

                                           PAGE
                                           ----
  Access and Limitations on Access......    83
  Federal and State Regulations.........    83
  Our Customers.........................    90
  Competition...........................    91
  Insurance Coverage....................    91
  Legal Proceedings.....................    91
  Employees.............................    91
POLICIES WITH RESPECT TO CERTAIN
  ACTIVITIES............................    93
  Investment Policies...................    93
  Financing Policies....................    93
  Working Capital Reserves..............    94
  Conflict of Interest Policies.........    94
  Reports to Shareholders...............    95
  Other Policies........................    95
MANAGEMENT..............................    97
  Directors and Executive Officers......    97
  Management Relationships..............   100
  Committees of the Board of
    Directors...........................   100
  Executive Compensation................   101
  Compensation of Directors.............   101
  1999 Incentive Plan...................   102
  Employment and Non-Competition
    Agreements..........................   103
  Compensation Committee Interlocks and
    Insider Participation...............   104
TRANSACTIONS WITH RELATED PARTIES.......   105
PRINCIPAL SHAREHOLDERS..................   106
DESCRIPTION OF CAPITAL STOCK............   107
  General...............................   107
  Common Stock..........................   107
  Transfer Agent and Registrar..........   107
  Preferred Stock.......................   107
  Restrictions on Ownership and Transfer
    of Shares...........................   108
  Nasdaq National Market Listing........   109
MATERIAL PROVISIONS OF GEORGIA LAW AND
  STRATEGIC TIMBER'S ARTICLES OF
  INCORPORATION AND BYLAWS THAT MAY HAVE
  AN ANTI-TAKEOVER EFFECT...............   110
  Ownership Limit.......................   110
  Business Combination Provisions of
    Georgia Law.........................   110
  The Board of Directors................   111
  Special Meetings of Shareholders;
    Consents............................   111
  Preferred Stock.......................   111
  Advance Notice of Director Nominations
    and New Business....................   112
  Supermajority Vote Requirements.......   112
  Amendment of Articles of Incorporation
    and Bylaws..........................   112



                                           PAGE
                                           ----
  Limitation of Liability and
    Indemnification.....................   112
  Insurance Policies....................   114
SHARES AVAILABLE FOR FUTURE SALE........   115
  General...............................   115
  Registration Rights...................   116
THE PARTNERSHIP AGREEMENT...............   117
  Powers of Strategic Timber Operating
    Co., as General Partner.............   117
  Power of Attorney.....................   117
  Transfer of the General Partner's and
    Strategic Timber's Interests........   117
  Amendments to the Partnership
    Agreement...........................   117
  Transfer of Partnership Units;
    Substitute Limited Partners.........   118
  Redemption of Partnership Units.......   118
  Issuance of Additional Limited
    Partnership Interests; Additional
    Capital Contributions...............   118
  Other Covenants.......................   119
  Exculpation and Indemnification of
    Strategic Timber and Strategic
    Timber Operating Co.................   119
  Cash Distributions....................   119
  Tax Matters...........................   120
  Term..................................   120
FEDERAL INCOME TAX CONSEQUENCES.........   121
  Legal Opinions........................   121
  Taxation of Strategic Timber..........   122
  Taxation of Taxable U.S.
    Shareholders........................   128
  Taxation of Tax-Exempt Shareholders of
    Strategic Timber....................   129
  Taxation of Non-U.S. Shareholders of
    Strategic Timber....................   130
  Tax Aspects of Strategic Timber's
    Ownership of Interests in Strategic
    Timber Partners.....................   133
  Other Taxes...........................   135
ERISA CONSIDERATIONS....................   137
  General...............................   137
  Status of Strategic Timber and
    Strategic Timber Partners under
    ERISA...............................   138
UNDERWRITING............................   140
EXPERTS.................................   142
LEGAL MATTERS...........................   142
WHERE YOU CAN FIND MORE INFORMATION.....   143
GLOSSARY OF SELECTED TIMBER INDUSTRY
  TERMS.................................   144
INDEX TO FINANCIAL STATEMENTS...........   F-1


     Until             , 1999, all dealers that buy, sell or trade the common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    SUMMARY

     This section summarizes information contained in other parts of this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully before deciding to invest in our common stock.

     Throughout this prospectus, when we say "we," "us" or "Strategic Timber," we generally mean Strategic Timber Trust, Inc., a Georgia corporation, and its subsidiaries. These subsidiaries include Strategic Timber Partners, LP, a Delaware limited partnership, and Pioneer Resources, LLC, an Oregon limited liability company. If the context requires, "Strategic Timber" may refer to Strategic Timber Trust, Inc. without its subsidiaries.

     We operate our business through Strategic Timber Partners, LP, which we refer to as our "operating partnership" or "Strategic Timber Partners" in this prospectus. We own all the stock of the sole general partner of Strategic Timber Partners, a Delaware corporation called Strategic Timber Operating Co.

     Unless we state otherwise, the information in this prospectus assumes that the transactions described under "Structure and Formation of Strategic Timber" are completed, the underwriters' over-allotment option is not exercised and the initial public offering price is $20 per share, the mid-point of the range of anticipated initial public offering prices. Unless we state otherwise, all share and per share information in this prospectus has been adjusted to reflect a 36.59-for-1 common stock split, which will occur before completion of this offering.

                          STRATEGIC TIMBER TRUST, INC.


     We acquire, own and manage timberlands and sell standing trees, commonly referred to as timber. We have been in business since April 1998. We currently own approximately 448,000 acres of timberlands in the states of California, Louisiana, Oregon and Washington. Our timberlands are located in active and competitive timber markets. They contain approximately 5.7 million cunits of a variety of species of merchantable timber, which is timber that is suitable for sale in local markets for commercial uses. Approximately 87% of our merchantable timber is of sufficient size and quality to be manufactured into lumber or plywood, which is more valuable than timber of the same species that can be converted only into pulp, paper products or other wood products.



     Our revenues come primarily from the sale of timber to purchasers who cut the timber and then transport the cut timber, or logs, to mills that produce lumber, plywood, paper or other wood products. Because we do not own any timber conversion facilities, such as lumber mills or paper mills, we do not have the cash operating expenses, working capital needs and capital expenditures associated with these facilities. Our primary operating expense will be depletion, which is a non-cash expense relating to the cost of timber harvested. Accordingly, we expect the cash we generate from our operations to exceed our earnings for accounting purposes. Some of the cash that we generate consists of advance payments from our timber buyers, which are recorded as current customer deposit liabilities. We reduce the deposit liabilities and record revenue as our buyers cut timber. In 1998, before beginning full scale operations, our businesses incurred a combined net loss of $16.4 million.


     We will elect to be taxed as a REIT for federal income tax purposes. Most of our net income will be treated as capital gains. The tax rules applicable to REITs do not require us to distribute any of our capital gains to you. We intend to use this flexibility, which is not available to REITs primarily earning ordinary income, to retain a substantial part of the cash we generate to acquire additional timberlands. We also expect to distribute a portion of our cash to you. These distributions will generally be treated as either a return of capital or as capital gains.

     Our principal objective is to maximize long-term shareholder value. We believe that we are well-positioned to achieve this objective because:

     WE BELIEVE TIMBER IS AN ATTRACTIVE INVESTMENT ASSET

          - Trees grow predictably, and generally become worth more per unit of volume as they grow because the logs they produce have higher value end uses.

          - Timber owners have flexibility to harvest more trees when local timber prices are high. When local timber prices are low, owners can harvest less and let the trees continue to grow.

          - Historically, timber prices in the United States have risen faster than inflation over the long term.

          - We expect worldwide demand for wood products to increase over the foreseeable future. By contrast, we expect that worldwide timber supplies will be constrained relative to this demand.

     OUR MANAGEMENT HAS SUBSTANTIAL EXPERIENCE IN ACQUIRING AND MANAGING TIMBERLANDS

          - Since 1985, members of our management have participated in a series of timberland investments in the United States, Latin America and New Zealand as principals, investment managers and investment advisors.

     WE BELIEVE THERE WILL BE INCREASING OPPORTUNITIES FOR US TO ACQUIRE ADDITIONAL TIMBERLANDS

          - We have observed a growing trend toward consolidation of timberland ownership. We believe this trend will continue because of (1) the desire of large forest products companies to recognize greater value from their timberland assets and (2) the difficulties faced by owners of smaller timberland tracts in efficiently managing their timberlands.

     WE BELIEVE WE CAN COMPETE EFFECTIVELY IN ACQUIRING TIMBERLANDS

          - The tax rules do not require us to distribute most of our earnings to our shareholders. This will permit us to retain a substantial part of the cash we generate from the sale of timber for acquisitions.

          - Our structure allows a timberland owner to contribute timberlands to us in exchange for interests in our operating partnership. This will permit these owners to defer the tax on their gains while diversifying and obtaining liquidity for their timberland assets.

          - Forest products companies that operate mills may view us as a preferred purchaser of their timberlands because we do not compete with their manufacturing operations, since we do not own timber conversion facilities.

     HOW TO CONTACT US

     Our principal executive offices are located at 5 North Pleasant Street, New London, New Hampshire 03257, and our telephone number is (603) 526-7800.

                              SUMMARY RISK FACTORS

     You should carefully consider, among other factors, the discussion under "Risk Factors" in this prospectus before deciding whether to invest in our common stock. We have summarized below some of these risk factors.

     - The volatility of timber prices may reduce our revenues.

     - Environmental and endangered species regulations restrict timber harvesting and may otherwise restrict our ability to conduct our business.

     - Tax laws do not require us to distribute any cash to you.

     - We do not have a significant operating history and we incurred a combined net loss of $16.4 million in 1998.

     - Our management has never operated a REIT or a public company.

     - We may not be able to achieve our intended growth.

     - Acquisitions of additional timberlands involve numerous risks.


     - Our recognition of revenues depends on when buyers harvest our timber.



     - We may be required to refund some or all of the advance payments we receive from timber buyers.


     - Our financial results and cash flow will change from season to season.

     - Losses of timber from fire and other causes are not insured.

     - We will be taxed as a regular corporation if we fail to qualify as a REIT.

     - Tax laws and provisions of our organizational documents may delay or prevent a change in our ownership or management that may be in your best interests. These provisions limit ownership of our common stock by one person to 9.8% of all outstanding shares.

     - Our actual timber inventory may be less than our current estimates.

     - We may invest in timberlands in countries outside the United States, which may be substantially riskier than investments in domestic timberlands.


     - By purchasing common stock in this offering, you will incur immediate dilution of $4.63 per share, based on an initial public offering price of $20 per share.


     - Our common stock has not had a prior trading market and we do not know if one will develop.

     - The market price of our common stock could fluctuate significantly.

     - Shares available for sale in the future may reduce the market price of our common stock.

     - Some members of our management and other continuing investors could have conflicts of interest.

     - We may change our investment, financing and other policies without your approval.


     - We are subject to risks associated with our interest rate swap agreements.


     - An investment in the common stock involves other tax issues.

                  STRUCTURE AND FORMATION OF STRATEGIC TIMBER


     We formed Strategic Timber and our operating partnership, Strategic Timber Partners, in April 1998 to acquire property in southwest Louisiana that now consists of approximately 82,000 acres of timberland. We financed the transaction through a combination of bank loans and the issuance of units in our operating partnership to the sellers. In October 1998, companies formed by our initial shareholders acquired Pioneer Resources, LLC, an entity that holds approximately 366,000 acres of timberland in the U.S. Pacific Northwest. The acquisition was financed through a combination of bank loans, the issuance of units to the sellers, and an additional equity contribution by a company affiliated with the sellers of the Louisiana property. At the completion of this offering, the companies that acquired Pioneer will be merged into our operating partnership. As a result, our operating partnership will control all of our timberlands.


     At the completion of this offering, we will have sold 16,600,000 shares of common stock to the public and received net proceeds of $306.4 million, based on an initial public offering price of $20 per share. We will use the net proceeds of this offering, together with borrowings under a new credit facility, primarily to (1) repay in full the amounts that we borrowed to acquire our timberlands and finance our ongoing operations, and (2) redeem $47.0 million of the existing units held by persons who sold timberland properties to us. See "Use of Proceeds."

     As a result of this offering and the transactions described above, our structure will be as follows:

Public Shareholders (96.1%)
Continuing Investors (3.9%)

        Strategic Timber Trust, Inc.

Common Stock                                       Continuing
(100% of Shares)                                   Investors

Strategic Timber            Limited Partner        Limited Partner
Operating Co.               Interest (76.7%)       Interest (22.3%)

General Partner
Interest (1.0%)

                         Strategic Timber Partners, LP
                       (holds all investment properties)

     The percentages listed above do not reflect the potential issuance of 1,115,000 shares issuable upon the exercise of options we will grant at or before the completion of this offering under our stock incentive plan. See "Principal Shareholders" and "Management -- 1999 Incentive Plan."

                SUMMARY OF EQUITY OWNERSHIP OF STRATEGIC TIMBER

     After we complete this offering and the formation transactions, the ownership of Strategic Timber will be as follows:

                                                                         COMMON STOCK
                                                       -------------------------------------------------
                                                        PERCENTAGE BEFORE
                                                       CONVERSION OF UNITS       PERCENTAGE ASSUMING
                                                           INTO COMMON         CONVERSION OF ALL UNITS
                                                              STOCK               INTO COMMON STOCK
                                                       -------------------    --------------------------
OWNERSHIP OF STRATEGIC TIMBER
Public Shareholders..................................          96.1%                     74.7%
Management...........................................           3.6                       7.2
Other Continuing Investors...........................           0.3                      18.1
                                                              -----                     -----
                                                              100.0%                    100.0%
                                                              =====                     =====

     The percentages listed above do not reflect the potential issuance of 1,115,000 shares issuable upon the exercise of options we will grant at or before the completion of this offering under our stock incentive plan. See "Principal Shareholders" and "Management -- 1999 Incentive Plan."

                          BENEFITS TO RELATED PARTIES

     Our executive officers and affiliates will benefit from this offering and the formation transactions as follows:

     - Our executive officers will hold shares of common stock and units valued at $32.1 million, based on an initial public offering price of $20 per share, as shown below.

                                                              SHARES AND
                                                                UNITS         VALUE
                                                              ----------   -----------
       C. Edward Broom......................................    408,329    $ 8,166,580
       Christopher J. Broom.................................    408,329      8,166,580
       Thomas P. Broom......................................    408,329      8,166,580
       T. Yates Exley.......................................    108,516      2,170,320
       Nicholas C. Brunet...................................     90,740      1,814,800
       Vladimir Harris......................................     90,740      1,814,800
       Joseph E. Rendini....................................     90,740      1,814,800
                                                              ---------    -----------
          Total.............................................  1,605,723    $32,114,460
                                                              =========    ===========


      The shares and units that we issued to these executives, other than T. Yates Exley, were in consideration of services. When issued, these shares and units had an aggregate value of $1,100, which reflected the value of Strategic Timber and Strategic Timber II prior to acquisition of their properties. Mr. Exley received his units in connection with our acquisition of Pioneer, as described below.


     - Our executive officers will also receive options to acquire a total of 875,000 shares of our common stock at the initial public offering price. These options will vest in equal amounts over the three years following completion of this offering.

     - We have employment agreements with Messrs. C. Edward Broom, Christopher
       J. Broom, Thomas P. Broom, Kenneth L. Chute, Nicholas C. Brunet, Vladimir Harris and Joseph E. Rendini.

     - Louisiana Timber Partners, LLC, the company that sold us the right to acquire the Louisiana property, will receive $12.9 million in cash in redemption of a portion of its units, and will own 1,762,974 units upon completion of this offering. Hanns A. Pielenz, who has agreed to serve on our Board of Directors, and Larry J. Woodard are the principal owners of Louisiana Timber. The units retained by Louisiana Timber will have a value of $35.3 million, based on an initial public offering price of $20 per share. Louisiana Timber acquired its units in exchange for contributing to our operating partnership a contract to acquire the Louisiana property.

     - Mach One Partners, LLC, a separate company owned equally by Messrs. Pielenz and Woodard, will receive $10.0 million in cash and 100,110 units at the completion of this offering in redemption of its interest in Strategic Timber Partners II, LP. Strategic Timber Partners II is one of the companies that will be merged into our operating partnership. Mach One acquired its interest in Strategic Timber Partners II in exchange for a cash contribution of $10.0 million that was used to finance our acquisition of Pioneer, and the cash and units it receives will have a value of $12.0 million, based on an initial public offering price of $20 per share. Mach One will receive these units in satisfaction of its right to receive an annual return of 40% on its original investment under the Strategic Timber Partners II limited partnership agreement.

     - In connection with our acquisition of Pioneer, we paid $35.0 million in cash and issued interests in Strategic Timber Partners II to the former members of Pioneer, including Gregory M. Demers. Mr. Demers, together with a company he owns and controls, beneficially owned 76.5% of Pioneer at the time of the acquisition. Upon completion of this offering and the merger of Strategic Timber Partners II into our operating partnership, Mr. Demers and his company will receive $18.4 million in cash in redemption of a portion of their interests in Strategic Timber Partners II and will beneficially own 1,660,333 units. These units will have a value of $33.2 million, based on an initial public offering price of $20 per share.

     - In connection with our acquisition of Pioneer, T. Yates Exley, one of the former members of Pioneer and one of our Vice Presidents, received an interest in Strategic Timber Partners II. Mr. Exley will receive $1.2 million in cash and, as indicated above, 108,516 units in redemption of this interest upon completion of this offering. These units will have a value of $2.2 million, based on an initial public offering price of $20 per share.

     You should review "Transactions with Related Parties" for additional information concerning benefits to executive officers, directors and other continuing investors.

                                  THE OFFERING

Common stock we are offering........     16,600,000 shares

Common stock to be outstanding after
this offering.......................     17,271,770 shares

Common stock and units to be
outstanding after this offering.....     22,237,975 shares and units

Use of Proceeds.....................     Primarily to repay indebtedness and to
                                         redeem the interests of some of the
                                         continuing investors.

Proposed Nasdaq symbol..............     We have applied to have the common
                                         stock included for quotation on the
                                         Nasdaq National Market under the symbol
                                         "STTR."

     Each unit is redeemable for cash or, at our option, for one share of our common stock. The number of shares of common stock listed above excludes 1,115,000 shares issuable upon the exercise of options we will grant at or before the completion of this offering under our stock incentive plan. See "The Partnership Agreement," "Structure and Formation of Strategic Timber" and "Management -- 1999 Incentive Plan."

                                   TAX STATUS

     We plan to elect to be taxed as a REIT for federal income tax purposes beginning with our 1998 tax year. Sutherland Asbill & Brennan LLP has acted as our counsel in connection with this offering and our election to be taxed as a REIT. Based on assumptions and factual representations we made to it, Sutherland Asbill & Brennan LLP is of the opinion that we will meet the requirements to qualify as a REIT for federal income tax purposes, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. We have received favorable tax rulings from the IRS that confirm the opinion of Sutherland Asbill & Brennan LLP that:

     - Timberlands and timber qualify as real property and therefore as real estate assets for purposes of the tax rules applicable to REITs; and

     - Gross income from the type of timber cutting agreements we will use to sell our timber is qualifying income for purposes of the tax rules applicable to REITs.

     As a REIT, we generally will not be subject to federal income taxes on the portion of our net income that we distribute to you. We may, however, be subject to certain federal income taxes and certain state and local taxes on our income and property. See "Risk Factors -- We will be taxed as a regular corporation if we fail to qualify as a REIT," " -- An investment in the common stock involves other tax issues" and "Federal Income Tax Consequences."

         SUMMARY SELECTED PRO FORMA FINANCIAL AND OPERATING INFORMATION

     In this section, we have provided you with a summary of the unaudited pro forma financial information. The pro forma balance sheet information presents our pro forma financial condition as if the formation transactions and this offering had occurred as of December 31, 1998. The pro forma operating results for the year ended December 31, 1998 present our pro forma operating results as if this offering and the formation transactions had occurred as of January 1, 1998, except as described below. The pro forma operating results include:


     - the historical results of Pioneer, our predecessor operation, as adjusted to eliminate the results of operations and related assets and liabilities we did not acquire;


     - the historical results from our Louisiana property only from April 27, 1998, the date we purchased these timberlands; and

     - the historical results from the Coastal forest portion of our Pacific Northwest timberlands only from July 5, 1998, the date Pioneer purchased these timberlands.

     The pro forma operating results do not include the historical results of the Louisiana property before we purchased these timberlands. We acquired these timberlands from an unrelated group of families that did not actively manage the property for commercial timber operations. The pro forma operating results also do not include the historical results of the Coastal forest portion of the Pacific Northwest timberlands before the purchase of these timberlands by Pioneer in July 1998. We believe that there is limited continuity between the operation of the Coastal forest before and after Pioneer acquired these timberlands. Because of the lack of continuity of operations before and after these purchases, we believe that inclusion of historical financial information for the Louisiana property and the Coastal forest in the pro forma operating results prior to the dates of acquisition would not be helpful to your understanding of our business or operations.

     This section is a summary. We have included more complete pro forma financial information, as well as historical financial information, in other parts of this prospectus. We urge you to read this summary together with "Structure and Formation of Strategic Timber," "Pro Forma Condensed Consolidated Financial Information," "Selected Historical Financial and Operating Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as with the historical financial statements and accompanying notes located elsewhere in this prospectus.

     The pro forma financial information does not necessarily indicate what our financial condition or results of operations actually would have been if all of our pro forma assumptions were correct. Furthermore, we do not believe that this information is indicative of our financial position and results of operations in the future.


                                                                    PRO FORMA
                                                                    YEAR ENDED
                                                                DECEMBER 31, 1998
                                                                -----------------
                                                                   (UNAUDITED)
                                                                   (DOLLARS IN
                                                                    THOUSANDS,
                                                                 EXCEPT PER SHARE
                                                                     AMOUNT)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................       $    37,567
Cost of products sold.......................................            11,056
Cost of timberland and property sales.......................             2,257
Depletion, depreciation and amortization....................            14,742
Selling, general and administrative expenses................             8,809
Operating income............................................                39
Interest expense............................................            18,483
Minority interest...........................................             1,430
Loss from continuing operations.............................           (16,969)
Basic and diluted loss from continuing operations per
  share.....................................................       $     (0.98)
Weighted average number of shares used in the calculation of basic and diluted loss from continuing operations per
  share.....................................................        17,271,770
BALANCE SHEET DATA (AT PERIOD END):
Timberlands.................................................       $   607,867
Total assets................................................           620,854
Long-term debt..............................................           270,469
Minority interest...........................................            62,603
Shareholders' equity........................................           282,578

                                  RISK FACTORS


     Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information presented in this prospectus, in deciding whether to invest in our common stock. Each of these factors could adversely affect the market price of our common stock and our financial results.


THE VOLATILITY OF TIMBER PRICES MAY REDUCE OUR REVENUES

     CHANGES IN SUPPLY AND DEMAND AFFECT TIMBER PRICES AND OUR REVENUES

     The volatile nature of timber prices can reduce our revenues. The market price for timber can change substantially, based on changes in supply and demand, especially for a particular species or in a particular geographic area. Decreases in demand, increases in supply, or both, may reduce prices for our timber, which in turn could reduce our revenues and negatively affect our financial results.

     The industries that use wood products drive the demand for timber. The vast majority of our timberlands are stocked with softwood sawtimber. The demand for most softwood sawtimber depends on the level of construction, repair and remodeling activity. Interest rates and other local, national and international economic conditions affect the level of construction, repair and remodeling activity. A slowdown in construction is likely to reduce demand for our timber, which would reduce our revenues. Wood substitutes and products made from lower quality wood increasingly compete with higher quality sawtimber, which may also reduce demand for our timber.

     The number of timber sellers and the volume of timber they have available for sale determine the supply of timber. Historically, increases in timber prices have caused owners of timberlands to cut more trees. This increase in supply may reduce the amount of price increases. Some government agencies, principally the United States Forest Service and the Bureau of Land Management, own large amounts of timberlands. If these agencies choose to sell more timber than they have been selling in recent years, timber prices could fall. The supply of timber available for harvest is also affected by, among other things, environmental and other legal restrictions on harvesting, self-imposed restrictions on harvesting attributable to timberland management decisions, and natural events that destroy trees or entire forests, such as insect infestation, severe weather and fire. See "Business and Properties -- Timber Industry Overview -- Timber Demand, Supply and Prices."

     WEAK EXPORT MARKETS MAY REDUCE DEMAND FOR OUR TIMBER


     Weak overseas markets for wood and wood products, including weak demand in Asia due to its continuing economic problems, and the resulting increase in domestic supply, have reduced and may continue to reduce the prices that we can obtain for our timber.


ENVIRONMENTAL AND ENDANGERED SPECIES REGULATIONS RESTRICT TIMBER HARVESTING AND MAY OTHERWISE RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS

     THE PRESENCE OF ENDANGERED OR THREATENED SPECIES RESTRICTS HARVESTING


     Federal, state and local laws and regulations intended to protect threatened and endangered species limit and may prevent timber harvesting, road building and other activities on our lands. We have identified approximately 27,000 acres of our timberlands that are subject to some level of harvest restriction, approximately 22,000 acres of which are affected by the presence of threatened and endangered species on or near those timberlands. These threatened and endangered species restrictions apply to activities that would kill, injure or harass a protected species or significantly degrade its habitat. The habitat of a protected species includes areas in which it lives, nests, shelters, breeds, forages or feeds or areas that are for some other reason necessary for the conservation of the protected species. The size of the area subject to restriction will vary depending on the protected species at issue, the time of year and other factors, but can range from less than one to hundreds of acres. A number of species that naturally live on or near our timberlands, including the peregrine falcon, bald eagle, northern spotted owl, red cockaded woodpecker, marbled murrelet, bull trout and coho salmon, are protected under the federal Endangered Species Act and similar state laws.


     OTHER REGULATIONS AND ENVIRONMENTAL RISKS MAY ADVERSELY AFFECT US


     Our operations and properties are also subject to laws and regulations governing silvicultural practices, which include forestry operations, the environment, and health and safety. Some of these laws and regulations could impose significant costs, penalties and liabilities on us for violations or existing conditions whether or not we caused or knew about them. Our lands are also subject to laws and regulations designed to protect wetlands, which may restrict future harvesting, road building and other activities to the extent that these activities change a wetland area so that it no longer constitutes a wetland. Compliance with, or damages or penalties for violating, current and future laws and regulations could result in significant expense.


     Our Louisiana property contains natural gas and oil wells and pipelines that have been and will continue to be operated by third parties. The operation of those wells and pipelines involves hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil or well fluids, fires, formations with abnormal pressures, pollution, pipeline ruptures and spills, releases of toxic gas and other environmental hazards and risks. The occurrence of any of these events could cause us to incur substantial losses and could negatively affect our financial results. In addition, we may be liable for any environmental damage caused by operators of natural gas and oil wells and pipelines on our Louisiana property.

     WE MAY ACQUIRE PROPERTIES SUBJECT TO ENVIRONMENTAL AND OTHER LIABILITIES

     We may acquire timberlands subject to environmental liabilities and certain other existing or potential liabilities. We may not be able to recover any of these liabilities from the sellers of these properties. In addition, we could be subject to claims or losses under environmental laws for conditions that are not revealed by investigations of those properties by environmental consultants.


     THE NUMBER OF ACRES WE BELIEVE ARE CURRENTLY SUBJECT TO REGULATORY RESTRICTIONS ON HARVESTING MAY BE UNDERESTIMATED



     As mentioned above, we have identified approximately 27,000 acres of our timberlands that are subject to some level of harvest restrictions. These restrictions apply as a result of federal, state and local laws and regulations governing threatened and endangered species, as well as waterways. These restrictions limit and may prevent harvests on these timberlands. Consistent with what we believe is standard practice in the timber industry, we have included the timber on these acres in our inventory but excluded that timber, to the extent restricted, from our timber sales plan. Our estimates of the number of restricted acres are based on information acquired from prior owners, public sources and limited surveys performed by ourselves and others. Before we authorize harvesting activities on any of our properties, we survey the harvest area for the presence of threatened and endangered species. As we gain additional information regarding the presence of threatened or endangered species on our timberlands or if regulatory agencies change the manner in which they apply related restrictions to our timberlands, the number of our restricted acres could increase.

     REGULATION IS LIKELY TO BECOME MORE RESTRICTIVE AND REDUCE THE AMOUNT OF OUR TIMBER THAT IS AVAILABLE FOR HARVESTING


     Laws, regulations and related judicial decisions and administrative interpretations affecting our business are subject to change and new laws and regulations that may affect our business are frequently introduced. These laws and regulations may relate to, among other things:



          - the protection of timberlands;


          - endangered species;


          - environmental protection;


          - air and water quality; and


          - timber harvesting practices.


     During the last ten years, the number of environmental, endangered species and forestry laws and regulations has increased markedly and the enforcement of such regulations has generally intensified. This has resulted in an increase in the number of acres subject to harvest restrictions. We believe that these laws and regulations will become more restrictive over time, possibly resulting in a significant increase in the number of our acres that may not be included in our timber sales plan. For example, the number of species of salmon and other fish designated as threatened or endangered has recently increased. As a result, we anticipate that regulations concerning streams on some of our Pacific Northwest properties may become more restrictive.


     In general, if the United States Congress or the state legislatures in states where we own timberlands change existing laws or regulations or enact new laws or regulations, these enactments could result in new or additional restrictions on harvesting on our properties. In addition, the timber industry in California and the Pacific Northwest is particularly vulnerable to potential state or local ballot initiatives and evolving federal and state case law that could adversely affect our timber harvesting practices. We cannot assess the effect of any future legislative, judicial or administrative events on our business or our revenues. See "Business and Properties -- Federal and State Regulations -- Endangered Species Laws."



     ENVIRONMENTAL GROUPS AND INTERESTED INDIVIDUALS MAY SEEK TO PREVENT HARVESTING ON OUR TIMBERLANDS



     We expect that environmental groups and interested individuals will intervene with increasing frequency in the harvest permit process in the states where we own timberlands. These challenges could materially delay or prevent harvesting on our properties.



     In addition, groups and individuals may file or threaten to file lawsuits that seek to prevent us from implementing our timber sales plans. For example, these parties may bring suit challenging approval by the California Department of Forestry or the similar agency in another state of a particular timber harvest plan claiming that the plan does not properly analyze or mitigate significant environmental effects of our proposed timber operations. Any lawsuit or even a threatened lawsuit could delay harvesting on our timberlands. A lawsuit that results in a judgment against us could restrict harvesting on our timberlands.



     Because we do not recognize revenue until buyers under our timber cutting contracts harvest our timber, any delay in or restriction on harvesting due to the intervention of environmental groups or interested individuals could have an adverse affect on our operating results.



     IF OUR REGULATORY FILINGS ARE DELAYED OR REJECTED, HARVESTING ON OUR TIMBERLANDS COULD BE RESTRICTED



     In connection with timber harvesting on our properties, we are required to make regulatory filings with the Department of Forestry and Fire Protection in California, the Department of Forestry in Oregon and the Department of Natural Resources in Washington. We may also have to make regulatory filings with similar agencies in other jurisdictions where we acquire property. Any of these agencies could delay review of or reject any one of our filings, including our timber harvest plans. Any delay in a filing could result in a delay in harvesting on our timberlands. In addition, the rejection of a filing could result in the restriction or prohibition of harvesting on our timberlands. Any delay in or restriction on harvesting could have an adverse affect on our operating results.

TAX LAWS DO NOT REQUIRE US TO DISTRIBUTE ANY CASH TO YOU

     We anticipate that our ongoing operations will produce net capital gains and net ordinary losses. Unlike most existing REITs, we do not anticipate that we will produce significant ordinary income. Accordingly, we do not anticipate that we will be required to distribute any material amounts of cash to satisfy the tax requirement that a REIT distribute 95% of its ordinary income. As a result, we have more discretion over the amounts of distributions we make than most other REITs. We intend to retain a substantial portion of the cash we generate to acquire additional timberlands.

WE DO NOT HAVE A SIGNIFICANT OPERATING HISTORY, AND WE INCURRED A COMBINED NET LOSS OF $16.4 MILLION IN 1998

     Strategic Timber and our operating partnership were formed in April 1998 and neither entity has any significant operating history. Some of our initial timberlands have relatively short or no operating history under our management and some of our initial timberlands have no operating history at all. For example, before our acquisition of the Louisiana property in April 1998, these timberlands had not been actively managed as a commercial timber property. In addition, before our acquisition of the Pacific Northwest properties in October 1998, these timberlands were managed as part of Pioneer's overall business, which included the operation of mills. Thus, the financial statements contained in this prospectus may not be helpful to your understanding of our business, operations or prospects.

     Our businesses incurred combined net losses of approximately $16.4 million for the period from April 21, 1998 through December 31, 1998 and we expect that we will continue to incur net losses in the near term. You should evaluate an investment in Strategic Timber in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development. We do not own or operate mills or other timber conversion facilities, so we need to find independent buyers for the timber we want to sell. Our ability to become and stay profitable depends on a number of factors beyond our control, including our ability to find buyers for as much timber as we want to sell.

OUR MANAGEMENT HAS NEVER OPERATED A REIT OR A PUBLIC COMPANY

     Although some of our executive officers and directors have substantial experience in the timber industry and managing timberlands held for investment, none of the members of our management has prior experience operating a public company or a REIT.

WE MAY NOT BE ABLE TO ACHIEVE OUR INTENDED GROWTH

     Our business plan depends on our acquiring additional timberland properties. Our ability to acquire any property will be subject to a number of factors beyond our control, such as competition from other purchasers for timber properties, our ability to obtain any financing we need to purchase the property and the overall availability of timber properties.

     We compete with traditional paper and forest products companies, other public and private timber investment firms, governmental entities and preservationist groups for U.S. timber properties. Many of our competitors have substantially greater financial resources than we do. Competition for these properties may increase prices and may make it difficult for us to acquire timberlands at prices that are acceptable to us. Similar competitive forces may make international timber properties more expensive. See "Business and Properties -- Competition."

     We intend to issue units in our operating partnership as payment for some of our acquisitions because this would allow the sellers to defer taxes on their gain from these sales. Any decrease in the market price of our common stock could make it more difficult or more expensive for us to do this.

ACQUISITIONS OF ADDITIONAL TIMBERLANDS INVOLVE NUMEROUS RISKS

     Any acquisition that we make will involve numerous risks, which could include some or all of the following:

     - incurrence of additional debt, repayment of which may adversely affect our cash flow and financial results;

     - issuance of more common stock or preferred stock or units in our operating partnership, which may dilute the value of our outstanding common stock;

     - assumption of liabilities that we are unaware of at the time of the acquisition, such as environmental liabilities;

     - uncertainties associated with operating in new markets; and

     - difficulties in combining operations of the acquired company or timberlands with our other operations.

     Our acquisition strategy includes exploring acquisition opportunities outside the United States, especially in undeveloped or underdeveloped markets. In addition to the risks mentioned above, international acquisitions will involve the risks described under "-- We may invest in timberlands in countries outside the United States, which may be substantially riskier than investments in domestic timberlands."


OUR RECOGNITION OF REVENUES DEPENDS ON WHEN BUYERS HARVEST OUR TIMBER



     We enter into cutting contracts with timber buyers that, within limits, let them choose when to harvest our timber. Contracts of two years or longer generally require the buyer to cut minimum amounts of timber each year. For accounting purposes, we recognize revenue at the time the buyer cuts and takes title to the timber. Therefore, the buyer's timing of its timber harvest affects our recognition of revenue.



WE MAY BE REQUIRED TO REFUND SOME OR ALL OF THE ADVANCE PAYMENTS WE RECEIVE FROM TIMBER BUYERS



     Many of our cutting contracts require the buyer to make advance payments at the inception of the cutting contract. The aggregate advance payments under our cutting contracts existing at March 31, 1999 represent approximately 16% of the total expected 1999 annual payments for harvests under these contracts, and are offset as the buyer harvests the timber. We do not escrow these advance payments and are free to use them in our business for any purpose.



     We may have to refund some or all of these advance payments in two circumstances. First, if a casualty, such as fire, storm or disease, destroys so much of the timber subject to the contract that the remaining balance of the advance payment cannot be offset by the value of actual harvests, we will refund this difference. Second, if the buyer breaches its contractual obligation to harvest the timber, we will offset our damages from the buyer's breach of the cutting contract against any remaining balance of advance payments and refund any difference to the buyer. Our damages are sometimes specified as liquidated damages in our contracts. In other cases, the refunds would be offset against our actual damages. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties."


OUR FINANCIAL RESULTS AND CASH FLOW WILL CHANGE FROM SEASON TO SEASON

     Rain in winter and our fire prevention measures in spring and summer limit timber harvesting on our Louisiana property. Similarly, harvesting in the Pacific Northwest is typically interrupted for periods during the winter and spring due to snow and melting snow and, occasionally, in the late summer due to our fire prevention measures. These seasonal limitations will reduce our revenues during those periods, and may restrict our ability to distribute cash to you. If we acquire additional properties in other locations, the seasonality of our operating results may change.

LOSSES OF TIMBER FROM FIRE AND OTHER CAUSES ARE NOT INSURED

     Fire, insect infestation, severe weather, disease, natural disasters and other causes beyond our control may reduce the volume and value of timber that can be harvested from our timberlands and hurt our financial results and cash flow. As is typical in the industry, we do not maintain insurance for any loss to our timber, including losses due to these causes.

WE WILL BE TAXED AS A REGULAR CORPORATION IF WE FAIL TO QUALIFY AS A REIT

     We will elect to be taxed as a REIT for federal income tax purposes beginning in 1998. Although we believe that we qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us to fail to qualify as a REIT or may cause us to elect not to be taxed as a REIT. The IRS could challenge our qualification as a REIT. Qualification as a REIT involves highly technical and complex Internal Revenue Code provisions and there are few authoritative interpretations of these provisions. The complexity of these provisions and of the applicable income tax regulations under the Internal Revenue Code is greater in the case of a REIT that holds its assets through a partnership as we do. In addition, future legislation, regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of REIT qualification. See "-- An investment in the common stock involves other tax issues" and "Federal Income Tax Consequences."

     If we fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for cash distributions to you in computing our taxable income and would owe federal and state income tax on our taxable income at regular corporate rates. The highest federal income tax rate for corporations currently is 35.0%. The highest state income tax rate for corporations in a state in which we currently own timberlands or maintain an office is approximately 8.8%. With some exceptions, we would also be disqualified from treatment as a REIT for the four taxable years after the year we first failed to qualify. As a result, we would have significantly less money available to purchase additional timberlands or distribute to you in each of the years in which we were disqualified as a REIT, and any net income we could distribute would be taxed as ordinary income to you.

TAX LAWS AND PROVISIONS OF OUR ORGANIZATIONAL DOCUMENTS MAY DELAY OR PREVENT A CHANGE IN OUR OWNERSHIP OR MANAGEMENT THAT MAY BE IN YOUR BEST INTERESTS

     Our Articles of Incorporation and Bylaws, the partnership agreement that governs our operating partnership and Georgia law place restrictions on the ownership and transfer of shares of common stock and units. These restrictions are intended in part to ensure we comply with federal tax requirements applicable to REITs, and in part to discourage a change in control of Strategic Timber without the consent of our Board of Directors. These provisions could delay or prevent a change in our ownership or removal of our existing management, even where such a change could be beneficial to or desired by you.

     Our Articles of Incorporation prohibit beneficial ownership by any person of more than 9.8% of our outstanding shares of common stock or preferred stock, if any, unless our Board of Directors waives the restriction. In addition, the election of our Board of Directors is staggered over a three-year period, which may have an anti-takeover effect because a potential acquiror cannot obtain immediate control of our Board of Directors. See "Material Provisions of Georgia Law and Strategic Timber's Articles of Incorporation and Bylaws That May Have an Anti-Takeover Effect."

     Our Articles of Incorporation authorize the Board of Directors to issue preferred stock with whatever rights and preferences it may choose, without your approval. These rights and preferences could include, for example, dividend rights, liquidation preferences, conversion rights or voting rights or other provisions that could reduce your voting power or other rights. We could use this preferred stock, under certain circumstances, as a method of discouraging, delaying or preventing a change in our ownership or management, even when the holders of a majority of our shares of common stock would approve or benefit from the change in control. Although we have no current intention to issue any shares of preferred stock, we may choose to do so in the future. See "Description of Capital Stock -- Preferred Stock."

OUR ACTUAL TIMBER INVENTORY MAY BE LESS THAN OUR CURRENT ESTIMATES

     Independent forestry consultants have estimated the total volume of our timber inventories based on sampling techniques that cannot identify with certainty the actual volume of timber on our lands. We believe these estimates are reasonably accurate and we use them to calculate the amount of harvestable timber from our timberlands. Our actual timber inventories may differ from these estimates. If the volume of timber we actually own is less than these estimates, the amount of harvestable timber would be less than we anticipate. This would hurt our financial results and cash flow. See "Business and Properties -- Initial Timberland Properties."

WE MAY INVEST IN TIMBERLANDS IN COUNTRIES OUTSIDE THE UNITED STATES, WHICH MAY BE SUBSTANTIALLY RISKIER THAN INVESTMENTS IN DOMESTIC TIMBERLANDS

     Our business strategy includes investing in timberlands located outside the United States when our management believes that these timberlands offer higher potential returns after taking into account the increased risks involved. This strategy may include acquiring timberlands in developed and developing countries in South America, Asia, Eastern Europe and other regions.

     The lack of infrastructure in undeveloped and underdeveloped markets increases the risks of acquiring and operating timberlands in those markets. This may include the absence of:

     - mills and other timber buyers near the timberlands;

     - roads or means of transportation needed to reach the timberlands for harvesting and to ship logs to local mills or export markets; or

     - labor to manage the timberlands and harvest timber.

Given the difficulties of evaluating properties outside the United States, the returns on foreign investments may be less than we expect. Future changes in the economic or political conditions in foreign countries in which we may acquire timberlands could affect our ability to retain and sell timber for harvest from those timberlands. Foreign governments may seek to take over or nationalize our timberlands, renegotiate or nullify existing contracts or other rights, or impose laws or regulations that might severely limit the harvesting of timberlands and the import and export of wood and wood products. Foreign governments may impose other policies that might negatively impact our operations, such as production restrictions, price controls, export controls, income and other taxes and environmental regulations. Other political risks, such as changes in governments, civil unrest, war, insurrection, acts of terrorism and diplomatic developments could also adversely affect us.

     We may be subject to other financial risks of overseas investment, including inflation, changing fiscal policies, general economic instability and changing currency exchange rates. From time to time, we may attempt to lessen the effect of changes in exchange rates through foreign currency hedging transactions, but we may not be able to do so.

     We also cannot predict whether U.S. customs, quotas, duties, taxes or other charges, or changes in U.S. foreign trade and investment laws and regulations, will affect the import and export of forest products in the future, or what effects such actions could have on our financial condition or operations.

YOU WILL INCUR IMMEDIATE DILUTION OF YOUR COMMON STOCK


     We are offering our common stock at a price greater than our net tangible book value. Net tangible book value equals the value of our tangible assets minus the amount of our liabilities. Based on an initial public offering price of $20 per share, our expected net tangible book value immediately following this offering is $15.37 per share. Thus, by purchasing common stock in this offering, you will incur immediate dilution of $4.63 per share. See "Dilution."

OUR COMMON STOCK HAS NOT HAD A PRIOR TRADING MARKET AND WE DO NOT KNOW IF ONE WILL DEVELOP

     Prior to this offering, our common stock has not been traded in any public market. We do not know if investor interest will lead to the development of an active trading market or how quickly you will be able to find a buyer for your shares if you want to sell them.

     Together with representatives of the underwriters, we will determine the initial public offering price for the common stock. This initial price may bear no relationship to the price at which the common stock will trade after completion of this offering. See "Underwriting" for a description of the factors we and the underwriters will consider in determining the initial public offering price.

     We have applied to have our common stock included for quotation on the Nasdaq National Market. If we are approved for quotation on the Nasdaq National Market, we would be subject to financial and market-related tests established by the Nasdaq National Market to maintain our listing.

THE MARKET PRICE OF OUR COMMON STOCK COULD FLUCTUATE SIGNIFICANTLY

     The market price of our common stock may fluctuate significantly due to a number of factors, such as:

        - changes in timber prices,

        - changes in environmental or tax laws,

        - the issuance or revisions of securities analysts' estimates regarding us or the timber industry or

        - announcements of changes in federal or state timber sales or timber management policies.

     The market price of our common stock could also be subject to significant fluctuations in response to market forces, many of which are out of our direct control. For instance, the price of our common stock may decrease if interest rates increase. This could occur because an increase in interest rates could cause some financial instruments, such as U.S. government bonds, to become relatively more attractive investments than our common stock. Additionally, the Nasdaq Stock Market and other stock markets have recently experienced significant and sometimes rapid changes in both price and volume levels.

     These and other factors have, from time to time, depressed the market prices of stock in both forest products companies and REITs. Often, these changes occur without regard to these companies' operating performances. These forces could similarly affect the price of our common stock.

SHARES ELIGIBLE FOR SALE IN THE FUTURE MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK

     Our Articles of Incorporation authorize the issuance of a total of 200,000,000 shares of common stock without additional shareholder approval. See "Description of Capital Stock." We will offer to the public 16,600,000 shares in this offering. We have reserved a total of 2,224,000 shares of our common stock for issuance under our stock incentive plan. We intend to register all of the shares issuable under this plan for sale in the public market.

     One year from the date of the completion of this offering, the continuing investors may exchange their units for cash, or, at our option, for shares of our common stock on a one-for-one basis. See "The Partnership
Agreement -- Redemption of Partnership Units." As of that date, we have also agreed to register up to 4,966,205 shares of common stock issuable on redemption of units owned by our continuing investors. See "Shares Available for Future Sale."

     We intend to acquire additional timberlands in the future. We anticipate funding these acquisitions through the sale of common stock, the issuance of additional units, the issuance of debt or with cash we have retained, or a combination of these methods. Efforts to raise additional capital through the sale of common stock or additional units may cause the market price of our common stock to decrease.

     If we issue any additional shares of common stock, whether pursuant to existing stock options or otherwise, the value of your common stock and your relative voting power may decrease. Our Articles of

Incorporation do not grant you preemptive rights, which would allow you to purchase a pro rata portion of any future common stock or securities convertible into common stock that we issue. The market price of our common stock may decrease if the market perceives that we may issue additional shares of common stock, even if we do not choose to do so.

SOME MEMBERS OF OUR MANAGEMENT AND OTHER CONTINUING INVESTORS COULD HAVE CONFLICTS OF INTEREST

     Conflicts of interest create a risk that people will put other interests ahead of our interests when making decisions that affect us.

     Our President, Chief Executive Officer and Chairman of our Board of Directors, C. Edward Broom, is on the Board of Directors of several privately held timber investment funds. All but one of these funds have been fully invested and no additional timberland investments can be made. The one fund that has not been fully invested could compete with us in acquiring timberlands if we decide to acquire timberlands outside the United States. Under the terms of his employment agreement with us, Mr. Broom has agreed that if we wish to bid on a property and a fund with which he is affiliated is either the seller of the property or also wishes to bid on the property, he will not participate in the transaction on behalf of the fund. We have agreed that Mr. Broom may spend up to 5% of his time working for these timber funds, which will reduce the amount of time he devotes to our business.

     Our continuing investors could compete with us in our efforts to sell timber from our timberlands, as well as in our efforts to acquire additional timberlands. Some of the continuing investors are engaged in the timber business. In particular, a company controlled by Mr. Demers currently purchases timber from our Oregon timberlands for use in its sawmills.

WE MAY CHANGE OUR INVESTMENT, FINANCING AND OTHER POLICIES WITHOUT YOUR APPROVAL

     Our Board of Directors determines our investment, financing and other significant operating policies. Although the Board of Directors has no present intention to amend or revise these policies, the Board of Directors may do so at any time without your approval. See "Policies with Respect to Certain Activities."


WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR INTEREST RATE SWAP AGREEMENTS



     Because our indebtedness bears interest at variable rates, we bear the risk of increases in interest rates with respect to our indebtedness. To reduce the risks of rising interest rates, our new credit agreement requires us to enter into interest rate swap agreements that effectively fix the interest rate on some of our indebtedness. In the event we desire or need to terminate our swap agreements before the end of the contractual period, we may be required to make cash payments to the counterparty. This would occur if interest rates at the time of the termination were lower than the fixed rate we must pay under our obligation. If we terminated our existing swap agreements on March 31, 1999, we would have been required to make a cash payment of approximately $4.5 million.



     We are also exposed to the risk that our hedging activities may not fully or adequately protect us against rising interest rates. For example, we will enter into swap agreements with a total notional amount that is less than our total borrowings. This means that the interest payments we recover from the counterparties to our swap agreements may be less than the additional interest we must pay our lenders if interest rates increase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Market Risk."



     We are also exposed to risks of nonperformance of the interest rate swap agreements by the counterparties. Should these counterparties be unable to perform their obligations and upon an increase in interest rates, we would be required to pay additional interest to our lenders and we would not receive any offsetting payments under the swap agreements.

AN INVESTMENT IN THE COMMON STOCK INVOLVES OTHER TAX ISSUES

     FEDERAL TAX LAW CHANGES MAY BE UNFAVORABLE

     We are one of the first REITs to focus on timberland ownership and sales of timber, and our business plan would not have been feasible before certain changes to the Internal Revenue Code were enacted in 1997. Because the complex REIT rules were not generally designed to accommodate investments in timber properties, there is no established law governing the interplay of the tax rules generally applicable to REITs and those applicable to timber operations. Over time, the IRS, the Treasury Department or various courts may adopt new interpretations governing this interplay, and these interpretations may be unfavorable to us. See "Federal Income Tax Consequences."

     STATE TAX LAWS MAY NOT CONFORM TO FEDERAL TAX LAW

     Though we expect to qualify as a REIT for federal income tax purposes, our qualification as a REIT under the laws of each individual state will depend, among other things, on that state's conformity with federal tax law.

     If you live in a state that does not conform to the federal tax treatment of REITs, even if we do not do business in that state, cash distributions to you will likely be characterized as ordinary income rather than capital gains for purposes of computing your state taxes. You should consult with your tax advisor concerning the state tax consequences of an investment in our common stock.

     CAPITAL GAINS DISTRIBUTIONS TO NON-U.S. SHAREHOLDERS ARE GENERALLY SUBJECT TO WITHHOLDING

     We anticipate that substantially all of the amounts of cash we pay out to you will generally be treated as either capital gains or a return of capital. Under the provisions of the Foreign Investment in Real Property Tax Act, which apply to non-U.S. shareholders, capital gain distributions are generally subject to withholding at a rate of 35%.

                           FORWARD-LOOKING STATEMENTS

     Some statements in this prospectus represent our expectations for Strategic Timber and our common stock. These forward-looking statements are made only as of the date of this prospectus. You can generally identify these forward-looking statements by the use of the words "may," "will," "expects," "intends," "estimates," "anticipates" or "believes" or similar language.

     We believe the expectations expressed in all forward-looking statements are reasonable and accurate based on information we currently have. However, our expectations may not prove to be correct. Important factors that could cause actual results to differ from our expectations are disclosed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties" and in other parts of this prospectus.

                  STRUCTURE AND FORMATION OF STRATEGIC TIMBER

OUR STRUCTURE

     At the completion of this offering, we will conduct our business through an operating partnership called Strategic Timber Partners, LP, a Delaware limited partnership, and through its wholly owned subsidiary, Pioneer Resources, LLC, an Oregon limited liability company. After we refinance our existing bank credit facility, we will contribute the net proceeds of this offering to Strategic Timber Partners in exchange for a number of its partnership units equal to the number of shares of common stock sold in this offering. Upon the sale of any additional shares of common stock, we will contribute the net proceeds of the sale to Strategic Timber Partners in exchange for a number of partnership units equal to the number of shares sold. For a description of the partnership units, see "The Partnership Agreement." Strategic Timber Operating Co., a Delaware corporation and wholly owned subsidiary of Strategic Timber, is the sole general partner of Strategic Timber Partners.

OUR FORMATION

     On April 21, 1998, we organized Strategic Timber, Strategic Timber Partners and Strategic Timber Operating Co. to acquire our Louisiana property, which now consists of approximately 82,000 acres of timberland in southwest Louisiana.

     Louisiana Timber Partners, LLC, a Georgia limited liability company, contributed to Strategic Timber Partners a contract to acquire the Louisiana property in exchange for a 19.6% limited partnership interest in Strategic Timber Partners. We valued this contract at $50.0 million, which we believed to be the difference between the value of the property and the purchase price under the contract that Louisiana Timber held. Strategic Timber retained a 79.4% limited partnership interest in the partnership and Strategic Timber Operating Co. retained the remaining one percent general partner interest in the partnership. The partnership then purchased the Louisiana property on April 27, 1998 for $205.0 million in cash. The partnership funded the purchase price of the Louisiana property and related transaction costs by borrowing $125.8 million under a $215.0 million bank revolving credit facility, and with a cash contribution of $85.0 million by Strategic Timber. Strategic Timber borrowed these funds under a bank bridge loan.

     After we acquired the Louisiana property, our structure was:

-----------------------------------------------
         Strategic Timber Trust, Inc.
-----------------------------------------------



     100%                      79.4% limited
                                  partner
                                  interest


------------------------                                                 ------------------------------------------
  Strategic Timber
    Operating Co.                                                               Louisiana Timber Partners, LLC
------------------------                                                 -------------------------------------------

  1.0% general                                                                 19.6% limited
    partner                                                                        partner
    interest                                                                       interest


   ---------------------------------------------------------------------------------------
                           Strategic Timber Partners, LP
   ---------------------------------------------------------------------------------------

                             Louisiana property


     Our initial shareholders formed Strategic Timber Trust II, LLC, a Georgia limited liability company, Strategic Timber Two Operating Co., LLC, a Georgia limited liability company, and Strategic Timber Partners II, LP, a Georgia limited partnership, in September 1998. Our initial shareholders formed these entities to acquire Pioneer, which holds approximately 366,000 acres of timberland in the Pacific Northwest.

     Strategic Timber Partners II acquired all of the membership interests in Pioneer from its members on October 9, 1998, in exchange for $35.0 million in cash and a 59.1% interest in Strategic Timber Partners II, which we valued at $65.0 million. Strategic Timber Partners II funded the cash portion of the purchase price for Pioneer and related transaction costs with a cash contribution of $35.0 million by Strategic Timber Two Operating Co. in exchange for a 31.8% interest in Strategic Timber Partners II, and a cash contribution of $10.0 million by Mach One Partners, LLC, an affiliate of Louisiana Timber, in exchange for a 9.1% interest in Strategic Timber Partners II. To fund Strategic Timber Two Operating Co.'s contribution, Strategic Timber II borrowed $35.0 million under a bank bridge loan. In connection with the acquisition, Pioneer refinanced its existing bank debt, leaving approximately $255.0 million outstanding under its credit facility.

     After Strategic Timber Partners II acquired Pioneer, our structure included the following additional entities:

----------------------------------------
     Strategic Timber Trust II, LLC
----------------------------------------



                100%

       -------------------------                  -------------------------           --------------------------
           Strategic Timber                             Former Pioneer                         Mach One
           Two Operating Co.                               Members                           Partners, LLC
       -------------------------                  -------------------------           --------------------------


       1.0% general     30.8% limited                    59.1% limited                         9.1% limited
          partner          partner                           partner                              partner
          interest         interest                          interest                             interest




             ------------------------------------------------------------------------------------------------------
                                          Strategic Timber Partners II, LP
             ------------------------------------------------------------------------------------------------------



                                   100%

                    ----------------------------------
                         Pioneer Resources, LLC
                    ----------------------------------

                       Pacific Northwest properties


     Upon completion of this offering, Strategic Timber II, Strategic Timber Two Operating Co. and Strategic Timber Partners II will be merged into Strategic Timber Partners, leaving Pioneer as a wholly owned subsidiary of Strategic Timber Partners. In connection with this merger, the owners of the merging entities will receive cash and units in Strategic Timber Partners.

     As of the completion of the offering and the merger of the entities described above into Strategic Timber Partners, and assuming we sell 16,600,000 shares of common stock in the offering at a price of $20 per share, our structure will be as follows:


Public Shareholders (96.1%)
Continuing Investors (3.9%)

----------------------------------
  Strategic Timber Trust, Inc.
----------------------------------

-----------------  ----------------   -------------------      --------------      --------------        -----------------
Strategic Timber    76.7% Limited           Former                Louisiana                                   Former
  Operating Co.    partner interest   Strategic Timber II           Timber            Mach One                Pioneer
                                            Members             Partners, LLC       Partners, LLC             Members
-----------------  ----------------   -------------------      --------------       --------------       -----------------


1.0% general partner                      4.2% limited          7.9% limited         0.4% limited           9.8% limited
     interest                           partner interest      partner interest      partner interest       partner interest


-----------------------------------------------------------------------------------------------------------------------------
                                                          Strategic Timber Partners, LP
-----------------------------------------------------------------------------------------------------------------------------

       100%                                                                                   Louisiana property

---------------------------
   Pioneer Resources, LLC
---------------------------


Pacific Northwest properties


     The table below summarizes the amounts contributed in connection with the formation transactions, and the amount and value of cash, common stock and partnership units the parties to the formation transactions will receive as of the completion of the offering. Amounts under "Aggregate Value To Be Received at Completion of Offering" are based on an initial public offering price of $20 per share.


                                                                                       SHARES/UNITS          AGGREGATE
                                              ESTIMATED OR                            AND CASH TO BE        VALUE TO BE
                                                 AGREED          RECEIVED FOR          RECEIVED AT          RECEIVED AT
                             ORIGINAL           VALUE AT           ORIGINAL             COMPLETION           COMPLETION
NAME                       CONTRIBUTION       CONTRIBUTION       CONTRIBUTION          OF OFFERING          OF OFFERING
----                       ------------       ------------       ------------         --------------       --------------
Louisiana Timber       Purchase contract to  $ 50,000,000    5,000 units of        1,762,974 units of      $48,204,480
  Partners             acquire the                           Strategic Timber      Strategic Timber
                       Louisiana property                    Partners              Partners
                                                                                   and
                                                                                   $12,945,000 cash
Mach One Partners      $10,000,000           $ 10,000,000    909 units of          100,110 units of        $12,002,200
                                                             Strategic Timber      Strategic Timber
                                                             Partners II           Partners
                                                                                   and
                                                                                   $10,000,000 cash
Former Pioneer         100% of the           $100,000,000    5,909 units of        2,170,086 units of      $67,456,720
  Members              membership interests                  Strategic Timber      Strategic Timber        (not including
  (collectively)       in Pioneer                            Partners II           Partners                cash received
                                                             and                   and                     for original
                                                             $35,000,000 cash      $24,055,000 cash        contribution)
Strategic Timber       Services              Nominal value   671,770 shares of     671,770 shares of       $32,096,100
  Management and                             at time of      Strategic Timber      Strategic Timber
  Other Original                             organization    and                   and
  Investors                                                  2,810 units of        933,035 units of
  (collectively)                                             Strategic Timber II   Strategic Timber
                                                                                   Partners


     At or immediately before the closing of this offering:

     - We will sell 16,600,000 shares of common stock in the offering.

     - Strategic Timber Partners will enter into a new $375.0 million credit facility.


     - We will use the net proceeds of this offering and will borrow approximately $266.8 million under our new credit facility to repay in full our outstanding bank debt and to redeem a portion of the partnership units held by Louisiana Timber and a portion of the Strategic Timber Partners II partnership units held by the former Pioneer members and Mach One. See "Use of Proceeds."


     - Strategic Timber Partners will issue 3,203,231 partnership units to the owners of Strategic Timber II, the former Pioneer members and Mach One.


As a result of the formation transactions described above, Strategic Timber will beneficially own 17,271,770 partnership units, which will represent an approximate 77.7% interest in Strategic Timber Partners.


     The terms of the formation transactions were determined after arm's-length negotiations between representatives of Strategic Timber, Louisiana Timber, Pioneer, the former Pioneer members and Mach One.

BENEFITS TO RELATED PARTIES

     Our executive officers and affiliates will benefit from this offering and the formation transactions as follows:

     - Our executive officers will hold shares of common stock and units valued at $32.1 million, based on an initial public offering price of $20 per share, as shown below.

                                                                    SHARES AND
                                                                      UNITS         VALUE
                                                                    ----------   -----------
      C. Edward Broom.............................................    408,329    $ 8,166,580
      Christopher J. Broom........................................    408,329      8,166,580
      Thomas P. Broom.............................................    408,329      8,166,580
      T. Yates Exley..............................................    108,516      2,170,320
      Nicholas C. Brunet..........................................     90,740      1,814,800
      Vladimir Harris.............................................     90,740      1,814,800
      Joseph E. Rendini...........................................     90,740      1,814,800
                                                                    ---------    -----------
                Total.............................................  1,605,723    $32,114,460
                                                                    =========    ===========


     The shares and units that we issued to these executives, other than T. Yates Exley, were in consideration of services. When issued, these shares and units had an aggregate value of $1,100, which reflected the value of Strategic Timber and Strategic Timber II prior to acquisition of their properties. Mr. Exley received his units in connection with our acquisition of Pioneer, as described below.


     - Our executive officers will also receive options to acquire an aggregate of 875,000 shares of common stock at the initial public offering price. These options will vest in equal amounts over the three years following completion of this offering.

     - We have employment and non-competition agreements with Messrs. C. Edward Broom, Christopher J. Broom, Thomas P. Broom, Kenneth L. Chute, Nicholas
       C. Brunet, Vladimir Harris and Joseph E. Rendini.

     - Louisiana Timber will receive $12.9 million in cash in redemption of a portion of its partnership units, and will own 1,762,974 partnership units upon completion of this offering. Hanns A. Pielenz, who has agreed to serve on our Board of Directors, and Larry J. Woodard are the principal owners of Louisiana Timber. The partnership units retained by Louisiana Timber will have a value of $35.3 million, based on an initial public offering price of $20 per share. Louisiana Timber acquired its partnership units in exchange for contributing to Strategic Timber Partners a contract, valued by the parties at $50.0 million, to acquire the Louisiana property.

     - Mach One, which is owned equally by Messrs. Pielenz and Woodard, will receive $10.0 million in cash and 100,110 partnership units at the completion of this offering in redemption of its interest in Strategic Timber Partners II. Mach One acquired its interest in Strategic Timber Partners II in exchange for a cash contribution of $10.0 million that was used to finance our acquisition of Pioneer, and the cash and units it receives will have a value of $12.0 million, based on an initial public offering price of $20 per share. Mach One will receive these units in satisfaction of its right to receive an annual return of 40% on its original investment under the Strategic Timber Partners II limited partnership agreement.

     - In connection with the Pioneer acquisition, Strategic Timber Partners II paid $35.0 million in cash and issued partnership interests valued by the parties at $65.0 million to the former Pioneer members, including Gregory
       M. Demers. Mr. Demers, together with a company he owns and controls, beneficially owned 76.5% of Pioneer at the time of the acquisition. Upon completion of this offering and the merger of Strategic Timber Partners II into Strategic Timber Partners, Mr. Demers and his company will receive $18.4 million in cash in redemption of a portion of their partnership interests in Strategic Timber Partners II, and will beneficially own 1,660,333 partnership units. These partnership units will have a value of $33.2 million, based on an initial public offering price of $20 per share.

     - In connection with the Pioneer acquisition, T. Yates Exley, one of the former Pioneer members and a Vice President of Strategic Timber, received a partnership interest in Strategic Timber Partners II. Mr. Exley will receive $1.2 million in cash and, as indicated above, 108,516 partnership units in redemption of his partnership interest in Strategic Timber Partners II upon the completion of this offering. The partnership units will have a value of $2.2 million, based on an initial public offering price of $20 per share.

     Additional information concerning benefits to executive officers, directors and other continuing investors is set forth under "Management" and "Transactions with Related Parties."

                              DISTRIBUTION POLICY


     We have not previously made any cash distributions on our common stock. On April 12, 1999, our Board of Directors declared a cash distribution on our common stock. This distribution will be based on a quarterly distribution of $0.175 per share, but will be prorated for the partial quarter between the closing of the offering and June 30, 1999. This distribution will be payable only if we complete the formation transactions and the offering no later than June 30, 1999. The cash distribution is permitted under Georgia law and our new credit facility.



     The distribution will be payable on July 15, 1999 to shareholders of record as of June 30, 1999. If we complete the offering after June 20, 1999, the record date for the distribution will be the 15th day following the date of completion and the distribution will be paid 15 days after the record date. If we complete the offering on or about May 15, 1999, which is the approximate midpoint of the second quarter, the aggregate distribution payable would be approximately $1,528,000, or approximately $1,748,000 if the underwriters exercise in full their over-allotment option. Because the dividend was declared in April 1999, no amount was accrued at December 31, 1998.



     Our Board of Directors, in its sole discretion, will determine whether subsequent distributions will be made. Our new credit facility allows us to make distributions to shareholders so long as the distributions do not cause us to default under other provisions of the credit agreement. Our Board of Directors will base its determination on our financial results, available cash flow, possible acquisitions and capital requirements, as well as prevailing economic conditions. We intend to retain a substantial portion of the cash we generate from operations to acquire additional timberlands rather than distributing it to you. We do not expect the tax rule that generally requires a REIT to distribute to shareholders 95% of its ordinary income to affect us. We cannot provide any assurance that we will make cash distributions in the future or the amount of any distribution that we may make.

                                USE OF PROCEEDS

     We estimate that we will receive net cash proceeds from this offering of approximately $306.4 million after deducting estimated underwriting discounts and commissions and estimated offering expenses and based on an initial public offering price of $20 per share. If the underwriters exercise their over-allotment option in full, we estimate that we will receive net cash proceeds from this offering of approximately $352.7 million.


     We will use the net proceeds of this offering, together with approximately $266.8 million of borrowings under our new credit facility, as follows:



     - approximately $515.0 million to repay in full debt described in the table below and accrued interest on this debt;


     - approximately $47.0 million to redeem partnership units and other partnership interests held by our continuing investors;


     - approximately $7.9 million for termination fees on interest rate swaps and related debt; and



     - $3.3 million for financing costs on our new credit facility.


See "Structure and Formation of Strategic Timber."


     The table below summarizes the debt to be repaid upon completion of this offering, based on principal balances at March 31, 1999. The actual amounts repaid may differ to the extent of any changes in the principal balance of loans occurring subsequent to March 31, 1999.



                                     PRINCIPAL BALANCE AT
                                        MARCH 31, 1999      INTEREST RATE      MATURITY DATE
                                     --------------------   -------------    ------------------
Strategic Timber Partners credit
  facility.........................      $139,297,000            7.50%(1)        April 25, 2003
Strategic Timber bridge loan.......        85,000,000            9.00%(1)      October 27, 1999
Pioneer credit facility............       252,950,000            7.57%(1)    September 30, 2003
Strategic Timber II bridge loan....        35,000,000            9.06%(2)      October 27, 1999
                                         ------------           -----
          Total/Weighted Average...      $512,247,000            7.89%
                                         ============           =====


---------------


(1) These loans each bear interest at a floating rate based on LIBOR plus an applicable margin. The rates shown are interest rates at March 31, 1999.



(2) In addition to the stated interest, on April 1, 1999, an additional payment of $3.3 million became due on the Strategic Timber II bridge loan. We will pay this amount at the closing of this offering.



     Assuming an initial public offering price of $20 per share, after this offering, we will have approximately $266.8 million of debt outstanding under our new credit facility. For a description of the terms of our new credit facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     If the underwriters exercise in full their over-allotment option to purchase 2,490,000 additional shares of common stock, we expect to use the additional net proceeds of approximately $46.3 million to reduce amounts outstanding under our new credit facility.

     Amounts outstanding under our operating partnership's credit facility, the Strategic Timber bridge loan, the Pioneer credit facility and the Strategic Timber II bridge loan were each incurred within the past year to pay for our initial timberlands and to finance working capital requirements prior to commencing full-scale operations.

     Pending the uses described above, we will invest any unused portion of the net proceeds in interest-bearing accounts or short-term, interest-bearing securities, or both, which are consistent with our intention to qualify for taxation as a REIT.

                                 CAPITALIZATION

     The following table sets forth the combined historical capitalization of Strategic Timber and Strategic Timber II as of December 31, 1998. As described in "Structure and Formation of Strategic Timber," we currently conduct our operations through two separate entities, Strategic Timber and Strategic Timber
II. Because these entities will be merged before the completion of this offering, we believe it is meaningful to present the combined capitalization of these entities as of December 31, 1998. The following table also sets forth our pro forma capitalization as of December 31, 1998 assuming that we completed the formation transactions and this offering and that we used the estimated net proceeds of this offering and borrowings under our new credit facility as set forth under "Use of Proceeds." You should read the following table in conjunction with the financial statements and notes to the financial statements included elsewhere in this prospectus, "Selected Historical Financial and Operating Information," "Pro Forma Condensed Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                   DECEMBER 31, 1998
                                                              ----------------------------
                                                                  STRATEGIC TIMBER AND
                                                              STRATEGIC TIMBER II COMBINED
                                                              ----------------------------
                                                                  ACTUAL        PRO FORMA
                                                              --------------   -----------
                                                                     (IN THOUSANDS)
Debt:
  Bridge loans..............................................     $120,000       $     --
  Current portion of long-term debt.........................      136,287             --
  Long-term debt............................................      252,500        270,469
Minority interest...........................................      119,332         62,603
Shareholders' equity:
  Preferred Stock, $.01 par value(1)........................           --             --
  Common Stock, $.01 par value(2)...........................            1            173
  Additional paid-in capital................................           --        312,542
  Accumulated deficit.......................................      (16,367)       (30,137)
                                                                 --------       --------
          Total shareholders' equity (deficit)..............      (16,366)       282,578
                                                                 --------       --------
          Total Capitalization..............................     $611,753       $615,650
                                                                 ========       ========


---------------

(1) 50,000,000 shares of preferred stock will be authorized upon completion of this offering. No shares of preferred stock are currently, or at the completion of this offering will be, issued and outstanding.

(2) 200,000,000 shares of common stock will be authorized at the completion of this offering. 671,770 actual shares of common stock are currently issued and outstanding. 17,271,770 shares of common stock will be issued and outstanding at the completion of this offering, excluding (a) 4,966,205 shares of common stock that we may issue to redeem partnership units; (b) 2,490,000 shares of common stock that the underwriters have the option to purchase solely to cover over-allotments; and (c) 1,115,000 shares of common stock issuable upon exercise of options to be granted under our 1999 Incentive Plan upon completion of this offering. We will reserve a total of 2,224,000 shares of common stock for issuance under the 1999 Incentive Plan. See "The Partnership Agreement -- Redemption of Partnership Units," "Underwriting" and "Management -- 1999 Incentive Plan."

                                    DILUTION

     The assumed initial public offering price of $20 per share exceeds the net combined tangible book value per share of Strategic Timber and Strategic Timber
II. Therefore, if you purchase common stock in this offering, you will incur an immediate dilution in the net tangible book value of your shares. The following table illustrates the dilution to purchasers of shares of common stock sold in this offering.


  Assumed initial public offering price per share...........           $20.00
  Net combined tangible book value per share before this
     offering(1)............................................  $16.20
  Decrease in net combined tangible book value per share
     attributable to this offering..........................   (0.83)
                                                              ------
  Pro forma net tangible book value per share after this
     offering(2)............................................            15.37
                                                                       ------
  Dilution per share purchased in this offering.............           $ 4.63
                                                                       ======


---------------

(1) Determined by subtracting the total liabilities of Strategic Timber and Strategic Timber II from the total tangible assets of Strategic Timber and Strategic Timber II and dividing the difference by the sum of the total number of shares of common stock issued and outstanding immediately prior to this offering and the number of shares of common stock issuable upon the exchange of all partnership units issued or to be issued in connection with the formation transactions.


(2) Determined by subtracting our total liabilities from our total tangible assets and dividing the difference by the number of shares of common stock and partnership units that will be outstanding after this offering. This calculation is based on our pro forma condensed consolidated balance sheet.


     The following table summarizes the number of shares of common stock we will sell in this offering, the total price to be paid for these shares, the number of shares of common stock and partnership units previously issued or to be issued in the formation transactions, and the net tangible book value of the average contribution per share based on total contributions. All amounts are determined as if this offering and the formation transactions had been completed on December 31, 1998.

                                               SHARES SOLD BY          BOOK VALUE OF
                                            STRATEGIC TIMBER AND      CONTRIBUTIONS TO
                                          PARTNERSHIP UNITS ISSUED   STRATEGIC TIMBER/
                                            BY STRATEGIC TIMBER       STRATEGIC TIMBER    PURCHASE PRICE/
                                                  PARTNERS                PARTNERS         BOOK VALUE OF
                                          ------------------------   ------------------    CONTRIBUTION
                                             NUMBER       PERCENT     AMOUNT    PERCENT   PER SHARE/UNIT
                                          ------------   ---------   --------   -------   ---------------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE/UNIT DATA)
New investors in this offering..........   16,600,000       74.7%    $332,000     96.2%       $20.00
Common stock and partnership units
  outstanding or to be issued in the
  formation transactions................    5,637,975       25.3       13,181      3.8          2.34
                                           ----------      -----     --------    -----
          Total.........................   22,237,975      100.0%    $345,181    100.0%
                                           ==========      =====     ========    =====

            SELECTED HISTORICAL FINANCIAL AND OPERATING INFORMATION

     The following tables show the selected historical consolidated financial and operating information for Strategic Timber, Strategic Timber II and Pioneer. Pioneer is the predecessor to Strategic Timber II.

     Information for Strategic Timber and Strategic Timber II is presented as of and for the period ended December 31, 1998. The information is derived from the audited historical financial statements of Strategic Timber and Strategic Timber II, and should be read in conjunction with those financial statements, which are included elsewhere in this prospectus. The information shown for Strategic Timber reflects the results of operations for the period from April 21, 1998, the date of inception, to December 31, 1998. Information shown for Strategic Timber II reflects the results of operations for the period from October 9, 1998, the date on which Strategic Timber II acquired Pioneer, to December 31, 1998.

     Information is also presented for both Pioneer and its predecessor, Old Pioneer Resources, LLC, which we will refer to as Old Pioneer. Old Pioneer was formed in April 1994 for the purpose of acquiring certain timber-related assets. The assets of Old Pioneer were contributed to Pioneer upon the formation of Pioneer on January 3, 1996.

     The selected historical financial and operating information of Pioneer as of and for the years ended December 31, 1996 and December 31, 1997 and for the period from January 1, 1998 to October 8, 1998 is derived from the audited historical financial statements of Pioneer included elsewhere in this prospectus and should be read in conjunction with those financial statements. Information presented for Old Pioneer is derived from the audited historical financial statements of Old Pioneer as of and for the year ended December 31, 1995. Information presented for Old Pioneer as of and for the period from April 15, 1994, the date of inception, to December 31, 1994 is derived from unaudited financial statements that were prepared on the same basis as those that were audited.

     The selected historical information presented for Strategic Timber and Strategic Timber II is not comparable to the information presented for Pioneer because the historical financial statements of Pioneer include the results of conversion facilities and aircraft operations that were not acquired by Strategic Timber II. In addition, the historical results of operations of Strategic Timber include one-time start-up costs of approximately $140,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The results of operations of Old Pioneer and Pioneer among the periods presented are not comparable to one another because:

     - financial information of Old Pioneer was prepared using a different basis of accounting than that of Pioneer;

     - financial and operating information of Pioneer were affected by several acquisitions in 1996, 1997 and 1998, including the acquisition of the assets of Old Pioneer on January 3, 1996, each of which was accounted for under the purchase method of accounting; and

     - Old Pioneer conducted different operations than Pioneer.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the accompanying notes to financial statements included elsewhere in this prospectus.

     This financial and operating information is historical in nature. Information may not be representative of how we plan to manage our operations after this offering.

        STRATEGIC TIMBER TRUST, INC. AND STRATEGIC TIMBER TRUST II, LLC
                             (DOLLARS IN THOUSANDS)


                                                          STRATEGIC TIMBER          STRATEGIC TIMBER II
                                                          AS OF AND FOR THE          AS OF AND FOR THE
                                                        PERIOD FROM INCEPTION      PERIOD FROM INCEPTION
                                                         (APRIL 21, 1998) TO       (OCTOBER 9, 1998) TO
                                                          DECEMBER 31, 1998          DECEMBER 31, 1998
                                                        ---------------------      ---------------------
STATEMENT OF OPERATIONS DATA:
Revenues:.............................................        $     507                  $  9,018
Operating Expenses:
  Cost of timber sold.................................              403                     5,746
  Amortization of deferred financing costs............            1,743                       499
  General and administrative expenses.................            1,820                     1,738
                                                              ---------                  --------
  Operating income (loss).............................           (3,459)                    1,035
Other Income (Expense):
  Interest expense....................................          (13,781)                   (5,657)
  Interest income.....................................               33                        12
                                                              ---------                  --------
Loss before minority interest.........................          (17,207)                   (4,610)
Minority interest in loss of subsidiary partnership...            2,863                     2,587
                                                              ---------                  --------
Net loss..............................................        $ (14,344)                 $ (2,023)
                                                              =========                  ========
CASH FLOW AND OTHER DATA:
EBITDDA(a)............................................        $  (1,312)                 $  7,268
Depletion.............................................              403                     5,703
Depreciation and amortization.........................            1,744                       530
Cash provided by (used in) operating activities.......           (6,913)                    5,268
Cash used in investing activities.....................         (205,235)                 (295,218)
Cash provided by financing activities.................          212,458                   295,793
BALANCE SHEET DATA (AT PERIOD END):
Working capital (b)...................................        $(226,623)                 $(38,617)
Timberlands...........................................          251,597                   354,298
Total assets..........................................          260,878                   369,082
Total debt............................................          218,787                   290,000
Minority interest.....................................           46,919                    72,413
Shareholders'/members' deficit........................          (14,343)                   (2,023)
OPERATING DATA (UNAUDITED):
Timber harvested......................................           10,923tons                11,601(c)
Timber sold under timber deed.........................               --                    19,295(c)


---------------

(a) EBITDDA is defined as operating income (loss) plus depletion, depreciation and amortization. You should not construe EBITDDA to be an alternative to operating income, as an indicator of our operating performance, or as an alternative to cash flow from operating activities, as a measure of our liquidity. EBITDDA is not a financial measure determined in accordance with generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

     EBITDDA is calculated as follows:

                                                         STRATEGIC    STRATEGIC
                                                           TIMBER     TIMBER II
                                                         ----------   ----------
Operating income (loss)................................   $(3,459)      $1,035
Depletion..............................................       403        5,703
Depreciation and amortization..........................     1,744          530
                                                          -------       ------
                                                          $(1,312)      $7,268
                                                          =======       ======

(b) The negative working capital of Strategic Timber is caused primarily by the classification of all Strategic Timber debt as current. This classification is due to the inclusion of clauses in the debt agreements that allow the lenders to call the debt prior to its maturity in the event of a "material adverse change" in the business of Strategic Timber. The negative working capital of Strategic Timber II is attributable primarily to debt maturing in less than one year, accrued interest on debt and obligations under interest rate swap agreements.


(c)  In thousands of board feet.

                             PIONEER RESOURCES, LLC

                      (PREDECESSOR TO STRATEGIC TIMBER II)
                             (DOLLARS IN THOUSANDS)

                                                       OLD PIONEER                         PIONEER
                                               ---------------------------   ------------------------------------
                                                                                                         PERIOD
                                                                                                          FROM
                                                APRIL 15,                                              JANUARY 1,
                                                 1994 TO       YEAR ENDED    YEAR ENDED DECEMBER 31,    1998 TO
                                               DECEMBER 31,   DECEMBER 31,   -----------------------   OCTOBER 8,
                                                 1994(A)        1995(A)         1996         1997         1998
                                               ------------   ------------   ----------   ----------   ----------
                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Log sales..................................    $    42        $ 1,600       $ 25,901     $ 39,505    $  23,097
  Lumber and by-product sales................     15,115         31,409         36,004       52,623       45,213
  Timberland and property sales..............      6,503          1,865            613        6,774        5,901
                                                 -------        -------       --------     --------    ---------
          Total revenues.....................     21,660         34,874         62,518       98,902       74,211
Operating Expenses:
  Cost of products sold......................     11,331         22,953         25,897       39,602       45,498
  Cost of timberland and property sales......      2,672          1,330            486        4,292        2,536
  Depletion, depreciation and amortization...      2,907          2,982         15,366       25,259       12,966
  Selling, general and administrative
     expenses................................      1,205          2,354          3,144        7,444        7,137
  Write down of real estate investments......         --             --             --           --          583
                                                 -------        -------       --------     --------    ---------
          Operating income...................      3,545          5,255         17,625       22,305        5,491
Other Income (Expense):
  Interest expense...........................     (1,871)        (3,062)        (6,070)      (8,722)     (12,505)
  Interest income............................        236             46            248          224           56
  Other income (expense), net................        239            343             --          502         (780)
                                                 -------        -------       --------     --------    ---------
Income (loss) from continuing operations
  before income taxes and minority
  interests..................................      2,149          2,582         11,803       14,309       (7,738)
Income tax benefit (provision)...............         --             --           (978)         355          336
                                                 -------        -------       --------     --------    ---------
Income (loss) from continuing operations
  before minority interest...................      2,149          2,582         10,825       14,664       (7,402)
Minority interest in loss of subsidiary......         --             --            262           51           12
                                                 -------        -------       --------     --------    ---------
Income (loss) from continuing operations.....      2,149          2,582         11,087       14,715       (7,390)
Discontinued operation, net(b)...............         --             --            (48)        (945)        (897)
                                                 -------        -------       --------     --------    ---------
Income (loss) before extraordinary item......      2,149          2,582         11,039       13,770       (8,287)
Extraordinary item(c)........................         --             --           (780)          --       (2,106)
                                                 -------        -------       --------     --------    ---------
Net income (loss)............................    $ 2,149        $ 2,582       $ 10,259     $ 13,770    $ (10,393)
                                                 =======        =======       ========     ========    =========
CASH FLOW AND OTHER DATA:
EBITDDA(d)...................................    $ 9,363        $ 9,910       $ 33,477     $ 52,358    $  20,213
Cash provided by operating activities........         (e)        16,451         26,806       24,749        7,767
Cash used in investing activities............         (e)        (9,612)       (58,110)     (46,515)    (162,297)
Cash provided by (used in) financing
  activities.................................         (e)        (6,492)        35,733       18,699      153,168
BALANCE SHEET DATA (AT PERIOD END):
Working capital..............................    $(8,563)       $(9,219)      $  1,167     $ 20,127
Timber, timberlands and timber cutting
  rights.....................................     26,603         27,230         86,294       99,126
Total assets.................................     44,892         52,139        132,060      154,430
Total debt...................................     40,456         33,964         96,565      126,941
Members' equity..............................      2,150          5,922          9,740       19,937

                                                       OLD PIONEER                         PIONEER
                                               ---------------------------   ------------------------------------
                                                                                                         PERIOD
                                                                                                          FROM
                                                APRIL 15,                                              JANUARY 1,
                                                 1994 TO       YEAR ENDED    YEAR ENDED DECEMBER 31,    1998 TO
                                               DECEMBER 31,   DECEMBER 31,   -----------------------   OCTOBER 8,
                                                 1994(A)        1995(A)         1996         1997         1998
                                               ------------   ------------   ----------   ----------   ----------
                                               (UNAUDITED)
OPERATING DATA (UNAUDITED):
Fee timber harvested (million board feet)....         35             51            106          125           75
Non-fee timber purchased (million board
  feet)......................................         12             15             31           28           36
Lumber production (million board feet).......         22             47             71          106          112


---------------

(a) Financial and operating data for the period from April 15, 1994 to December 31, 1994 and for the year ended December 31, 1995 for Old Pioneer are not comparable to other periods presented in this table. See the financial statements of Pioneer and accompanying notes included elsewhere in this prospectus for additional information.

(b) Relates to the plywood operations of Lane Plywood, which were discontinued in 1997.

(c) In 1996 and 1998, borrowings of Pioneer were refinanced, resulting in the write-off of certain deferred financing costs as extraordinary, non-cash charges.


(d) EBITDDA is defined as operating income plus other income (expense), depletion, depreciation and amortization and cost of timberland and property sales. Cost of timberland and property sales represents the cost basis of timber and property sold. Similar costs are included in "Cost of timber sold" for both Strategic Timber and Strategic Timber II in the statements of operations and in "Depletion" in the statements of cash flows. You should not construe EBITDDA to be an alternative to operating income, as an indicator of Pioneer's operating performance, or as an alternative to cash flow from operating activities, as a measure of Pioneer's liquidity. EBITDDA is not a financial measure determined in accordance with generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.


     EBITDDA is calculated as follows:

                                                    OLD PIONEER                            PIONEER
                                            ---------------------------   -----------------------------------------
                                                                                                          PERIOD
                                                                                                           FROM
                                             APRIL 15,                                                  JANUARY 1,
                                              1994 TO       YEAR ENDED      YEAR ENDED DECEMBER 31,       1998 TO
                                            DECEMBER 31,   DECEMBER 31,   ---------------------------   OCTOBER 8,
                                                1994           1995           1996           1997          1998
                                            ------------   ------------   ------------   ------------   -----------
     Operating income.....................     $3,545         $5,255        $17,625        $22,305        $ 5,491
     Other income (expense)...............        239            343             --            502           (780)
     Depletion, depreciation and
       amortization.......................      2,907          2,982         15,366         25,259         12,966
     Cost of timberland and property
       sales..............................      2,672          1,330            486          4,292          2,536
                                               ------         ------        -------        -------        -------
                                               $9,363         $9,910        $33,477        $52,358        $20,213
                                               ======         ======        =======        =======        =======

(e) Information regarding these amounts for the period from April 15, 1994 to December 31, 1994 is not available.

                        PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

     The following tables show, for the periods and dates indicated, pro forma condensed consolidated financial information for Strategic Timber. The Pro Forma Condensed Consolidated Balance Sheet presents our unaudited pro forma financial condition as if the formation transactions and this offering had occurred as of December 31, 1998. The Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1998 presents our unaudited pro forma operating results as if this offering and the formation transactions, except for our acquisitions of the Louisiana property and the Coastal forest portion of the Pacific Northwest properties, had occurred as of January 1, 1998.


     The Pro Forma Condensed Consolidated Statement of Operations includes the historical results of Pioneer for the period from January 1, 1998 to October 8, 1998, as this entity represents our predecessor business. These historical results of Pioneer have been adjusted to eliminate results of operations and related assets and liabilities attributable to Pioneer's timber conversion facilities and aircraft operations that we did not acquire.


     The Pro Forma Condensed Consolidated Statement of Operations, however, does not include the historical results of the Louisiana property prior to our purchase of these timberlands on April 27, 1998. These timberlands were acquired from an unrelated family group that did not actively manage the property for commercial timber operations. The Pro Forma Condensed Consolidated Statement of Operations also does not include the historical results of the Coastal forest portion of the Pacific Northwest properties prior to the purchase of these timberlands by Pioneer in July 1998. We believe that there is limited continuity between the prior operation of the Coastal forest and Pioneer's actual and our intended forestry activities on these timberlands. Because of the lack of continuity of operations before and after these purchases, we believe that inclusion of historical financial information for the Louisiana property and the Coastal forest in the Pro Forma Condensed Consolidated Statement of Operations prior to the dates of acquisition would not be helpful to your understanding of our business or operations.

     The pro forma condensed consolidated financial information does not purport to represent what our financial position or results of operations actually would have been had the formation transactions occurred on the dates indicated. The pro forma condensed consolidated financial information also does not purport to project our financial position or results of operations at any future date or for any future period. This information should be read in conjunction with the following:

     - Audited consolidated financial statements of Strategic Timber as of and for the period from inception (April 21, 1998) to December 31, 1998,

     - Audited consolidated financial statements of Strategic Timber II as of and for the period from inception (October 9, 1998) to December 31, 1998,

     - Audited consolidated financial statements of Pioneer as of and for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 to October 8, 1998,

     - "Management's Discussion and Analysis of Financial Condition and Results of Operations" and

     - "Selected Historical Financial and Operating Information."

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                           INTERCOMPANY
                                               HISTORICAL   HISTORICAL   ELIMINATIONS AND
                                               STRATEGIC    STRATEGIC       PRO FORMA
                                                 TIMBER     TIMBER II     ADJUSTMENTS(A)       PRO FORMA
                                               ----------   ----------   ----------------      ---------
ASSETS:
Current assets
  Cash and cash equivalents..................   $    310     $  5,843       $      --          $  6,153
  Trade accounts receivable..................         57          109              --               166
  Prepaid expenses...........................      1,312          146          (1,312)(b)           146
  Due from affiliate.........................         --        1,476          (1,476)(c)            --
                                                --------     --------       ---------          --------
       Total current assets..................      1,679        7,574          (2,788)            6,465
Timberlands..................................    251,597      354,298           1,972(d)        607,867
Property and equipment, net..................         16          186              --               202
Land subject to repurchase...................      3,000           --              --             3,000
Deferred financing costs, net................      4,586        7,024         (11,610)(e)         3,320
                                                                                3,320(e)
                                                --------     --------       ---------          --------
          Total assets.......................   $260,878     $369,082       $  (9,106)         $620,854
                                                ========     ========       =========          ========
LIABILITIES:
Current liabilities
  Bridge loans...............................   $ 85,000     $ 35,000       $(120,000)(e)      $     --
  Current portion of long-term debt..........    133,787        2,500        (136,287)(e)            --
  Accounts payable and other accrued
     liabilities.............................      1,688          531          (1,312)(b)           907
  Accrued interest...........................      2,054        4,845          (6,899)(e)            --
  Due to affiliates..........................      2,236           --          (1,476)(c)           760
  Deferred revenue...........................      3,537           --              --             3,537
  Obligations under interest rate swaps......         --        3,316          (3,316)(e)            --
                                                --------     --------       ---------          --------
       Total current liabilities.............    228,302       46,192        (269,290)            5,204
Long-term debt...............................         --      252,500        (252,500)(e)       270,469
                                                                              270,469(e)
Minority interest............................     46,919       72,413         (45,028)(d)        62,603
                                                                               (3,473)(e)
                                                                               (1,907)(f)
                                                                               (6,321)(g)
SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock...............................          1           --             172(h)            173(h)
  Additional paid-in capital.................         --           --         306,221(i)        312,542
                                                                                6,321(g)
  Accumulated deficit........................    (14,344)      (2,023)        (15,677)(e)       (30,137)
                                                                                1,907(f)
                                                --------     --------       ---------          --------
          Total shareholders' equity
            (deficit)........................    (14,343)      (2,023)        298,944           282,578
                                                --------     --------       ---------          --------
          Total liabilities and shareholders'
            equity (deficit).................   $260,878     $369,082       $  (9,106)         $620,854
                                                ========     ========       =========          ========


    The accompanying notes to pro forma condensed consolidated balance sheet are an integral part of this balance sheet.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

(a) For purposes of this Pro Forma Condensed Consolidated Balance Sheet, the following proceeds from this offering, and uses of these proceeds, are assumed:


   Proceeds from offering:
     Shares to be issued.......................................   16,600,000
     Offering price per share..................................  $        20
                                                                 -----------
     Gross proceeds from this offering.........................                   $332,000
     Borrowings under new credit facility......................                    270,469(e)
                                                                                  --------
             Total proceeds....................................                   $602,469
                                                                                  ========
   Uses of proceeds:
     Repayment of existing debt and accrued interest thereon...  $   515,686(e)
     Debt financing costs on new credit facility...............        3,320(e)
     Early termination payments on Strategic Timber II bridge
        loan...................................................        3,300(e)
     Termination of interest rate swaps........................        7,556(e)
     Partial redemption of minority interests..................       47,000(d)
     Fees and expenses associated with this offering...........       25,607(i)
                                                                 -----------
             Total uses of proceeds............................                   $602,469
                                                                                  ========


(b) Represents the reversal of offering expenses incurred and accrued as of December 31, 1998. The recording of all expenses associated with this offering is shown in note (i).

(c)  Represents the elimination of intercompany receivables and payables.

(d) As of December 31, 1998, the following units are held by minority unitholders in Strategic Timber Partners and Strategic Timber Partners II, respectively:

                                                                 UNITS OWNED   % OF TOTAL UNITS
                                                                 -----------   ----------------
   Strategic Timber Partners
     Louisiana Timber..........................................     5,000            19.6%
   Strategic Timber Partners II
     Former Pioneer Members....................................     5,909            59.1%
     Mach One..................................................       909             9.1%

     In connection with this offering, these minority unitholders will receive $47,000 representing a partial redemption of their current holdings as shown below:

                                                                 UNITS TO BE   CASH TO BE
                                                                  REDEEMED      RECEIVED
                                                                 -----------   ----------
   Strategic Timber Partners
     Louisiana Timber..........................................     1,295       $12,945
   Strategic Timber Partners II
     Former Pioneer Members....................................     2,187        24,055
     Mach One..................................................       909        10,000
                                                                                -------
                                                                                $47,000
                                                                                =======

     This amount represents a $1,972 premium over the minority unitholders' account balances at December 31, 1998. The premium represents additional consideration related to Strategic Timber's

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

     purchase of the Louisiana property and Strategic Timber II's acquisition of Pioneer. Accordingly, we have reflected this premium as an increase in basis in our timberlands.

    The remainder of these unitholders' ownership interests will be converted into units of Strategic Timber Partners. After this conversion, these unitholders will have the following ownership interest in Strategic Timber
    Partners:

                                                                 UNITS OWNED   % OF TOTAL UNITS
                                                                 -----------   ----------------
   Louisiana Timber............................................   1,762,974           7.9%
   Former Pioneer Members......................................   2,170,086           9.8%
   Mach One....................................................     100,110(f)        0.4%
                                                                  ---------         ------
                                                                  4,033,170          18.1%
                                                                  =========         ======

(e) In conjunction with this offering, we plan to repay all of our outstanding debt and any accrued interest associated with this debt, as shown below:

     Strategic Timber and Strategic Timber II bridge loans.....  $120,000
     Strategic Timber credit facility and current portion of
        long term debt.........................................   136,287
     Pioneer credit facility...................................   252,500
     Accrued interest..........................................     6,899
                                                                 --------
                                                                 $515,686
                                                                 ========


    Concurrently, we plan to enter into a new credit facility that provides for a $200,000 term loan and a revolving line of credit of up to $175,000. We expect to immediately borrow $270,469 on this facility. Of the amount expected to be drawn under this facility, approximately $200,000 will relate to the term loan bearing interest at a variable rate expected to initially approximate 7.2% and which will be payable in quarterly installments through May 15, 2004. The remaining $70,469 will relate to a revolving line of credit bearing interest at a variable rate also expected to initially approximate 7.2% and maturing on May 15, 2004. Unused commitment fees on the new credit facility will approximate 0.5%. We expect to incur approximately $3,320 in debt issuance costs associated with the new credit facility.



    In connection with the early extinguishment of our existing debt instruments, we will write-off unamortized debt issuance costs on our existing debt totaling $11,610 at December 31, 1998. In addition, we will be obligated to make an additional payment of approximately $3,300 on the early retirement of the Strategic Timber II bridge loan. All other debt may be retired prior to maturity without penalty.


    We also anticipate that we will terminate all existing interest rate swaps at the date of this offering and enter into replacement swaps to mitigate interest rate exposures on variable rate borrowings under our new credit facility. We have estimated the cost to terminate these swaps to be $7,556, which represents the fair value of all outstanding swaps as of December 31, 1998.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

    As a result of the termination of our existing debt and interest rate swaps, we will record an extraordinary loss from the early extinguishment of debt. This loss is estimated to be approximately $19,150, of which $3,473 will be allocated to minority interests, as shown below:

   Write-off of unamortized debt issuance costs.........................    $11,610
   Early termination fees...............................................      3,300
   Termination of interest rate swaps, net of amount applied against
     obligations under interest rate swaps of $3,316....................      4,240
                                                                            -------
   Total extraordinary loss.............................................     19,150
   Multiply by: minority interest percentage...................     18.1%
                                                                 -------
   Portion allocated to minority interests.....................    3,473
                                                                 -------
   Extraordinary loss...................................................    $15,677
                                                                            =======

     The actual amount of this loss may differ from this estimate.

(f) Mach One is entitled to a dividend of $1,907. Mach One has elected to receive 100,110 units in Strategic Timber Partners in lieu of cash payment of this dividend.

(g) Represents adjustment required to report initial minority interest of a REIT, in accordance with Emerging Issues Task Force Issue 94-2, "Treatment of Minority Interests in Certain Real Estate Investment Trusts."

(h) Represents 17,271,770 shares of common stock outstanding after this offering with a par value of $0.01 per share.

(i)  Amount is calculated as follows:

   Proceeds from offering......................................  $332,000(a)
     Less: portion applicable to common stock..................      (172)(h)
     Less: Underwriters discounts and commissions..............   (21,082)
     Less: Other fees and expenses, including legal,
           accounting, financial advisory and listing fees and
           printing costs......................................    (4,525)
                                                                 --------
                                                                 $306,221
                                                                 ========

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


(j) The following represents the historical balance sheet of Pioneer immediately prior to its acquisition by Strategic Timber II. In addition, this statement shows the adjustments required to the historical balance sheet to show the cost basis of the net assets acquired by Strategic Timber II on October 9, 1998.



                                                                          ELIMINATION OF
                                                                            ASSETS NOT
                                                                           ACQUIRED AND     PRO FORMA NET
                                                                           LIABILITIES     ASSETS ACQUIRED
                                                       AS OF OCTOBER 8,        NOT          BY STRATEGIC
                                                             1998            ASSUMED          TIMBER II
                                                       ----------------   --------------   ---------------
ASSETS:
Current assets
  Cash and cash equivalents..........................      $     --          $     --         $     --
  Trade accounts receivable..........................         4,506            (4,506)              --
  Receivables, related party.........................           683              (683)              --
  Inventories........................................        11,815           (11,815)              --
  Prepaid expenses and deposits......................            55                --               55
  Real estate investments............................         3,100            (3,100)              --
  Current portion of notes receivable................         2,527            (2,527)              --
  Net current assets of discontinued operations......         1,394            (1,394)              --
                                                           --------          --------         --------
          Total current assets.......................        24,080           (24,025)              55
Timber, timberlands and timber cutting rights........       252,248           (22,181)         230,067
Real estate investments..............................         6,532            (6,532)              --
Property, plant and equipment, net...................        12,971           (12,812)             159
Other assets.........................................         2,645            (2,645)              --
                                                           --------          --------         --------
          Total assets...............................      $298,476          $(68,195)        $230,281
                                                           ========          ========         ========
LIABILITIES:
Current liabilities
  Accounts payable...................................      $  3,966          $ (3,966)        $     --
  Accrued liabilities................................         2,882            (2,882)              --
  Deferred income taxes..............................           385              (385)              --
                                                           --------          --------         --------
          Total current liabilities..................         7,233            (7,233)              --
Long-term debt.......................................       288,716          (288,716)              --
Deferred income taxes................................         1,689            (1,689)              --
Minority interest....................................           283              (283)              --
                                                           --------          --------         --------
          Net assets.................................      $    555          $229,726         $230,281
                                                           ========          ========         ========

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                  HISTORICAL
                               ------------------------------------------------
                                                                    PIONEER
                                 STRATEGIC        STRATEGIC       (PREDECESSOR
                                   TIMBER         TIMBER II       TO STRATEGIC
                               FOR THE PERIOD   FOR THE PERIOD     TIMBER II)
                                    FROM             FROM        FOR THE PERIOD
                                 INCEPTION        INCEPTION           FROM
                                 (APRIL 21,      (OCTOBER 9,       JANUARY 1,
                                  1998) TO         1998) TO       1998 THROUGH    ELIMINATION OF
                                DECEMBER 31,     DECEMBER 31,      OCTOBER 8,      NON-ACQUIRED      PRO FORMA
                                    1998             1998             1998        OPERATIONS(A)    ADJUSTMENTS(B)    PRO FORMA
                               --------------   --------------   --------------   --------------   --------------   -----------
Revenues:
  Timber and log sales.......     $    267         $ 9,018          $ 23,097         $     --         $    --       $    32,382
  Lumber and by-product
    sales....................           --              --            45,213          (45,213)             --                --
  Timberland and property
    sales and other..........          240              --             5,901             (956)             --             5,185
                                  --------         -------          --------         --------         -------       -----------
         Total revenues......          507           9,018            74,211          (46,169)             --            37,567
Operating Expenses:
  Cost of products sold......           --              43            45,498          (34,485)             --            11,056
  Cost of timberland and
    property sales...........            7              --             2,536             (957)            671(c)          2,257
  Depletion, depreciation and
    amortization.............          397           5,734            12,789           (6,787)          2,551(c)         14,742
                                                                                                           58(d)
  Amortization of deferred
    financing costs..........        1,743             499               177               --          (1,755)(e)           664
  Selling, general and
    administrative
    expenses.................        1,819           1,707             7,137           (1,854)             --(f)          8,809
  Write down of real estate
    investments..............           --              --               583             (583)             --                --
                                  --------         -------          --------         --------         -------       -----------
    Operating income
      (loss).................       (3,459)          1,035             5,491           (1,503)         (1,525)               39
Other Income (Expense):
  Interest expense...........      (13,781)         (5,657)          (12,505)              --          13,460(e)        (18,483)
  Interest income............           33              12                56              (56)             --                45
  Other income (expense),
    net......................           --              --              (780)             780              --                --
                                  --------         -------          --------         --------         -------       -----------
    Income (loss) from
      continuing operations
      before income taxes and
      minority interest......      (17,207)         (4,610)           (7,738)            (779)         11,935           (18,399)
Income tax (provision)
  benefit....................           --              --               336               --            (336)(g)            --
                                  --------         -------          --------         --------         -------       -----------
    Income (loss) from
      continuing operations
      before minority
      interest...............      (17,207)         (4,610)           (7,402)            (779)         11,599           (18,399)
Minority interest............        2,863           2,587                12              (12)         (4,020)(h)         1,430(h)
                                  --------         -------          --------         --------         -------       -----------
    Income (loss) from
      continuing
      operations.............     $(14,344)        $(2,023)         $ (7,390)        $   (791)        $ 7,579       $   (16,969)
                                  ========         =======          ========         ========         =======       ===========
Basic and diluted loss from
  continuing operations per
  share:                                                                                                            $     (0.98)(i)
                                                                                                                    ===========
Weighted average number of
  shares used in the
  calculation of basic and
  diluted loss from
  continuing operations per
  share:                                                                                                             17,271,770(i)
                                                                                                                    ===========


    The accompanying notes to pro forma condensed consolidated statement of operations are an integral part of this statement.

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


(a) Amounts represent the elimination of revenues and expenses associated with operations of Pioneer that were not acquired by Strategic Timber II. These operations primarily include Pioneer's timber conversion facilities and aircraft operations.


     Certain reclassifications have been made to the historical statements of operations of Strategic Timber and Strategic Timber II to conform with the presentation of the historical Pioneer statement of operations.

(b) For purposes of this Pro Forma Condensed Consolidated Statement of Operations, the following proceeds from this offering, and uses of these proceeds, are assumed:


Proceeds from offering:
  Shares to be issued.......................................   16,600,000
  Offering price per share..................................  $        20
                                                              -----------
  Gross proceeds from this offering.........................                $332,000
  Borrowings under new credit facility......................                 270,469(e)
                                                                            --------
          Total proceeds....................................                $602,469
                                                                            ========
Uses of proceeds:
  Repayment of Strategic Timber II debt and accrued interest
     thereon................................................  $   294,845(e)
  Debt financing costs on new credit facility...............        3,320(e)
  Early termination payments on Strategic Timber II bridge
     loan...................................................        3,300(e)
  Termination of Strategic Timber II interest rate swaps....        4,763(e)
  Partial redemption of minority interests..................       47,000
  Fees and expenses associated with this offering...........       25,607    378,835
                                                              -----------   --------
       Excess cash proceeds.................................                $223,634
                                                                            ========


     Excess cash proceeds arise due to certain assumptions regarding the timing of this offering and the purchase of the Louisiana property. Specifically, the accompanying Pro Forma Condensed Consolidated Statement of Operations assumes that the formation transactions and this offering occur on January 1, 1998, but does not reflect the historical financial results of the Louisiana property until after our acquisition of these timberlands on April 27, 1998. We have assumed the following related to these excess cash proceeds:


     - For the period from January 1, 1998 until our acquisition of the Louisiana property on April 27, 1998, we utilized $70,469 of these excess proceeds to pay down the revolving line of credit portion of the new credit facility initially borrowed in connection with this offering. See note (e).



     - On April 27, 1998, we then re-borrowed the $70,469 in excess proceeds and used this amount, together with the remaining excess cash proceeds, to purchase the Louisiana property.


     - We have not recognized any interest income on any excess proceeds as we do not expect to maintain this level of cash after this offering.

(c) Represents adjustment to reflect additional depletion expense after stepping-up the basis in the timberlands we acquired from Pioneer, resulting from the application of purchase accounting.

(d) Amount represents depreciation expense on property and equipment acquired from Pioneer. This property and equipment will be depreciated over periods ranging from three to five years.

(e) In conjunction with this offering, we plan to repay all of our outstanding debt and any accrued interest associated with this debt. Concurrently, we plan to enter into a new credit facility that provides for a

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED DECEMBER 31, 1998 -- (CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


     $200,000 term loan and a revolving line of credit of up to $175,000. We expect to immediately borrow $270,469 on this facility. Of the amount expected to be drawn under this facility, approximately $200,000 will relate to the term loan bearing interest at a variable rate expected to initially approximate 7.2% and which will be payable in quarterly installments through May 15, 2004. The remaining $70,469 will relate to a revolving line of credit bearing interest at a variable rate also expected to initially approximate 7.2% and maturing on May 15, 2004. Unused commitment fees on the new credit facility will approximate 0.5%.



     Based on expected levels of debt to be outstanding under this facility, expected interest costs would be $18,483 for the year ended December 31, 1998. The adjustment shown on the accompanying Pro Forma Condensed Consolidated Statement of Operations is calculated as follows:



Expected interest expense...................................  $ 18,483
Less: previously recognized interest expense of:
       Strategic Timber.....................................   (13,781)
       Strategic Timber II..................................    (5,657)
       Pioneer..............................................   (12,505)
                                                              --------
                                                              $(13,460)
                                                              ========



     An increase in the interest rates of 1/8% would yield additional annual interest expense of approximately $338, based on the level of debt we expect to be outstanding after this offering.



     We expect to incur approximately $3,320 in debt issuance costs associated with the new credit facility. Such costs will be amortized over a period of five years. The adjustment shown on the accompanying Pro Forma Condensed Consolidated Statement of Operations is calculated as follows:



Pro forma amortization expense..............................  $   664
Less: previously recognized amortization expense of:
       Strategic Timber.....................................   (1,743)
       Strategic Timber II..................................     (499)
       Pioneer..............................................     (177)
                                                              -------
                                                              $(1,755)
                                                              =======


     As a result of the termination of our existing debt and interest rate swaps, we will record an extraordinary loss from the early extinguishment of debt. This loss would approximate $19,150 using historical amounts reported in the Strategic Timber and Strategic Timber II consolidated financial statements as of December 31, 1998. The actual amount of this loss may differ from this estimate. This loss has not been reflected in the Pro Forma Condensed Consolidated Statement of Operations, which shows only pro forma income (loss) from continuing operations.

(f) Historical selling, general and administrative expenses have not been adjusted to reflect the reductions in such costs anticipated by management after this offering. Such reductions are anticipated primarily due to:

     - expected cost savings from the reduction of personnel due to the consolidation of all current operations, net of additional costs associated with being a public company and

     - changes in the way we plan to operate our Pacific Northwest properties.

(g) Represents the elimination of all historical taxes recorded by Pioneer because we expect to qualify as a REIT and, thus, we expect to be subject only to nominal state taxes.

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED DECEMBER 31, 1998 -- (CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

(h) Represents the minority interest charges, assuming minority ownership in Strategic Timber Partners of 18.1% after the formation transactions and this offering. Amount is calculated as follows:


Loss from continuing operations before minority interest
  expense...................................................     (18,399)
Multiply by: minority interest percentage...................        18.1%
                                                                --------
Minority interest before dividends..........................       3,337
Less: Dividend on minority interests........................      (1,907)
                                                                --------
Minority interest...........................................    $  1,430
                                                                ========


     One of the minority unitholders, Mach One, will be entitled to a dividend of $1,907 based upon contractual commitments with the Company. Mach One has elected to receive 100,110 partnership units in lieu of cash payment of this dividend.

(i) For the year ended December 31, 1998, basic loss from continuing operations per share is calculated by dividing loss from continuing operations by the weighted average shares outstanding during the period. It is assumed that 17,271,770 shares were outstanding during the entire reporting period.


     Diluted loss from continuing operations per share is calculated by dividing income from continuing operations by the weighted average shares outstanding during the period plus the weighted average of potentially dilutive securities outstanding during the period. Approximately 4,966,205 partnership units, which are convertible on a share for share basis into shares of our common stock, have not been included in this calculation since these potential shares are antidilutive in periods in which a loss from continuing operations is reported. Diluted loss from continuing operations per share also does not include the effects of stock options to be granted under the 1999 Incentive Plan, as such stock options will be granted on the date of this offering with an exercise price equal to the offering price.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

     This section contains management's discussion and analysis of the historical financial condition and results of operations of Strategic Timber, Strategic Timber II and Pioneer, the predecessor to Strategic Timber II. The following also presents our pro forma financial condition and results of operations after giving effect to the formation transactions and this offering. See "Structure and Formation of Strategic Timber."

     The discussions of historical results are based on the historical financial statements of

     - Strategic Timber as of and for the period from inception (April 21, 1998) to December 31, 1998,

     - Strategic Timber II as of and for the period from inception (October 9, 1998) to December 31, 1998 and

     - Pioneer as of and for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 to October 8, 1998,

and should be read in conjunction with those financial statements contained elsewhere in this prospectus. Discussions of our plan of operation are based, in part, on information contained in "Pro Forma Condensed Consolidated Financial Information."


     The following discussion first addresses our expected operating plan after giving effect to the formation transactions and this offering. Following this section are analyses of the historical operating results of Strategic Timber, Strategic Timber II and Pioneer, and discussions of our historical and anticipated liquidity and capital resources, commitments and contingencies, Year 2000 compliance plans and market risks.


PLAN OF OPERATION

     GENERAL

     The following discussion is based, in part, on the pro forma information contained in "Pro Forma Condensed Consolidated Financial Information." We believe that the pro forma financial information, as presented, will not be comparable to the results of operations and cash flows that we will derive in 1999 and beyond. The primary reason for this belief is that the pro forma results for the Louisiana property and certain California timberlands, which together represent the majority of our merchantable timber inventory, include only partial years of operations at actual harvest levels that are well below expected future levels.


     The pro forma condensed consolidated statements of operations include results of operations of the Louisiana property only for the period from its acquisition on April 27, 1998 to December 31, 1998. The results of operations prior to April 27, 1998 are not included in the Pro Forma Condensed Consolidated Statement of Operations due to a lack of continuity of operations and a fundamental change in the management of the Louisiana property after acquisition. Because the Louisiana property had not been operated as a commercial forest prior to our acquisition of these timberlands, the age of the timber located on the Louisiana property is disproportionately weighted to over-mature timber that has remained standing beyond its economic rotation age -- that is, the age at which the timber should be optimally harvested. In the southern United States, economic rotation age varies by species but generally approximates 30 to 32 years. Starting in 1999, we will actively focus on the sale of this over-mature timber. Accordingly, we expect harvest volumes and revenues to be much greater than historical amounts.


     Furthermore, from the date of the acquisition of the Louisiana property through December 31, 1998, we conducted only limited operations on the Louisiana property, while preparing the property for active commercial timber operations. These preparations included conducting a complete timber inventory, detailed mapping, preparation of timber sales plans and initiation of commercial marketing activities. We incurred significant one-time preparatory expenses totaling approximately $140,000 prior to the commencement of the commercial operation of the Louisiana property that will not occur in future periods. These expenses have been recorded as a component of general and administrative expenses in the historical financial statements of Strategic Timber.


     The pro forma condensed consolidated financial statements also exclude the historical financial results of certain California timberlands prior to the date of acquisition by Pioneer in July 1998 due to a lack of continuity of operations. These California timberlands, known as the Coastal forest, were recently managed in a substantially different manner by the prior owners than we expect to manage them. Before Pioneer acquired the Coastal forest, the previous owners held these timberlands primarily to seek capital appreciation. Harvests were conducted at relatively low levels in recent years with the objectives of thinning and extraction of hardwood species from softwood tracts. Also, Pioneer postponed planned harvesting of the Coastal forest in anticipation of the eventual sale of Pioneer to Strategic Timber II.



     In May 1998, shortly before Pioneer's acquisition of the Coastal forest, the prior owners received approval of an "Option A" timber management plan for the Coastal forest from the California Department of Forestry and Fire Protection. The Option A timber management plan was developed pursuant to a California regulatory process that establishes long-term growth and sustainable harvest for a specified forest. See "Business and Properties -- Federal and State Regulations -- State Forestry Regulations." This Option A plan establishes a decade-by-decade harvesting model for the Coastal forest. Under the Option A plan, we must file timber harvest plans with respect to specific tracts from which we propose to sell timber for harvest with the California Department of Forestry and Fire Protection. The California Department reviews these timber harvest plans for compliance with our Option A plan, and for other matters such as erosion control and effects on wildlife, in connection with its approval process. We intend to manage the property in accordance with the Option A plan. The Option A plan contemplates the harvest of up to approximately 40 million board feet of timber from the Coastal forest per year, on average, for the initial decade of the Option A plan. For the next five years, we intend to sell less timber from the Coastal forest than the Option A plan contemplates. The prior owner of this forest did not harvest these timberlands for commercial purposes to the extent contemplated by the Option A plan. Thus, we expect to increase substantially harvest volumes and revenues from the Coastal forest as compared with recent historical results. See "Business and Properties -- Initial Timberland Properties -- The California Timberlands" and "-- Federal and State Regulations -- State Forestry Regulations."


     REVENUES

     In 1999 and beyond, we intend to execute a timber sales plan that will enable us to generate an increasing revenue stream. This plan primarily will involve the harvesting of mature timber on our timberlands. For example, timber on the Louisiana property is weighted to over-mature timber as the prior owners allowed the timber to remain standing beyond its economic rotation age. Similarly, components of the Commander forest in California and the Washington property consist of mature, high-value timber that is at its optimal harvest age. Our timber sales plan for these tracts calls for removing this low-growth timber and replanting with seedlings selected for superior genetic characteristics to increase growth rates. While this plan will involve immediate harvests of over-mature tracts, we believe that it will allow us to develop a sustained yield forestry management approach on a long-term basis. In selecting tracts to be sold for harvesting in a given year, we will evaluate our holdings on an overall basis, taking into account the relative maturity levels and current productivity of tracts available for harvest, the strength of local markets and the desirability of reforesting a particular area so that we can increase the growth rate of our timber and better balance the age class distribution of our holdings. Our timber sales plan will be modified periodically to adjust for changes in growth patterns, future acquisitions of timberlands, unforeseen events and general economic conditions.


     We enter into cutting contracts under which the buyer, at its expense, will be required to cut and haul the purchased timber to its own conversion facility, or to another purchaser to whom it is reselling. Our contracts extend for up to six years, and we may enter in longer-term contracts in the future. Contracts with terms of two or more years provide for price adjustments at least annually and typically require the buyer to cut minimum amounts of timber each year. Within these limits, the buyer has discretion as to when it harvests our timber. We recognize revenue at the time the buyer cuts and takes title to the timber. Therefore, the buyer's discretion as to the timing of its timber harvest affects our recognition of revenue.


     In addition to cutting contracts, we also expect to derive revenues from several other sources. We will grant hunting, grazing, camping and other rights of access to approved hunting clubs and individuals. These hunting leases and other rights will both produce revenues and provide us with assistance in maintaining and protecting our properties. We expect that approximately $1.0 million of our 1999 revenues will be derived from the issuance of hunting, grazing, camping and other rights. From time to time, we expect to make incidental sales of portions of our properties that have a higher and better use than the long-term production of timber. See "Business and Properties."


     EXPENSES

     Our primary operating expense will be depletion, which is a non-cash expense relating to the cost of timber harvested. Depletion will be calculated based on the capitalized cost of the timber harvested, including cost of acquisition and any silvicultural activities, divided by available timber volume based on timber surveys. Timber surveys are expected to be performed annually to assess available merchantable timber volumes. Accordingly, depletion rates will be adjusted at that time and applied prospectively. Based on our projected harvest levels, as well as current depletion rates, our expected 1999 depletion expense will be approximately $48.8 million.

     We expect that 1999 selling, general and administrative costs will be approximately one-third lower than pro forma selling, general and administrative costs for the year ended December 31, 1998. This decline is attributable to the anticipated cost savings from the reduction of personnel due to the consolidation of all current operations, net of additional costs associated with being a public company, as well as changes in the way we plan to operate the Pacific Northwest properties. In the past, Pioneer focused on log sales from the Pacific Northwest properties. Pioneer was responsible for cutting timber and converting it into logs prior to sale. We plan to focus our sales efforts on sales of standing timber, where customers will be responsible for cutting and hauling timber. This change in business strategy will mitigate or eliminate previously incurred administrative costs associated with maintaining sorting areas, log yards and other facilities to convert timber into logs.

     SEASONALITY


     Rain in winter and our fire prevention measures in spring and summer limit timber harvesting on the Louisiana property. Similarly, harvesting on our timberlands in the Pacific Northwest has been interrupted for periods during the winter and spring due to snow and melting snow, and occasionally in the late summer due to our fire prevention measures. Accordingly, our results of operations may fluctuate on a quarterly basis due to the seasonal nature of harvesting activities, as follows:


  QUARTER                                EFFECT
  -------                                ------
First/Fourth  Rain in the southeast and snow in the northwest could affect all harvesting activities.
Second/Third  Our fire prevention measures limit harvesting on our
                Louisiana property and could limit harvesting on our
                Pacific Northwest properties.

     EFFECTS OF INFLATION

     Prices for our timber will be subject to cyclical fluctuations due to market or other economic conditions, including the level of construction and remodeling activity. Although timber prices in the U.S. have historically risen faster than inflation over the long-term, these prices generally do not directly follow short-term inflationary trends. Costs of forest operations and general and administrative expenses do tend to reflect inflationary trends.

RECENT DEVELOPMENTS


     To date, we have entered into contracts providing for aggregate 1999 timber harvests valued at approximately $17.5 million. These include new contracts on our Louisiana property with six separate buyers -- Boise Cascade Corporation, Heath Timber Company, Inc., Hunt Forest Products, Inc., Louisiana-Pacific Corp., Nash-Co. Industries Forest Products, Inc. and Temple-Inland Inc. -- and provide for harvests of up to 300,000 tons of timber in 1999. The 1999 harvests also include sales of 17.4 million board feet from our Commander forest to Sierra-Pacific Industries, Inc.

     We expect to sell more timber in the Pacific Northwest as the effects of winter weather subside.

HISTORICAL RESULTS OF OPERATIONS


     The following discussion focuses on the historical operating results of Strategic Timber, Strategic Timber II and Strategic Timber II's predecessor, Pioneer. This discussion is historical in nature and may not be representative of how we plan to manage our operations after this offering and the formation transactions. See "-- Overview," "-- Plan of Operation" and "Structure and Formation of Strategic Timber."


     STRATEGIC TIMBER TRUST, INC.

     Strategic Timber and Strategic Timber Partners were formed in April 1998 to acquire the Louisiana property, which now consists of approximately 82,000 acres of timberland. Louisiana Timber contributed to Strategic Timber Partners a contract to acquire the Louisiana property in exchange for a 19.6% limited partnership interest valued at $50.0 million. This value represented the difference between the fair value of the Louisiana property and the purchase price under the contract contributed by Louisiana Timber. Strategic Timber retained a 79.4% limited partnership interest in Strategic Timber Partners and Strategic Timber Operating Co., Strategic Timber's wholly owned subsidiary, retained the remaining 1.0% general partner interest. The partnership then purchased the Louisiana property on April 27, 1998 for $205.0 million in cash. The partnership funded the purchase price of the Louisiana property and related transaction costs by borrowing $125.8 million under a $215.0 million bank revolving credit facility, and with a cash contribution of $85.0 million by Strategic Timber. Strategic Timber borrowed these funds under a bank bridge loan.

     The historical financial statements of Strategic Timber include the results of operations for the period from inception, April 21, 1998, to December 31, 1998. Since the acquisition of the Louisiana property, Strategic Timber has deferred active harvesting on these timberlands to prepare for full-scale commercial operations. During this time, Strategic Timber conducted a detailed timber inventory, mapped its property, prepared timber sales plans and initiated marketing activities for timber to be sold from the property. The operating results reflect only limited harvesting operations, including the sale of salvage timber and thinning. Expenses incurred relate primarily to interest expense on bank debt, amortization of deferred financing costs and the preparation of the property for active commercial timber operations.

     Revenues. During the reporting period, Strategic Timber sold salvage timber and property for approximately $323,000. In addition, Strategic Timber recognized approximately $184,000 of revenues related to hunting, grazing and farming leases issued on the Louisiana property.

     Expenses. Cost of timber sold of approximately $403,000 represents depletion on timber harvested. The calculation of depletion is based on the capitalized cost of the harvested timber, including cost of acquisition and any silvicultural activities, divided by available timber volume based on timber surveys. Timber surveys are expected to be performed annually to assess available merchantable timber volumes. Accordingly, depletion rates will be adjusted at that time and applied prospectively.

     Amortization of deferred financing costs of approximately $1.7 million represents the amortization of costs incurred to obtain financing used for our acquisition and working capital requirements. These costs are being amortized over the terms of the underlying debt, ranging from one to five years.

     General and administrative expenses of approximately $1.8 million are composed primarily of consulting and management fees for managing and tracking available timber and corporate salaries. These expenses also include one-time costs totaling $140,000 associated with preparing the Louisiana property for active commercial timber operations. Such preparations included the conducting of a complete timber inventory, detailed mapping, preparation of harvest plans and implementation of commercial marketing activities.

     Interest expense of approximately $13.8 million represents interest costs on Strategic Timber's existing debt, net of the effects of an interest rate swap used to hedge certain exposures to variable interest rates. See "-- Market Risk."

     Minority interest of approximately $2.9 million is the share of the operating partnership's losses attributable to the minority unitholders of the operating partnership.

     Strategic Timber will elect to be treated as a REIT under provisions of the Internal Revenue Code beginning with the tax year ended December 31, 1998. As a result, Strategic Timber is not subject to federal income taxes on distributed income but, instead, Strategic Timber's shareholders are taxed. No benefit for income taxes has been provided on the loss since inception, as the benefit is not currently "more likely than not" to be realized by Strategic Timber due to its limited operating history. Strategic Timber's net operating loss is approximately $15.8 million at December 31, 1998.

     STRATEGIC TIMBER TRUST II, LLC

     Our initial shareholders formed Strategic Timber II in September 1998 to acquire Pioneer, which holds approximately 366,000 acres of timberland in the Pacific Northwest. Strategic Timber II acquired all of the membership interests in Pioneer from its members on October 9, 1998, in exchange for $35.0 million in cash and a 59.1% interest in Strategic Timber Partners II, which we valued at $65.0 million. Strategic Timber Partners II funded the cash portion of the purchase price for Pioneer and related transaction costs with a cash contribution of $35.0 million by Strategic Timber Two Operating Co. in exchange for a 31.8% interest in Strategic Timber Partners II, and a cash contribution of $10.0 million by Mach One, in exchange for a 9.1% interest in Strategic Timber Partners II. To fund Strategic Timber Two Operating Co.'s contribution, Strategic Timber II borrowed $35.0 million under a bank bridge loan. In connection with the acquisition, Pioneer refinanced its existing bank debt, leaving approximately $255.0 million outstanding under its credit facility.

     Strategic Timber II accounted for this acquisition under the purchase method of accounting. The following summarizes the fair value of interests held by the former members of Pioneer and Mach One immediately following the application of purchase accounting:

                                                   FAIR VALUE                      FAIR VALUE
                                                   OF INTEREST   NUMBER OF UNITS    PER UNIT
                                                   -----------   ---------------   ----------
Former Members of Pioneer........................  $65,000,000        5,909         $11,000
Mach One.........................................   10,000,000          909          11,000

     The historical financial statements of Strategic Timber II include the results of operations for the period from inception, October 9, 1998, to December 31, 1998. The operating results reflect only limited harvesting activities, as Strategic Timber II primarily focused on transitioning systems and personnel in the months immediately following the acquisition.

     Revenues. During the reporting period, Strategic Timber II recorded revenues of approximately $9.0 million. Approximately $5.6 million of this amount relates to revenues recognized under a timber deed with Kinzua Resources. See "-- Commitments and Contingencies." The remaining $3.4 million represents sales of timber from our Commander forest and our Oregon and Washington properties. Excluding amounts harvested under the timber deed, approximately
11.6 million board feet were harvested during the period from inception to December 31, 1998.

     Expenses. Cost of timber sold of approximately $5.7 million primarily represents depletion on timber harvested. The calculation of depletion is based on the capitalized cost of the harvested timber, including cost of acquisition and any silvicultural activities, divided by available timber volume based on timber surveys. Timber surveys are expected to be performed annually to assess available merchantable timber volumes. Accordingly, depletion rates will be adjusted at that time and applied prospectively.

     Amortization of deferred financing costs of approximately $499,000 represent the amortization of costs incurred to obtain financing used for our acquisition and working capital requirements. These costs are being amortized over the terms of the underlying debt, ranging from one to five years.

     General and administrative expenses of approximately $1.7 million are composed primarily of salaries, consulting fees and reimbursement of expenses incurred by an affiliate, Strategic Timber, on Strategic Timber II's behalf. Consulting fees totaling approximately $261,000 represent fees paid to outside vendors for managing and tracking available timber. Reimbursed costs include Strategic Timber II's portion of certain shared expenses, such as rent, utilities and insurance, which initially were paid by Strategic Timber. Reimbursed costs also represent allocations of Strategic Timber salaries and other expenses for management resources dedicated to the operations of Strategic Timber II. During the period from inception to December 31, 1998, Strategic Timber II recognized expenses of approximately $624,000 for reimbursed costs.

     Interest expense of approximately $5.7 million represents interest costs on Strategic Timber II's existing debt, net of the effect of three interest rate swaps used to hedge certain exposures to variable interest rates. See "-- Market Risk."

     Minority interest of approximately $2.6 million is the share of the operating partnership's losses attributable to the minority unitholders of the operating partnership.

     PIONEER RESOURCES, LLC

     The historical financial statements of Pioneer are presented as Pioneer is the predecessor to Strategic Timber II. In addition to the Pacific Northwest properties, these financial statements include the operating results of Pioneer's timber conversion facilities and aircraft operations, neither of which were acquired by Strategic Timber II. See "Pro Forma Condensed Consolidated Financial Information" for a discussion of pro forma adjustments required to be made to the historical Pioneer financial statements to reflect the results of operations that Strategic Timber II acquired.

     Introduction. The predecessor to Pioneer, Old Pioneer, was originally formed in 1994. Pioneer and Old Pioneer, directly or through affiliated companies, have completed a number of significant timberland and other asset acquisitions since inception. In addition, Pioneer has engaged, on a small scale, in the sale or disposal of timberlands not integral to its operations. These acquisitions are described in more detail below and in the notes to the financial statements of Pioneer, which are included elsewhere in this prospectus.

     Each acquisition by Pioneer was accounted for using the purchase method of accounting. Accordingly, the historical financial and operating results vary significantly as a result of the inclusion in the later periods of the effects of these acquisitions and, therefore, are not necessarily comparable and are not indicative of future results of operations. The following table identifies Pioneer's significant acquisitions. Information regarding acreage and merchantable timber are given as of the date of acquisition.

                                           MERCHANTABLE
ACQUISITION                      ACREAGE      TIMBER           SELLER              DATE        CONSIDERATION
-----------                      -------   ------------   -----------------   --------------   -------------
                                           (BOARD FEET
                                           IN MILLIONS)                                        (IN MILLIONS)
Kinzua (East Oregon)             175,525      781.7            Kinzua           April 1994        $130.0
Lane Plywood (West Oregon)         3,130       31.9         Lane Plywood         May 1996           10.0
Pilot Rock (East Oregon)         130,207      188.6       Louisiana Pacific     June 1996           34.0
Commander (California)            43,313      313.7       Louisiana Pacific   September 1997        25.0
Skelly Panther and Swamp Creek
  (West Oregon)                    1,194       14.2         Weyerhaeuser      December 1997          7.4
Riffe Lake (West Washington)       4,899       63.3         Weyerhaeuser      February 1998         15.1
Aloha (West Washington)            5,922       70.5         Weyerhaeuser         May 1998           17.0
Coastal forest (California)       79,026      839.2        Coastal Forest       July 1998          130.0

    Period From January 1, 1998 to October 8, 1998


     Effective July 2, 1998, Pioneer completed its acquisition of the Longview and Willits Woods timberlands in California. Together, these timberlands are referred to as the Coastal forest. Prior to this acquisition, the operations of Pioneer consisted primarily of timberlands and sawmills in Oregon, California and Washington. The Coastal forest acquisition, as with all of Pioneer's other acquisitions, was accounted for under the purchase method of accounting.

     Revenues. Revenues for the period ended October 8, 1998 were $74.2 million. Approximately 61% of revenues were derived from lumber and by-product sales, which due to a backlog of delayed sales deliveries in the second half of 1997, were shipped in the first six months of 1998.

     The volume of lumber sold during the period was 112.2 million board feet. The Heppner sawmill increased volume to 63.9 million board feet due to capital improvement projects and productivity gains resulting from an increased work shift that was instituted in the later half of 1997. The Pilot Rock sawmill increased volume to 48.3 million board feet due to productivity gains from capital improvement projects implemented in the later half of 1997. Additionally, sales volumes for both mills were affected by the delay in sales deliveries in the latter half of 1997 discussed above.

     Pioneer's average lumber prices for the period from January 1, 1998 to October 8, 1998 decreased by 26% from the comparable period of 1997 due to the industry-wide price declines associated with the Asian export market. Pioneer's average lumber prices were consistent with the lumber market during this time.

     Revenues from the sale of logs totaled $23.1 million on sales volume of 42 million board feet. Revenues from log sales, on an annualized basis, were less than 1997 levels due to a general decrease in the market price of logs compounded with a decrease in the volume of Asian export quality logs harvested from the Western Oregon timberlands. Pioneer's management made the decision in 1997 to harvest the majority of the Western Oregon timberlands acquired in May 1996 from Lane Plywood in anticipation of a declining export log market.

     Boise Cascade reduced harvesting on its timber contracts during the period ended October 8, 1998 over prior period levels. The Boise Cascade contracts generated revenues of $2.3 million for the period ended October 8, 1998 and $16.2 million for the nine months ended September 30, 1997.

     Revenues from the sale of non-strategic parcels of timberland and other property sold during the period was $5.9 million. During this period, Pioneer's land management staff actively sought higher and better uses for strategic parcels of property.

     Expenses. Excluding timber and property sales and depletion, depreciation and amortization, cost of products sold was 67% of net revenues for the period ended October 8, 1998. Annualized gross margin during the period, in dollars and as a percentage of sales, declined from 1997 levels due to a variety of factors, the most important of which was the decrease in lumber prices during the period. For the period ended October 8, 1998, Pioneer's lumber mills experienced an operating loss of $1.2 million compared to an operating profit of $5.4 million in the nine month period ended September 30, 1997.

     Depletion, depreciation and amortization was $13.0 million for the period ended October 8, 1998. Depletion, depreciation and amortization, on an annualized basis, declined from 1997 levels due to a small overall decrease in logs harvested and a substantial decrease in the harvest from the more highly valued Western Oregon timberlands acquired from Lane Plywood. In 1998, Pioneer did not harvest any volumes from these timberlands, which have higher depletion rates than those of its other timberlands.

     Selling, general, and administrative expenses were $7.1 million for the period ended October 8, 1998. Selling general and administrative expenses primarily consisted of salary expense and consulting and legal expenses associated with Pioneer's acquisitions and expanded operations.


     During the reporting period, Pioneer recorded non-cash charges of approximately $1.3 million related to write-downs of assets to estimated realizable value. Pioneer wrote down the value of one of its real estate investments by $583,000, based on Pioneer's current assessment of the fair value of this property. This investment was not among the properties purchased by Strategic Timber II as part of its acquisition of Pioneer on October 9, 1998. In addition, Pioneer wrote down approximately $700,000 of inventory at its Lane Plywood facility to the lower of cost or market. This charge was recorded as a component of the loss on the disposal on this discontinued operation.

     Interest expense during the period totaled $12.5 million, resulting from increased debt associated with Pioneer's timberland acquisitions.

     Other expense consisted of $780,000 in expenses during the period ended October 8, 1998. The majority of this amount relates to land and property Pioneer donated to a trust for public lands.

     Income taxes relate to Lane Plywood, the only taxable entity within the combined group, and are not material to the combined results of operations.

     Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Revenues. Revenues for 1997 increased by 58% compared to 1996, from $62.5 million to $98.9 million. Revenues from the sale of lumber and by-products increased by 46% from $36.0 million to $52.6 million. These increases are due primarily to a full year of operations for the Pilot Rock lumber mill. The Pilot Rock lumber mill operations which Pioneer acquired from Louisiana Pacific in June 1996, generated revenues of $9.8 million and $23.8 million respectively, for the years ended December 31, 1996 and 1997.

     The volume of lumber sold increased 49% from 71 million board feet to 106 million board feet. This increase in sales volume was due to the full year of operations for the Pilot Rock sawmill facility that had volumes of 20 million board feet in 1996 and 50 million board feet in 1997, respectively. The Heppner sawmill also increased volume from 51 million board feet in 1996 to 56 million board feet in 1997. The increased volumes are due to gains achieved from capital improvement projects and productivity gains resulting from an increased work shift that was instituted in August 1997.

     Pioneer's average lumber prices remained approximately the same for both 1996 and 1997, and were consistent with the lumber market during this time. There was an improvement in lumber prices starting in the first part of 1996 which peaked in the first quarter of 1997. By year-end 1997, prices had declined to comparable levels of those at the beginning of 1996.

     Revenues from the sale of logs increased by 53% from $25.9 million to $39.5 million. The volume of logs sold increased from 56 million board feet in 1996 to 83 million board feet in 1997. The increased volume was a result of Pioneer's decision to increase contracted harvesting with Boise Cascade and to increase harvest volumes of export quality logs. The Boise Cascade contracts generated volumes of 32 million board feet in 1996 and 65 million board feet in 1997. Pioneer decided to increase harvesting on the Western Oregon timberlands acquired in May 1996 from Lane Plywood in anticipation of a declining export log market. The Western Oregon timberland sales volumes were 9 million board feet in 1996 and 18 million board feet in 1997. Pioneer's overall average price of logs sold increased during this period due to an increased mix of the higher valued export quality logs. The export quality logs had an average price decrease of 16% during this period, which was consistent with industry-wide decreases in log prices.

     The Boise Cascade contracts generated revenues of $12.3 million and $26.6 million, respectively, for the years ended December 31, 1996 and 1997. The Western Oregon timberlands that Pioneer acquired from Lane Plywood generated revenues of $7.3 million and $12.3 million, respectively, for the years ended December 31, 1996 and 1997.

     Revenues from sales of non-strategic parcels of timberland and other property sold during the period increased significantly from $0.6 million in 1996 to $6.8 million in 1997. The increased 1997 revenues were attributed to Pioneer's staffing addition of an experienced land management group that was put in place in late 1996. During 1997, the Company sold a total of 6,222 acres in approximately 20 separate transactions.

     Expenses. Excluding timberland and other property sales and depletion, depreciation and amortization, cost of products sold remained relatively consistent at 42% of net revenues for 1996 and 43% of net revenues in 1997. Both the Pilot Rock and Heppner lumber mills maintained comparable operating margins for both 1996 and 1997.

     Depletion, depreciation and amortization increased 64% from $15.4 million for 1996 to $25.3 million in 1997 due to several factors affecting depletion. First, Pioneer harvested 19 million board feet more timber in 1997 than in 1996. Second, Pioneer harvested 9 million board feet more timber in 1997 than in 1996 from the Western Oregon timberlands that Pioneer acquired from Lane Plywood. The depletion rate on these export quality timberlands was more than that on the other timberlands. Depreciation and amortization were generally consistent between these periods.

     Selling, general and administrative expenses increased 137% from $3.1 million in 1996 to $7.4 million in 1997. The increase in selling, general and administrative expenses was due to salary expenses associated with staff increases and additional consulting and legal expenses associated with Pioneer's expanded operations.

     Interest expense increased 44% from $6.1 million in 1996 to $8.7 million in 1997. Most of this increase resulted from the increased debt associated with the 1997 timberland acquisitions.

     Other income and expense consisted of $0.5 million of income in 1997. This income consisted mainly of the gain associated with the sale of an aircraft.

     Income taxes are related to Lane Plywood, the only taxable entity within the combined group, and are not material to the combined results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     HISTORICAL


     Strategic Timber has financed its operations through commercial loans. At March 31, 1999, Strategic Timber had borrowings under a bridge loan of $85.0 million. At March 31, 1999, Strategic Timber Partners had borrowings under its revolving credit facility of approximately $139.3 million. The Strategic Timber bridge loan bears interest at a variable rate based on LIBOR plus an applicable margin (9.00% as of March 31, 1999) and matures on October 27, 1999. The maximum borrowing allowed under the operating partnership credit facility is $215.0 million, subject to a borrowing base calculation described in the credit agreement. The borrowing base is based on the value of merchantable timber on the Louisiana property, as estimated by Strategic Timber's lenders. The operating partnership credit facility bears interest at a variable rate based on LIBOR plus an applicable margin (7.50% as of March 31, 1999) and terminates on April 25, 2003.



     Strategic Timber II has financed its acquisition of the Pacific Northwest properties by issuing $290.0 million in debt instruments. At March 31, 1999, Strategic Timber II had borrowings under the Strategic Timber II bridge loan in the amount of $35.0 million, and under the Pioneer credit facility, which consists of a term loan of $200.0 million and a revolving credit facility of $53.0 million. The Strategic Timber II bridge loan bears interest at a fixed rate of 9.06% and matures on October 27, 1999. The term loan bears interest at adjusted LIBOR plus an applicable margin (7.57% at March 31, 1999) and matures on September 30, 2003. Term loan payments must be made in quarterly installments and will commence on December 31, 1999. The maximum borrowing allowed under the revolving credit facility is $70.0 million, of which approximately $35.0 million can be used for letters of credit. A portion of the revolving credit facility bears interest at LIBOR plus an applicable margin (7.57% at March 31, 1999), while the remaining portion bears interest at the base rate plus an applicable margin (7.50% at March 31, 1999). The revolving credit facility terminates on September 30, 2003.



     Strategic Timber and Strategic Timber II are required to meet certain financial and non-financial covenants under each of the debt instruments, including restrictions on additional borrowings, the maintenance of financial ratios and limitations on capital spending, investments, and asset sales. The bridge loans generally prohibit Strategic Timber and Strategic Timber II from making shareholder distributions while the loans are outstanding. At March 31, 1999, the companies were in compliance with all covenants and expect to remain in compliance in the immediate future. All borrowings are secured by the companies' interests in the operating partnerships, as well as the assets of those partnerships.


     Until the completion of the formation transactions and this offering, Strategic Timber and Strategic Timber II expect to finance their on-going operations with cash flows from harvesting activities on their timberlands, as well as by additional borrowings under the Strategic Timber Partners revolving credit facility and the revolving credit facility portion of the Pioneer credit facility. After that time, we plan to extinguish all existing debt using proceeds from this offering as well as funds from a new credit facility.


     We will be required to pay additional costs of approximately $3.3 million in connection with our expected repayment in full of the existing debt agreements. Additionally, assuming that the repayment occurs on or about May 15, 1999, we expect to recognize an extraordinary loss of approximately $13.6 million, before allocation to minority interests, associated with the extinguishment of existing debt instruments prior to their maturity dates.



     In connection with the formation transactions, we have the option to terminate all existing interest rate swaps and to enter into replacement swap agreements required by the new credit facility. We have elected to terminate the existing swaps. Assuming the terminations had occurred on March 31, 1999, we would have recognized a loss of approximately $4.5 million, before allocation to minority interests, associated with the terminations.


     NEW CREDIT FACILITY


     In connection with this offering, we have entered into a five year $375.0 million credit facility with ABN AMRO Bank, N.V., NationsBank, N.A. and Societe Generale, as agents on behalf of a syndicate of commercial banks and other lending institutions.



     The new credit facility, to close at the same time as this offering, will include both a single-advance term loan of $200.0 million and a revolving line of credit of $175.0 million. Assuming net proceeds from the initial public offering of $306.4 million, we expect to borrow at the time of closing approximately $66.8 million under the revolving line of credit and all $200.0 million of the term loan. Strategic Timber and Strategic Timber II will use this credit facility to repay all existing debt, fund future acquisitions and provide for ongoing working capital requirements.



     The new credit facility will have a five-year term. No repayment of principal will be required prior to maturity, though the percentage we may borrow against merchantable timber will be reduced on each anniversary of the facility closing. Both the term and revolving line of credit portions of the facility, together with any related interest rate swap obligations, will be secured by first liens on all of our assets, including all of our interests in Strategic Timber Partners, Pioneer and Strategic Timber Operating Co.


     The amount we will be able to borrow under the $175.0 million revolving line of credit will be limited to agreed-upon percentages of a borrowing base. The borrowing base is comprised of the value of merchantable timber and of timber sale contracts containing terms approved by the lenders. Initially, we may borrow up to the sum of 60% of independently valued merchantable timber and 80% of the amounts owed to us under eligible timber sale contracts, less amounts outstanding under the term loan. At each anniversary of the closing of the credit facility, the percentage that we may borrow against merchantable timber will be reduced by 2%, so that during the final year of the five-year loan, we will be able to borrow only 52% of the value of merchantable timber.

     Interest rates under the new credit facility and a commitment fee on unused portions of the revolving line of credit will be adjusted each quarter. Adjustment will be based on the ratio of our total debt at the end of the quarter to cash flows achieved in the four-quarter period concluding at the end of the quarter. We will have the option to borrow on the basis of rates tied either to LIBOR or a bank prime rate. Interest rates could vary under the adjustment formulas between a margin of 175 and 300 basis points for advances borrowed on a LIBOR-rate basis. Interest rates could vary between a margin of 25 and 150 basis points for advances borrowed on a prime rate basis. The unused commitment fee could vary between 37.5 and 50 basis points, determined on an annual basis. Interest and commitment fees will be paid quarterly.


     Our operations will have to produce a minimum ratio of EBITDDA to interest expense, measured at the end of each fiscal quarter for the prior twelve months. The required minimum EBITDDA to interest ratio is 2.00 to 1 at the end of each fiscal quarter through March 31, 2000, 2.25 to 1 at the end of each fiscal quarter during the period commencing April 1, 2000 through June 30, 2000 and increasing to 2.50 to

1 for each later fiscal-quarter end. We also must maintain a minimum ratio of EBITDDA to the sum of expenditures for interest, shareholder distributions and capital purchases, measured at the end of each fiscal quarter for the prior twelve months. This ratio must exceed 1.00 to 1 at the end of each fiscal quarter through June 30, 2000 and must exceed 1.25 to 1 at the end of later fiscal quarters.


     The new credit facility will require us to stay below a maximum ratio of outstanding debt to EBITDDA generated during the prior twelve months. The maximum ratio is 6.00 to 1 at the end of each fiscal quarter through June 30, 2000, 5.50 to 1 at the end of each fiscal quarter during the period commencing July 1, 2000 through September 30, 2001 and is 5.00 to 1 for each later quarter.


     We expect the provisions of the new credit facility to provide us with significant operating flexibility. There will be no restriction on acquisitions of timberlands within the United States, as long as the acquisitions do not cause us to be out of compliance with borrowing base and financial covenant terms contained in the credit agreement. Timberland acquisitions outside the United States will require lender approval.


     The new credit facility will allow us to make shareholder distributions, so long as they do not cause us to default under other terms of the credit agreement or cause us to be out of compliance with borrowing base terms contained in the credit agreement. We will be able to make up to $5.0 million in capital expenditures each year and execute capitalized leases with total payments aggregating less than $1.0 million annually. We will be able to execute operating leases with payments aggregating less than $1.0 million annually.


     Borrowing limitations under the new credit facility will not be as restrictive as those currently applicable to Strategic Timber and Strategic Timber II. We will be able to borrow outside the new credit facility on an equal basis, so long as these borrowings do not contain more restrictive covenants or require principal repayment prior to the five-year maturity of the new credit facility. We expect to be allowed to secure these other borrowings with first liens on certain of our timberland and other properties.


     We expect costs of entering into the new credit facility will be approximately $3.3 million.


     We anticipate that our initial working capital, together with anticipated cash flow from operations and anticipated borrowings under the new credit facility, will provide us adequate liquidity to fund our current activities during the five-year term of the new credit facility. However, although we may have substantial availability under the new credit facility immediately after this offering, we may still need to obtain additional financing. In particular, one of our principal business strategies is to acquire additional timberlands. The implementation of this strategy may require us to obtain external financing in addition to the new credit facility.

COMMITMENTS AND CONTINGENCIES

     During the period ended December 31, 1998, Strategic Timber entered into a cutting contract whereby the buyer was granted the right to cut approximately 625 acres of timber. Upon closing the contract, Strategic Timber received an advance payment of approximately $450,000. The contract became effective on December 29, 1998 and expires on December 31, 2000.

     Strategic Timber also entered into an agreement in December 1998 with its President and Chief Executive Officer, C. Edward Broom, to sell to Mr. Broom for $3.0 million approximately 6,700 acres of agricultural land that was acquired as part of the Louisiana property without any separate determination of cost. The sale was effected to provide a source of cash for Strategic Timber to make required payments of bank debt. Mr. Broom and other members of management determined this purchase price to produce the necessary funds to make these payments. The purchase price does not necessarily reflect the price Strategic Timber might have been able to obtain if the property had been fully prepared for sale and exposed to the market for a sufficient period of time to produce the highest price. To protect Strategic Timber's economic interest in the property, Mr. Broom has agreed that Strategic Timber may repurchase the property at any time before December 31, 2000 at the price paid by Mr. Broom, plus a pro rata annual increase at the rate of 8%, compounded annually. See "Transactions with Related Parties."

     On December 29, 1998, Strategic Timber II entered into a contract granting Kinzua Resources, LLC the right to harvest timber on a tract in the Pacific Northwest properties (approximately 42,000 acres). The contract is in the form of a timber deed where risk of loss passed to Kinzua Resources for the duration of the contract. The contract expires September 30, 1999. Kinzua Resources may harvest any timber on the defined acreage during the period of the contract. After the contract expires, any standing timber on the tract reverts to Strategic Timber II. Kinzua Resources paid approximately $5.6 million for these rights, none of which is refundable. Accordingly, Strategic Timber II recognized revenues for the full value of the contract during the period ended December 31, 1998. Kinzua Resources, which operates sawmills, is controlled by Gregory M. Demers, a continuing investor. See "Transactions with Related Parties."

     Revenues, net income and cash flow from our operations will be dependent to a significant extent on our ability to harvest timber at adequate levels. Among other factors, conditions that may restrict harvesting of our timberlands include insect infestation, severe weather, fire, natural disasters and other causes beyond our control. As is typical in the forest products industry we do not, and likely will not, maintain insurance coverage with respect to damage to our timberlands. Even if such insurance was available, the cost would be prohibitive.

     The harvesting of timber is also subject to a variety of state and federal laws and regulations, including environmental, threatened and endangered species and habitat for such species, and air and water quality. These laws and regulations are modified from time to time and are subject to judicial and administrative interpretation. Pending regulatory and legal matters or future governmental regulations, legislation or judicial or administrative decisions may have a material adverse effect on our financial position, results of operations or liquidity. See "Risk Factors -- Environmental and endangered species regulations restrict timber harvesting and may otherwise restrict our ability to conduct our business" and "Business and Properties -- Federal and State Regulations."


     Strategic Timber and Strategic Timber II have made limited capital expenditures to date. Upon the completion of this offering and the formation transactions, we plan to make capital expenditures in the form of reforestation and silvicultural activities on all of our timberlands. These activities will include thinning, the planned conversion of uneven-aged pine forests to even-aged plantations, and road building and maintenance. These expenditures are expected to be approximately $2.0 million during 1999. In addition, we have engaged Mason, Bruce & Girard, Inc., an independent forestry consultant, for a fee of approximately $1.3 million to develop timber harvest plans with respect to our Coastal forest to be submitted to the California Department of Forestry and Fire Protection. See "Business and Properties -- Initial Timberland Properties."



     On April 12, 1999, our Board of Directors declared a $0.175 distribution per share of common stock, prorated for the partial quarter between the closing of this offering and June 30, 1999. The distribution will be payable only if we complete the formation transactions and this offering no later than June 30, 1999. Assuming we complete this offering on or about May 15, 1999, the aggregate amount that we would distribute to our shareholders would approximate $1.5 million, or $1.7 million if the underwriters exercise in full their over-allotment option. We intend to fund this distribution using operating cash flow or borrowings under our new credit facility, as permitted by this facility.


YEAR 2000

     The Year 2000 issue refers to the problems that may arise from the improper processing of dates and date-sensitive calculations by computers and microprocessors embedded in other systems as the year 2000 approaches and is reached. Historically, most computer hardware and software and other systems have used two digits to determine the year in a date. For example, the year 1975 would be identified by 75. Therefore, some systems cannot distinguish dates in the 2000s from dates in the 1900s.

     To address this issue, we have taken an inventory of all of our information technology, or IT, systems, such as computer hardware and software, and non-IT systems, such as fire alarms, and have assessed the readiness of these systems for the year 2000.

     We use personal computers and personal computer-based applications in our daily operations. Because we purchased most of the hardware and software for these systems during 1998, we believe that most of our IT systems should already be Year 2000 compliant. We have received assurances from the manufacturer that the personal computers we purchased are Year 2000 compliant. To verify this, we have tested our hardware, all of which appears to be Year 2000 compliant. In addition, we have begun to assess the readiness of software packages we use, including our geographic information system. In most cases, we have received assurances from the manufacturers of these software packages that the programs are Year 2000 compliant. We are currently in the process of obtaining these assurances in writing. We expect that testing on software applications will be completed by the end of the second quarter of 1999.


     Due to our recent formation, and because of Pioneer's historical methods of operations, there are a limited number of non-IT systems requiring assessment. Accordingly, our Year 2000 compliance plans involve assessing and testing IT systems first and non-IT systems second. The Year 2000 compliance of non-IT systems has not yet been assessed. We expect to assess these systems beginning in the second quarter of 1999.

     We rely on our customers for revenue and rely on vendors for services, including inventory tracking, reforestation, and other services. Inadequate Year 2000 compliance programs by these parties could have an adverse effect on our operations. For instance, if customers become unable to pay, our receivable balances would increase, affecting cash flows. If vendors provided inaccurate inventory data, our harvest plans would not be optimized. Our most significant vendors are independent scaling bureaus in the Pacific Northwest that measure the volume of timber harvested by our customers. They record and transmit data relating to measured volumes electronically using computer software. If this software is not Year 2000 compliant, measurements could be inaccurate or we would have to rely on manual calculation and delivery of measurement data. We are currently writing to the scaling bureaus and other key vendors, suppliers and customers to determine the status of their Year 2000 compliance programs. We expect to have all responses accumulated by the end of the second quarter. We have not developed any contingency plans in the event any of our key vendors is not compliant at this time. We will develop contingency plans, if needed, after assessing the responses we receive from our vendors and suppliers.

     On a combined basis, we have spent less than $10,000 through December 31, 1998 on our Year 2000 compliance programs. We expect to spend approximately $15,000 during the remainder of 1999 to address the Year 2000 issue.


     We believe that our most reasonably possible worst case scenario related to the Year 2000 issue is that our key information systems, such as our geographic information system, will not be Year 2000 compliant. We also would have operational difficulties if the parties who measure the volumes of timber harvests, which may be our customers or independent scaling bureaus, are unable to record and transmit data because they are not Year 2000 compliant. If this or any other component of our Year 2000 compliance plan is not adequately completed prior to January 1, 2000, we can operate our businesses manually until such time as all systems become compliant. We do not expect that the short-term manual operation of our businesses would have a material adverse effect on the financial condition or results of operations.


     We cannot be certain that we have identified all potential Year 2000 issues or that we will be Year 2000 compliant by January 1, 2000. Non-compliance by us or our key vendors and customers could have a material adverse effect on our future results of operations or financial condition.

MARKET RISK


     Financial market risk is the risk of loss from adverse changes in financial market prices and rates. Our principal financial market risk is related to changes in interest rates because we borrow money based upon variable rates of interest. For debt obligations as of March 31, 1999, the table below presents principal cash flows and related weighted average interest rates by expected maturity dates.



                                                                                                                       INTEREST
                                                                                                                         RATE
                                                                                                                     AT MARCH 31,
                                  1999          2000          2001          2002           2003          TOTAL           1999
                               -----------   -----------   -----------   -----------   ------------   ------------   ------------
Fixed Rate Debt:
 Strategic Timber II bridge
   loan......................  $35,000,000   $        --   $        --   $        --   $         --   $ 35,000,000       9.06%
                               ===========   ===========   ===========   ===========   ============   ============
 Interest rate...............         9.06%          --%            --%           --%            --%          9.06%
                               ===========   ===========   ===========   ===========   ============   ============
Variable Rate Debt:
 Strategic Timber bridge
   loan......................  $85,000,000   $        --   $        --   $        --   $         --   $ 85,000,000       9.00%
 Strategic Timber Partners
   credit facility...........           --            --            --            --    139,297,034    139,297,034       7.50%
 Strategic Timber II term
   loan......................    2,500,000    13,750,000    27,500,000    36,250,000    120,000,000    200,000,000       7.57%
 Strategic Timber II
   revolving credit
   facility..................           --            --            --            --     52,950,000     52,950,000       7.55%
                               -----------   -----------   -----------   -----------   ------------   ------------
 Total variable rate debt....  $87,500,000   $13,750,000   $27,500,000   $36,250,000   $312,247,034   $477,247,034
                               ===========   ===========   ===========   ===========   ============   ============
 Weighted average interest
   rate......................         8.96%        7.57%          7.57%         7.57%          7.54%          7.80%
                               ===========   ===========   ===========   ===========   ============   ============



     The carrying value of our debt approximates its fair value.



     None of these debt obligations mature after 2003. Maturities of debt obligations at March 31, 1999 were not significantly different from those at December 31, 1998. The table below reflects the weighted average interest rates, by maturity date, at March 31, 1999 and December 31, 1998 for our variable rate debt:



MATURITY                                                      MARCH 31, 1999    DECEMBER 31, 1998
--------                                                      --------------    -----------------
1999........................................................       8.96%              9.21%
2000........................................................       7.57%              7.85%
2001........................................................       7.57%              7.85%
2002........................................................       7.57%              7.85%
2003........................................................       7.54%              7.85%



     To lessen our risks associated with changing interest rates, we have entered into interest rate swap agreements. Under our swap agreements, we must pay a third party, often called a counterparty, a fixed interest rate on a specific amount of money, or notional amount. In turn, the counterparty pays us interest on the notional amount at a rate that is tied to a fluctuating market rate. The fluctuating rate is calculated on periodic calculation dates based on a three month maturity of LIBOR. In most instances under our swap agreements, the net amount that we either pay or receive is determined on each calculation date and then we either receive or make a payment three months after the calculation date.



     Swap agreements serve to protect us against rising interest rates and the counterparty against falling interest rates. If interest rates rise, then the amount that we receive from the counterparty increases. We use this additional amount to pay the increased market rate for borrowings under our credit facility. If interest rates decrease, then the amount that the counterparty would receive from us increases. We would be required to pay the counterparty interest on the notional amount equal to the difference between the higher fixed rate and the lower market rate. The lower market rate of interest on our credit facility would offset our payments to the swap counterparty. Although the swap agreement limits our risk to rising interest rates, it also minimizes our benefit if interest rates decrease.



     However, swap agreements do not completely protect us from increases in interest rates. At March 31, 1999, the total notional amount represented by all of our swap agreements was $200.0 million, although we had $512.2 million in total borrowings under our debt instruments as of that date. The table below presents notional amounts, maturities, interest rates and fair values for all of Strategic Timber's and Strategic Timber II's interest rate swap obligations at March 31, 1999. The fair value of the swap represents the amount that Strategic Timber or Strategic Timber II would have to pay to terminate the swap. The aggregate fair value of our swaps was approximately ($7.6 million) at December 31, 1998.



                                                     VARIABLE RATE AT
                                                      MARCH 31, 1999          FAIR VALUE
     NOTIONAL                             FIXED    ---------------------      OF SWAP AT
      AMOUNT           MATURITY DATE      RATE     RATE      BASED ON       MARCH 31, 1999
-------------------  ------------------   -----    -----   -------------   -----------------
Strategic Timber
$100,000,000         May 13, 2002         5.99%    5.00%   3 Month LIBOR      ($1,555,728)
Strategic Timber II
$25,000,000          October 14, 2003     6.69%    5.06%   3 Month LIBOR       (1,299,048)
$25,000,000          October 14, 2003     6.69%    5.06%   3 Month LIBOR       (1,206,329)
$50,000,000          September 30, 2003   5.77%    5.06%   3 Month LIBOR         (424,215)
                                                                              -----------
                                                                              ($4,485,320)
                                                                              ===========



     Our new credit facility will require us to enter into swap agreements for at least $100.0 million in total notional amount. Accordingly, we will terminate our existing swap agreements. Assuming that we terminated these agreements on March 31, 1999, we would have recognized a loss of approximately $4.5 million before allocation to minority interests. We intend to enter into new swap agreements with terms that are similar to our existing swaps, although we cannot assure you that this will be the case. In addition, we expect that we will not incur any material costs in connection with entering into new swap agreements.


     It is likely that the total notional amount of new swaps we enter into will be less than the total borrowings under the new credit facility. This means that the interest payments we recover from all counterparties under our swap agreements may be much less than the total amount of any additional interest we must pay to our lenders if interest rates increase. Despite any shortfall in interest rate protection, we would be required to pay the excess interest to the lender whenever a payment is due under the terms of the credit facility.

     Our protection under our interest swap agreements may be limited further by the timing of interest rate calculations between the swaps and our credit facility. The floating interest rate under our swap agreements is usually determined three months in advance. However, under our credit facility, our interest rate may be based on the prime lending rate, which is recalculated every day. If interest rates climb in the short term, the interest we pay on the credit facility may increase without any immediate adjustment to the payments we receive from our counterparties under our swap agreements. Ultimately, the expense associated with our swaps may be greater than the benefit. If we desire to terminate them, we may be unable to do so because the terms of our new credit facility will require us to maintain swaps with at least $100.0 million in notional amount during the life of the facility.

     When we enter into swap agreements, we are subject to a risk called counterparty credit risk. This term refers to the risk that the counterparty will not be able to perform its obligations under the swap agreement. We limit our exposure to counterparty credit risk by entering into swap agreements only with recognized dealer banks and financial institutions. We expect these institutions will be able to perform their obligations under our swap agreements.

     Borrowers who enter into swap agreements are also subject to the risk that the swap agreement may be legally unenforceable. However, we attempt to minimize this risk by entering into swap agreements governed by state or U.S. law with large U.S. banks. Currently, none of the counterparties to our existing swaps has sold any of them to a third party.

     Strategic Timber and Strategic Timber II incurred $254,827 and $189,108, respectively, of net interest expense in 1998 relating to swap agreements.

                            BUSINESS AND PROPERTIES


     Timber industry terms used in this section are defined in "Glossary of Selected Timber Industry Terms" beginning on page 144 of this prospectus. In this section we refer to timber volumes in terms of board feet, which is the standard for measurement in the western United States, and tons, which is the standard in the southeastern United States. To aggregate our holdings, we have in some cases converted board feet or tons to cunits. Each cunit is equal to 100 cubic feet of timber. We convert one thousand board feet of timber to 2.25 cunits, and one ton of timber to 0.3525 cunits.



     Where indicated, information contained in this section was provided to us by Mason, Bruce & Girard, Inc. and Canal Forest Resources, Inc., independent forest resource consulting firms. We paid these firms for their services. Reports of Mason, Bruce & Girard and Canal Forest Resources have been filed as exhibits to the registration statement of which this prospectus is a part.


OVERVIEW

     WE OWN AND SELL TIMBER

     We acquire, own and manage timberlands and sell timber. We intend to acquire additional timberlands and capitalize on the growing trend toward consolidation of timberland ownership.


     We currently own approximately 448,000 acres of timberlands in the states of California, Louisiana, Oregon and Washington. Our timberlands contain a total of approximately 5.7 million cunits, or approximately 2.54 billion board feet, of a variety of species of merchantable timber. Merchantable timber is an inventory classification based on the size, length and volume requirements of a particular market. Timber is considered merchantable in a particular timber market when it meets the minimum size and usable volume that is suitable for sale for commercial uses in that market.



     Classifying timber inventory as merchantable does not mean that we plan to harvest it immediately. Particular timber is harvested in accordance with timber harvest plans, which contemplate harvests over long periods of time and subject to limitations imposed by law and prudent forest management. According to Mason, Bruce & Girard and Canal Forest Resources, approximately 87% of our merchantable timber is sawtimber. Sawtimber is timber that is of sufficient size and quality to be manufactured into lumber or plywood. Sawtimber is more valuable than timber of the same species that can be converted only into pulp, paper products or other wood products. We can sell the remaining 13% of our merchantable timber as pulpwood.


     Our timberlands contain substantial inventories of premium species and grades of timber with a variety of end uses. When we refer to "premium" species of timber, we mean species whose market value is among the highest in the specific geographic area where it is located. This market value is based upon the size, quality and end uses of the species. Approximately 4.0 million cunits, or 70.3% of our total merchantable timber volume, consist of premium softwood species, such as Douglas-fir, second-growth redwood, southern pine, ponderosa pine and cedar. Approximately 18.2% of our merchantable timber volume consists of other softwood species and the remainder consists of hardwood species.


     Our timberlands are located near approximately 137 mills, called timber conversion facilities, that convert the timber we sell into wood products, such as lumber, plywood, paper and wood pulp. Some of these mills are owned by forest products companies that also own standing timber. Based on market surveys that Mason, Bruce & Girard prepared for us and our own assessment of markets in Louisiana, annual total consumption of timber within the markets that we serve is over 7.2 billion board feet. Over each of the next five years, we plan to sell approximately 3% of this amount from our initial timberlands. Based on these facts, we believe that our timberlands are located in active and competitive markets for timber, including sawtimber.


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     WE FOCUS ON GENERATING CASH

     Our revenues will come primarily from the sale of timber. We do not have the cash operating expenses, working capital needs and capital expenditures associated with lumber mills, paper mills or other timber conversion facilities.


     As timber is harvested under timber cutting contracts, we will record revenues. Accounting rules require us to reduce recorded income by a non-cash depletion charge against our investment in the harvested timber. This depletion charge will materially reduce any income that can be recorded for accounting purposes from the sales of timber in years immediately following our acquisition of timberlands. However, this charge will not reduce cash available to us for distribution or reinvestment. As a result, we believe the cash we generate from our operations will exceed our earnings for accounting purposes.


     We will elect to be taxed as a REIT for federal income tax purposes. Because most of our net income will be treated as capital gains, the tax rules that generally require REITs to distribute 95% of their ordinary income to shareholders will not affect us. We intend to use this flexibility to retain a substantial part of the cash we generate to acquire additional timberlands.

     HOW WE OPERATE AND RECOGNIZE REVENUE

     We sell standing timber rather than delivered logs, which are the cut segments of the tree. We enter into timber cutting contracts with third parties that require them to harvest and pay for standing timber. These parties include forest products companies and, less frequently, brokers and loggers.

     In selecting timber to be sold for harvesting, we evaluate all of our timberlands as a whole. We take into account, among other factors, the relative maturity levels and current productivity of tracts available for harvest, the strength of local markets and the desirability of reforesting a particular area. This approach allows us to increase the overall growth rate of our timber and better balance the age class distribution of our holdings. Once we have identified specific timber tracts to be offered for harvest, we will either seek sealed bids from prospective buyers or negotiate a purchase with one or more buyers. After we have found a suitable buyer, we will enter into a cutting contract with the buyer.


     Under cutting contracts, the buyer, at its expense, is required to cut the purchased timber and haul the logs to its own conversion facility, or to another purchaser to whom it is reselling. Our contracts with auction buyers typically range from three to 18 months in length. We currently have negotiated contracts which extend for up to six years, and we may enter into longer term contracts in the future. Contracts with terms of two years or more provide for price adjustments at least annually and typically require the buyer to cut minimum amounts of timber each year. Within these limits, the buyer has discretion as to when it harvests our timber, although buyers typically begin their harvests as soon as practicable after entering into contracts with us. Title to and risk of loss of the timber passes from us to the buyer when the timber is cut.



     For accounting purposes, we recognize revenue at the time the buyer cuts and takes title to the timber. Under our cutting contracts, the buyer generally pays us when it cuts the timber. Many of the contracts require the buyer to pay us a portion of the expected value of the timber at the inception of the contract. The aggregate advance payments under our cutting contracts existing at March 31, 1999 represent approximately 16% of the total expected 1999 annual payments for harvests under these contracts, and are offset as the buyer harvests the timber. We do not escrow these advance payments and are free to use them in our business for any purpose.



     We may have to refund some or all of these advance payments in two circumstances. First, if a casualty, such as fire, storm or disease, destroys so much of the timber subject to the contract that the remaining balance of the advance payment cannot be offset by the value of actual harvests, we will refund this difference. Second, if the buyer breaches its contractual obligation to harvest the timber, we will offset our damages from the buyer's breach of the cutting contract against any remaining balance of advance payments and refund any difference to the buyer. Our damages are sometimes specified as liquidated damages in our contracts. In other cases, the refunds would be offset against our actual damages. If our

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


damages exceed the remaining balance of advance payments, the buyer will remain liable to us for this difference.


     We expect our revenues will be seasonal. Rain in winter and our fire prevention measures in spring and summer limit timber harvesting on the Louisiana property. Similarly, harvesting on the Pacific Northwest properties is typically interrupted for periods during the winter and spring due to snow and melting snow, and occasionally in the late summer due to fire prevention measures. We expect that our financial results in the first and fourth quarters may be materially affected by winter rain and snow. Our financial results in the second and third quarters may be materially affected by the risks of fire.

     In addition to cutting contracts, we also expect to derive revenues from several other sources. We will grant hunting, grazing, camping and other rights of access to approved hunting clubs and individuals. These hunting leases and other rights will both produce revenues and help us to maintain and protect our properties. From time to time, we expect to make incidental sales of portions of our properties that have a higher and better use than the long-term production of timber.

     After a timber tract has been harvested, we reforest the tract as soon as practicable, generally within the next twelve months. We reforest using independent contractors working under our supervision. The costs of reforestation represent the majority of our capital expenditures.

     OUR OPERATING COSTS ARE LOW

     We have a low-cost operation because we perform few of the "on the ground" functions required to harvest timber. We sell standing timber and do not cut timber directly or hire third-party loggers to cut our timber. Instead, buyers under cutting contracts are responsible for cutting and transporting timber. By limiting our expenses, we expect to maintain higher operating margins on our timber sales than if we cut and removed timber ourselves.

     Most of our operating costs are fixed and consist of employee salaries and benefits and the costs of our facilities and supplies. Until recently, we utilized a third-party forest management firm to manage our Louisiana property. Currently, our employees manage all of our timberlands. However, we may engage third-party forest management firms for consulting services. We believe that our current staffing and facilities are sufficient to manage our current timberland holdings as well as additional timberlands that we may acquire within the next few years.

BUSINESS STRATEGY

     OUR OBJECTIVE IS TO MAXIMIZE LONG-TERM SHAREHOLDER VALUE

     We intend to:

     - focus on owning timberlands and selling timber for harvest, not on owning or operating lumber mills or other timber conversion facilities;

     - acquire additional timberlands that will increase our ability to generate cash and enhance the overall value of our timberlands;

     - actively manage our timberlands to enhance timber growth; and

     - develop timber selling and reforestation plans to increase the long-term value of our timberland portfolio.

     WE FOCUS ON OWNING AND SELLING TIMBER

     We intend to focus on timberland ownership and selling timber for harvest, which we believe will enable us to:

     - avoid the conflicts that frequently arise within the paper and forest products industry between providing consistent timber supplies to captive mills and managing a forest for growth in order to increase timberland value; and

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

     - increase the value realized from our timber resources by selling our timber to the highest bidder in each market in which we participate rather than to captive mills.

     WE ACQUIRE TIMBERLANDS TO GENERATE CASH AND ENHANCE LONG-TERM VALUE

     As an owner of timberlands and a seller of timber, as opposed to an owner or operator of timber conversion facilities, we are a natural acquiror of timberlands from a variety of potential sellers. We believe that U.S. timberland ownership will continue its recent trend of consolidation. Specifically, we believe that timberland ownership will continue to shift from forest products companies that also own mills to companies that solely own and manage timberlands. Furthermore, we expect to see some small landowners sell their timberlands to larger organizations that have greater financial resources and can provide professional management of the timberlands.

     We believe that forest products companies frequently view their timberland assets as a means of assuring supply to, and profitability of, their mills without considering separately the current value of their timber resources. We believe that these companies are under increasing pressure to realize the value of their timberland assets by selling or monetizing them. We believe that we may be viewed by these companies as a preferred purchaser of their timberlands because we do not compete with their manufacturing operations.

     Smaller private timberland owners who seek to diversify their timberland ownership and obtain liquidity also present us with acquisition opportunities. We believe that small timberland owners lack the scale of operations needed to efficiently manage their timberland assets. Private landowners may be reluctant to make outright sales of their timberlands, even if they would like additional liquidity, because sales may trigger taxes or be inconsistent with their estate plans. These issues can often be compounded by irregular cash flow from smaller timberland tracts.

     According to the most recent U.S. Forest Service estimates, approximately 490 million acres of timberlands in the United States are owned by non-government owners. The largest non-government owner holds less than 3% of all U.S. timberlands. We believe this fragmented ownership of timberlands presents us with a wide variety of potential timberland acquisition candidates. We intend to take advantage of these acquisition opportunities by:

     - retaining a significant portion of our internally generated cash for timber acquisitions;

     - maintaining financial flexibility through a conservative capital structure with a target debt-to-total market capitalization ratio of approximately 40%, which we believe will better enable us to fund acquisitions when opportunities arise;

     - using units in our operating partnership as a form of consideration for acquisitions, an approach that will permit the seller to defer taxes and achieve liquidity and professional management; and

     - accessing capital markets to provide additional funds for acquisitions.

     Through acquisitions of timberlands, we intend to broaden and enhance the value, marketability and diversity of our timber portfolio. We evaluate each proposed acquisition based on the specific characteristics of the property. Our evaluation criteria include:

     - volume of merchantable and premerchantable timber on the property;

     - productivity of the property's soils;

     - growth rates of timber on the property;

     - regional market supply and demand factors affecting the property;

     - the proportion of sawtimber on the property;

     - whether the acquisition will enhance the mix of species or diversify the ages of timber in our timber portfolio; and
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

     - environmental and endangered species conditions, including restrictions on harvesting that could limit the amount of timber that can be cut.

     We look for properties that present opportunities to increase cash flow and derive more value from the property than the seller is obtaining. We seek to derive additional cash flow and value by:

     - modifying a property's timber selling plan in ways that may not be feasible for the seller given the size and composition of the seller's timber portfolio or the seller's purpose in holding the timberlands -- for example, as a source of raw material supply for a given mill;

     - targeting high-value uses for our timber -- for example, selling tall, straight trees to be used for poles rather than for sawtimber or pulp;

     - developing an industry brand name based on the size and quality of our timber portfolio;

     - implementing cost saving opportunities available by managing the acquired timberlands as a component of our total portfolio; and


     - leasing tracts for recreation, grazing, hunting and other activities not related to timber production and selling tracts which are suited for better and more valuable uses, such as for residential or commercial development.


     Based on the substantial prior timberland acquisition experience of our management, we believe that we can acquire timberland properties on more favorable terms through private negotiations rather than through competitive auctions. Accordingly, we intend to pursue privately negotiated acquisitions as our principal means of acquiring timberlands.

     Our principal focus for acquisitions will be on timberlands located within developed markets in the continental United States. Developed markets are areas with a number of independent lumber mills, paper mills or other timber conversion facilities sufficient to create competition for our timber.

     We also intend to explore potential timberland acquisition opportunities in Latin America and in other active timber growing regions of the world. We currently intend to limit our ownership of non-U.S. timberlands to no more than 20% of our asset portfolio. We intend to seek non-U.S. timberlands with values that are depressed relative to those in the United States. Prices of non-U.S. timberlands may be depressed due to undeveloped or underdeveloped forestry management plans, markets or infrastructure. Based on the experience of our management, we believe many timberland acquisition opportunities outside of the United States can provide higher risk-adjusted returns due to low-cost labor, land, and energy, fertile soils and favorable climates, in combination with the introduction of modern forestry practices and improved product marketing.

     WE EMPLOY ACTIVE FOREST MANAGEMENT PRACTICES TO ENHANCE TREE GROWTH

     Tree growth is a major driver of timberland returns. We employ advanced forest management practices, also called silviculture, to enhance this growth, improve the quality of our timber and reduce the time required for a tree to be ready for harvesting. The application of silvicultural practices such as choosing seedlings with superior genetic characteristics, fertilizing, pruning, thinning and controlling pests and diseases, can improve both tree growth rates and wood quality. We employ professional forest managers who are experts in applying these silvicultural techniques to our local forests and tree species.

     WE DEVELOP HARVEST AND REFORESTATION PLANS THAT INCREASE LONG-TERM PORTFOLIO VALUE

     We believe that good silvicultural practices will produce both financial and environmental benefits. Our strategy is to design forest management plans to bring each of our forests into a balanced state. A balanced forest contains a roughly equal number of acres of trees of each age class from newly planted seedlings to mature trees. Once a forest reaches a balanced state, we intend to manage it to generate predictable, consistent and sustainable annual timber harvests and cash flow. An additional benefit of

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

active forest management is that the actively managed forest is more resistant to the threats of fire, pests and disease than a forest left purely in its natural state.

     We intend to develop operating plans for each of our properties. These operating plans include site-and species-specific harvest and reforestation plans. While we establish plans for our portfolio as a whole, we maintain the flexibility to increase or decrease harvest levels and alter the species mix and location on each of our timberlands in response to local market conditions. Finally, to enhance values in the future, we engage in an active reforestation program, planting species well suited for local soils and markets.


     We use a computer system called a geographic information system in the management of our timberlands. A geographic information system is a computerized database and mapping system that links physical locations on a map with associated data. This integrated database can then be used as a decision tool and a mapping tool in the forest management process. Our geographic information system data, which we will continue to compile, includes detailed topographical field maps for our timberlands describing the characteristics, including age, species, size and other characteristics of our timber.



     With the aid of our geographic information system, we will be able to manage our timberland portfolio actively, track inventory and develop site-specific harvest plans. We will also be able to monitor other critical aspects of our timberlands as required, such as the location of roadways or wildlife nesting areas. We expect to use our geographic information system to analyze the impact that new legislation may have on our timberlands by modeling the effect of the legislation on our timberland portfolio. We will also use our geographic information system to evaluate potential acquisition opportunities.



     Many of our competitors and smaller timberland owners do not utilize a geographic information system, mainly due to the relatively high initial cost and to the length of time necessary to collect sufficient data to optimize its use. Thus, we believe our geographic information system will give us an advantage over our competitors who do not use this system.


OUR COMPETITIVE STRENGTHS

     WE HAVE EXPERIENCED MANAGEMENT WITH SIGNIFICANT OWNERSHIP

     C. Edward Broom, Christopher J. Broom, Thomas P. Broom, Vladimir Harris and Joseph E. Rendini founded Strategic Timber in April 1998. These individuals collectively have substantial experience in acquiring, owning and managing timberland assets. Since 1985, they have collectively participated in a series of timberland investments in the United States, Latin America and New Zealand, as principals, investment managers and investment advisors.

     Our founders have hired both former colleagues and advisors with whom they have worked successfully in the past. These individuals have diverse experience and expertise in our key areas of timberland acquisition, operation and management.

     Upon completion of this offering, management will beneficially own 1,605,723 shares of common stock and partnership units, representing 7.2% of the shares of common stock and partnership units that will be outstanding. We believe that management's equity ownership in Strategic Timber and Strategic Timber Partners aligns the interests of management and shareholders.


     OUR PORTFOLIO OF TIMBERLANDS IS WELL DIVERSIFIED BY GEOGRAPHIC LOCATION, SPECIES AND END USES


     Geographic Location. Our initial portfolio of 448,000 acres of timberlands is well diversified by geographic region. Approximately 35% of our merchantable timber is located in Louisiana, 34% in coastal California, 14% in Oregon, 12% in interior California, and 5% in Washington. We intend to enhance this geographic diversity through acquisitions by increasing our ownership in less dominant regions and expanding to new areas.

     Species. Our timberlands support a variety of species, including Douglas-fir, southern pine, second-growth redwood, western pine, hemlock, red cedar and hardwood. Southern pine and Douglas-fir each account for about one-quarter of our merchantable timber, and second-growth redwood and ponderosa pine

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

account for approximately 16% and 7% of our merchantable timber, respectively. Other softwood species account for approximately 15% and hardwood accounts for approximately 11% of our total merchantable timber portfolio.

     End Use Market. We sell timber for a variety of end uses. Our pine sawtimber in Louisiana and Douglas-fir in the western states is usually converted into lumber for construction purposes. Our California and Oregon ponderosa pines are processed into construction lumber, but also are used to make molding, doors, windows and furniture. Second-growth redwoods produce highly durable lumber, which is used for decks and patios. Most of our hardwood inventory is processed into wood pulp and, ultimately, into various paper products. Because our timber can be used in many applications, we can sell our trees to a variety of different timber conversion facilities.

     WE FOCUS ON OWNING AND MANAGING TIMBERLANDS


     We own and manage timberlands but do not own or operate timber conversion facilities. Paper and forest products companies that have substantial timberland holdings may view us as a preferred purchaser when considering the disposition of their timberlands, because we do not directly compete with their manufacturing operations.


     OUR REIT STRUCTURE WILL BENEFIT OUR SHAREHOLDERS

     We intend to operate as an umbrella partnership real estate investment trust, known as an UPREIT, which means we will own timberlands indirectly through our operating partnership. We believe the UPREIT structure will offer the following benefits to our shareholders:

     - TAX EFFICIENCY -- Our REIT structure, coupled with our focus on timberland holdings, will provide substantial tax advantages, including:

      - a single tax on virtually all, if not all, of our taxable income whether or not distributed, rather than a tax at both the corporate and shareholder levels;

      - a substantial timber depletion allowance that will reduce our taxable income, without reducing our cash flow;

      - treatment of distributions to our shareholders either as tax-free return of capital or as capital gain;

      - flexibility to retain and reinvest cash primarily for timber acquisitions, rather than making tax-mandated distributions to shareholders; and

      - generally, no unrelated business taxable income to our tax-exempt shareholders.

     - ATTRACTIVE ACQUISITION CURRENCY -- We may be able to structure timber acquisitions in a way that will permit a seller to obtain liquidity by exchanging timberland for operating partnership units without incurring tax at the time of the disposition. This may enhance our ability to complete acquisitions on terms that are more favorable to us.

TIMBER INDUSTRY OVERVIEW

     TIMBER AS AN ASSET CLASS

     We believe that timber represents an attractive asset class for a number of reasons, including the following:

     - REGENERATION -- Timber is a growing and renewable asset, unlike natural resources such as minerals, oil and natural gas.

     - PREDICTABLE GROWTH -- Trees grow predictably and, as they grow, they become worth more per unit of volume because they have higher value end uses. For example, solidwood products, which are

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

       made from larger trees, are a higher value end use for timber as compared to pulp or paper products, which are typically made from smaller trees.

     - HARVEST FLEXIBILITY -- As an independent timberland owner, we have substantial flexibility to enter into new cutting contracts to generate additional timber sales when local timber prices are high. When local timber prices are low, we can avoid entering into new cutting contracts and let our timber continue to grow.


     - FAVORABLE LONG-TERM WORLDWIDE SUPPLY/DEMAND FUNDAMENTALS -- According to the 1997 State of the World's Forests report prepared by the United Nations' Food and Agricultural Organization, demand for wood and wood products has historically been correlated to population growth, economic development and standards of living, which are forecast to continue to increase. By contrast, we expect that worldwide timber supplies will be constrained relative to demand.


     - HISTORICAL REAL PRICE APPRECIATION -- Domestic timber prices have, over the long term, increased at rates in excess of inflation. The U.S. Forest Service estimates that, from 1967 to 1997, prices for Douglas-fir, ponderosa pine and loblolly pine increased at average rates of between 7% and 9% per year, or between 2% and 4% per year after adjusting for inflation.

     PRODUCTS AND MARKETS

     We sell the timber harvested from our timberlands for processing as either sawtimber or pulpwood by facilities located generally in close proximity to our timberlands. Sawtimber typically is converted into lumber, plywood and other solidwood products. The harvested timber that is of insufficient size or quality to be converted into lumber or other solidwood products is sold for conversion into pulp, paper and engineered wood products. The lumber, pulp, paper and other wood products are then distributed in domestic and international markets. Timber markets, while regional in terms of purchasers of timber, are impacted by the availability and cost of timber from other regions and by global economic conditions.


     All timber that we categorize as merchantable is suitable for sale for some commercial purpose, but we do not intend to harvest all of our merchantable timber immediately. Over time, we intend to control the continued growth and harvest of trees in our forests to manage them responsibly in accordance with accepted forest practices and regulations. For example, on appropriate sites, we intend to allow trees that are merchantable for lower value uses, such as pulp, to grow into higher-value timber, such as sawtimber. We also include trees in our merchantable timber inventory that may not be immediately available for harvest under applicable law. Mason, Bruce & Girard and Canal Forest Resources have confirmed with us that our timber inventory practices are consistent with industry practice. See "-- Initial Timberland Properties -- Methodology for Determining Inventories" and "-- Federal and State Regulations."



     Based on inventories prepared by Mason, Bruce & Girard and Canal Forest Resources, approximately 87% of our merchantable timber inventory is in the form of sawtimber that can be manufactured into solidwood products. The remaining 13% is timber that we can sell as pulpwood. Our objective is to sell sawtimber instead of pulpwood. We achieve this goal by allowing our trees to mature into sawtimber instead of cutting them for sale as pulpwood. However, we may cut and sell pulpwood as part of our thinning and forest management practices.


     TIMBER DEMAND, SUPPLY AND PRICES

     Demand. Demand for timber depends upon the markets for wood products, including lumber, plywood, pulp and engineered wood products. Because these markets are impacted by changes in domestic and international economic conditions, demand for these products can experience significant fluctuations. Regional timber demand can also fluctuate due to changes in operating rates or the number and size of wood conversion facilities within the region.

     Our timber portfolio consists primarily of softwood timber. Douglas-fir, southern pine, second-growth redwood, ponderosa and sugar pine, hemlock, cedar and white fir are the most prevalent softwood species on our timberlands. Currently, approximately 11% of the volume of our merchantable timber consists of hardwoods.

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

     A substantial portion of softwood timber is converted into lumber. Demand for lumber is primarily impacted by the home construction, repair and remodeling markets and the industrial construction market. Because of the structural strength and stability of Douglas-fir and southern pine lumber, their most important use is for construction lumber. Douglas-fir is particularly well-known for its appearance and hard surface quality. Sugar and ponderosa pines are used primarily for new construction as well as for decorative purposes such as molding, doors, windows and furniture. These pines are recognized for their strength, durable surface and appearance. Second-growth redwood is also converted into premium-grade lumber used primarily in applications where appearance and durability are important, such as residential porches and decks. Second-growth redwood is known for its natural beauty, superior ability to retain paints and finishes and resistance to decay, insects and chemicals. As a result, second-growth redwood is not generally used to produce lumber for construction and its price has historically been less volatile than that of other premium softwood species.

     The most common applications for hardwood sawtimber include furniture, flooring and moldings. Thus, demand for hardwood sawtimber is generally less susceptible than softwood timber to fluctuations in construction activity. Most of the hardwood timber on our initial timberlands is pulpwood, usable for paper and other commodity applications rather than specialty applications such as furniture.

     Some timber species grown on the U.S. west coast, such as Douglas-fir and hemlock, have historically experienced significant demand in the Japanese markets. These products have strength, appearance and stability characteristics that have historically been highly valued in Japan and, as a result, have attracted higher prices than would have been realized if sold in the domestic market.

     U.S. log exports have declined steadily over the past eight years, generally a result of increased competition from European producers, and more recently the deteriorating economic and financial conditions in Asia. According to U.S. Forest Service data, log exports from the United States have fallen from approximately 7.5 million cunits in 1989 to approximately 3.3 million cunits in 1997.

     Supply. The Pacific Northwest and the Southeast are the two principal timber producing regions in the United States.


     The supply of logs available for purchase in the Pacific Northwest has been significantly affected in recent years by reductions in the volume of timber harvested from public lands. This reduction is primarily a result of increased governmental policy emphasis toward protection of endangered species, habitat preservation, conservation and recreation. According to U.S. Forest Service data, the timber harvested from federal lands in California, Oregon and Washington in 1997 was approximately 1.4 billion board feet, a decline of 80% from the approximately 6.7 billion board feet harvested in 1988. We expect that the amount of timber harvested from federal lands will remain at current levels or continue to decline. This trend changes the supply emphasis to the private sector and thus strengthens our position as a private seller of timber. Timber harvests have declined more in the western United States than in the southeastern United States because public timberland ownership in the West represents a substantially greater proportion of the total than it does in the Southeast.


     Timber harvests can fluctuate regionally depending upon factors such as changes in weather conditions, harvest strategies of local forest products industry participants and prevailing timber prices. Rising timber prices often lead to increased harvests on private timberlands. Timber prices are also affected by lumber prices, which depend upon a number of factors, including the level of domestic lumber consumption and production, conditions in export markets and lumber imports from Canada and other countries. U.S. imports of wood products have historically been limited by freight costs and, since April 1996, by the five-year United States-Canada lumber trade agreement. However, these limitations on U.S. imports have been partially mitigated by reduced U.S. lumber and log exports and increased lumber imports from Canada, Europe and other regions.

     Lumber imports also compete indirectly with timber harvested in the United States. Because a large portion of logs are converted into lumber, imports of lumber into the United States reduce the demand for logs at U.S. conversion facilities. U.S. Forest Service data indicate that lumber imports represented 36% of the United States consumption of softwood lumber in 1997.

     According to U.S. Forest Service data, log imports into the United States historically have not been significant. Small volumes of logs are imported from Canada into the states of Washington and Maine for conversion into lumber and pulp, but the volumes do not materially impact the regional markets. Global log markets can, however, affect the prices paid for U.S. log exports because U.S. exporters face strong competition in their key markets.

     Prices. Short term timber prices have historically been cyclical as a result of supply and demand imbalances. However, timber prices have increased at rates above inflation over the long term. The U.S. Forest Service estimates that between 1967 and 1997, timber prices for Douglas-fir, ponderosa pine and loblolly pine timber experienced average annual increases of 7.2%, 8.7% and 7.2%, respectively, compared to an average inflation rate of 5.2%.

     The reduction in log supply from public lands that occurred at the beginning of this decade caused prices for logs to increase significantly, reaching peak levels during late 1993 and early 1994. Forest industry publications indicate that, since 1996, exports of Douglas-fir logs and lumber to Japan have been greatly reduced. These trends likely have reduced prices for Douglas-fir and some pine species in the Pacific Northwest. However, strong domestic construction and repair and remodeling markets continue to support softwood log prices.


     The graph below illustrates historical price indices for representative species of timber sold in the areas in which we currently operate. Mason, Bruce & Girard and Canal Forest Resources have determined the price indices for timber. The price indices for timber are based upon average delivered log prices adjusted to exclude typical logging and transportation costs for timber in those operating areas. The consumer price index, or CPI, is based on data compiled by the U.S. Bureau of Labor Statistics.


              HISTORICAL PRICE INDICES OF SELECTED TIMBER SPECIES
                                  (1990 = 100)

                               1990   1991   1992   1993   1994   1995   1996   1997   1998
                               ----   ----   ----   ----   ----   ----   ----   ----   ----
California Coastal - Redwood   100.0   88.0  144.0  223.8  252.7  184.8  163.4  146.6  161.0
Louisiana - Pine Sawtimber     100.0  101.2  126.6  143.1  176.6  203.3  173.8  231.3  227.8
Washington - Douglas-fir       100.0  100.6  146.1  210.1  200.2  206.6  217.4  193.6  141.9
CPI                            100.0  103.0  105.9  109.0  111.9  114.7  118.5  120.6  122.9

     The table below provides estimated average delivered log prices, prices of standing trees and logging costs for timber as of December 31, 1998, based on market surveys of similar species conducted by our independent forestry consultants, Mason, Bruce & Girard on the California, Oregon and Washington properties, and Canal Forest Resources on the Louisiana property. These prices reflect current estimated average prices for timber on our timberlands. All prices are expressed in dollars per thousand board feet, except the price for Louisiana pine timber, which is in dollars per ton. These prices are lower than the mill-delivered prices that form the basis for most published timber pricing, because mill-delivered prices include the costs of cutting timber and transporting it to the mill. The difference between mill-delivered prices and standing timber prices will vary based on the terrain and weather on the property and how far the property is from mills.



                                                                       AS OF DECEMBER 31, 1998
                                                           -----------------------------------------------
                                                                                      LOGGING   DELIVERED
                                                           PRICES OF STANDING TREES    COSTS    LOG PRICES
                                                           ------------------------   -------   ----------
CALIFORNIA -- COASTAL FOREST
Second-growth redwood....................................            $468              $282        $750
Douglas-fir..............................................             228               282         510
CALIFORNIA -- COMMANDER FOREST
Ponderosa pine...........................................             350               250         600
Douglas-fir..............................................             250               250         500
LOUISIANA
Pine.....................................................              46                --          --
OREGON
Ponderosa pine...........................................             294               167         461
Douglas-fir..............................................             294               166         460
WASHINGTON
Douglas-fir..............................................             441               180         621
Western hemlock..........................................             335               144         479
Cedar....................................................             745               135         880



     For our California, Oregon and Washington timberlands, Mason, Bruce & Girard estimated the average standing tree prices by subtracting the logging costs for timber from the delivered log prices. To compute the delivered log prices, Mason, Bruce & Girard analyzed log purchases by mills and export yards in these areas. Mason, Bruce & Girard estimated logging costs based on tract-specific topography, costs of cutting, loading, hauling, road maintenance and construction, timber taxes and silvicultural activities. These costs vary in each area depending on these factors. See "-- Harvest Methods."



     For our Louisiana timberlands, Canal Forest Resources estimated the average standing tree prices by analyzing comparable timber sales and the published timber prices indices of the Louisiana Department of Agriculture and Forestry, the Texas Forest Service and Timber-Mart South. Canal Forest Resources also analyzed prices paid by mills in the market area for the Louisiana timberlands. In Louisiana, timber is commonly sold as standing trees, without reference to logging costs. For this reason, the preceding table does not include delivered log prices and logging costs.

INITIAL TIMBERLAND PROPERTIES


     We have summarized below our initial timber portfolio based on acreage, predominant species, and local units and cunits of volume.



                                                                    MERCHANTABLE TIMBER VOLUME
                                                         -------------------------------------------------
PROPERTY                 ACRES    PREDOMINANT SPECIES            LOCAL UNITS(A)                 CUNITS(A)
--------                -------   -------------------    -------------------------------       -----------
California:
  Coastal                79,026   Second-growth          856 million board feet(b)              1,926,697
                                  redwood, Douglas-fir
  Commander              43,313   Douglas-fir, white     305 million board feet(b)                686,423
                                  fir, ponderosa pine
Louisiana                82,009   Slash and loblolly     5.6 million tons (c)                   1,989,000
                                  pine
Oregon                  232,621   Ponderosa pine,        372 million board feet(b)(d)             836,000
                                  Douglas-fir, white
                                  fir
Washington               10,822   Douglas-fir, western   129 million board feet(b)                290,000
                                  hemlock, cedar
                        -------                                                                 ---------
          Total         447,791                                                                 5,728,000
                        =======                                                                 =========


---------------


(a) We maintain and track timber inventories in the units used in local markets. For purposes of summarizing data regarding our portfolio, we convert local units into one common unit, or cunit. One cunit equals 100 cubic feet. We use conversion rates of 0.3525 cunits per ton for timber on the Louisiana property and 2.25 cunits per thousand board feet for timber on the Pacific Northwest properties.



(b) Verified by Mason, Bruce & Girard at the time of purchase of the tracts that make up the Pacific Northwest properties, as adjusted for harvest and growth to December 31, 1998.



(c) Verified by Canal Forest Resources in July 1998, as adjusted for harvest and growth to December 31, 1998.


(d) Includes approximately 15.3 million board feet, or approximately 34,376 cunits of merchantable timber inventory under Oregon timber deeds. Under these timber deeds, we have the right to sell timber located on lands not belonging to us. All of the land as to which we have timber deeds is owned by private individuals. See " -- Initial Timberland Properties -- The Oregon Timberlands."

     Consistent with industry practice, in determining the amount of merchantable timber in our inventory, we have included approximately 27,000 acres of timberland that are subject to some level of harvest restrictions. These restrictions limit and may prevent harvests on these timberlands, as set forth in the tables below. We have not included timber from these restricted acres in our timber sales plan to the extent these restrictions prohibit harvesting. Our estimates of the number of restricted acres are based on information acquired from prior owners, public sources and limited surveys performed by ourselves and others. Before we authorize harvesting activities on any of our properties, we survey the harvest area for the presence of threatened and endangered species. As we gain additional information regarding the presence of threatened or endangered species on our timberlands, if regulatory agencies change the manner in which they apply related restrictions to our timberlands, or if regulations become more restrictive, the number of our restricted acres could increase. See "Risk Factors -- Environmental and endangered species regulations restrict timber harvesting and may otherwise restrict our ability to conduct our business" and "-- Federal and State Regulations -- Endangered Species Laws."



     The following tables indicate the number of acres on our timberlands, by property, that are subject to harvest restrictions due to the presence of waterway buffer zones, unstable soils or wildlife known to be present on or near the property. The first table shows the number of acres on each property that cannot be harvested today. The second table shows the number of acres on each property as to which harvesting is presently restricted, but not prohibited.





                                                           HARVESTING CURRENTLY PROHIBITED
                                               --------------------------------------------------------
                                                WATERWAY                                       TOTAL
                                               BUFFER ZONE    UNSTABLE SOILS    WILDLIFE    BY PROPERTY
                                               -----------    --------------    --------    -----------
California -- Coastal........................     1,708            480             396         2,584
California -- Commander......................        --             40             155           195
Louisiana....................................        --             --              --            --
Oregon.......................................     2,165             --              80         2,245
Washington...................................        --             --              20            20
                                                  -----            ---           -----         -----
          Totals.............................     3,873            520             651         5,044
                                                  =====            ===           =====         =====






                                                                 HARVESTING CURRENTLY RESTRICTED
                                                              --------------------------------------
                                                               WATERWAY                     TOTAL
                                                              BUFFER ZONE    WILDLIFE    BY PROPERTY
                                                              -----------    --------    -----------
California -- Coastal.......................................     4,656        1,074         5,730
California -- Commander.....................................     2,334          541         2,875
Louisiana...................................................     4,486           --         4,486
Oregon......................................................     8,231           --         8,231
Washington..................................................       977           --           977
                                                                ------        -----        ------
          Totals............................................    20,684        1,615        22,299
                                                                ======        =====        ======



Waterway buffer zone restrictions include restrictions due to chinook and coho salmon, and bull and steelhead trout. All wildlife prohibited or restricted acres for the Coastal and Commander forests are due to the northern spotted owl, except for 5 acres for a peregrine falcon on the Coastal forest. Wildlife prohibited acres for the Oregon and Washington timberlands are due to bald eagles.


     TIMBERLAND MANAGEMENT STRATEGY


     Our existing timberland holdings complement one another well. This is exemplified by the fit between the Louisiana property and the Coastal forest in California. A substantial portion of the Louisiana property contains over-mature sawtimber. While these trees are expected to command a premium price in the marketplace due to their size and quality, the overall growth rate of these stands is below the potential of the land given the fertile soils and site characteristics. Accordingly, once these slower-growing, mature trees are harvested and reforestation activities are completed, stand growth on the Louisiana property will substantially increase. By contrast, the Coastal forest is relatively immature and is growing at its peak rate. Our operating plan over the next few years for the two forests calls for substantial harvesting on the Louisiana property to reinvigorate growth and for less harvesting of the Coastal forest in order to maintain the rapidly growing base of timber there. By operating these properties as part of an integrated whole, we anticipate that we can enhance the productivity of our overall portfolio.

     Similarly, components of the Commander forest in California and the Washington property consist of mature, high-value timber that is at its optimal harvest age. Our timber selling plan for the Commander and Washington properties calls for removing this low-growth timber and replanting with seedlings selected for superior genetic characteristics to increase the stands' total growth rates. The Eastern Oregon properties consist primarily of uneven-aged stands which contain a significant volume of premerchantable timber. The operating plan for the Eastern Oregon tract includes decreasing harvest levels over the next five years to allow the younger trees to mature and to maintain the property's overall balanced condition.


     The table below reflects our approximate planned sales of timber from our initial timberlands from 1999 through 2003 by region, in local units (million board feet or thousand tons) and in thousands of cunits. This table shows our current timber sales plan, which has been reviewed and confirmed by Mason, Bruce & Girard for the Pacific Northwest properties and by Canal Forest Resources for our Louisiana property. This timber sales plan is subject to change on account of market conditions or for other reasons. Timber cutting contracts that we have and will enter into permit buyers to remove the contracted amount of timber over the life of the contract. Our ability to recognize income from cutting contracts will depend upon the buyer's decision to harvest timber under the terms of these contracts. Because we may not be able to precisely control the timing of timber sales under multiple year cutting contracts, the volume of timber actually harvested in any given year may differ from our sales plan. The contracts provide for specified amounts to be cut in each year of the contract.



                               TIMBER SALES PLAN



                                     1999               2000               2001               2002               2003
                               ----------------   ----------------   ----------------   ----------------   ----------------
                               LOCAL   THOUSAND   LOCAL   THOUSAND   LOCAL   THOUSAND   LOCAL   THOUSAND   LOCAL   THOUSAND
                               UNITS    CUNITS    UNITS    CUNITS    UNITS    CUNITS    UNITS    CUNITS    UNITS    CUNITS
                               -----   --------   -----   --------   -----   --------   -----   --------   -----   --------
California (million board
  feet):
  Coastal....................    36       80        36       80        38       85        38       85        40       90
  Commander..................    31       70        29       65        27       60        27       60        25       55
Louisiana (thousand tons)....   610      215       652      230       695      245       695      245       723      255
Oregon (million board
  feet)......................    49      110        47      105        42       95        40       90        38       85
Washington (million board
  feet)......................    13       30        13       30        11       25        11       25        11       25
                                         ---                ---                ---                ---                ---
        Total................            505                510                510                505                510
                                         ===                ===                ===                ===                ===



     Due to a substantial amount of mature timber on some of our timberlands, and consistent with prudent forest management practices, we plan to sell a volume of timber from our initial timberlands from 1999 to 2008 that is materially greater than the volume we plan to sell in subsequent periods. We presently anticipate that the timber sales from our initial timberlands will average approximately 485,000 cunits per year from 1999 to 2008. We expect timber sales from these timberlands for the period from 2009 to 2018 to average approximately 300,000 cunits per year. Under our timber sales plan, we expect the growth on our initial timberlands to increase from approximately 345,000 cunits in 1999 to approximately 420,000 cunits in 2009 and to average approximately 460,000 cunits per year in the ten year period beginning in 2009. We further expect that total timber inventory on these lands will decline from approximately 6.8 million cunits in 1999 to approximately 6.0 million cunits in 2009, but will increase to approximately 7.6 million cunits in 2018. As part of our growth strategy, we intend to acquire additional timberlands in order to augment our current timber sales plan.



     To date, we have entered into contracts providing for aggregate 1999 timber harvests valued at approximately $17.5 million. These include new contracts on our Louisiana property with six separate buyers -- Boise Cascade Corporation, Health Timber Company, Inc., Hunt Forest Products, Inc., Louisiana-Pacific Corp., Nash-Co. Industries Forest Products, Inc. and Temple-Inland Inc. -- and provide for harvests of up to 300,000 tons of timber in 1999. The 1999 harvests also include sales of 17.4 million board feet from our Commander forest to Sierra-Pacific Industries, Inc.


     Some of our timberlands may have greater value if used for ranching, farming or recreational purposes or for residential or commercial development. We will sell these properties to others when it is in our financial interest to do so. We also may exchange lands with significant environmental and recreational values for lands that are more suitable for commercial timber production.

     THE LOUISIANA PROPERTY


     The Louisiana property consists of approximately 82,000 acres located in southwest Louisiana. According to Canal Forest Resources, over 79% of the acreage of the Louisiana property contains merchantable timber, with a comparably high component of mature pine. Mature timber, or timber over 30 years in age, tends to be sufficiently large, in height and diameter, to be used to make poles, lumber or veneer, which are the highest value end uses for Southern pine sawtimber.



     Additionally, these timberlands possess characteristics that foster tree growth, including, among other things:



     - relatively flat ground;



     - soils that have a high level of nutrients and retain water; and



     - a warm climate with substantial rainfall.


We believe that, due to the substantial amount of mature timber on the Louisiana property, the property is well suited for immediate harvest and replanting to take advantage of superior growing conditions.

     Timber on the Louisiana property is categorized as set forth below, as verified by Canal Forest Resources as of December 31, 1998:

                               LOUISIANA PROPERTY
                                ACREAGE BY TYPE

TYPE                                                          ACRES    PERCENTAGE
----                                                          ------   ----------
Merchantable timber.........................................  64,820      79.0%
Pre-merchantable timber.....................................  13,754      16.8%
                                                              ------     ------
          Total Timberland Acreage..........................  78,574      95.8%
Agricultural land...........................................     473       0.6%
Open/non-forested...........................................   2,962       3.6%
                                                              ------     ------
          Total Acreage.....................................  82,009     100.0%
                                                              ======     ======


     Before our acquisition of this property, it was not actively managed for commercial timber production. As a result, it now contains a substantial inventory of mature timber, including approximately 3.8 million tons of pine sawtimber. This pine sawtimber represents over 67% of the property's merchantable timber volume, and approximately 83% of the property's merchantable pine volume. Since most of the timber on this property has been allowed to remain standing past the age that a commercial timber company would normally have harvested it, there is now an abundance of mature timber that is ready for harvest.



     Until recently, we have conducted only limited harvesting operations on our Louisiana property, while preparing the property for active commercial operations. We conducted a complete timber inventory and detailed mapping of the property, prepared timber sales plans and initiated commercial marketing activities for timber to be sold from the property.



     Estimated timber volumes on the Louisiana property are as set forth below, as verified by Canal Forest Resources as of December 31, 1998. Current timber volumes are less than the amounts shown due to several cutting contracts we entered into in the first quarter of 1999. See "-- Our Customers."


                               LOUISIANA PROPERTY
                         MERCHANTABLE TIMBER BY PRODUCT

                      TIMBER INVENTORY                         AMOUNT     PERCENTAGE
                      ----------------                        ---------   ----------
                                                               (TONS)
Pine sawtimber..............................................  3,803,050      67.4%
Pine pulpwood...............................................    785,631      13.9%
Hardwood sawtimber..........................................    508,151       9.0%
Hardwood pulpwood...........................................    546,507       9.7%
                                                              ---------     -----
          Total.............................................  5,643,339     100.0%
                                                              =========     =====

     Pine species on the Louisiana property include both slash and loblolly pine, which are interchangeable for commercial purposes. Canal Forest Resources's estimate of merchantable timber inventory was determined based on sampling methods and standards customarily used in the southeastern United States. See "-- Methodology for Determining Inventories -- The Louisiana Property."



     Timber buyers in southwest Louisiana predominantly seek quality pine sawtimber used for lumber and plywood. Hardwood sawtimber and both pine and hardwood pulpwood markets exist, but these markets are less competitive. There are 34 mills within 170 truck miles of the property that annually consume 13.6 million tons of sawtimber. There are 16 additional mills within 170 truck miles of the property that annually consume 16.8 million tons of pulpwood. Our planned 1999 timber sales would represent approximately 2% of this consumption amount. The following map depicts the location of mills near the Louisiana property:


      [GRAPHIC DEPICTING LOCATION OF LOUISIANA TIMBERLANDS AND CONVERSION
       FACILITIES IN MARKET REGION OF LOUISIANA TIMBERLANDS APPEARS HERE]


     We will consider selling or exchanging parcels from the Louisiana property that may have greater value if not used for timber production. In particular, the Louisiana property includes over 50 individual parcels of less than 200 acres each, which may have a greater value to neighboring landowners than to us. The Louisiana property also includes several parcels that are in close proximity to the Grand Coushatta Casino and Hotel. These parcels may accommodate future commercial development.

     In December 1998, we sold approximately 6,700 acres of agricultural land from the Louisiana property that had previously been used for rice farming. See "Transactions with Related Parties."



     We do not own the mineral rights to the Louisiana property. The owners of the mineral rights operate oil and natural gas wells on the property. We do not expect the oil and natural gas operations to interfere with timber harvesting or with our management of the property. See "-- Federal and State Regulations -- Environmental Laws."



     THE CALIFORNIA TIMBERLANDS


     Our California timberlands consist of two distinct operating areas, the Coastal forest and the Commander forest, which together contain approximately 122,000 acres.


     The Coastal forest is located in Mendocino and Sonoma Counties, California, and consists of two blocks. Together, they include approximately 79,000 acres of coastal timberland containing, according to Mason, Bruce & Girard, approximately 856 million board feet of merchantable timber, approximately 743 million board feet of which consist of softwood species.



     According to Mason, Bruce & Girard, there are 22 mills in the North Coast resource area, the market area for our Coastal forest. These mills consume an estimated 887 million board feet annually. Our planned timber sales in 1999 from our Coastal forest would represent 4.0% of this amount. The following map depicts the location of conversion facilities within this market area:


         [GRAPHIC DEPICTING LOCATION OF COASTAL PROPERTY AND CONVERSION
          FACILITIES IN MARKET REGION OF COASTAL FOREST APPEARS HERE]

     The Coastal forest contains a blend of species as shown below, as verified by Mason, Bruce & Girard as of December 31, 1998:

                                 COASTAL FOREST
                         MERCHANTABLE TIMBER BY SPECIES

                         SPECIES                              BOARD FEET        PERCENTAGE
                         -------                           -----------------    ----------
                                                            (IN THOUSANDS)
                                                           -----------------
Second-growth redwood....................................       398,249            46.5%
Douglas-fir..............................................       276,826            32.3%
Hardwoods................................................       113,766            13.3%
Sugar pine...............................................        52,397             6.1%
Whitewoods...............................................        15,072             1.8%
                                                                -------           ------
          Total..........................................       856,310           100.0%
                                                                =======           ======


     Mason, Bruce & Girard's estimate of merchantable timber inventory for the Coastal forest was determined based on sampling methods and standards customarily used in the Pacific Northwest. See "-- Methodology for Determining Inventories -- The Pacific Northwest Properties."



     The determination of merchantability on the Coastal forest is based on specifications for sawtimber. We contemplate selling all of the timber from the Coastal forest other than hardwoods as sawtimber. The current market for hardwood timber from the Coastal forest is primarily for wood chips. Chipping generates a lower price per board foot than sale of hardwood sawtimber.


     Second-growth redwood timber is the predominant species in our Coastal forest. Second-growth redwood timber commands a premium price in the market and experiences a lower degree of price volatility than many other softwood species due to its durability, specialty applications, distinctive coloring and its relative scarcity. Second-growth redwood grows exclusively in the climatic conditions unique to the limited coastal range from central California to southernmost Oregon due to the soil characteristics, substantial rainfalls and persistent fog. Approximately 32% of the merchantable inventory on the Coastal forest consists of Douglas-fir, which also grows well under these same conditions and has historically commanded a premium in the marketplace due to its durability, strength and aesthetic characteristics.


     The Coastal forest is managed under an "Option A" timber management plan approved by the California Department of Forestry and Fire Protection in May 1998. Coastal Forestlands, Ltd., the prior owner of the property, with the assistance of Mason, Bruce & Girard, developed the Option A timber management plan pursuant to a California regulatory process that establishes long-term growth and sustainable harvest for a specified timberland. This Option A plan establishes a decade-by-decade harvesting model for the Coastal forest. Under the Option A plan, we must file timber harvest plans with respect to specific tracts from which we propose to sell timber for harvest with the California Department of Forestry and Fire Protection. The California Department reviews these timber harvest plans for compliance with our Option A plan, and for other matters such as erosion control and effects on wildlife, in connection with its approval process. We intend to manage the property in accordance with the Option A plan. Thus, we expect to increase substantially harvesting and revenues from the Coastal forest as compared with recent historical results. See "-- Federal and State Regulations -- State Forestry Regulations."



     Most of the Coastal forest is productive timberland that we intend to continue to manage for timber production. A portion of the property may be suitable for use as a vineyard or orchard, and the former owner has the option to acquire up to 10,000 acres of the property at a price of $2,000 per acre. Under the option agreement, we would retain rights to the timber growing on any land we sell, but we would not be entitled to reforest any land sold under the option or otherwise use it for future timber production. Sale of the full 10,000 acres subject to the option would result in a long-term reduction of approximately 13% of estimated potential timber volume on the Coastal forest because of our loss of the right to reforest the acreage sold. The former owner has agreed that it will not exercise the option except to use the property acquired as a vineyard or orchard, but that it will not do so if this would adversely affect our timber operations on the Coastal forest.

     The Commander forest consists of approximately 43,000 acres and is located in Glenn, Tehama, Lake and Mendocino counties in the coastal range of northern California. The Commander forest is located entirely within the Mendocino National Forest. The merchantable timber inventory in the Commander forest is approximately 45% Douglas-fir and 46% various pine and fir species. We intend to harvest over-mature timber in order to reinvigorate stand growth in the Commander forest.


     The Commander forest contains a blend of species as shown below, as verified by Mason, Bruce & Girard as of December 31, 1998. All of the merchantable timber inventory shown for the Commander forest is sawtimber.


                                COMMANDER FOREST
                         MERCHANTABLE TIMBER BY SPECIES


SPECIES                                                         BOARD FEET     PERCENTAGE
-------                                                       --------------   ----------
                                                              (IN THOUSANDS)
Douglas-fir.................................................     136,927          44.9%
White fir...................................................      73,756          24.2%
Ponderosa pine..............................................      40,234          13.2%
Incense cedar...............................................      28,350           9.3%
Sugar pine..................................................      25,271           8.3%
Other pine..................................................         539           0.1%
                                                                 -------         ------
          Total.............................................     305,077         100.0%
                                                                 =======         ======



     Mason, Bruce & Girard's estimate of merchantable timber inventory for the Commander forest was determined based on sampling methods and standards customarily used in the Pacific Northwest. See "-- Methodology for Determining Inventories -- The Pacific Northwest Properties."


     We do not expect to sell any significant parcels from the Commander forest for higher and better uses. However, because the property contains a number of tracts of less than 100 acres, there may be opportunities to sell some of these small tracts to recreational or other users.


     According to Mason, Bruce & Girard, there are 20 mills in the northern interior and Sacramento resource areas of California, which is the market area for the Company's Commander forest. These mills consume an estimated 1.06 billion board feet of timber annually. Our planned timber sales in 1999 from the Commander forest would represent 2.9% of this amount.

         [GRAPHIC DEPICTING LOCATION OF COMMANDER FOREST AND CONVERSION FACILITIES IN MARKET REGION OF COMMANDER FOREST APPEARS HERE]


     The Commander forest is currently managed under an annual timber management plan filed with and approved by the California Department of Forestry and Fire Protection. We plan to file an "Option A" timber management plan, similar to the type of plan filed for the Coastal forest, with the California Department of Forestry and Fire Protection by the end of 1999. See "-- Federal and State Regulations -- State Forestry Regulations."


     THE OREGON TIMBERLANDS


     Our Oregon timberlands consist of approximately 233,000 acres located to the east of the Cascade Mountains in Grant, Morrow, Umatilla, Union and Wheeler counties. These timberlands also include a 280-acre tract in Columbia County in southeastern Washington. These timberlands contain approximately 357 million board feet of merchantable timber, which can be marketed for many different uses. The predominant species are ponderosa pine and Douglas-fir, representing approximately 40% and 32% of the total merchantable timber volume, respectively, on our Oregon timberlands. We intend to harvest selectively and thin the Oregon timberlands over the next 15 years to allow the substantial inventory of premerchantable trees to grow into higher value age classes.

     In addition to the 357 million board feet of timber on land that we own in eastern Oregon, we also own approximately 15.3 million board feet of merchantable timber under timber deeds in Oregon and southeastern Washington. Under our timber deeds, we own timber without owning the land itself. Private individuals own all of the lands relating to our timber deeds.



     The Oregon timberlands, including timber we own under timber deeds, contain a blend of species as shown below, as verified by Mason, Bruce & Girard as of December 31, 1998. 99.5% of the merchantable timber inventory shown for the Oregon timberlands is sawtimber.


                      OREGON TIMBERLANDS AND TIMBER DEEDS
                         MERCHANTABLE TIMBER BY SPECIES


SPECIES                                                         BOARD FEET     PERCENTAGE
-------                                                       --------------   ----------
                                                              (IN THOUSANDS)
Ponderosa pine..............................................     148,201          39.9%
Douglas-fir.................................................     119,298          32.1%
White fir...................................................      62,721          16.9%
Western larch...............................................      29,944           8.0%
Lodgepole pine..............................................       9,766           2.6%
Other.......................................................       1,892           0.5%
                                                                 -------         ------
          Total.............................................     371,822         100.0%
                                                                 =======         ======



     Mason, Bruce & Girard's estimate of merchantable timber inventory for our Oregon timberlands was determined based on sampling methods and standards customarily used in the Pacific Northwest. See "-- Methodology for Determining Inventories -- The Pacific Northwest Properties."



     Throughout the western United States, harvest levels have been reduced from public lands over the past ten years. Private owners of timberland have become the beneficiaries of reduced timber supplies from public lands and the resulting competitive market for timber. Many mills in eastern Oregon have closed during the last decade, mostly due to the drastic reduction of timber sales from federal lands. However, many of the remaining mills have increased capacity through mill improvements. Mill capacity is adjusting to accommodate the available supply of eastern Oregon timber. According to Mason, Bruce & Girard, the current annual log consumption by the 14 mills within the market area of our Oregon timberlands is estimated to be 492 million board feet. Our planned timber sales in 1999 from Oregon timberlands would represent 9.9% of this amount.

             [GRAPHIC DEPICTING LOCATION OF OREGON TIMBERLANDS AND
                   CONVERSION FACILITIES IN MARKET REGION OF
                        OREGON TIMBERLANDS APPEARS HERE]

     We are currently evaluating our Oregon timberlands to identify parcels that have a higher and better use than growing timber. We have identified over 15,500 acres from our Oregon timberlands that could be sold, consistent with our long-term investment strategy of focusing our activities on timber production. The properties that could be sold include parcels that may be suitable for grazing, recreational uses or for exchange with the Bureau of Land Management for timberland.

     THE WASHINGTON TIMBERLANDS


     Our Washington timberlands are located in Lewis and Grays Harbor counties and consist of approximately 11,000 acres containing approximately 129 million board feet of merchantable timber. The timber on the Washington timberlands is in even-aged stands with well-defined harvesting programs in place.



     The Washington timberlands contain a blend of species as shown below, as verified by Mason, Bruce & Girard as of December 31, 1998. 97.3% of the merchantable timber inventory shown for the Washington timberlands is sawtimber.


                             WASHINGTON TIMBERLANDS
                         MERCHANTABLE TIMBER BY SPECIES

SPECIES                                                         BOARD FEET     PERCENTAGE
-------                                                       --------------   ----------
                                                              (IN THOUSANDS)
Western hemlock.............................................      56,980          44.2%
Douglas-fir.................................................      30,789          23.9%
Red and incense cedar.......................................      16,066          12.5%
Other conifers..............................................      13,168          10.2%
Red alder...................................................       8,348           6.5%
Other hardwoods.............................................       3,415           2.7%
                                                                 -------         ------
          Total.............................................     128,766         100.0%
                                                                 =======         ======


     Mason, Bruce & Girard's estimate of merchantable timber inventory for our Washington timberlands was determined based on sampling methods and standards customarily used in the Pacific Northwest. See "-- Methodology for Determining Inventories -- The Pacific Northwest Properties."


     Historically, a significant amount of logs produced from privately held timberland in Washington has been sold in the export market, principally due to the demand for Douglas-fir in Asia, and Japan in particular. The export market has weakened considerably since early 1997, however, and many logs that would have previously been exported are now being sold to domestic mills.


     According to Mason, Bruce & Girard, there are a total of 31 mills within the market area served by our Washington timberlands, with a total annual log consumption of approximately 979 million board feet. Our planned timber sales from our Washington timberlands in 1999 would represent approximately 1.4% of this amount. Large industrial timberland owners dominate this market. In addition to providing a large portion of the annual timber supply, these companies also generate demand for the resource by operating their own sawmills, export facilities, and, in some cases, pulp mills.

      [GRAPHIC DEPICTING LOCATION OF WASHINGTON TIMBERLANDS AND CONVERSION
       FACILITIES IN MARKET AREA OF WASHINGTON TIMBERLANDS APPEARS HERE].


     METHODOLOGY FOR DETERMINING INVENTORIES



     The calculation of merchantable timber inventory involves making a series of judgments regarding appropriate classification of standing timber. We rely upon independent forestry consultants and our understanding of local markets to assist us in reaching these judgments and to permit us to estimate our inventory using a consistent approach from year to year throughout our operating regions. The size of the logs that local mills process can vary from year to year based on changes in lumber prices and processing technology. We do not expect changes in local size requirements to be so significant as to affect our timber sales plans.



     None of the trees included in our inventory is physically impossible to harvest, but trees are included in inventory even if they cannot currently be harvested because of a regulatory restriction or a practical limitation on immediate access. This is in accordance with industry standards, which recognize that large timber stands cannot be harvested at once. A tree is included as merchantable timber if it impacts the amount of timber available for harvest from the remainder of the property. For instance, some trees in stream buffer zones may not currently be cut, but they provide shade and regulate stream temperature and wildlife habitat, which will allow for the harvest of trees at another location. In some instances, trees may become available for harvest through the change in location of endangered species or when density of surrounding stands change.



     The Pacific Northwest Properties



     Mason, Bruce & Girard estimated our merchantable timber inventories on the Pacific Northwest properties. These estimates of merchantable timber volume were determined based on sampling methods and standards customarily used in the Pacific Northwest.



     In calculating timber inventory, Mason, Bruce & Girard has confirmed that it used merchantable timber standards of length and diameter recognized in the markets of our Pacific Northwest properties. Recognized inventory standards for merchantable timber require that the minimum diameter of standing trees, measured inside the tree bark at the top of the cut segment, be at least 5 inches, measured to the nearest whole inch.



     The mills in our Pacific Northwest market, except for the Coastal market area, are currently actively purchasing logs with a 5-inch minimum diameter top, which is the standard we use for our inventories throughout the region. This is consistent with our timber sales plan, which does not contemplate sales of timber from the Coastal forest with less than a 6-inch diameter top. In the Coastal market area, most mills are currently purchasing logs with a minimum 6-inch diameter top. Mills throughout the Coastal market area have historically purchased logs with as small as a 5-inch top, and two mills are currently purchasing logs of that size.



     Mason, Bruce & Girard has used the 5-inch minimum diameter top in estimating merchantable timber inventory for all of our Pacific Northwest forests. That firm used a 6-inch minimum diameter top when it estimated the inventory for a prior owner in connection with its 1996 Option A submission to the California Department of Forestry and Fire Prevention, as this was an accepted specification used in growth and harvest modelling at the time. If we used that specification on our Coastal forest, we would show our merchantable inventory for that forest to be approximately 730 million board feet, instead of 856 million board feet using the 5-inch diameter top standard.



     Merchantability length specifications vary in the Washington market from our other three Pacific Northwest markets, where length merchantability specifications are similar. In the Washington market, a tree is merchantable and included in inventory if it will produce at least one log that is 32 feet long with a 5-inch minimum diameter top. For all other markets, a tree is merchantable and is included in our inventory if it contains at least one 16-foot log with a minimum 5-inch diameter top. In addition, in each of our Pacific Northwest markets, volumes for the portion of a tree's trunk above the merchantable first log will be included if the additional piece beyond the merchantable first log exceeds a minimum length of 12 feet.



     As is the common practice involving transactions of large acreage tracts of timber with diverse species and locations, Mason, Bruce & Girard did not perform a complete re-inventory of our Pacific Northwest properties. Instead, Mason, Bruce & Girard confirmed the timber volumes by sampling or observing portions of the properties which had previously been inventoried by themselves or by other qualified forest experts from 1994 through 1998. Each inventory estimate was adjusted for harvests and growth before inclusion. These sample inventories (including some re-inventories of the same areas) covered an aggregate of approximately 276,000 acres in Oregon, 11,000 acres in Washington and 122,000 acres in California. The inventories were established to customary standards. These standards ranged from plus or minus 5% at a 95% confidence interval to plus or minus 10% at a 90% confidence interval. This means that, at the 95% confidence interval, 95 times out of 100, if the property were reinventoried using the same sampling procedure and specifications, the resulting volumes would vary by no more than 5%. Similarly, at the 90% confidence interval, 90 times out of 100 the reinventoried volumes would vary by no more than 10%. These statistical reliability indicators relate to total volume and not to the volume for individual species.

     No statistical tests were performed to determine the reliability of volume estimates for each species. These tests would be unusual and, to the knowledge Mason, Bruce & Girard, have not been done for any industrial forestland inventory. The species volume estimates are part of the total and reflect the species only as they appear in the samples. This is customary and knowledgeable timber analysts recognize these methodologies.



     Inventory reductions are calculated periodically using actual harvests on each property. Growth is added periodically using stand projection systems that determine growth rates for representative samples of each of the ownership units. Mason, Bruce & Girard used its proprietary Stand Projection System in our Washington and Oregon properties. Growth rates on the Coastal property were determined as part of the Option A process using a growth model accepted in the industry, called the Cooperative Redwood Yield Project Timber Output Simulator. For the Commander tract, growth is based on common accepted growth rates typical of similar California properties.



     As is common practice for large acreage commercial timber owners, we plan to conduct physical re-inventory of about 10% of our properties annually. This will provide us with a complete re-inventory every 10 years, and a routine confirmation and adjustments of actual volumes of merchantable timber.



     The Louisiana Property



     Canal Forest Resources' estimate of merchantable timber volume was determined using customary sampling methods and standards used in the southeastern United States. The estimate provides an inventory of timber volume by tree species and age. The sampling error for this inventory estimate was plus or minus 5% at a 95% confidence interval. All timber volume estimates were calculated in tons and included only trees that met the following specifications:



                                                               MINIMUM
                                                              DIAMETER    MINIMUM
                                                              AT 4 1/2'     TOP      MINIMUM
PRODUCT                                                        HEIGHT     DIAMETER   HEIGHT
-------                                                       ---------   --------   -------
Pine pulpwood...............................................     4.6"         3"       25'
Pine small sawtimber........................................     8.6"         6"       16'
Pine sawtimber..............................................    11.6"         7"       16'
Pine poles..................................................    11.0"         5"       35'
Hardwood pulpwood...........................................     5.6"         4"       25'
Hardwood sawtimber..........................................    12.6"         9"       16'



     We classify poles, a premium-priced form of timber, as sawtimber. Minimum top diameter is measured inside the tree bark at the top of the log cut, to the nearest whole inch.



     Canal Forest Resources completed its initial timber inventory in July 1998. Canal Forest Resources used 6,323 sample plots on approximately 62,900 acres to provide the 95% confidence level. To verify that sample plots were accurately measured, Canal Forest Resources audited 146 check plots, which were distributed randomly but representative of the sample.



     Canal Forest Resources updated its initial inventory estimate to account for timber sales activity and to include timber growth for the six months between June 1998 and December 1998. Canal Forest Resources estimated growth for each individual stand of the property based on specific characteristics of site quality, age, current forest density and species, using customary growth projection models.



     Acceptance of Our Merchantable Timber



     The mills in each of our market areas are capable of processing our merchantable timber, and we consider them all to be prospective buyers of our timber. These mills produce particular wood products, such as lumber, paper and wood fiber board. Similarly, our merchantable timber is used for different applications, and is sold based on its ultimate end use. For example, we generally sell timber that can be processed as sawtimber to a sawmill, whereas we sell pulpwood to a paper mill or another type of mill that can use wood chips or pulp. A single mill generally does not purchase and process all forms of merchantable timber in its market areas, and generally we would not expect any single mill in any of our market areas to buy all of the types of timber we are selling in that market area. Our independent forestry consultants, Mason, Bruce & Girard and Canal Forest Resources, have confirmed that the demand for logs in the relevant market areas for our Pacific Northwest and Louisiana properties is sufficient to accommodate our planned sales and resulting harvest volumes without adversely affecting the prices we can obtain for our timber in any of these markets.


HARVEST METHODS

     Harvest methods for our timberlands will vary depending upon geography, topography and soil characteristics. Generally, crawling tractors and wheeled ground skidders will be used on relatively level terrain. Steep terrain will generally dictate the use of more expensive cable or tower logging methods. The Louisiana property, which has comparatively flat terrain, is expected to be harvested using these ground-based skidder and tractor methods. Portions of the Coastal and Commander forests have comparatively steep terrain and are expected to require more cable or tower logging methods. The remaining properties, containing both level and steep terrain, are expected to be harvested using a combination of methods.


     On the Louisiana property, we intend to thin the productive pine timberlands, generally twice prior to final harvest. Thinning is employed both to maintain the optimal stocking density and to improve the quality and health of the remaining timber. Thinning will be conducted using either mechanical harvesters or ground crews. We intend to conduct a final harvest of pine plantations when the timber reaches a mature condition, usually between the ages of 26 and 34. These management and harvest guidelines are accepted forestry practice in the southeastern United States and are intended to replicate the natural ecological lifecycle of the southern pine. Following final harvest, we will regenerate the site through replanting with appropriate genetically selected seedlings.


     On our Pacific Northwest properties, we will employ a variety of management and harvest techniques. Consistent with prudent forest management, commonly accepted forestry practices, and applicable law, harvest practices will include both partial cutting and clear cutting depending on the specific forest characteristics. For example, in western Washington, Douglas-fir timber stands on steeper slopes should be clear-cut and replanted in order to minimize soil damage and encourage the regeneration of a productive forest. However, in the ponderosa pine forests of eastern Oregon or California, a multiple stage partial harvest will encourage natural regeneration of pine, minimize risks (such as insect infestation) and maintain wildlife habitat.

ACCESS AND LIMITATIONS ON ACCESS

     Substantially all of the timberlands in our timberland portfolio are accessible by a system of established public and private roadways. When maintenance or new roads are needed, third-party road crews typically conduct road and bridge construction under the supervision of our personnel or contracted forest managers. We are also a party to reciprocal road-use and cost-sharing agreements with private landowners and with governmental agencies. See "-- Federal and State Regulations -- Other Regulatory Matters."

FEDERAL AND STATE REGULATIONS

     BACKGROUND AND APPROACH

     Our operations are subject to numerous federal, state and local laws and regulations, including those relating to the environment, endangered species, our forestry activities, and health and safety. Endangered species, environmental and other laws restrict our operations and could impose significant delays, costs, damages, penalties and liabilities on us. We expect that endangered species and environmental laws will become more restrictive over time. Due to the significance of regulation to our business, we plan to integrate wildlife, habitat and watershed management into our resource management practices.


     Consistent with industry practice, in determining the amount of merchantable timber in our inventory, we have included approximately 27,000 acres of our timberlands that are subject to harvest restrictions.

These restrictions limit and may prevent harvests on these timberlands. We have not included timber from these restricted acres in our timber sales plan, to the extent that these restrictions prohibit harvesting. We expect environmental, forestry and wildlife regulations to become more restrictive in the future, possibly resulting in the withdrawal of a significant number of additional acres from our timber sales plan.



     ENDANGERED SPECIES LAWS



     The Federal Endangered Species Act and similar state laws and regulations protect wildlife species threatened with possible extinction. A number of species indigenous to the southern and northwestern United States have been, are and in the future will be, protected under these laws and regulations. These laws generally prohibit activities that would kill, injure, or harass a protected species or significantly degrade its habitat. The habitat of a protected species includes areas in which it lives, nests, shelters, breeds, forages or feeds or areas that are for some other reason necessary for the conservation of the protected species.



     We have identified a total of approximately 2,300 acres of our timberlands that are subject to some level of harvest restrictions due to the presence of threatened and endangered species, excluding fish, on or near those timberlands. In addition, approximately 20,000 acres of our timberlands, subject to some level of harvest restrictions to maintain waterway buffer zones, include restrictions to protect threatened or endangered fish. The table below shows, based on limited surveys by Mason, Bruce & Girard, Canal Forest Resources and ourselves, each species found on our timberlands that is presently identified by federal or appropriate state authorities as threatened or endangered, and the approximate total number of acres restricted for each property.



                                                                              APPROXIMATE NUMBER OF
PROPERTY                                         SPECIES KNOWN TO BE PRESENT  KNOWN RESTRICTED ACRES
--------                                         ---------------------------  ----------------------
California -- Coastal Forest...................  Coho salmon
                                                 American peregrine falcon
                                                 Northern spotted owl
                                                                                       7,834
California -- Commander Forest.................  Steelhead trout
                                                 Bald eagle
                                                 American peregrine falcon
                                                 Northern spotted owl
                                                                                       3,030
Louisiana......................................  None                                      0
Oregon.........................................  Bull trout
                                                 Bald eagle
                                                                                      10,476
Washington.....................................  Bald eagle
                                                 Coho salmon
                                                 Steelhead trout
                                                                                         997
                                                                                      ------
          Total................................                                       22,337



     To the extent required by law, we survey our timberlands for the presence of endangered or threatened species before we harvest any specific tract of timberland. A wildlife biologist reviews the survey and determines whether our harvesting activities will affect any endangered or threatened species. We believe that we are managing our harvesting operations in the areas affected by protected species in compliance with applicable federal and state regulations. We do not believe that the presence of any protected species on our lands will materially restrict our ability to proceed with our current harvest plans and other silvicultural activities and operations. Our harvest plans take into account any potential restrictions for endangered or threatened species of which we are aware. If we discover endangered or threatened species on a particular tract, we have the flexibility to adjust our harvest plans in an effort to avoid any significant reduction in yield. We can choose to sell timber from a different tract or have the timber cut at a different time of the year to avoid disturbing the habitat of an endangered or threatened species. We can exercise this flexibility because we harvest only a small percentage of our timberlands each year. Nonetheless, the presence of protected species on or near our timberlands may significantly affect our operations, including restricting or prohibiting timber harvesting, road building, access across federal lands and silvicultural activities on the affected areas of our timberlands.


     The detection of a protected species on a tract does not always permanently remove acreage from harvesting because the protected species may move. If a protected species moves, its move does not have to be permanent. However, in some cases, we will be restricted from harvesting acres until the species has been gone for some specified period of time that varies from species to species. For example, if a northern spotted owl moves from our restricted acres, we will not be able to harvest those acres until three years after the last siting. In addition, harvest restrictions may apply only during limited periods of time, such as during a species' breeding or mating seasons. In general, during the mating season of each endangered bird, the size of the restricted area and the nature of activities restricted is greater than outside of the mating season. These restrictions apply to us because of the endangered birds found on or near our timberlands. During the mating season of the northern spotted owl, which generally occurs between March and August of each year, and the mating season of the American peregrine falcon, which generally occurs between April and August of each year, no harvest activity can take place within the related restricted area.



     Protected species may be discovered in significant numbers on or around our timberlands. These species could be or become present on our properties in sufficient numbers to restrict our timber sales plan materially. Additionally, future legislative, administrative or judicial activities related to protected species may adversely affect us, our ability to continue our operations as currently conducted or our ability to implement our business strategy.



     The states of California, Oregon and Washington have rules and regulations that regulate our timber harvest activities to protect endangered species. The California Forest Practice Rules, the California Endangered Species Act, the Washington Forest Practices Act, the Oregon Forest Practices Act and related regulations all have specific provisions governing habitat protection for the northern spotted owl, bald eagle, marbled murrelet, coho salmon, steelhead trout and other threatened or endangered species. At present, Louisiana has not adopted any endangered species requirements that affect our Louisiana operations.



     Pacific Northwest Properties. Recent surveys of our Pacific Northwest properties by Mason, Bruce & Girard identified the presence of the northern spotted owl, the bald eagle and other endangered or threatened species. We engaged Mason, Bruce & Girard to provide information about our timberlands to our lenders. In connection with this process, Mason, Bruce & Girard surveyed the presence of wildlife on our properties.



     In 1990, the U.S. Fish and Wildlife Service listed the northern spotted owl as a threatened species throughout its range in California, Oregon and Washington. At the time of the listing, the U.S. Fish and Wildlife Service issued suggested guidelines to be followed by landowners in order to comply with the Endangered Species Act's prohibition against harming or harassing owls. The guidelines recommend several measures, including habitat management and the restriction of harvest activities in areas within a certain proximity of known owl activity centers.



     The surveys conducted in the first quarter of 1998 showed that there were approximately 110 northern spotted owl activity centers that affect our Commander forest, though many of these activity centers are located on adjacent properties. Although there have been incidental observations of bald eagles, American peregrine falcons, golden eagles and northern goshawk in the Commander forest, no nesting or roosting sites have been found. Steelhead trout and fall chinook salmon have been observed in streams in the Commander forest and it is likely that streams in that forest will be subject to restrictions for these species and for coho salmon.



     Mason, Bruce & Girard has also conducted surveys as part of our timber harvest planning process on our Coastal forest. These surveys showed that there were approximately 12 pairs or single spotted owls on the Longview tract in the Coastal forest, and that the property is within the range of the bald eagle, peregrine falcon and marbled murrelet, though none of these species is currently known to reside on the property. Streams within the Longview tract support coho salmon, steelhead trout and chinook salmon. We currently comply with restrictions to protect and restore the habitat of these fish. The nature and scope of restrictions to conserve fish populations may increase over time. For example, the size of buffer zones along streams on our property may have to be widened and the number of streams subject to buffer requirements may increase. Road construction and maintenance requirements may also become more burdensome. A similar survey conducted on our Willits Woods/Williams Ranch tract in the Coastal forest showed that there were approximately 10 pairs or single spotted owls and one peregrine falcon nest on the property, and that the property is within the range of the bald eagle and the marbled murrelet, though none of these species is currently known to reside on the property. Streams within the Willits Woods/Williams Ranch tract contain coho salmon and steelhead trout. Some chinook salmon have also been reported. We comply with the same protective measures with respect to streams on this tract as with the Longview tract.



     Only two federally listed species, the bald eagle and the bull trout, are known to occur on our Oregon timberlands. Mason, Bruce & Girard noted six observations of bald eagle and 19 observations of bull trout on the property.



     One bald eagle nest was found on our Riffe Lake tract in Washington. The surveys noted that the range of the marbled murrelet and the northern spotted owl include our Riffe Lake tract, though none are currently known to reside on the property. Mason, Bruce & Girard also noted that coho salmon and steelhead trout are likely present on the property.



     Louisiana Property. In connection with our acquisition of the Louisiana property, we conducted a Phase I environmental site assessment in April 1998. This Phase I assessment identified red cockaded woodpecker nests that were apparently abandoned on approximately two acres. The Louisiana property has in the past been, and may still be, inhabited by the red cockaded woodpecker, though none is currently known to reside on the property. Although no endangered species surveys are required prior to harvesting in Louisiana, there are strict regulations requiring us to halt harvest operations in specific areas where evidence of endangered species is observed. If we do observe protected species, we would begin biological studies to determine appropriate responses to protected species present on the property.



     STATE FORESTRY REGULATIONS


     In operating our Pacific Northwest properties, we must comply with state statutes and regulations that regulate forestry operations. These laws address many growing, harvesting and other activities on forest lands. Among other requirements, these laws restrict the size and spacing of harvest units and impose reforestation obligations on the owners of forest lands. State laws and regulations also limit timber slash burning, operations during fire hazard periods, logging activities affecting or utilizing water courses or in proximity to ocean and inland shore lines, water degradation and grading and road construction activities.


     California. Before a private landowner can harvest timber in California, the California Forest Practices Act and Forest Practice Rules require the landowner to submit a timber harvest plan to the California Department of Forestry and Fire Protection for its approval. A timber harvest plan must be prepared by a registered professional forester and filed on a tract-by-tract basis within a particular forest. The plan must comply with California's forestry rules and legal requirements, which are perhaps the most stringent in the United States. Generally, the timber harvest plan must include, among other things, a description of:



     - how the harvest will be done;


     - the silvicultural techniques to be used;


     - proposed replanting and reforestation activities;


     - the measures that will be taken to prevent erosion and maintain water quality;


     - the measures that will be taken to protect wildlife and plant habitats;
       and


     - methods of sustaining other forest resources.


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


     The Forest Practice Rules also require a timber harvest plan to demonstrate that a forest is being harvested in a manner that will not exceed maximum sustained production. Maximum sustained production for a forest means that, over a ten-year period, the owner will harvest an amount of timber in the forest no greater than the growth of timber in that forest for that period. The Forest Practice Rules provide three options for demonstrating the ability to achieve maximum sustained production. These optional methods are called Option A, Option B and Option C.



     Coastal Forest. We manage our Coastal forest under an Option A plan originally submitted by an unaffiliated prior owner of the Coastal forest. The landowner files with the timber harvest plan its analysis and plan to achieve maximum sustained production for a specific forest over a period of time, generally 10 years. The Option A plan:



     - provides a detailed survey of the volume and species of timber in the forest,



     - provides an estimate of the timber that can be harvested in the period and the long-term sustained yield plan for the forest, and



     - addresses the impact of the proposed harvest on the environment and endangered species.



     The Option A plan establishes a decade-by-decade harvesting model for the Coastal forest. Under the Option A plan, we must file timber harvest plans with respect to specific tracts from which we propose to sell timber for harvest with the California Department of Forestry and Fire Protection. The California Department reviews these timber harvest plans for compliance with the Option A plan, and for other matters such as erosion control and effects on wildlife, in connection with its approval process. The Option A plan contemplates the harvest of up to approximately 40 million board feet of timber from the Coastal forest per year on average through 2006. An Option A plan is reviewed annually by the California Department of Forestry and Fire Protection, which may modify the terms of the plan.



     Commander. We operate our Commander forest under Option C. Under Option C, we have not submitted a comprehensive maximum sustained production plan for the Commander forest. Instead, we submit to the Department of Forestry and Fire Protection timber harvest plans for specific tracts within the Commander forest containing sustained production and environmental impact analyses. We are required to comply with the restocking requirements under the California Forestry Practice Rules on the harvested tracts. We intend to submit an Option A plan for the Commander forest by the end of 1999.



     Oregon. Under the Oregon Forest Practices Act, we must notify the Oregon Department of Forestry no less than 15 days prior to beginning a timber harvest on our Oregon timberlands. Upon expiration of the 15-day notice period, harvesting operations may begin. We must submit a written harvest plan if harvesting operations will be conducted within:



     - 100 feet of a large lake or stream,



     - 300 feet of a site containing threatened or endangered species, or



     - 300 feet of a sensitive bird site



or if a clear-cut will exceed 120 acres or a planned road fill is over 15 feet deep. The Department of Forestry has 15 days to review such a harvest plan, which runs concurrently with the 15 day notice period.


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


     Washington. The Washington Forest Practices Act classifies forestry practices into four classes. Most commercial harvesting, such as that conducted on our Washington timberlands, falls within Class III forestry practices. Before a Class III harvest may be conducted, we must submit an application to the Washington Department of Natural Resources. The Department of Natural Resources must act upon the application within 30 days of submission. Class IV forest practices have a potential for substantial impact on the environment and require the Department of Natural Resources to determine whether an environmental impact statement must be submitted. If the Department of Natural Resources requires the landowner to submit an environmental impact statement, it must act on the application within 60 days of submission. Harvesting operations on our Washington timberlands generally will not fall within either Class I or Class II forest practices, which are applicable to forest practices having no impact or less than ordinary impact, respectively, on natural resources.



     Louisiana. Louisiana does not currently have any statutes or regulations we believe would materially restrict our forestry operations.


     We may acquire timberlands in jurisdictions with forest practices acts that are considerably more restrictive than the best management practices currently utilized by many foresters. Many states are considering or are expected to consider laws and regulations governing forest practices.

     ENVIRONMENTAL LAWS


     Timber operations involve the use and storage of various materials such as herbicides, pesticides, fertilizers and gasoline, and may result in air emissions, releases to soil or groundwater, or discharges of potentially hazardous materials into streams and other bodies of water. Accordingly, we must comply with federal, state and local environmental laws and regulations relating to the protection of the environment. Environmental laws and regulations have changed substantially and rapidly over the last 20 years, and we expect them to become increasingly stringent. Although we believe that we are in substantial compliance with these requirements, these laws and regulations may lead to significant costs, penalties and liabilities, including those related to claims for damages to property or natural resources. These laws and regulations could also impose restrictions on timber harvesting and other silvicultural activities. We are not aware of any pending legislative, administrative or judicial action relating to the protection of the environment that we believe could materially and adversely affect us.


     Some environmental statutes, such as the Federal Comprehensive Environmental Response, Compensation and Liability Act and comparable state laws, impose strict liability, regardless of the lack of negligence or fault on the part of the person held liable. Under various laws and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on, from or in its property, often without regard to whether the owner or operator knew of, or was responsible for, the release of the substances. The presence of these substances, or the failure to remediate them properly, may adversely affect the owner's ability to sell contaminated real estate or to use it as collateral.

     The Louisiana property contains active and inactive natural gas and oil wells and pipelines, which have been and will continue to be operated by third parties. The operation of natural gas and oil wells involves risks, such as well blowouts, cratering, explosions, uncontrollable flows of oil or well fluids, fires, formations with abnormal pressures, pollution, pipeline ruptures and spills, and releases of toxic gas. The operators of these natural gas and oil wells and pipelines are primarily responsible for any environmental hazards associated with these activities. Other past activities on the Louisiana property are evidenced by an abandoned asphalt plant, an abandoned sawmill and abandoned landfills. We do not believe that these past activities have caused any material environmental impacts.

     Our operations involve only owning and selling timberlands, Pioneer and related entities have in the past owned timber processing facilities associated with the Pacific Northwest properties. In some circumstances, past owners may incur environmental liability. Additionally, a property connected with our Oregon timberlands was previously the site of an equipment maintenance operation. Remedial activities have been conducted on this property, and we believe that no material contamination remains at the site.
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

A company affiliated with the sellers of Pioneer has agreed to indemnify us against environmental liabilities arising out of the Pacific Northwest properties relating to conditions that existed at the time of the acquisition.


     We may acquire timberlands subject to potential environmental or other liabilities. We are not aware of any activities or any conditions on our initial timberlands that would likely result in material liability for remediation or other environmental costs. However, we may not know about material environmental conditions on our lands that may have been created by us, a prior owner or operator of our land or an adjacent landowner. In addition, our operations could result in material liabilities, fines, costs and restrictions under current or future environmental laws and regulations.



     The Federal Clean Air Act and Clean Water Act, and their state equivalents, control our on-site preparation activities such as slash burning and regulatory programs designed to reduce runoff discharged into bodies of water. For example, the U.S. Environmental Protection Agency and its state counterparts have designated bodies of water as "water quality impaired," triggering a requirement to establish Total Maximum Daily Loads, or TMDLs, for those bodies of water. The TMDL process could result in additional limitations on harvesting activities in some or all of the states where we operate. Our California timberlands are in watersheds that have been designated as water quality impaired. As the TMDL process is completed for these watersheds, we must take precautions to prevent erosion, and we may need to monitor water quality during our harvesting operations. California regulators analyze the impact of TMDLs on our properties there, and Mason, Bruce & Girard has estimated that 24,400 acres of our California timberlands may be affected. We expect that this will increase the time required to obtain approval of our timber harvest plans in California because the state will consider TMDL issues such as runoff generated by harvesting activities on our properties when deciding whether to approve a particular timber harvest plan. We will also factor TMDL planning into our timber harvest plans. Because the TMDL regulatory process is still being developed, we cannot yet determine the full extent to which this will restrict our ability to sell timber from our California timberlands in accordance with our timber sales plan, but we do not expect it to have a material effect.


     In addition, our business is affected by federal and state laws designed to protect wetlands. The Federal Clean Water Act authorizes the regulation of wetland areas. Access to timberlands located within or beyond a protected wetlands area may be limited, and we may be required to pay for the protection of wetland areas. Alternatively, we may have to stop harvesting in wetland areas. Based on existing governmental surveys and supplemental data that identify wetland areas, we have identified approximately 4,500 acres of wetlands on our Louisiana property. Consistent with local forestry practice, we are harvesting timber in these wetland areas only to a limited extent.

     OTHER REGULATORY MATTERS

     Our operations will be subject to various other federal and state regulations. For example, the Federal Insecticide, Fungicide, and Rodenticide Act regulates the use of pesticides used in forestry practices. We must also comply with the federal Occupational Safety and Health Act and comparable state statutes relating to the health and safety of employees. We believe that we are in compliance with OSHA regulations, including general industry standards, permissible exposure levels for toxic chemicals and record-keeping requirements.

     A portion of our Pacific Northwest properties consists of sections of land that are intermingled with or adjacent to sections of federal land managed by the U.S. Forest Service and the Bureau of Land Management. Removal of trees from those portions of the Pacific Northwest properties requires trucks to carry logs across logging and general purpose roads. In many cases, access is only, or most economically, achieved through a road or roads built across adjacent federal land and available to us pursuant to a reciprocal right-of-way agreement.

     Recent litigation not involving us before the U.S. Court of Appeals for the Ninth Circuit held that the Bureau of Land Management was not required to consult with the U.S. Forest and Wildlife Service, the agency that administers the Endangered Species Act, prior to approving a private landowner's proposal
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

to build an access road across federal land pursuant to an existing reciprocal right-of-way entered into prior to the enactment of the Endangered Species Act. The Court found that the Bureau of Land Management did not have discretion to disapprove a road segment due to endangered species concerns. However, future federal law or regulation requiring the Bureau of Land Management to consult with the U.S. Forest and Wildlife Service in connection with a reciprocal right-of-way could prevent us from harvesting the affected portion of the Pacific Northwest properties.

     To the extent that we acquire new timberlands that require access through federal lands, we may need to enter into new reciprocal right-of-way agreements with the Bureau of Land Management or other federal agencies which would require consultation with the U.S. Forest and Wildlife Service. In addition, the Bureau of Land Management previously attempted to revise regulations governing reciprocal right-of-way agreements. These regulations attempted to expand the Bureau of Land Management's consideration of environmental and cultural factors in granting, issuing or renewing rights-of-way, provide the Bureau of Land Management with regulatory authority to object to the location of roads because of potential effects on threatened or endangered species and allow for the abandonment of rights-of-way under certain circumstances. Future attempts to so revise the applicable regulations, if successful, could affect our ability to harvest timber activities on the Pacific Northwest properties.

OUR CUSTOMERS

     We currently are in the process of building a customer base for timber from the Louisiana property that will enable us to meet our planned timber sales program. We have entered into and will continue to enter into cutting contracts with respect to the Louisiana property in the ordinary course of our business. We plan to offer timber for sale to major industrial companies, and to develop marketing relationships with timber brokers and independent logging companies in the southeastern United States.

     Our eastern Oregon timberlands have historically been a raw material supplier for two previously affiliated sawmills located nearby. Although it is expected that these two mills will continue to be major purchasers of timber from these lands, we have initiated a marketing program to diversify our customer base within the region.

     Until mid-1998, our western Washington timberlands had been managed as part of a much larger industrial land base, with the bulk of the harvested timber being converted at affiliated facilities. In the future, we intend to take advantage of the diverse market for timber in the region. These potential new markets include many large industrial timber companies as well as brokers and exporters.

     Historically, the previous owner of our Commander forest dealt exclusively with the most prominent lumber producer in northern California with respect to sales of timber from that forest. We intend to develop relationships with other wood users in the region. In the redwood region of northern California, we anticipate doing business with a diverse group of potential timber customers. Currently, we are in the process of building a customer base for timber from our Coastal forest.


     To date, we have entered into contracts providing for aggregate 1999 timber harvests valued at approximately $17.5 million. These include new contracts on our Louisiana property with six separate buyers -- Boise Cascade Corporation, Heath Timber Company, Inc., Hunt Forest Products, Inc., Louisiana-Pacific Corp., Nash-Co. Industries Forest Products, Inc. and Temple-Inland Inc. -- and provide for harvests of up to 300,000 tons of timber in 1999. The 1999 harvests also include sales of 17.4 million board feet from our Commander forest to Sierra-Pacific Industries, Inc. We expect to sell more timber in the Pacific Northwest as the effects of winter weather subside.



     Even though the number of our customers is currently relatively small compared to the market, we do not believe that we are dependent on any particular customer due to the number of timber buyers in each market area in which we operate.


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

COMPETITION

     COMPETITION IN TIMBER SALES

     Due to transportation costs, domestic timber conversion facilities tend to purchase raw materials within relatively confined geographic areas. Currently in the United States, we and our competitors all benefit from the relatively close proximity of numerous conversion facilities. Additional competitive factors within a market area generally will include species, quality, and consistency in meeting customers' specifications and delivery requirements.

     Within the United States, we compete with numerous private timber owners. In addition, we compete with the U.S. Forest Service and other governmental or public agencies with timber holdings. The level of competition will also tend to vary depending upon prevailing timber prices. Rising timber prices often lead to increased harvesting on private timberlands, including lands not previously made available for commercial timber operations.

     Internationally, we expect competitive situations and factors similar to those in the United States. Where we seek to develop the timber resource in a growing locality, it may also experience competition for or limitations on labor, energy, skilled professionals or other resources. Relatively new markets and markets which are not yet fully developed for a particular product may experience sluggish sales due to a lack of market competition, as there may be a limited or undeveloped pool of buyers for a particular product.

     Global price fluctuations may adversely affect demand for particular species, grades, or products or could make substitute species, products or materials economically competitive. Price fluctuations could also bring certain supplies of standing timber to market which have until now been unprofitable to harvest. We believe, however, that our current diversified portfolio and our global investment strategy will dampen the negative effects of depressed markets in any given region.

     COMPETITION FOR TIMBERLAND PROPERTIES

     Competition for high-quality timberland within the United States and in certain other countries has intensified, often requiring a flexible approach to identification, negotiation, and completion of successful acquisitions. We believe that our competitive strengths will enhance our success in acquisitions despite the greater financial resources of certain of our competitors. See "Risk Factors -- We may not be able to achieve our intended growth."

INSURANCE COVERAGE

     Certain types of losses, such as damage to our timberlands and associated lost revenues due to fires, ice storms, pests, disease and other natural disasters, are uninsurable at commercially justifiable rates. Accordingly, as is typical in the industry, we do not carry insurance for these losses. See "Risk Factors -- Losses of timber from fire and other causes are not insured."

LEGAL PROCEEDINGS

     Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not currently a party to any material legal proceedings.

EMPLOYEES


     Upon the closing of the formation transactions described in "Structure and Formation of Strategic Timber," our employees will include the persons currently employed by Strategic Timber Operating Co. and Strategic Timber Two Operating Co. As of April 1, 1999, these entities employed 33 salaried full-time employees. Of these employees, eight are part of senior management, 17 are in forestry operations and eight hold administrative and clerical positions.



     All of our senior management are located at our headquarters office in New London, New Hampshire.


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

     None of our employees are represented by unions or covered by any collective bargaining agreements. We have not experienced a work stoppage and our management believes that we maintain good relations with our employees.

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

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     This section summarizes our current investment objectives and policies, disposition and financing policies and policies with respect to other activities. Our Board of Directors established these policies, and it may amend or revise them from time to time without a shareholder vote. However, we cannot affirmatively take any action intended to terminate Strategic Timber's qualification as a REIT without the approval of the holders of a majority of our outstanding common stock.

INVESTMENT POLICIES

     Our investment objective is to maximize the total return from our entire portfolio consistent with our long-term policy of increasing sustainable yield. We will seek to accomplish our objective primarily through managing our initial portfolio of timberlands and acquiring additional timberlands.

     Our initial portfolio of timberlands includes a total of approximately 448,000 acres in California, Louisiana, Oregon and Washington. We intend to acquire additional timberlands in these states, elsewhere within the United States and abroad. Our current policy, however, is to limit investments outside the United States to no more than 20% of the total value of our assets.

     We will focus on long-term ownership of timberlands. However, we may purchase or lease properties for long- or short-term investment. We will finance our investments as described below under "-- Financing Policies." We may cause our operating partnership to hold or sell any or all of its initial portfolio when circumstances warrant, subject to the restrictions on sale in the partnership agreement. We also may participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness that has priority over our equity interest in those properties. To enhance the value of timberlands located in undeveloped or underdeveloped markets, we may invest in limited conversion, transport or export facilities to stimulate the growth and competition of local timber markets or provide access to export markets.

     While we intend to emphasize equity investments in timberlands, we may, in our sole discretion, invest in forest products-related mortgages, partnerships and other interests in timberlands. We may invest in securities of companies engaged in timberland activities, subject to the gross income and asset tests necessary for REIT qualification. We may acquire securities or assets of other timber owning companies when consistent with our investment policies.

     There are currently no other limitations on

     - the percentage of our assets that we may invest in any one property, venture or type of security,

     - the number of properties in which we may invest or

     - the concentration of our investments in a single geographic region.


Our Board of Directors may establish other limitations, and other policies, as it deems appropriate from time to time.


FINANCING POLICIES


     We intend to target a ratio of debt to total market capitalization, assuming the exchange of all partnership units for common stock, of approximately 40%. Our Board of Directors may, however, reconsider this policy from time to time and reduce or increase this ratio accordingly. Assuming an initial offering price of $20 per share, following the completion of this offering and the use of net proceeds from this offering, we will have approximately $266.8 million of indebtedness, or $220.5 million if the underwriters exercise in full their over-allotment option. This will constitute approximately 37.5% of our total market capitalization after giving effect to this offering, or 30.8% if the underwriters exercise in full their over-allotment option. Before this offering, we have financed our activities primarily through bank loans and equity investments. See "Structure and Formation of Strategic Timber."


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

     Generally, we will determine all of our financing policies in light of then-current economic conditions and timber prices, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. If the Board of Directors determines that additional funding is desirable, we may raise funds through additional equity offerings, debt financings, retention of cash we generate from our operations or a combination of these methods.

     If the Board of Directors determines to raise additional equity capital, it has the authority, without your approval, to issue additional shares of authorized common stock or preferred stock on terms it deems appropriate, including in exchange for property. Our then-existing shareholders will have no preemptive right to purchase any of these shares. If the Board of Directors determines to raise additional equity capital, Strategic Timber will contribute funds raised to Strategic Timber Partners in return for additional partnership units. In addition, Strategic Timber may issue additional shares of common stock in redemption of partnership units on the exercise of the limited partners' exchange rights under the partnership agreement. See "The Partnership Agreement."

     The Board of Directors, through its control of Strategic Timber Operating Co., also has the authority to cause Strategic Timber Partners to issue additional partnership units in any manner as it deems appropriate, including in exchange for property. See "The Partnership Agreement -- Issuance of Additional Limited Partnership Interests; Additional Capital Contributions." Strategic Timber may also purchase shares of its common stock, subject to restrictions under Georgia law applicable to shareholder distributions. If a holder of partnership units surrenders its units for exchange, Strategic Timber may, at its discretion, cause Strategic Timber Partners to redeem those partnership units for cash rather than common stock. See "The Partnership Agreement."

     We anticipate that borrowings will be made through Strategic Timber Partners. Strategic Timber also may incur indebtedness and lend borrowed funds to Strategic Timber Partners on the same or similar terms and conditions on which Strategic Timber borrowed the funds. Debt may be in the form of purchase money obligations to sellers of timberlands to Strategic Timber Partners, publicly or privately placed debt instruments, or financing from banks, institutional investors or other lenders. Any of this debt may be unsecured or may be secured by mortgages or other interests in the assets of Strategic Timber, Strategic Timber Partners or any newly created property-owning partnership. Any number or amount of mortgages may be placed on a particular property. The proceeds from any borrowings may be used for the payment of distributions, for working capital, to pay the exchange price payable for partnership units under the partnership agreement, to refinance indebtedness, to finance acquisitions or for other purposes deemed appropriate by the Board of Directors.

WORKING CAPITAL RESERVES

     We will maintain working capital reserves in amounts that our Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of our business.

CONFLICT OF INTEREST POLICIES

     EMPLOYMENT AGREEMENTS

     C. Edward Broom serves on the Board of Directors, or the equivalent management body, of several privately held timber investment funds arising from his previous employment with Resource Investments, Inc. Only one of these funds has committed funds that have not yet been invested. This fund could compete with us in acquiring timberlands. Because this fund's investment policies are to invest exclusively outside the United States and typically to make larger investments than we plan to make, we do not expect conflicts to arise. In his employment agreement, Mr. Broom has agreed that if we wish to bid on a property and any fund with which he is affiliated is either the seller of the property or also wishes to bid on the property, he will not participate in the transaction on behalf of the fund. Mr. Broom may not compete against us during the term of his employment and for a period of one year thereafter in North America, Central America and South America, Mr. Broom may not solicit purchasers of our timber or prospective sellers of timberlands with which he had contact during the term of his employment for a

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

period of one year thereafter. Mr. Broom has also agreed to spend no more than 5% of his time devoted to his interests in these timber funds.

     We also have an employment and non-competition agreement with each of Messrs. Christopher J. Broom, Thomas P. Broom, Kenneth L. Chute, Nicholas C. Brunet, Vladimir Harris and Joseph E. Rendini effective as of the consummation of this offering. Each of these employment agreements prohibits the employee from competing against us during the term of his employment and for a period of one year thereafter in North America, Central America and South America. It also prohibits the employee from soliciting purchasers of our timber or prospective sellers of timberlands with which he had contact during the term of his employment for a period of one year thereafter. See "Management -- Employment and Non-Competition Agreements."

     OTHER POLICIES GOVERNING COMPETING WITH STRATEGIC TIMBER

     Under Georgia law, each of our directors and executive officers must carry out his duties in a manner he believes in good faith to be in the best interests of Strategic Timber, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. In addition, under Georgia law, a transaction between Strategic Timber and any of our directors or between Strategic Timber and a corporation, firm or other entity in which one of our directors has a significant interest may not be challenged on the basis of the director's conflicting interest if the transaction is fair to Strategic Timber. This type of transaction also could not be challenged on the basis of the director's conflict of interest if, after the director discloses the material facts concerning his or her interest and the transaction, a majority of our disinterested directors or a majority of our shareholders approves the transaction. For shareholder approval, shares held or controlled by a director with a conflicting interest would not count.

     Our policies restrict all employees from investing in timberlands, directly or indirectly, for their own accounts. This policy does not apply to timberlands owned by employees at the time they became our employees. Our non-employee directors may only invest in timberlands, directly or indirectly, if the director first offers the opportunity to us on the same terms and conditions available to the director. The Audit Committee of the Board of Directors administers this policy, and can make exceptions.

     Our Articles of Incorporation and Bylaws do not further restrict our directors, officers, shareholders or affiliates from having an interest in investments that we acquire or sell, or acting for their own accounts in investing in timberlands or engaging in other businesses in which we engage.

     THE PARTNERSHIP AGREEMENT

     The partnership agreement gives Strategic Timber Operating Co., as general partner, full and exclusive responsibility to manage and control the business of Strategic Timber Partners, subject to limited exceptions described under "The Partnership Agreement." The limited partners in Strategic Timber Partners have agreed that Strategic Timber Operating Co. is not required to consider the separate interests of the limited partners, including tax consequences to the limited partners, in conducting the partnership's business. Strategic Timber owns all of the equity interests in Strategic Timber Operating Co.

REPORTS TO SHAREHOLDERS

     We intend to send you annual reports containing audited consolidated financial statements and an independent public accounting firm's opinion on the financial statements. We also intend to send you quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. See "Where You Can Find More Information."

OTHER POLICIES

     We intend to operate in a manner that will permit Strategic Timber to qualify for taxation as a REIT under the Internal Revenue Code. We could decide not to operate to qualify as a REIT if the Board of Directors decides that, because of changes in economic circumstances or tax rules, it is no longer in Strategic Timber's best interests to qualify as a REIT, and a majority of our shareholders approves this
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

decision. We also intend to operate in a manner that will not subject Strategic Timber to regulation under the Investment Company Act of 1940, as amended. We have not invested and do not intend to invest in the securities of other issuers, other than Strategic Timber Partners and Strategic Timber Operating Co. and other than in connection with timberland acquisitions, for the purpose of exercising control over those issuers. We have not traded, underwritten or sold securities of other issuers. We do not intend to underwrite securities of other issuers or trade actively in loans or other investments.

     We may make investments other than those described above, although we currently do not intend to do so. We may repurchase or otherwise reacquire common stock or any other securities we may issue. We have no present intention to repurchase any of our common stock. If we do repurchase shares, we will only do so in accordance with applicable federal and state laws and the requirements for qualifying as a REIT under the Internal Revenue Code and the Treasury Regulations. We have not issued common stock or any other securities in exchange for property except in connection with our formation transactions. We also have not reacquired any of our common stock or any other securities. See "Structure and Formation of Strategic Timber." We may make loans to third parties, including our officers and directors.

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     Our Board of Directors will be expanded effective immediately upon completion of this offering to include the director nominees named below, each of whom has been nominated for election and has consented to serve. We believe that an independent Board of Directors, whose interests are aligned with those of the shareholders, is essential to the creation of long-term shareholder value. Upon completion of this offering, four of seven of our directors will not be employed by, or otherwise affiliated with, Strategic Timber.


     In connection with the expansion of the Board of Directors, and upon completion of this offering, the Board of Directors will be divided into three classes. The initial terms of the first, second and third classes will expire in 2000, 2001 and 2002, respectively. Beginning in 2000, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the shareholders. We believe that classification of the Board of Directors will help to assure the continuity and stability of our business strategies and policies as determined by the Board of Directors. Holders of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

     Information concerning our current directors, director nominees and executive officers is set forth below.


                                                                                             TERM EXPIRES
NAME                          AGE                         POSITION                         (DIRECTORS ONLY)
----                          ---                         --------                         ----------------
C. Edward Broom.............  70    President, Chief Executive Officer and Chairman of           2002
                                    the Board of Directors
Christopher J. Broom........  38    Executive Vice President, Chief Investment Officer           2001
                                    and Director
Thomas P. Broom.............  39    Executive Vice President, Chief Operating Officer and        2000
                                    Director
Kenneth L. Chute............  54    Senior Vice President and Chief Financial Officer
Nicholas C. Brunet..........  36    Senior Vice President and Director of Forest
                                    Operations
Vladimir Harris.............  42    Senior Vice President and Director of Acquisitions
Joseph E. Rendini...........  44    Secretary, General Counsel and Vice President
T. Yates Exley..............  38    Vice President -- Strategy and Development
Starling W. Childs, II......  45    Director+                                                    2000
Jay S. Lucas................  44    Director+                                                    2001
Hanns A. Pielenz............  59    Director+                                                    2002
Richard P. Urfer............  62    Director+                                                    2002


---------------


+ Each of these individuals has agreed to serve as a director upon being elected to the Board of Directors. Each of these individuals has been elected as a director effective upon completion of this offering.


     CURRENT DIRECTORS AND EXECUTIVE OFFICERS

     C. Edward Broom has been the President and Chief Executive Officer of Strategic Timber since its inception and Chairman of the Board of Directors since January 1999. Mr. Broom is responsible for our overall corporate strategy and direction. Mr. Broom was a co-founder of Resource Investments, Inc., a timberland investment advisory firm, and served as its Chairman and Chief Executive Officer from its founding in 1983 until the firm was acquired by the Union Bank of Switzerland in 1995. Mr. Broom organized Resource Investments Advisors, Inc. in June 1995 after Resource Investments, Inc. was acquired by the Union Bank of Switzerland, and has served as the President, Chief Executive Officer and controlling shareholder of Resource Investments Advisors since that time. Resource Investments Advisors is a timberland investment management firm that performs some of the same services previously offered by Resource Investments, Inc. In 1997, Mr. Broom co-founded Strategic Timber Investments LLC, which was created as a new timberland investment management firm and succeeded to a portion of the business of Resource Investments Advisors, but was subsequently dissolved when Strategic Timber was formed. Mr. Broom currently serves on the board of directors or management committee of each of Resource Investments, Inc.'s joint ventures.

     Christopher J. Broom has served as Executive Vice President and Chief Investment Officer of Strategic Timber since its inception and a Director since January 1999. Mr. Broom has primary responsibility for the development of investment opportunities, capital development, and investor relations. From 1997 to 1998, Mr. Broom served as Executive Vice President and Director of Marketing and Product Development for Strategic Timber Investments, which he co-founded. From 1995 to 1997, he served as a Director of UBS Resource Investments, Inc., the successor to Resource Investments, Inc. after its acquisition by the Union Bank of Switzerland, and had overall responsibility for new product development and marketing of the firm's timberland investment services to institutional investors. Mr. Broom previously served Resource Investments, Inc. as Senior Vice President of New Product Development, Client Services and Marketing and Principal from 1988 to 1995.

     Thomas P. Broom has served as Executive Vice President and Chief Operating Officer and a Director of Strategic Timber since its inception. Mr. Broom has primary responsibility for management and administration of our timberland portfolio. From 1997 to 1998, Mr. Broom served as Executive Vice President and Director of Operations and Finance for Strategic Timber Investments, which he co-founded. From 1995 to 1997, he served as Director of Finance and Administration and Fund Manager of UBS Resource Investments, and had responsibility for its administrative matters, including accounting, insurance, auditing, personnel and facilities management. Mr. Broom previously served as Vice President of Administration of Resource Investments, Inc. from 1992 to 1995. During that time, Mr. Broom also served as the fund manager of Resource Investments, Inc.'s Tasman Chile Ltd. joint venture and was responsible for new investment activities for Resource Investments, Inc. in South America.

     Kenneth L. Chute has served as Senior Vice President and Chief Financial Officer of Strategic Timber since January 1999, and is responsible for our financial, accounting, treasury and tax functions, credit facilities, information systems, and human resources. Mr. Chute has over 20 years experience in financial management, auditing, accounting systems, mergers, acquisitions, and disposals. From 1979 to 1998, he served as Chief Financial Officer and Vice President of Finance and Administration for Sprague Energy Corp., a diversified energy company located in Portsmouth, New Hampshire. He began his career as an auditor at Arthur Andersen, LLP. Mr. Chute is a Certified Public Accountant and is a member of the American Institute of CPAs, the New Hampshire Society of CPAs, the Institute of Management Accountants and the Financial Executives Institute.

     Nicholas C. Brunet has served as Senior Vice President and Director of Forest Operations of Strategic Timber since June 1998, and is responsible for forestry operations of our timberland holdings. From 1996 until the time he joined us, Mr. Brunet served as Area Manager for Green Crow Corporation, a land investment and log brokerage firm located in Port Angeles, Washington. From 1995 to 1996, Mr. Brunet served as a Vice President of UBS Resource Investments, where he was Fund Manager for U.S. timberlands. From 1990 to 1995, Mr. Brunet served in the same capacity for Resource Investments, Inc., UBS Resource Investments' predecessor.

     Vladimir Harris has served as Senior Vice President and Director of Acquisitions of Strategic Timber since its inception. Mr. Harris has primary responsibility for timberland acquisitions. From February to April 1998, Mr. Harris served as Senior Vice President and Chief Investment Officer of Strategic Timber Investments. From June 1988 through January 1998, he was an officer and a Managing Director of

Baldwin & Clarke Corporate Finance, Inc. and Baldwin & Clarke Capital Markets, Inc., which are affiliated financial advisory and investment banking firms based in Bedford, New Hampshire. In these capacities, he specialized in mergers and acquisitions and served as a consultant to UBS Resource Investments from 1995 to 1997, and to Resource Investments, Inc., UBS Resource Investments' predecessor, from 1990 to 1995.

     Joseph E. Rendini has served as Secretary, General Counsel and Vice President of Strategic Timber since its inception. From 1997 to 1998, Mr. Rendini served as Vice President and General Counsel of Strategic Timber Investments. From 1994 to 1997, Mr. Rendini engaged in a private civil litigation practice in Boston, Massachusetts. From 1993 through 1994, Mr. Rendini served as Managing Attorney for United States Fidelity + Guaranty Insurance Company for eastern Massachusetts. Prior to joining USF+G, Mr. Rendini engaged in a private civil litigation practice in Boston, Massachusetts and New York, New York.

     T. Yates Exley has served as Vice President -- Strategy and Development of Strategic Timber since October 1998. Mr. Exley is responsible for the development and structure of acquisition vehicles and investment partnerships. Mr. Exley served as Executive Vice President of Pioneer from 1997 to 1998. From 1989 to 1997, he was a Senior Vice President at Dillon, Read & Co., Inc., located in San Francisco, California, where he headed that firm's West Coast forest practice business and worked on a wide range of financings, acquisitions, and divestitures within the forest and paper product sector.

     DIRECTORS WHO HAVE AGREED TO SERVE AS OF THE COMPLETION OF THIS OFFERING

     Starling W. Childs, II will become a director of Strategic Timber upon the completion of this offering. Since 1997, Mr. Childs has served as a Partner and sales representative for Optimum Yield, Incorporated, a distributor of forestry and agricultural soil additives and fertilizers. Since 1988, Mr. Childs has served as the Chairman of the Board of S. W. Childs Management Corporation, a privately-held brokerage firm located in New York, New York, and served as a director of that firm from 1978 to 1988. Since 1988, Mr. Childs has also served as the Principal of Ecological and Environmental Consulting Services, Inc., an environmental, ecological and forest resource consulting firm located in Lyme, Connecticut.

     Jay S. Lucas will become a director of Strategic Timber upon the completion of this offering. Since 1991, Mr. Lucas has served as the President and Managing Director of The Lucas Group, a corporate strategy consulting firm located in New London, New Hampshire that he founded in 1991. From 1982 to 1990, Mr. Lucas was a Vice President and partner at Bain & Company, a leading international corporate strategy consulting firm based in Boston, Massachusetts. Mr. Lucas currently serves as a director of Wolverine (Massachusetts) Corporation, an international manufacturer of industrial ovens, and MIJA Industries, Inc., the leading manufacturer of pressure gauges for the fire protection industry.

     Hanns A. Pielenz will become a director of Strategic Timber upon the completion of this offering. Since 1968, Mr. Pielenz has been the Chief Executive Officer and Chairman of Amann Group, a textile manufacturing company based in Germany. Mr. Pielenz also serves as a director of Interglas A.G., a German fiberglass manufacturer. Mr. Pielenz is a resident and citizen of Germany.

     Richard P. Urfer will become a director of Strategic Timber upon the completion of this offering. Since 1997, Mr. Urfer has served as the Chief Executive Officer of BW Capital Markets, Inc., the U.S. affiliate of Baden-Wurttembergische Bank AG, the largest privately held commercial bank in the State of Baden-Wurttemberg, Germany. From 1995 to 1997, Mr. Urfer served as an Executive Vice President of Resource Investments Advisors. In 1987, Mr. Urfer founded R.P. Urfer & Co., Inc., a corporate finance consulting firm located in Morristown, New Jersey, and served as its Managing Director until 1995. Mr. Urfer currently is a director of Anesta Corp., a pharmaceutical company located in Salt Lake City, Utah, and BW Capital Markets, Inc.

MANAGEMENT RELATIONSHIPS

     C. Edward Broom, our President, Chief Executive Officer and Chairman of the Board of Directors, is the father of both Christopher J. Broom, our Executive Vice President, Chief Investment Officer and a Director, and Thomas P. Broom, our Executive Vice President, Chief Operating Officer and a Director.

COMMITTEES OF THE BOARD OF DIRECTORS

     AUDIT COMMITTEE


     Promptly following the completion of this offering, our Board of Directors will establish an Audit Committee that will at all times consist of three independent directors. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. The initial members of the Audit Committee will be Messrs. Childs, Lucas and Pielenz.


     EXECUTIVE COMMITTEE

     Promptly following the completion of this offering, our Board of Directors will establish an Executive Committee. The Executive Committee will set and execute corporate strategy and policy, and will generally exercise all other powers of the Board of Directors except as prohibited by law. The initial members of the Executive Committee will be Messrs. C. Edward Broom, Christopher
J. Broom and Thomas P. Broom.

     COMPENSATION COMMITTEE


     Promptly following the completion of this offering, our Board of Directors will establish a Compensation Committee that will at all times consist of at least two independent directors. The Compensation Committee will review and make recommendations to the full Board of Directors concerning proposals by management with respect to compensation, bonuses, employment agreements and other benefits and policies respecting such matters for our executive officers. The Compensation Committee will also administer our stock incentive plan and other benefit plans. The initial members of the Compensation Committee will be Messrs. Lucas and Urfer.

EXECUTIVE COMPENSATION

     The following table shows total compensation paid in 1998 and compensation expected to be paid in 1999 by Strategic Timber to C. Edward Broom, our President and Chief Executive Officer, and our other most highly compensated executive officers. Kenneth L. Chute, our Senior Vice President and Chief Financial Officer, was not with us in 1998, but is included because we expect him to be one of the four most highly compensated executive officers in 1999. Because Strategic Timber was formed in April 1998, no compensation was paid in any prior completed year and the amounts indicated below for 1998 reflect compensation for a partial year. Salaries for 1999 are current annual base salaries.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     ------------
                                                              ANNUAL COMPENSATION     SECURITIES
                                                              --------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                            YEAR   SALARY($)   BONUS($)    OPTIONS(#)
---------------------------                            ----   ---------   --------   ------------
C. Edward Broom......................................  1998   $168,750(1)    --             --
  President and Chief Executive Officer                1999    225,000       (2)       150,000(3)
Christopher J. Broom.................................  1998   $131,250(1)    --             --
  Executive Vice President and Chief Investment
  Officer                                              1999    175,000       (2)       150,000(3)
Thomas P. Broom......................................  1998   $131,250(1)    --             --
  Executive Vice President and Chief Operating
  Officer                                              1999    175,000       (2)       150,000(3)
Kenneth L. Chute.....................................  1998         --       --             --
  Senior Vice President and Chief Financial Officer    1999   $150,000       (2)       137,500(3)
Vladimir Harris......................................  1998   $101,250(1)    --             --
  Senior Vice President and Director of Acquisitions   1999    135,000       (2)       137,500(3)

---------------

(1) Salaries for 1998 include the following amounts that were earned but not paid in 1998: C. Edward Broom, $18,750; Christopher J. Broom, $56,250; Thomas P. Broom, $62,250; and Vladimir Harris, $33,750. We expect to pay these amounts prior to the completion of this offering.

(2) Bonuses for 1999 will be determined by the Board of Directors in its sole discretion, upon recommendation from the Compensation Committee.

(3) We will grant these options to purchase common stock at the completion of this offering. The exercise price of all of these options will be the initial public offering price. One-third of the options granted will vest on each of the first, second and third anniversaries of the completion of this offering. We did not grant any stock options or stock appreciation rights during 1998, and we do not anticipate granting any stock appreciation rights during 1999.

COMPENSATION OF DIRECTORS

     We will pay our directors who are not employees fees for their services as directors. Each non-employee director will receive an annual retainer of $12,000. In addition, each non-employee director will receive a fee of $1,000 for each meeting of the Board of Directors attended in person, $500 for each such meeting attended by telephone, and $500 for each committee meeting attended. Each non-employee director will also be reimbursed for all expenses incurred in connection with attending Board of Directors and committee meetings in person. Upon the completion of this offering, each non-employee director will receive options to purchase 10,000 shares of common stock at an exercise price equal to the initial public offering price. These options will vest over a three-year period, with the first vesting to occur on the first anniversary of the completion of this offering. Any future issuance of stock options to non-employee directors will be in accordance with the terms of our stock incentive plan.

1999 INCENTIVE PLAN

     Prior to the completion of this offering, the Board of Directors will adopt, and the shareholders of Strategic Timber will approve, the 1999 Strategic Timber Trust Omnibus Incentive Plan.

     Under the 1999 Incentive Plan, we may grant to employees and non-employee directors stock options, stock appreciation rights, restricted stock and other stock-based awards, as well as cash-based annual and long-term incentive awards. We believe that the 1999 Incentive Plan will form an important part of our overall compensation program. The 1999 Incentive Plan will support our ongoing efforts to attract and retain talented employees and directors and will give us the ability to provide employees with incentives that are directly linked to our profitability and increases in shareholder value.

     Eligibility. All employees of Strategic Timber, its subsidiaries and its affiliates as well as non-employee directors of Strategic Timber, its subsidiaries, and its affiliates, will be eligible to receive awards under the 1999 Incentive Plan. For convenience, both employees and non-employee directors eligible to receive awards under the 1999 Incentive Plan are referred to as employees.


     Administration. The 1999 Incentive Plan will be administered by the Compensation Committee. The Compensation Committee will make recommendations to the full Board of Directors as to the individuals to whom awards will be granted and the terms of the awards. The Compensation Committee can delegate its authority under the 1999 Incentive Plan to our officers, subject to approval by the Board of Directors, with respect to employees who are not executive officers. The Board of Directors will determine the terms of any awards to members of the Compensation Committee under the 1999 Incentive Plan.



     Shares Reserved. We may issue up to 2,224,000 shares of common stock under the 1999 Incentive Plan, representing, upon the completion of this offering, approximately 10% of the outstanding shares of common stock and partnership units. The shares of common stock subject to any award that terminates, expires or is cashed out without payment being made in the form of common stock will again be available for distribution under the 1999 Incentive Plan.


     Options to purchase an aggregate of 1,115,000 shares of common stock will be granted to some of our executive officers, directors and employees as of the completion of this offering, at an exercise price equal to the initial public offering price. These options will vest over a three-year period, with the first vesting to occur on the first anniversary of the completion of this offering. Messrs. C. Edward, Christopher J. and Thomas P. Broom will each receive options to purchase 150,000 shares of common stock, Messrs. Chute and Harris will each receive options to purchase 137,500 shares of common stock, and Messrs. Brunet and Rendini will each receive options to purchase 75,000 shares of common stock.

     Cash-Based Annual and Long-Term Incentive Awards. Cash-based annual and long-term incentive awards may be granted under the 1999 Incentive Plan. These awards will be earned only if corporate, business unit or individual performance objectives over performance cycles established by or under the direction of the Compensation Committee are met. The performance objectives may vary from participant to participant, group to group and period to period. Performance objectives for awards will be based upon criteria established by the Compensation Committee. No annual incentive award paid to a participant with respect to a performance cycle may exceed $1,000,000, and no long-term incentive award paid to a participant may exceed $1,000,000 times the number of years in the performance cycle.

     Stock-Based Awards. The 1999 Incentive Plan will permit the granting of incentive stock options, which qualify for special tax treatment, and nonqualified stock options. The exercise price for incentive stock options will not be less than the fair market value of common stock on the date of grant, as determined under the 1999 Incentive Plan. The 1999 Incentive Plan permits the Compensation Committee to cancel an option upon exercise by the holder and pay the holder, in cash or common stock, the difference between the fair market value of the shares covered by the option and the exercise price.

     We may also grant stock appreciation rights either singly or in combination with underlying stock options. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash or common stock, as determined by the Compensation Committee, equal in value to the excess of the fair market value of the shares covered by the right over the grant price. The Compensation Committee will determine the grant price and other terms of stock appreciation rights.

     We may also award shares of restricted common stock. The restricted stock vests and becomes transferable upon the satisfaction of conditions set forth in the applicable award agreement. Restricted stock awards may be subject to forfeiture if, for example, the recipient's employment terminates before the award vests. Except as specified at the time of grant, holders of restricted stock will have voting rights and the right to receive dividends on their restricted shares.

     The 1999 Incentive Plan also provides for other awards that are denominated in, valued by reference to, or otherwise based on or related to common stock. These awards may include performance shares and restricted stock units that entitle the recipient to receive, upon satisfaction of performance goals or other conditions, a specified number of shares of common stock or the cash equivalent.

     Under the 1999 Incentive Plan, the total number of shares of restricted common stock and other shares of common stock subject to or underlying incentive stock options, nonqualified stock options, stock appreciation rights and other stock-based awards granted to any plan participant may not exceed 25% of the total shares of common stock that may be issued under the 1999 Incentive Plan.

     Change in Control Provisions. The 1999 Incentive Plan provides that, in the event of a significant change in our ownership or Board of Directors, the Board of Directors may:

     - make all stock options and stock appreciation rights immediately exercisable,

     - remove the restrictions applicable to outstanding restricted stock and other stock-based awards,

     - cash out the value of outstanding stock options, stock appreciation rights, restricted stock and other stock-based awards on the basis of the highest price paid or offered during the preceding 60-day period, and

     - vest all outstanding incentive awards and pay out these awards on a prorated basis, based on the maximum award opportunity of the awards and the number of months elapsed compared with the total number of months in the performance cycle.

     Adjustments for Share Dividends, Mergers and Similar Events. The Board of Directors will make appropriate adjustments in outstanding awards under the 1999 Incentive Plan to reflect common stock dividends, splits and similar events. In the event of a merger, liquidation, sale of the business or similar event, the Board of Directors, in its discretion, may provide for substitution or adjustment of outstanding awards, or may terminate all awards with payment of cash or in-kind consideration.

     Amendments and Termination. The Board of Directors may at any time amend or discontinue the 1999 Incentive Plan. The Compensation Committee may at any time amend outstanding awards for the purpose of satisfying changes in law or for any other lawful purpose. However, no action may be taken that materially and adversely affects any rights under an outstanding award without the holder's consent. Further, amendments to the 1999 Incentive Plan may be subject to approval by our shareholders if and to the extent required by the Internal Revenue Code to preserve the qualified status of incentive stock options or to preserve tax deductibility of compensation earned under options.

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

     We have employment agreements with each of Messrs. C. Edward Broom, Christopher J. Broom, Thomas P. Broom, Kenneth L. Chute, Nicholas C. Brunet, Vladimir Harris and Joseph E. Rendini effective as of the consummation of this offering.

     The employment agreement with C. Edward Broom provides for his employment as President and Chief Executive Officer of Strategic Timber for a period of four years and automatically renews for successive one-year periods. Mr. Broom's employment agreement provides for an initial annual base salary of $225,000. Mr. Broom's employment agreement contains provisions relating to his involvement in several privately held timber investment funds. If we wish to bid on a property and any fund with which

Mr. Broom is affiliated is the seller of the property or also wishes to bid on the property, Mr. Broom will not participate in the transaction on behalf of that fund. In addition, Mr. Broom has agreed to spend no more than 5% of his time devoted to his interests in these timber funds. The employment agreement otherwise prohibits Mr. Broom from competing against us during the term of his employment under the agreement and for a period of one year thereafter in North America, Central America and South America, and from soliciting purchasers of our timber or prospective sellers of timberlands with which he had contact during the term of his employment for a period of one year thereafter. The employment agreement may be terminated by mutual agreement, voluntarily by Mr. Broom or by us without cause upon six months' prior written notice during the first two years of the employment term and upon ninety days' notice thereafter, and immediately by us for cause or upon the death or disability of Mr. Broom. Mr. Broom or his heirs are entitled to one year's compensation if Mr. Broom terminates his employment for good reason, or we terminate without cause.

     Each of Messrs. Christopher J. Broom, Thomas P. Broom, Chute, Brunet, Harris and Rendini have entered into employment agreements with us on substantially similar terms. Each employment agreement provides for an initial minimum annual base salary for each executive officer as follows: Mr. Christopher J. Broom, $175,000; Mr. Thomas P. Broom, $175,000; Mr. Chute, $150,000; Mr. Brunet, $90,000; Mr. Harris, $135,000; and Mr. Rendini, $100,000.
The employment agreement with each executive provides for his employment as an officer of Strategic Timber for a period of four years and automatically renews for successive one-year periods. Each employment agreement prohibits the executive from competing against us during the term of his employment under the agreement and for a period of one year thereafter in North America, Central America and South America, and from soliciting purchasers of our timber or prospective sellers of timberlands with which he had contact during the term of his employment for a period of one year thereafter. The employment agreement may be terminated by mutual agreement, voluntarily by the executive or by us without cause upon six months' prior written notice during the first two years of the employment term and upon ninety days' notice thereafter, and immediately by us for cause or upon the death or disability of the executive. Each executive or his heirs are entitled to one year's compensation if the executive terminates his employment for good reason, or we terminate without cause.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, we did not have a compensation committee. Thomas P. Broom, who was our sole director from inception until January 1999 and who is our Executive Vice President and Chief Operating Officer, previously determined compensation of executive officers. C. Edward Broom, our President and Chief Executive Officer, and Christopher J. Broom, our Executive Vice President and Chief Investment Officer, assisted Thomas P. Broom in determining executive officer compensation for 1998.

                       TRANSACTIONS WITH RELATED PARTIES

     In December 1998, we concluded a transaction with our President and Chief Executive Officer, C. Edward Broom, in which Mr. Broom purchased for $3.0 million approximately 6,700 acres of agricultural land in Louisiana that we had leased to third parties principally for rice farming. This property was included in the purchase of the Louisiana property without any separate determination of cost. We determined that this property was ancillary to our ongoing business of timber production. We sold this property to provide a source of cash to make payments of our bank debt. Mr. Broom and other members of senior management determined this purchase price to produce the necessary funds to make these payments. The purchase price does not necessarily reflect the price we might have been able to obtain if the property had been fully prepared for sale and exposed to the market for a sufficient period of time to produce the highest price. To protect our economic interest in the property, Mr. Broom has agreed that we may repurchase the property at any time before December 31, 2000, at the price paid by Mr. Broom plus a pro-rata annual increase at the rate of 8%, compounded annually.

     In December 1998, we sold some of our eastern Oregon timber to Kinzua Resources, LLC, a sawmill company controlled by Gregory M. Demers, a beneficial owner of more than 5% of our common stock, for $5.6 million. We executed timber deeds conveying approximately 19.3 million board feet of timber, consisting of a variety of species. Kinzua Resources has regularly acquired and used wood from the eastern Oregon timberlands in the past, and we anticipate that we will continue to sell timber from these lands to Kinzua in the ordinary course of business in the future.

     Hanns A. Pielenz, who has agreed to serve as a director on or before the completion of this offering, owns a 50% interest in each of Louisiana Timber and Mach One. In April 1998, Louisiana Timber contributed to Strategic Timber Partners a contract to acquire the Louisiana property in exchange for partnership units, which the parties valued at $50.0 million. In October 1998, Mach One invested $10.0 million cash in exchange for an interest in Strategic Timber Partners II, in connection with our acquisition of Pioneer. As of the completion of the offering, Louisiana Timber will receive partnership units and cash valued at $48.2 million, and Mach One will receive partnership units and cash valued at $12.0 million, in each case assuming an offering price of $20 per share of common stock.

     Before the completion of this offering, we will pay approximately $760,000 to Broom Resource Investments, LLC. This amount includes reimbursement of approximately $320,000 in expenses paid on behalf of Strategic Timber and $440,000 in fees due to BRI in connection with our acquisition of the Louisiana property. BRI's fees relate to the services it performed before the formation of Strategic Timber in acquiring from Louisiana Timber the contract to purchase the Louisiana property. BRI is owned by Messrs. C. Edward Broom, Christopher J. Broom and Thomas P. Broom, who are executive officers and directors of Strategic Timber.

     We rent our headquarters office in New London, New Hampshire, from Broom Properties, LLC, a company controlled by Messrs. C. Edward and Thomas P. Broom. We rent this space for $5,250 per month under a two year lease entered into in January 1999. In 1998, payments to Broom Properties, LLC for this space totaled $40,000.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of common stock and partnership units exchangeable for common stock by our directors and prospective directors, our most highly compensated executive officers, all of our directors, prospective directors and executive officers as a group and each person who is known to be the beneficial owner of more than 5% of the outstanding shares of common stock. This table assumes that all of the formation transactions and this offering have been completed and that the underwriters do not exercise their over-allotment option and gives effect to a 36.59-for-1 stock split, which will occur prior to completion of this offering. The second column in the table below assumes that the identified person and no other person redeems all partnership units the identified person beneficially owns for shares of common stock.

                                                  NUMBER OF SHARES
                                                  OF COMMON STOCK      PERCENTAGE          PERCENTAGE
                                                  AND PARTNERSHIP     OF ALL SHARES     OF ALL SHARES OF
                                                 UNITS BENEFICIALLY     OF COMMON       COMMON STOCK AND
           NAME AND ADDRESS OF OWNER                   OWNED              STOCK        PARTNERSHIP UNITS
           -------------------------             ------------------   -------------   --------------------
Hanns A. Pielenz...............................      1,863,084              9.7%                8.4%
  740 Manatee Cove
  Vero Beach, FL 32963
Larry J. Woodard...............................      1,863,084              9.7%                8.4%
  1089 Lighthouse Two
  Hilton Head Island, SC 29928
Gregory M. Demers..............................      1,660,333              8.8%                7.5%
  25310 Jeans Road
  Veneta, OR 97487
C. Edward Broom................................        408,329              2.3%                1.8%
Christopher J. Broom...........................        408,329              2.3%                1.8%
Thomas P. Broom................................        408,329              2.3%                1.8%
Kenneth L. Chute...............................             --                --                  --
Vladimir Harris................................         90,740                 *                   *
Jay S. Lucas...................................             --                --                  --
Starling W. Childs, II.........................             --                --                  --
Richard P. Urfer...............................             --                --                  --
All directors, prospective directors and
  executive officers as a group (12 persons)...      3,468,807             17.2%               15.6%

---------------
  * Less than 1%


     Unless otherwise indicated, the address of each person listed in the table above is 5 North Pleasant Street, New London, New Hampshire 03257. Shares and units shown as owned by Hanns A. Pielenz and Larry J. Woodard include 1,762,974 partnership units held of record by Louisiana Timber and 100,110 partnership units held of record by Mach One. Hanns A. Pielenz, a prospective director, and Larry J. Woodard each may be deemed to beneficially own the partnership units held by Louisiana Timber and Mach One.

                          DESCRIPTION OF CAPITAL STOCK

     The description of our capital stock set forth below and elsewhere in this prospectus does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each of which will be adopted shortly before completion of this offering. Copies of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws are exhibits to the registration statement of which this prospectus is a part.

GENERAL

     Under the Articles of Incorporation, the Board of Directors has the authority to issue up to 200,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. Upon completion of this offering, 17,271,770 shares of common stock will be issued and outstanding and no shares of preferred stock will be issued or outstanding. 19,761,770 shares will be issued and outstanding if the underwriters' over-allotment option is exercised in full.

COMMON STOCK

     Holders of common stock are entitled to one vote per share on all matters to be voted on by shareholders and are not entitled to cumulative voting in the election of directors. Generally, matters to be approved by shareholders must be voted for by holders of a majority of the shares of common stock represented in person or by proxy at a meeting, subject to any contractual or other rights of security holders, such as any special rights of holders of preferred stock, none of which is currently outstanding. A plurality of the shares of common stock is needed to elect directors. For certain other matters affecting or relating to voting rights of holders of shares of common stock, including election of directors and supermajority voting requirements, see "Material Provisions of Georgia Law and Strategic Timber's Articles of Incorporation and Bylaws That May Have an Anti-Takeover Effect."

     Subject to any preferential rights granted by the Board of Directors in connection with the future issuance of preferred stock, holders of shares of common stock are entitled to share ratably in any dividends and distributions Strategic Timber declares and pays and in any distribution to shareholders upon dissolution of Strategic Timber.

     Holders of common stock have no preemptive or other subscription or conversion rights, and there are no redemption or sinking fund provisions with respect to these shares. As discussed below, if shares of common stock are converted into shares of excess stock, the rights attributable to the shares will be substantially limited.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

     The Board of Directors has the authority, without further shareholder vote, to issue preferred stock in one or more series and to fix its rights, preferences and limitations, including dividend rights, conversion rights, sinking fund provisions, voting rights, rights to elect a specified number of directors, terms and rights of redemption and liquidation preferences. These rights and preferences could include the right to receive specified dividend payments and payments on liquidation prior to any payments being made to the holders of common stock. The Board of Directors could authorize the issuance of preferred stock with terms and conditions that could discourage a takeover or other transaction that holders of common stock might believe to be in their best interests. See "Material Provisions of Georgia Law and Strategic Timber's Articles of Incorporation and Bylaws That May Have an Anti-Takeover
Effect -- Preferred Stock." As of the date of this prospectus, no shares of preferred stock are outstanding and we have no current plans to issue any preferred stock.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES

     To qualify as a REIT under the Internal Revenue Code, among other things, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer persons during the last half of a taxable year. This "five or fewer" requirement does not apply during the first year for which we elect to be treated as a REIT. Also, shares of our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, other than the first year or during a proportionate part of a shorter taxable year. See "Federal Income Tax Consequences."

     To protect us from losing our status as a REIT and to protect us from a concentration of ownership among our shareholders, the Articles of Incorporation, subject to certain exceptions, provide that no person may beneficially own more than 9.8% of the lesser of the aggregate number or the value of the outstanding shares of common stock or any series of preferred stock. Under the Articles of Incorporation, a person generally beneficially owns shares for this purpose if the person would be treated as an owner of common stock or preferred stock either directly or indirectly under section 542(a)(2) of the Internal Revenue Code, taking into account, for this purpose, applicable constructive ownership rules. When two or more persons act as a partnership or similar group for the purpose of acquiring, holding or disposing of securities, the group is considered a single person under the Articles of Incorporation. The Board of Directors may waive the ownership limit as to any person upon receipt of a ruling from the IRS, an opinion of counsel or other evidence acceptable to the Board that ownership by that person will not cause Strategic Timber to lose its REIT status.

     Any transfer of shares of common stock or preferred stock is void, and the intended transferee will acquire no rights to the shares of capital stock, if the transfer would do any of the following:

     - cause any person to beneficially own shares of common stock or preferred stock in excess of the ownership limit not otherwise permitted as provided above;

     - result in the shares of common stock or preferred stock being beneficially owned by fewer than 100 persons;

     - result in Strategic Timber being "closely held" within the meaning of section 856(h) of the Internal Revenue Code;

     - result in Strategic Timber constructively owning 10% or more of the ownership interests in a tenant of Strategic Timber within the meaning of section 856(d)(2)(B) of the Internal Revenue Code;

     - result in Strategic Timber failing to qualify as a "domestically controlled REIT" within the meaning of section 897(h)(4)(B) of the Internal Revenue Code; or

     - otherwise cause Strategic Timber to fail to qualify as a REIT.

These restrictions on transferability and ownership will not apply if the Board of Directors adopts a resolution recommending that Strategic Timber terminate its status as a REIT, and the resolution is approved by the holders of a majority of the outstanding shares of common stock.

     If any attempted transfer of common stock or preferred stock or other event resulting in an increase in any holder's percentage interest in common stock or preferred stock would cause a purported transferee or holder to be in violation of any of the restrictions described in the previous paragraph, then the purported transferee or holder will not acquire, or will cease to own, the shares in excess of the highest number of shares that could be held in compliance with these restrictions. The excess stock will be converted automatically into an equal number of shares of stock and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Strategic Timber.

     As soon as practical after the transfer of shares to the trust, the trustee of the trust will be required to sell the excess stock to a person or entity who could own the shares without violating the ownership restrictions. In the case of excess stock resulting from a transfer for value, the trustee must distribute to the prohibited owner the lesser of the price paid by the prohibited owner for the shares or the sales proceeds received by the trust for the shares. In the case of excess stock resulting from any event other than a transfer for value, the trustee will be required to sell the excess stock to a qualified person and distribute to the prohibited owner the lesser of the market price of the excess stock or the sales proceeds received by the trust for the excess stock. Once shares become excess stock, they lose their voting rights until they are held in compliance with the ownership limit in the Articles of Incorporation, subject to any voting rights that may be afforded by Georgia law.

     Excess stock held in trust is deemed to be offered for sale to Strategic Timber at the lesser of the price per share in the transaction that created the excess stock, or the market price. Strategic Timber has the right to accept the offer for 90 days.

     All certificates representing shares of common stock will bear a legend referring to the restrictions described above.

     Any person who beneficially owns more than 5% of the outstanding shares of any class or series of our capital stock is required to provide a written statement to us containing ownership information by January 31 of each year. In addition, upon our request, each record and beneficial owner of common stock or preferred stock is required to disclose to us in writing information we consider necessary to determine our status as a REIT and to ensure compliance with the ownership restrictions in the Articles of Incorporation.

     The ownership restrictions described above could have the effect of delaying, deferring or preventing a change of control in which holders of common stock might receive a premium for their shares over the then prevailing market price. For additional matters that could have the effect of delaying, deferring or preventing a change of control, see "Material Provisions of Georgia Law and Strategic Timber's Articles of Incorporation and Bylaws That May Have an Anti-Takeover Effect."

NASDAQ NATIONAL MARKET LISTING

     Prior to the date of this prospectus, there has been no public trading market for the common stock. We have applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "STTR."

     MATERIAL PROVISIONS OF GEORGIA LAW AND STRATEGIC TIMBER'S ARTICLES OF
         INCORPORATION AND BYLAWS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT


     This section discusses the material provisions of our Articles of Incorporation and Bylaws, and of Georgia law, that may have an anti-takeover effect. This section summarizes portions of the Georgia Business Corporation Code and the Articles of Incorporation and Bylaws and is not a complete description of any of them. Copies of the Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.


     Certain provisions of the Georgia Business Corporation Code and the Articles of Incorporation and Bylaws, summarized in the following paragraphs, may discourage a takeover attempt that you might consider to be in your best interest. This could include a takeover that would result in payment of a premium over the market price of shares.

OWNERSHIP LIMIT

     The Articles of Incorporation contain restrictions on the number of shares of capital stock that individual shareholders can own. These restrictions are intended to ensure that shareholders do not acquire significant shareholdings in a manner that could jeopardize Strategic Timber's ability to remain qualified as a REIT for tax purposes. Transfers that would disqualify Strategic Timber from REIT status are treated as void. These restrictions and the consequences of violating them are discussed above under "Description of Capital
Stock -- Restrictions on Ownership and Transfer of Shares."

BUSINESS COMBINATION PROVISIONS OF GEORGIA LAW


     Our Bylaws subject us to provisions of the Georgia Business Corporation Code restricting our ability to engage in business combination transactions with significant shareholders. These provisions prohibit business combinations between a corporation and any person who has acquired beneficial ownership of 10% or more of the voting stock of the corporation. The prohibition applies for a period of five years from the date the shareholder acquired the 10% interest. The prohibitions do not apply if:


     - prior to the time the shareholder acquired the 10% interest, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the person becoming an interested shareholder.

     - the shareholder became the beneficial owner of at least 90% of the outstanding shares of voting stock of the corporation in the same transaction in which the interested shareholder acquired the 10% interest. In computing the percentage of shares owned by the interested shareholder, shares owned by persons who are directors or officers, their affiliates or associates and by subsidiaries of the corporation and employee stock plans are excluded.

     - the shareholder, subsequent to acquiring the 10% interest, became the beneficial owner of at least 90% of the voting stock of the corporation and the business combination was approved by holders of a majority of the voting stock entitled to vote, excluding voting stock beneficially owned by the shareholder or by persons who are directors or officers, their affiliates or associates and by subsidiaries of the corporation and employee stock plans. In computing the percentage of shares owned by the interested shareholder, shares owned by persons who are directors or officers, their affiliates or associates and by subsidiaries of the corporation and employee stock plans are excluded.


     Our Bylaws also subject us to "fair price" provisions of the Georgia Business Corporation Code that further restrict business combination transactions with 10% shareholders. These provisions require the consideration paid for stock acquired in the business combination to meet specified tests, which are designed to ensure that shareholders receive at least fair market value for their shares in the business combination. A business combination with a 10% shareholder does not need to meet these tests if either of the following apply:

     - The continuing directors unanimously approve the business combination, provided there are at least three continuing directors. A continuing director is any member of the Board of Directors who is not an affiliate or associate of a 10% shareholder or any of its affiliates, and who was a director prior to the date the 10% shareholder first acquired the 10% interest, or a successor to such a director in certain circumstances.

     - Two-thirds of the continuing directors recommend the business combination and a majority of the voting stock entitled to vote approves the business combination. For purposes of this vote, voting stock beneficially owned by the interested shareholder is excluded.

THE BOARD OF DIRECTORS


     Our Board of Directors is divided into three classes of directors serving staggered three-year terms. The term of office of the first class of directors will expire at the 2000 annual meeting of shareholders; the term of the second class of directors will expire at the 2001 annual meeting of shareholders; and the term of the third class of directors will expire at the 2002 annual meeting of shareholders. At each annual meeting of shareholders, the class of directors to be elected at the meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. Because shareholders will have no right to cumulative voting for the election of directors, at each annual meeting of shareholders the holders of a plurality of the shares of common stock will be able to elect all of the successors to the class of directors whose term expires at that meeting. Classification of the Board of Directors expands the time required to change the composition of a majority of directors, which may discourage an acquisition proposal. The Articles of Incorporation provide that the number of directors shall be fixed by resolution of the Board of Directors, but shall not be less than three unless the Articles of Incorporation are amended to delete the classification of the Board of Directors.


     The Articles of Incorporation also provide that, except for any directors who may be elected by holders of preferred stock, directors may be removed only for cause by the affirmative vote of shareholders holding at least a majority of the votes entitled to be cast by all shareholders in the election of directors. Vacancies on the Board of Directors, however occurring, may be filled only by a majority vote of the remaining directors. Directors elected by the Board of Directors to fill vacancies continue until the next election of the class for which they have been chosen, except for directors elected to fill vacancies resulting from an increase in the number of directors, who continue until the next election of directors by the shareholders. A vote of shareholders holding at least two-thirds of all the votes entitled to be cast is required to amend or repeal these classified board and director removal provisions. These provisions make it more difficult and time-consuming to change majority control of the Board of Directors and make it more difficult for shareholders to remove incumbent directors and fill the vacancies with their own nominees. These provisions may reduce our vulnerability to an unsolicited takeover proposal or the removal of incumbent management.

SPECIAL MEETINGS OF SHAREHOLDERS; CONSENTS

     The Bylaws provide that special meetings of shareholders may be called only by the Chairman of the Board of Directors, the President, a majority of the Board of Directors or holders of outstanding stock having not less than 75% of the votes entitled to be cast by all of the outstanding shares of our capital stock. Also, shareholders may act without a meeting only by unanimous written consent, which makes shareholder action without a meeting highly unlikely. These provisions make it more difficult for the shareholders to take action without the sanction of our management.

PREFERRED STOCK

     Under the Articles of Incorporation, the Board of Directors has the power, without a shareholder vote, to establish the preferences and rights of one or more series of preferred stock and to issue these shares.

The Board of Directors can grant the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, that have priority over the rights of holders of common stock. The issuance of preferred stock could discourage a change in control or acquisition of Strategic Timber. As of the date of this prospectus, no shares of preferred stock are outstanding, and we have no current plans to issue any preferred stock.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws contain provisions requiring shareholders to notify us in advance of their nominations of candidates for election to the Board of Directors who are not nominated by the Board of Directors, and their proposals for business to be conducted at the annual meeting of shareholders. Without compliance with these provisions, any nominations or business proposed by shareholders without approval by the Board of Directors cannot be considered by the shareholders at a meeting.

SUPERMAJORITY VOTE REQUIREMENTS


     Under the Articles of Incorporation and the Bylaws, some matters require approval by a two-thirds vote, rather than merely a majority vote. A vote of two-thirds of shareholders is required to amend the provisions of the Articles of Incorporation and the Bylaws concerning classification of the Board of Directors and removal and replacement of directors. A vote of two-thirds of shareholders is required to amend the Articles of Incorporation to permit shareholders to act by majority written consent rather than unanimous written consent. Approval by two-thirds of the continuing directors and a majority of shareholders, excluding certain persons, is required to amend the Bylaws to eliminate the applicability of the provisions of the Georgia Business Corporation Code restricting business combinations between Strategic Timber and significant shareholders.


AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     The Articles of Incorporation cannot be amended without the affirmative vote of at least a majority of the shares of outstanding capital stock entitled to vote, voting together as a group. Some provisions of the Articles of Incorporation cannot be amended without the approval of the holders of two-thirds of the shares of outstanding capital stock entitled to vote, voting together as a single class. The Bylaws can generally be amended by the Board of Directors or a majority of the shares cast at a shareholders meeting. Some bylaws may be amended only by the shareholders, and some of those may only be amended by a vote of greater than a majority of shares entitled to vote. See
" -- Supermajority Vote Requirements."

LIMITATION OF LIABILITY AND INDEMNIFICATION


     Our officers and directors are indemnified against liabilities in accordance with Georgia Business Corporation Code, the Articles of Incorporation, the Bylaws and the indemnification agreements described below.


     GEORGIA BUSINESS CORPORATION CODE

     Section 14-2-851 of the Georgia Code empowers a corporation to indemnify a director, including a former director and including a director who is or was serving another entity at the request of the corporation against liability arising from official acts if the director acted in good faith and reasonably believed that his or her conduct was in the best interests of the corporation. For all other acts, the corporation may indemnify a director who acted in good faith and reasonably believed that the conduct was not opposed to the best interests of the corporation. The corporation may indemnify a director with respect to criminal proceedings if the director acted in good faith and had no reasonable cause to believe the conduct was unlawful. A corporation may not indemnify a director adjudged liable for conduct involving receipt of an improper personal benefit.


     In addition, section 14-2-856 of the Georgia Business Corporation Code permits the articles of incorporation, bylaws, a contract, or resolution approved by the shareholders to authorize the corporation to indemnify a director against claims to which the director was a party, including claims by the corporation or shareholder derivative actions. However, the corporation may not indemnify the director for liability to the corporation for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions or receipt of an improper benefit.


     Section 14-2-852 of the Georgia Business Corporation Code provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful in defending an action to which the director was a party due to his or her status as a director. Section 14-2-854 allows a court, upon application by a director, to order indemnification and advance of expenses if it determines that the director is entitled to indemnification under the Georgia Business Corporation Code or if it determines that indemnification is fair and reasonable even if the director has failed to meet the statutory standard of conduct under section 14-2-851. However, the court may not order indemnification in excess of reasonable expenses for liability to the corporation or for receipt of an improper benefit.



     Section 14-2-857 of the Georgia Business Corporation Code permits a corporation to indemnify an officer, including a former officer and including an officer who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as a director. A corporation may indemnify an officer who is not a director to a further extent by means of articles of incorporation, bylaw, board resolution, or contract. However, the corporation may not indemnify an officer for liability arising from conduct involving appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification.



     Section 14-2-858 of the Georgia Business Corporation Code permits a corporation to purchase and maintain insurance on behalf of directors and officers against liability incurred by them in their capacities or arising out of their status as directors and officers of the corporation, regardless of whether the corporation would have the power to indemnify or advance expenses to the director or officer for the same liability under the Georgia Business Corporation Code.


     ARTICLES OF INCORPORATION


     Article V of the Articles of Incorporation exculpates our directors from personal liability for money damages to us or our shareholders to the fullest extent permitted by the Georgia Business Corporation Code, as it may be amended from time to time. Currently, the directors are exculpated from all liability to us or our shareholders except for liability arising from conduct involving appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. The Articles of Incorporation also provide that any repeal or modification of Article V of the Articles of Incorporation by the shareholders will not reduce any right or protection of a director existing at the time of the repeal or modification.


     BYLAWS


     Article VI of the Bylaws requires Strategic Timber to indemnify to the fullest extent permitted under the Georgia Business Corporation Code any person who is or was a director or an officer, including a director or an officer who is or was serving another entity at our request.



     Repeal or modification of Article VI of the Bylaws or of any relevant provisions of the Georgia Business Corporation Code does not reduce the rights to indemnification under the Bylaws with respect to any previous occurrences. The indemnification and advancement of expenses provided by the Bylaws are not exclusive of any other rights permitted by applicable law to which a person seeking indemnification or advancement of expenses may be entitled. All rights to indemnification under Article VI of the Bylaws continue as to a person who has ceased to be a director or officer.

     INDEMNIFICATION AGREEMENTS

     We intend to enter into indemnification agreements with each of our directors and executive officers prior to completion of this offering, and intend to enter into similar agreements with prospective directors upon completion of this offering. The indemnification agreements require us to indemnify directors and executive officers to the fullest extent permitted by law and advance to the directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the indemnification agreements. Although the form of indemnification agreement offers essentially the same scope of coverage afforded by the Georgia Code and the Articles of Incorporation and the Bylaws, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the shareholders to eliminate the rights it provides.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Strategic Timber, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INSURANCE POLICIES

     We intend to purchase a policy of insurance providing reimbursement of indemnification payments to officers and directors and reimbursement of liabilities incurred by directors and officers in their capacities as such, to the extent that they are not otherwise indemnified by Strategic Timber.

                        SHARES AVAILABLE FOR FUTURE SALE

GENERAL

     Before this offering, there has been no public market for our common stock, and we have no way of knowing what the trading price will be after the offering. As described below, only the shares sold in the offering will be available for sale shortly after the offering due to contractual and legal restrictions on resale of the shares and partnership units outstanding prior to the offering. Nevertheless, sales of substantial amounts of common stock in the public market after the restrictions lapse could cause the prevailing market price of the common stock to drop. Limited partners of Strategic Timber Partners may be entitled under certain circumstances to exchange partnership units for shares of common stock. This could result in a large number of common shares eligible for immediate resale in the public market. See "The Partnership
Agreement -- Redemption of Partnership Units."

     Upon completion of this offering, we will have 17,271,770 outstanding shares of common stock. We will have 19,761,770 shares of common stock issued and outstanding if the underwriters exercise their over-allotment option in full. The shares of common stock being sold in the offering will be freely tradeable by persons other than our affiliates without restriction or registration under the Securities Act, subject to the limitations on ownership in our Articles of Incorporation. See "Description of Capital
Stock -- Restrictions on Ownership and Transfer of Shares." Under the rules of the Securities Act, an "affiliate" is a person that controls, is controlled by, or is under common control with Strategic Timber. Determining who is an affiliate is subjective based on determining "control," but each of our directors and executive officers would generally be considered an affiliate of Strategic Timber. We sold the remaining outstanding shares in private transactions, and these shares are eligible for public sale if registered under the Securities Act or sold in accordance with Securities Act Rule 144.

     Holders of our common stock and partnership units have agreed, subject to limited exceptions, that for a period of one year from the completion of this offering, they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of common stock or any partnership units or any securities convertible into, or exercisable or exchangeable for, common stock or partnership units.

     On and after the first anniversary of the completion of this offering, Strategic Timber Partners will be obligated to exchange each partnership unit at the request of the holder for, at our option, either one share of common stock or cash equal to the fair market value of one share of common stock at the time of the exchange. See "The Partnership Agreement -- Redemption of Partnership Units."

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of privately placed shares from Strategic Timber or any of its affiliates, the holder is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding common stock or the average weekly trading volume of the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are subject to other requirements, in particular that they be made through stock brokers, that a notice of sale be filed by the selling shareholder, and that Strategic Timber have filed with the SEC all of its required public company reports at the time of the sale.

     If two years have elapsed since the date of acquisition of privately placed shares from Strategic Timber or from any affiliate of Strategic Timber, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of Strategic Timber at any time during the three months immediately preceding a sale, such person is entitled to sell these shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements of Rule 144.

REGISTRATION RIGHTS

     We intend to issue options to purchase approximately 1,115,000 shares of common stock to executive officers, directors and employees upon completion of this offering, and have reserved additional shares for future issuance under the 1999 Incentive Plan. We intend to file one or more registration statements under the Securities Act to register the shares of common stock reserved for issuance under the 1999 Incentive Plan. These registration statements will become effective immediately upon filing. Commencing one year after this offering, we will also be obligated to file one or more registration statements under the Securities Act to register the shares of common stock issuable upon redemption of partnership units for shares of common stock. See "Management -- 1999 Incentive Plan" and "The Partnership Agreement -- Redemption of Partnership Units."

                           THE PARTNERSHIP AGREEMENT

     This summary of Strategic Timber Partners' limited partnership agreement describes the material provisions of that agreement as it will be in effect immediately after completion of this offering. This summary and the other descriptions of provisions of the partnership agreement included in this prospectus are qualified in their entirety by reference to the partnership agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

     The following provisions of the partnership agreement are summarized elsewhere in the prospectus:

     - With regard to our management, see "Management."

     - With regard to formation, see "Structure and Formation of Strategic Timber."

     - With regard to tax allocations and other tax issues, see "Federal Income Tax Consequences."

     Upon consummation of this offering, Strategic Timber will hold approximately 76.7% of the limited partnership units in Strategic Timber Partners.

POWERS OF STRATEGIC TIMBER OPERATING CO., AS GENERAL PARTNER


     Under the partnership agreement, Strategic Timber Operating Co., a wholly owned subsidiary of Strategic Timber, is the sole general partner of Strategic Timber Partners. Strategic Timber Operating Co. generally will have full and exclusive responsibility and discretion in the management, operation and control of Strategic Timber Partners. These powers include the ability to cause Strategic Timber Partners to enter into major transactions, such as cutting contracts, acquisitions and dispositions of timberland. No limited partner may take part in the operation, management or control of the business of Strategic Timber Partners.


POWER OF ATTORNEY

     Each limited partner, and each person who acquires a unit from a holder and executes and delivers a transfer application, grants to the general partner a power of attorney to execute and file documents required for the qualification, continuance or dissolution of Strategic Timber Partners. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under the partnership agreement, as well as other matters incidental to the management of the partnership.

TRANSFER OF THE GENERAL PARTNER'S AND STRATEGIC TIMBER'S INTERESTS


     Under the partnership agreement, the limited partners cannot remove Strategic Timber Operating Co. as the general partner of Strategic Timber Partners. Strategic Timber may not transfer, including in connection with mergers and other business combinations involving Strategic Timber, any of its partnership units unless:


     - a majority of the units held by the partners, including Strategic Timber, approve the transaction, or

     - substantially all of the assets of the other entity are contributed to Strategic Timber Partners.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

     Generally, the partnership agreement may be amended by Strategic Timber Operating Co., as general partner. Some amendments that would adversely affect a limited partner's rights must be approved by each partner that would be adversely affected. These include amendments that would

     - convert a limited partner's interest into a general partner's interest,

     - modify the limited liability of a limited partner,

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

     - alter the interest of any partner in profits or losses or the right to receive distributions other than as a result of dilution to account for additional capital contributions being made by a new or existing partner, or

     - alter or modify the redemption right described below.

TRANSFER OF PARTNERSHIP UNITS; SUBSTITUTE LIMITED PARTNERS


     The partnership agreement provides that the limited partners, other than Strategic Timber, generally may transfer the economic interests in a partnership unit without the consent of any other person. However, a transferee may be substituted as a limited partner only if Strategic Timber Operating Co. consents and the transferee agrees to be bound by the terms and conditions of the partnership agreement. In addition, limited partners may not transfer units in any event until the one-year anniversary of the offering or in violation of regulatory and other restrictions set forth in the partnership agreement. In addition, limited partners may not transfer partnership units in violation of regulatory and other restrictions set forth in the partnership agreement.


REDEMPTION OF PARTNERSHIP UNITS

     On and after the first anniversary of the completion of this offering, at the request of a holder of partnership units, Strategic Timber Partners will be obligated to redeem each partnership unit for cash equal to the fair market value of one share of common stock at the time of the redemption. However, at its option, Strategic Timber can assume Strategic Timber Partners' obligation and elect to acquire any partnership unit presented for redemption for either one share of common stock or an amount of cash of the same value. With each acquisition of partnership units, Strategic Timber's percentage ownership interest in the partnership will increase.

ISSUANCE OF ADDITIONAL LIMITED PARTNERSHIP INTERESTS; ADDITIONAL CAPITAL CONTRIBUTIONS

     Generally, Strategic Timber Operating Co., is authorized, without the consent of the limited partners, to cause Strategic Timber Partners to issue additional partnership units to Strategic Timber, to the limited partners or to other persons on terms and conditions determined by Strategic Timber Operating Co.

     For additional partnership units to be issued to Strategic Timber by Strategic Timber Partners:

     - Strategic Timber must issue additional shares of common stock and contribute to Strategic Timber Partners the entire net proceeds received by Strategic Timber from the issuance, or

     - Strategic Timber Partners must issue additional partnership units to all partners in proportion to their respective interests in Strategic Timber Partners.

In addition, Strategic Timber Operating Co., as the general partner, may cause Strategic Timber Partners to issue to Strategic Timber additional partnership units in different series or classes, which may be senior to the partnership units, in conjunction with an offering of securities of Strategic Timber having substantially similar rights, if the net proceeds of the offering are contributed to Strategic Timber Partners. Consideration for additional partnership units may be cash or other assets, including timber assets. No limited partner has preemptive, preferential or similar rights with respect to additional capital contributions to Strategic Timber Partners or the issuance or sale of any partnership units.

     Other than as described above with respect to Strategic Timber, no limited partner is required to make any additional capital contributions to Strategic Timber Partners.

OTHER COVENANTS

     The partnership agreement provides that Strategic Timber Partners cannot effect any transaction that would

     - adversely affect the ability of Strategic Timber to qualify as a REIT under the Internal Revenue Code,

     - subject Strategic Timber to federal income taxes, other than for capital gains that it has elected to retain, or

     - violate any law or regulation applicable to Strategic Timber or Strategic Timber Partners.

EXCULPATION AND INDEMNIFICATION OF STRATEGIC TIMBER AND STRATEGIC TIMBER OPERATING CO.

     The partnership agreement generally provides that neither Strategic Timber Operating Co., as general partner of Strategic Timber Partners, nor Strategic Timber will have liability for monetary damages to Strategic Timber Partners or any limited partner for losses sustained or liabilities incurred as a result of any act or omission taken or permitted by Strategic Timber Operating Co. in connection with the partnership's business that is determined by Strategic Timber Operating Co., in good faith, to be in, or not against, Strategic Timber Partners' best interest, unless the act or omission constitutes intentional misconduct, or a knowing violation of law or the partnership agreement. In addition, Strategic Timber Operating Co. and Strategic Timber are not liable for any misconduct or negligence on the part of their agents, provided that the agents were appointed by Strategic Timber Operating Co. in good faith. By executing the partnership agreement, the limited partners have agreed that, in fulfilling the fiduciary duties owed by Strategic Timber Operating Co. to the limited partners, Strategic Timber Operating Co. is not required to consider the separate interests of the limited partners, including tax consequences to them.


     The partnership agreement provides for indemnification of Strategic Timber, Strategic Timber Operating Co., and the directors and officers of Strategic Timber, as well as any other persons Strategic Timber Operating Co., as general partner, may designate. Strategic Timber Partners shall indemnify any of these indemnitees against any losses, claims, damages, liabilities, judgments, fines, settlements and expenses arising from the operations of the partnership or Strategic Timber unless it is established that:



     - the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;



     - the indemnified person actually received an improper personal benefit in money, property or services; or



     - in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.


     This indemnification is limited to the assets of Strategic Timber Partners and no partner in the partnership is personally liable for such indemnification. Strategic Timber Partners may reimburse reasonable expenses incurred by any indemnitee in defense of an action relating to the operations of the partnership, if the partnership receives certain written affirmations and undertakings from the indemnitee. Strategic Timber Partners may purchase and maintain insurance on behalf of indemnitees against liabilities incurred by them in connection with the partnership's activities, regardless of whether the partnership would have the power to indemnify the indemnitee for the same liability under the partnership agreement.

CASH DISTRIBUTIONS

     Strategic Timber Operating Co. will determine the timing and amount of cash distributions made by Strategic Timber Partners. When authorized by Strategic Timber Operating Co., cash will be distributed among the partners in proportion to their ownership interests.

TAX MATTERS

     Strategic Timber Operating Co. will be the tax matters partner of the partnership and, as such, will generally have the authority to make tax elections under the Internal Revenue Code on behalf of the partnership. See "Federal Income Tax Consequences -- Tax Aspects of Strategic Timber's Ownership of Interests in Strategic Timber Partners."

TERM


     Under the partnership agreement, Strategic Timber Partners will continue as a limited partnership until December 31, 2099 or until sooner dissolved under the terms of the partnership agreement.

                        FEDERAL INCOME TAX CONSEQUENCES

     This section is a summary of the federal income tax consequences that may be relevant to our shareholders. As described under the heading "Legal Opinions," this section is the opinion of our counsel, Sutherland Asbill & Brennan LLP. In a private letter ruling issued to us, the IRS has confirmed the opinion of counsel on several issues. These issues and the IRS ruling are described below. The IRS ruling is filed as an exhibit to the registration statement of which this prospectus is a part.

     This section is based on the Internal Revenue Code, as it is currently in effect, existing, temporary, and currently proposed Treasury Regulations thereunder, the legislative history of the Internal Revenue Code, existing administrative interpretations and practices of the IRS, and judicial decisions. All of these authorities are subject to change either prospectively or retroactively, and any changes in them may adversely affect the tax consequences described below.

     The discussion below does not address all federal income tax matters affecting us or our shareholders. It does not address the tax consequences that may be relevant to particular shareholders that are subject to special treatment under the federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations or non-United States persons. Tax consequences to tax-exempt organizations and non-U.S. persons are discussed only to a limited extent under the headings "-- Taxation of Tax-Exempt Shareholders of Strategic Timber" and "-- Taxation of Non-U.S. Shareholders of Strategic Timber." The discussion also does not address any consequences arising under the laws of any state, locality or foreign jurisdiction except to the extent discussed under the heading "Other Taxes".

     We urge prospective purchasers of shares of common stock to consult their own tax advisors regarding the specific tax consequences to them of the ownership and disposition of these shares in light of their specific tax and investment situations, the specific federal, state, local, and foreign tax laws applicable to them, and the potential changes in applicable tax laws.

LEGAL OPINIONS

     Sutherland Asbill & Brennan LLP has acted as our counsel in connection with this offering and our election to be taxed as a REIT. Except where indicated, statements as to matters of federal income tax law and legal conclusions contained in this section are the opinion of Sutherland Asbill & Brennan LLP. However, none of the statements in this section concerning any consequences arising under the laws of any state, locality or foreign jurisdiction constitutes an opinion of our counsel. Investors should be aware that an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or any court. Thus, the IRS could challenge the statements and opinions in this section, and if this happens a court could reject the statements or opinions.

     Based on the accuracy of representations we have made to them and subject to the qualifications set forth in the more detailed discussion that follows, Sutherland Asbill & Brennan LLP is of the opinion that, beginning with our taxable year ending December 31, 1998, we will be organized in conformity with the requirements for qualification as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

     Sutherland Asbill & Brennan LLP's opinion is based on various assumptions and is conditioned upon representations we have made as to factual matters, including representations regarding the organization, business, properties, operations, and future conduct of the businesses of Strategic Timber, Strategic Timber Partners and Strategic Timber Operating Co. Furthermore, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests discussed below on an ongoing basis through actual annual operating results, distribution levels, and diversity of share ownership. Sutherland Asbill & Brennan LLP will not review these results on a continuing basis and cannot provide any assurance that the actual results of our operations for any particular taxable year will satisfy the qualification tests.

     We have received a private letter ruling from the IRS confirming the opinion of Sutherland Asbill & Brennan LLP that:

        - timberlands and the timber thereon constitute real estate assets within the meaning of the asset tests for REIT qualification described in section 856(c)(4) of the Internal Revenue Code. See "-- Taxation of Strategic Timber -- Asset Tests."

        - income we receive from timber cutting agreements satisfying the requirements of section 631(b) of the Code will qualify as gain from the sale or other disposition of real property which is not property held primarily for sale to customers in the ordinary course of a trade or business within the meaning of the gross income tests for REIT qualification described in section 856(c)(2) and (3) of the Internal Revenue Code. See "-- Taxation of Strategic Timber -- Income Tests."

        - income from section 631(b) timber cutting agreements will not be considered income derived from a prohibited transaction as described in section 857(b)(6) of the Internal Revenue Code.

     The opinion of Sutherland Asbill & Brennan LLP contained in this section addresses a number of tax issues that were not a part of the private letter ruling received from the IRS. As noted, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or any court. The IRS could challenge the statements and opinions in this section, and if that happens a court could reject the statements or opinions.

TAXATION OF STRATEGIC TIMBER

     GENERAL


     We will elect to be taxed as a REIT beginning with our taxable year ending December 31, 1998. We believe that we will be organized and will operate in such a manner as to qualify and remain qualified to be taxed as a REIT. We cannot assure you, however, that we will operate in a manner so as to qualify, or remain qualified, as a REIT.


     As a REIT, we generally will not be subject to federal income taxes on that portion of our ordinary income or capital gain that we currently distribute to shareholders. The Internal Revenue Code generally allows a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid substantially eliminates the "double taxation" of earnings at the corporation and distributions to the shareholders that generally results from investment in a regular "C" corporation. However, we will be subject to federal income tax as follows:


     - We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains, although, as explained below, our shareholders will be entitled to tax credits for their shares of the tax we pay with respect to undistributed net capital gains.


     - If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of our trade or business or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

     - If we have net income from prohibited transactions, that income will be subject to a 100% tax. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of a trade or business.

     - If we fail to satisfy the 75% gross income test or the 95% gross income test (described below), but nonetheless maintain our qualification as a REIT, we will be subject to a 100% tax on an amount equal to the gross income attributable to the greater of the amount by which we fail the 75% or the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

     - If we fail to distribute during each calendar year at least the sum of

        - 85% of our REIT ordinary income for that year,

        - 95% of our REIT capital gain net income for that year, other than capital gain income we elect to retain and pay taxes on and

        - any undistributed taxable income from prior periods, other than capital gains from such years which we elected to retain and pay taxes on,

     then we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     - Under certain circumstances, we may be subject to the "alternative minimum tax" on certain items of tax preference.

     REQUIREMENTS FOR QUALIFICATION

     To qualify as a REIT, we must elect to be taxed as a REIT. We also must meet the requirements discussed below relating to our organization, sources of income, nature of assets, and distributions.

     Organizational Requirements

     In order to qualify as a REIT, we must satisfy the following organizational requirements:

          (1) we must be a corporation, trust, or association that is managed by one or more trustees or directors;

          (2) our beneficial ownership must be evidenced by transferable shares or by transferable certificates of beneficial interest;

          (3) we must be taxable as a domestic corporation but for sections 856 through 859 of the Internal Revenue Code;

          (4) we must not be a financial institution or an insurance company;

          (5) our beneficial ownership must be held by 100 or more persons; and

          (6) during the last half of each taxable year no more than 50% in value of our outstanding stock may be owned directly or indirectly, through the application of attribution rules, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities).

     We must meet requirements (1) through (4) during the entire taxable year. We must meet requirement (5) during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Requirements (5) and (6) will not apply to us until our taxable year ending December 31, 1999.

     In the opinion of Sutherland Asbill & Brennan LLP, we have satisfied requirements (1) through (4) above for the taxable year ended December 31, 1998, and, with respect to requirement (5), 100 or more persons have held the beneficial ownership of our stock since December 31, 1998. We further believe that we will have issued in this offering sufficient common stock with sufficient diversity of ownership to allow us to satisfy requirement (6) above (and continue to satisfy requirement (5) above) for our taxable year ending December 31, 1999. In addition, our Articles of Incorporation provide restrictions intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above regarding the transfer and ownership of common stock. These ownership and transfer restrictions are described in "Description of Capital Stock -- Restrictions on Ownership and Transfer of Shares." However, because of the absence of authority on this issue, there is no assurance that the operation of these Articles of Incorporation provisions will, as a matter of law, prevent a concentration of ownership of stock in excess of the ownership limits described in requirements (5) and (6) above. If we fail to satisfy these requirements, our status as a REIT will terminate; however, if we comply with the rules contained in the applicable Treasury Regulations requiring us to attempt to ascertain the actual ownership of our shares, and we do not know, and would not have known through the exercise of reasonable diligence, whether we failed to meet the requirement set forth in condition (6) above, we will be treated as having met such requirement. See "-- Taxation of Strategic Timber -- Failure of the Company to Qualify as a REIT." In rendering its opinion that we are organized in a manner that permits us to qualify as a REIT, Sutherland Asbill & Brennan LLP is relying on our representations that the ownership of our stock (without regard to the "excess stock" provisions of the Articles of Incorporation) satisfies the stock ownership requirements set forth in requirement (6) above.

     There are a few additional organizational requirements that we must satisfy in order to be treated as a REIT. Our taxable year must be the calendar year. Also, we must maintain required records and request on an annual basis certain information from our shareholders designed to disclose the actual ownership of our outstanding stock. A REIT's failure to comply with these record-keeping requirements would result in a monetary fine imposed on that REIT, unless it is shown that the failure was due to reasonable cause and not to willful neglect. We intend to comply with all of these requirements.

     Income Tests

     In order to maintain qualification as a REIT, we must satisfy two gross income requirements each year. First, at least 75% of our gross income for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from certain types of temporary investments. Types of qualifying income include "rents from real property" and "gain from the sale or other disposition of real property" other than property held primarily for sale to customers in the ordinary course of a trade or business. Second, at least 95% of our gross income for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these items. For purposes of these tests, "gross income" does not include gross income from any "prohibited transaction," a term defined in section 857(b)(6) of the Internal Revenue Code. A transaction can be a prohibited transaction only if it involves the sale or other disposition of property held primarily for sale to customers in the ordinary course of a trade or business.

     In applying the gross income tests and the asset tests to a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership is the same in the hands of the REIT for purposes of section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of Strategic Timber Partners will be treated as assets and items of income of Strategic Timber for purposes of applying the requirements described in this summary. For this reason, references in this summary to our income and assets include our proportionate share of the income and assets of Strategic Timber Partners. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "-- Tax Aspects of Strategic Timber's Ownership of Interests in Strategic Timber Partners."

     The fact that we own 100% of the outstanding stock of Strategic Timber Operating Co., makes it a "qualified REIT subsidiary." A qualified REIT subsidiary is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of Strategic Timber for all purposes of the Internal Revenue Code, including the REIT qualification tests. For this reason, references in this summary to the income and assets of Strategic Timber include the income and assets of Strategic Timber Operating Co. and any other qualified REIT subsidiary.

     We plan to dispose of standing timber by granting purchasers cutting rights to timber by contracts that satisfy the requirements of section 631(b) of the Internal Revenue Code. Section 631(b) generally treats a timber owner's gain or loss on a disposal of timber as though it were gain or loss on the sale of such timber if the owner has held the timber for more than one year and disposes of it under a contract pursuant to which the owner retains an economic interest in the timber. Advance payments received under a section 631(b) contract are taxable in the year received, even though the timber to be cut under the contract might be cut in a later year. If we refund advance payments subsequent to the filing of the tax return for the year such advance payments were received, we will be required to amend that tax return and may be required to issue revised statements (Forms 1099 and 2439) to our shareholders, which may necessitate the filing of amended tax returns by the shareholders.

     In the opinion of Sutherland Asbill & Brennan LLP, any gain we recognize under timber cutting agreements that satisfy the requirements of section 631(b) will be treated as gain from the sale or other disposition of real property that is not property held primarily for sale to customers in the ordinary course of business within the meaning of the 75% gross income test and the 95% gross income test. As noted above, we have received a private letter ruling from the IRS confirming this opinion.

     It is also the opinion of Sutherland Asbill & Brennan LLP that the income we receive from timber cutting agreements that do not satisfy the requirements of section 631(b) of the Internal Revenue Code solely because we have not held the timber disposed of for more than one year will qualify as "rents from real property" within the meaning of the two gross income tests, provided that those timber cutting agreements also meet the requirements set forth in the following paragraph.

     Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales. Second, rents received from a person will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of that person. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor who is adequately compensated and from whom the REIT derives no revenue (subject to a 1% de minimis exception).


     We anticipate that our only rental income of a material amount from sources other than timber cutting agreements will be from certain real property leases, including hunting leases. We represented to Sutherland Asbill & Brennan LLP that:



     - each lease that produced qualifying rents that was not reviewed is substantially identical in all material respects to the terms of a particular lease reviewed;



     - neither we nor any actual or constructive owner of 10% or more of our common stock owns 10% or more of any lessee; and



     - specific amounts of our 1998 gross income were derived from specific sources.



In determining that we satisfied the gross income tests for the period ending December 31, 1998, Sutherland Asbill & Brennan LLP reviewed available lease documents, determined which leases would produce qualifying "rents from real property" and which would not, and relied on our representations.



     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we will fail to qualify as a REIT for that year unless we are entitled to relief under the Internal Revenue Code. These relief provisions will generally be available if our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. We have represented that we will exercise ordinary business care and prudence in attempting to satisfy the gross income tests and will attach a schedule of the sources of our income to our tax return each year. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of the relief provisions. Furthermore, as discussed above in "-- Taxation of Strategic Timber -- General," even if the relief provisions apply, a 100% tax would be imposed on an amount equal to the gross income attributable to the greater of the amount by which we failed the 75% test or the 95% test, multiplied by a fraction intended to reflect our profitability.


     Any net income we realize from the sale or other disposition of property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a "prohibited transaction" and will be subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held primarily for sale to customers in the ordinary course of a trade or business

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

is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. In the opinion of Sutherland Asbill & Brennan LLP, income derived from timber cutting agreements that satisfy the requirements of section 631(b) of the Internal Revenue Code will be treated as income realized from the disposition of property used in our trade or business and not as income realized from the sale or other disposition of property held primarily for sale to customers in the ordinary course of our trade or business. The IRS has confirmed this conclusion in the private letter ruling we received.

     Strategic Timber Partners intends to hold timberlands and other properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating timberlands and other properties and to make such occasional sales of timberlands (as opposed to dispositions of standing timber) or other properties, including "higher and better use" parcels, as are consistent with its investment objectives. The IRS could contend that one or more of such sales is a prohibited transaction and subject to the 100% penalty tax. In general, the determination of whether property is held primarily for sale to customers in the ordinary course of its trade of business depends on all the facts and circumstances surrounding such property's sale. Therefore, it is not possible for Sutherland Asbill & Brennan LLP to opine whether any future sale of timberlands or other properties, other than a sale of timber meeting the requirements of section 631(b), might be a prohibited transaction.

     We intend to satisfy the gross income tests in 1999 and subsequent years. However, there can be no assurance that we will in fact satisfy these requirements every year.

     Asset Tests

     At the close of each calendar quarter, we must satisfy three tests relating to our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities. This final rule, however, does not apply to our interests in Strategic Timber Partners, any other partnership, any qualified REIT subsidiary, or any other disregarded entity.

     In the opinion of Sutherland Asbill & Brennan LLP, timberlands and the timber thereon constitute real estate assets within the meaning of the asset tests. The ruling received from the IRS confirms this conclusion. We met the 75% asset test during 1998 and anticipate that we will always meet this test.


     If we should fail to satisfy the asset tests at the end of a calendar quarter, we would lose our REIT status unless we satisfied all of the asset tests at the close of the preceding calendar quarter and, in addition, the discrepancy between the value of our assets and the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition. If the condition described in the second clause of the preceding sentence were not satisfied, we could still avoid disqualification by eliminating that discrepancy within 30 days after the close of the quarter in which it arose.


     Distribution Requirements


     In order to qualify as a REIT, we must distribute dividends, other than capital gain dividends to our shareholders in an amount at least equal to 95% of our "REIT taxable income" (computed without regard to the dividends paid deduction and by excluding our net capital gain), plus 95% of any after-tax net income from foreclosure property, less the sum of certain items of non-cash income. We generally must pay these dividends in the taxable year to which they relate. However, we may pay a dividend in the following taxable year if we declare the dividend before timely filing our tax return for the taxable year to which the dividend relates and we pay the dividend on or before the first regular dividend payment date after the declaration. We intend to make timely distributions sufficient to satisfy these distribution requirements.

     In the event that we distribute or are treated as having distributed at least 95%, but less than 100%, of our so adjusted "REIT taxable income," we will be subject to tax on the income not distributed at ordinary corporate tax rates. We will also be subject to tax at capital gain rates on any of our net capital gain that we do not distribute or are not treated as having distributed. If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, other than capital gain income which we elect to retain and pay tax on as provided below, and (3) any undistributed taxable income from prior periods, other than capital gains from such years which we elected to retain and pay tax on, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     The Internal Revenue Code allows us to elect to retain rather than distribute all or part of our net capital gains. There are several effects of such an election. First, we are required to pay the tax on such gains at regular corporate tax rates. Second, our shareholders are required to include their proportionate share of the undistributed net capital gain in income. However, the shareholders will receive a credit for their share of the tax we paid, which may result in a tax refund to them. Third, the basis of a shareholder's stock would be increased by the amount of the undistributed net capital gains included in income by the shareholder minus the amount of capital gains tax we paid on the shareholder's behalf. In order for a shareholder to receive the credit or the refund for the taxes we paid on the shareholder's behalf, the shareholder must file the necessary forms with the IRS.


     At any given time, it is possible that we may not have sufficient cash or other liquid assets to meet the distribution requirements. This may result from timing or other differences between:



        - the actual receipt of income and actual payment of deductible expenses;



        - the inclusion of such income and deduction of such expenses in arriving at our taxable income; or



        - our percentage interest in the Strategic Timber Partners' cash flow and our share of taxable income arising upon a disposition of property contributed to Strategic Timber Partners where the fair market value of such property exceeds its tax basis.


If such differences occur, we may, in order to meet the distribution requirements, find it necessary to arrange for borrowings, equity issuances or asset sales, or to pay dividends in the form of taxable stock dividends, or to elect to retain and pay taxes on a portion of our net capital gains.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we would be required to pay interest based upon the amount of any deduction taken for deficiency dividends. It is our intention to meet all distribution requirements for the year in which such requirements arise, so we do not anticipate paying deficiency dividends.

     FAILURE TO QUALIFY AS A REIT

     If we fail to qualify to be taxed as a REIT in any taxable year and if the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We could not deduct distributions to our shareholders in any year in which we failed to qualify as a REIT. This would significantly reduce the cash we have available to distribute to our shareholders and would likely reduce the value of our common stock. In addition, if we failed to qualify as a REIT, all distributions to our shareholders would be taxable as ordinary income, to the extent of our current and accumulated earnings and profits. If that happened, subject to certain limitations of the Internal Revenue Code, corporate shareholders might be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also would be disqualified from being taxed as a REIT for the next four taxable years. It is not possible to state whether in all circumstances we would be entitled to that statutory relief.

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

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     We are using the term "U.S. shareholder" to mean a holder of our common stock who, for United States federal income tax purposes, is:

     - an individual who is a citizen or resident of the United States;

     - an entity that is a corporation or partnership for United States federal income tax purposes and that is created or organized in the United States or under the laws of the United States or any political subdivision thereof although certain partnerships so created or organized may be treated, under regulations not yet published, as not a United States person;

     - any estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or

     - a domestic trust. A domestic trust is any trust whose administration is subject to the primary supervision of a court within the United States, and as to which one or more United States fiduciaries have the authority to control all substantial decisions although certain trusts classified for United States federal income tax purposes as a United States person prior to August 20, 1996 may, under regulations not yet published, elect to retain their classification as a domestic trust.

     DISTRIBUTIONS BY STRATEGIC TIMBER

     So long as we qualify as a REIT, distributions we make out of our current or accumulated earnings and profits that are not designated as capital gain dividends will constitute dividends taxable to our taxable U.S. shareholders as ordinary income. U.S. shareholders that are corporations will not be eligible for the dividends received deduction with respect to such dividends. Distributions we properly designate as capital gain dividends will, to the extent that they do not exceed our actual net capital gain for the taxable year, be taxable to taxable U.S. shareholders as long-term capital gains without regard to the period for which a U.S. shareholder has held our common stock.

     U.S. shareholders that are corporations may, however, be required to treat up to 20% of specified capital gain dividends as ordinary income pursuant to section 291(d) of the Internal Revenue Code. Individuals are generally subject to differing rates of tax on various transactions giving rise to long-term capital gains or losses. In general, the maximum long-term capital gain rate applicable to individuals is 20%.

     If we elect to retain and reinvest some or all of our capital gains rather than distributing them, we will pay tax on these gains at the corporate tax rate, which is now 35%. You will be deemed to have received a capital gain dividend equal to your proportionate share of the gain we retained, which you will need to report in your own return. You will, however, be entitled to a tax credit on your proportionate share of the tax we paid on the gain. The maximum capital tax rate applicable to U.S. individuals on this gain is 20% and, depending upon your income, may be less. The difference between the tax we paid on your behalf at the 35% corporate rate and the tax you actually owe on this gain may be used to offset your liability for tax on other items of income, and if your total tax payments exceed your liability, you will be entitled to a tax refund. Tax-exempt organizations who are shareholders will be entitled to a refund of the entire amount of tax we paid on their behalf. Each year, we will report the amount of any retained capital gains to you on IRS Forms 2439, which are similar to a Form 1099, and you may claim the tax credit on your own income tax return, or on Form 990-T in the case of exempt organizations. Your tax basis in the common stock you own will be increased by the amount of the deemed capital gain dividend, less your proportionate share of the tax we paid on your behalf.

     To the extent that we make distributions in excess of our current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. shareholder. A distribution treated as a return of capital reduces the adjusted basis that the U.S. shareholder has in its common stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. shareholder's adjusted basis in its common stock taxable as capital gains, provided that

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

the common stock has been held as a capital asset. We will be treated as having sufficient earnings and profits to treat as a dividend any distribution up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under "-- Taxation of Strategic Timber -- General" and "-- Taxation of Strategic Timber -- Requirements for
Qualification -- Distribution Requirements." As a result, shareholders may be required to treat as taxable dividends specified distributions that would otherwise result in tax-free returns of capital. Moreover, any "deficiency dividend" will be treated as a "dividend," either an ordinary dividend or a capital gain dividend, regardless of our earnings and profits. Dividends declared in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or net capital losses we may incur. We will notify each shareholder after the close of our taxable year as to the portions of the distributions attributable to that year which constitute ordinary income, capital gain or a return of capital.

     Income from distributions we pay and gain arising from the sale or exchange by a U.S. shareholder of our common stock will not be treated as passive activity income and, as a result, U.S. shareholders generally will not be able to apply any "passive activity losses" against such income or gain. Dividends we pay to the extent they do not constitute a capital gain dividend or a return of capital, will generally be treated as investment income for purposes of the investment interest limitation. Net capital gain from the sale or other disposition of shares of our common stock and capital gain dividends will generally not be considered investment income for purposes of the investment interest limitation.

     SALE OF COMMON STOCK


     Upon any sale or other taxable disposition of our common stock, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on such sale or other disposition, and the shareholder's adjusted basis in the common stock for tax purposes. This gain or loss will be capital gain or loss if the common stock has been held as a capital asset and will be long-term gain or loss if the common stock has been held for more than one year. In general, any loss recognized by a U.S. shareholder upon the sale or other taxable disposition of common stock that has been held for six months or less for tax purposes will be treated as a long-term capital loss to the extent of distributions received by the U.S. shareholder from us which were required to be treated as long-term capital gains.


     WITHHOLDING ON DISTRIBUTIONS


     We will report to our U.S. shareholders and to the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the shareholder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide us with the correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholder who fails to certify his non-foreign status to us. See "--Taxation of Non-U.S. Shareholders of Strategic Timber."


TAXATION OF TAX-EXEMPT SHAREHOLDERS OF STRATEGIC TIMBER

     Dividends that we pay a tax-exempt shareholder, other than tax-exempt shareholders that fall within the special categories described below, will not be unrelated business taxable income, or "UBTI," unless the tax-exempt shareholder has held its common stock as "debt financed property" within the meaning of the Internal Revenue Code or has otherwise used its common stock in an unrelated trade or business.
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

Similarly, a tax-exempt shareholder's income from the sale of common stock will not constitute UBTI unless the tax-exempt shareholder has held the common stock as "debt financed property" within the meaning of the Internal Revenue Code or has used the common stock in an unrelated trade or business.

     Dividends we pay tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Internal Revenue Code sections 501(c)(7), (9), (17) and (20), respectively, will constitute UBTI unless the organization is able properly to deduct amounts set aside or placed in reserve for purposes authorized by the Internal Revenue Code so as to offset this dividend income. Prospective shareholders falling in to one of these categories should consult their own tax advisors concerning these set aside and reserve requirements.


     In addition, in some circumstances a pension trust that owns more than 10% of our stock may be required to treat a percentage of the dividends received from us as UBTI. This percentage is the gross income we derived from an unrelated trade or business (determined as if we were a pension trust) divided by our gross income for the year in which the dividends are paid. The rule will apply to a pension trust holding more than 10% of our stock only if:



        - the percentage is at least 5%;



        - in order for us to meet the 100 shareholder requirement to qualify as a REIT, it is necessary for us to treat the beneficiaries of the pension trust as holding our shares held by the trust in proportion to their actuarial interests in the pension trust; and



        - either one pension trust owns more than 25% of the value of our stock, or a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.


Based on the anticipated ownership of the shares of our common stock immediately after this offering, and as a result of the limitations on transfer and ownership of this common stock contained in the Articles of Incorporation, we do not expect this rule to apply to any tax-exempt shareholders of our stock. In addition, we intend to conduct our business in such a way that we would not be treated as deriving gross income from an unrelated trade or business, even if this rule were to apply.

TAXATION OF NON-U.S. SHAREHOLDERS OF STRATEGIC TIMBER

     The rules governing United States federal income taxation of the ownership and disposition of common stock by persons that are considered to be non-U.S. shareholders for tax purposes are complex, and we will not attempt in this discussion to provide more than a brief summary of these rules. The discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

     DISTRIBUTIONS BY STRATEGIC TIMBER

     Under the Foreign Investment in Real Property Tax Act, which is commonly referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges of United States real property interests will be treated by the non-U.S. shareholders as income effectively connected with a United States trade or business. Gain from dispositions of timber that we have owned for more than one year growing on timberlands within the United States will come within this category. Non-U.S. shareholders would generally be taxed at the same rates applicable to domestic shareholders on this gain, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation. Unless a tax treaty between the United States and the country of residence of the non-U.S. shareholder reduces the withholding rate for REIT dividends, we are generally required to withhold 35% of any capital gain distribution. That amount is creditable against the non-U.S. shareholder's United States federal income tax liability and is refundable if the amount withheld exceeds the non-U.S. shareholders'
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

actual U.S. income tax liability. To obtain a refund, the non-U.S. shareholder must file a U.S. income tax return. This 35% withholding tax rate on capital gain dividends is higher than the maximum rate on long-term capital gains of individuals of 20%.

     Distributions we pay to a non-U.S. shareholder that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gains dividends will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will be subject to U.S. withholding tax on a gross basis (that is, without allowance of deductions) at a 30% rate, unless the withholding tax rate is reduced under an applicable income tax treaty between the United States and the country of tax residence of the non-U.S. shareholder.

     For dividends paid prior to January 1, 2000, we are permitted by the tax rules to rely on a shareholder's address in determining whether the dividend is subject to withholding on the basis of being paid to a non-U.S. person. If a non-U.S. shareholder is relying on a tax treaty to claim a lower withholding rate, we will ask the shareholder to provide an appropriately executed Form 1001 to document this claim.


     Recently finalized United States Treasury Regulations applicable to dividends paid after December 31, 1999 set forth presumptions which we may generally rely upon to determine whether, in the absence of certain documentation, a shareholder should be treated as a non-U.S. shareholder for purposes of the withholding tax on non-capital gain dividends. The presumptions would not apply for purposes of granting a reduced rate of withholding under a treaty to a non-U.S. shareholder. To obtain a reduced rate of withholding under a treaty, a non-U.S. shareholder will be required either to provide us with a Form W-8 certifying such non-U.S. shareholder's entitlement to benefits under a treaty together with, in certain circumstances, additional information, or satisfy certain other applicable treaty certification requirements. The new regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a non-U.S. shareholder that is an entity should be treated as paid to the entity or to those persons or entities holding an interest in the entity.



     The 30% withholding tax applicable to non-capital gain dividends will not apply if the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a United States trade or business, or, alternatively, where an income tax treaty applies if the non-U.S. shareholder files the appropriate IRS forms with us. In general, a foreign shareholder will not be considered engaged in a U.S. trade or business solely as a result of its ownership of common stock.


     Distributions in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common stock, but will reduce the adjusted basis of the shareholder's common stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's common stock, they will give rise to gain from the sale or exchange of the shareholder's common stock. The tax treatment of this gain is the same as if the non-U.S. shareholder had sold our stock, which is described below.

     SALE OF COMMON STOCK

     Gain recognized by a non-U.S. shareholder on the sale or exchange of common stock generally will not be subject to United States taxation unless the shares constitute a "United States real property interest" within the meaning of FIRPTA. Our common stock will not constitute a "United States real property interest" so long as we are a "domestically controlled REIT." We will meet this definition if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. shareholders. We believe that after this offering we will be a "domestically controlled REIT," and therefore that the sale of common stock will not be subject to taxation under FIRPTA. However, because the common stock is expected to become publicly traded, no assurance can be given that we will

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


continue to meet this definition. Even if we meet this definition, gain from the sale or exchange of common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. shareholder if:



     - the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of the gain, or



     - the non-U.S. shareholder's investment in common stock is effectively connected with its U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to this gain.


     If we do not qualify as, or cease to be a "domestically controlled REIT," the determination of whether gain arising from the sale or exchange by a non-U.S. shareholder of common stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" will depend on whether the common stock is "regularly traded" for tax purposes on an established securities market and on the size of the selling non-U.S. shareholder's interest in Strategic Timber. In general, if the common stock is "regularly traded" on an established securities market during the quarter in which the non-U.S. shareholder sells his or her stock and the selling non-U.S. shareholder holds, directly or indirectly, 5% or less of our common stock during the five-year period ending on the date of disposition, then the sale will not be subject to United States taxation under FIRPTA. If gain on the sale or exchange of common stock were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular United States income tax with respect to this gain in the same manner as a U.S. shareholder (subject to any applicable alternative minimum tax, as computed in the case of nonresident alien individuals and foreign corporations and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

     BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to, and the tax withheld with respect to, the shareholder, regardless of whether any tax was actually withheld. That information may also be made available to the tax authorities of the country in which a non-U.S. shareholder resides.

     Backup withholding tax, which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements, will generally not apply:

     - if distributions are paid on or prior to December 31, 1999 to a non-U.S. shareholders at an address outside the United States (provided that we do not have actual knowledge that the payee is a United States person),

     - if such distributions are subject to the 30% (or lower treaty rate) withholding tax discussed above,

     - if the distribution is a capital gains distribution, or

     - if the distribution is attributable to gain we realized from the sale or exchange by Strategic Timber of United States real property interests.

For distributions paid after December 31, 1999, the new regulations provide certain presumptions and other rules under which non-U.S. shareholders may be subject to backup withholding and related information reporting in the absence of required certifications. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a foreign broker. However, information reporting, but not backup withholding, will apply to a payment of the proceeds of a sale of common stock by a foreign office of a broker that:



     - is a United States person;



     - derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;



     - is a U.S. "controlled foreign corporation" for United States tax purposes; or



     - effective after December 31, 1999, certain brokers that are foreign partnerships with U.S. partners or that are engaged in a U.S. trade or business;


unless in each such case the broker has documentary evidence in its records that the holder is a non-U.S. shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of common stock is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption.

     The backup withholding tax is not an additional tax and may be credited against a non-U.S. shareholder's United States federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is supplied to the IRS.

TAX ASPECTS OF STRATEGIC TIMBER'S OWNERSHIP OF INTERESTS IN STRATEGIC TIMBER PARTNERS

     GENERAL

     All of our assets will be held through Strategic Timber Partners. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Instead, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items of Strategic Timber Partners for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held through Strategic Timber Partners.


     Our interest in Strategic Timber Partners may involve special tax considerations. Those considerations include:



     - the allocation of items of income and expense, which could affect the computation of our taxable income;



     - the treatment of Strategic Timber Partners as a partnership for federal income tax purposes; and



     - the taking of actions by Strategic Timber Partners which could adversely affect our qualification as a REIT.


     ENTITY CLASSIFICATION


     An organization formed as a partnership will be treated as a partnership for federal income tax purposes if:



     - it is not expressly classified as a corporation under section 301.7701-2(b)(1) through (8) of the Treasury Regulations;



     - it does not elect to be classified as an association taxable as a corporation; and



     - it is not treated as a corporation by virtue of being classified as a "publicly traded partnership."


     Under section 7704 of the Code, a partnership is treated as a corporation for federal income tax purposes if it is a "publicly traded partnership," except in situations in which 90% or more of the partnership's gross income is "qualifying income" within the meaning of section 7704(c)(2) of the Code. "Qualifying income" includes interest, dividends, real property rents, gains from the disposition of real property, and certain income or gains from the exploitation of natural resources, including timber. We expect that more than 90% of the gross income of Strategic Timber Partners each year will be "qualifying income."

     We, Strategic Timber Partners, and Strategic Timber Operating Co., the sole general partner of Strategic Timber Partners, have represented to Sutherland Asbill & Brennan LLP that Strategic Timber Partners will timely file a federal income tax return for its initial taxable year ending December 31, 1998, and will not elect to be treated as a corporation for federal income tax purposes. Sutherland Asbill & Brennan LLP is of the opinion that Strategic Timber Partners will be treated as a partnership for federal income tax purposes.


     If for any reason Strategic Timber Partners were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to satisfy the income and asset requirements for REIT status. See
"-- Taxation of Strategic Timber -- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in Strategic Timber Partners' status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. See "-- Taxation of Strategic Timber -- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of Strategic Timber Partners would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, Strategic Timber Partners would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing Strategic Timber Partners' taxable income.


     PARTNERSHIP ALLOCATIONS

     Although a partnership agreement will generally determine the allocation of income and loss among partners, those allocations will be disregarded for tax purposes if they do not comply with the provisions of section 704(b) of the Internal Revenue Code and applicable Treasury Regulations. Generally, section 704(b) and the Treasury Regulations require that partnership allocations respect the economic arrangement of the partners.


     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. In the opinion of Sutherland Asbill & Brennan LLP, the allocation of taxable income and loss contained in the partnership agreement of Strategic Timber Partners complies with the requirements of section 704(b) of the Internal Revenue Code and the applicable Treasury Regulations.


     TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES

     Pursuant to section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property which has been contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at such time, commonly called a "Book-Tax Difference." Section 704(c) allocations are solely for federal income tax purposes and do not affect the partners' capital accounts or other economic or legal arrangements among the partners.

     All of the current timber assets of Strategic Timber Partners have a Book-Tax Difference. When those assets are disposed of, including as a result of timber dispositions pursuant to a timber cutting agreement, the Book-Tax Difference will be accounted for by income allocations to the respective contributing partners. These income allocations will eliminate the Book-Tax Difference over the life of the partnership. Treasury Regulations under section 704(c) provide partnerships with a choice of several methods of accounting for Book-Tax Differences. We have determined to use the "remedial method" for accounting for Book-Tax Differences with respect to the properties owned by Strategic Timber Partners at the time of this offering.

     BASIS IN PARTNERSHIP INTEREST

     Our adjusted tax basis in our interest in Strategic Timber Partners generally will be equal to the amount of cash and the basis of any other property we contribute to Strategic Timber Partners, will be increased by our allocable share of the partnership's income and indebtedness and will be reduced, but not below zero, by our allocable share of losses incurred by Strategic Timber Partners, by the amount of cash distributed to us by Strategic Timber Partners, and by constructive distributions resulting from a reduction in our share of Strategic Timber Partners' indebtedness.

     If our distributive share of Strategic Timber Partners' losses exceeds the adjusted tax basis of our partnership interest, the recognition of such excess loss will be deferred until such time as we have adjusted tax basis in our partnership units against which to deduct the loss. To the extent that the distributions from Strategic Timber Partners, or any decrease in our share of the indebtedness of Strategic Timber Partners (such decreases being considered a cash distribution to the partners), exceeds our adjusted tax basis, such excess distributions constitute taxable income to us. This taxable income will normally be characterized as capital gain, and if our interest in the partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

OTHER TAXES

     We, any of our subsidiaries, Strategic Timber Partners or our shareholders may be subject to foreign, state and local tax in various countries, states and localities, including those countries, states and localities in which we, it or they transact business, own property, or reside. The state, local or foreign tax treatment of any of these parties in such jurisdictions may differ from the federal income tax treatment described above.

     Qualification as a REIT under the laws of the individual states will depend, among other things, on the state's conformity with federal tax law. For example, one change made by the Taxpayer Relief Act of 1997, which eliminated percentage limitations on the amount of income a REIT can have from the disposition of assets held for less than four years is critical to the federal income tax treatment described in this prospectus. If a state's tax laws do not conform to this change, our status as a REIT under that state's tax laws would be doubtful.

     Louisiana and Oregon conform to this change and otherwise generally follow the federal tax treatment of REITs. New Hampshire does not conform to the federal tax treatment of REITs. Accordingly, the New Hampshire Business Profits Tax will apply to us. The Business Profits Tax is a 7% tax on net business profits with no deduction for dividends distributed to shareholders. The Business Profits Tax is subject to apportionment based on a three-factor formula, so we will not be required to pay the tax on the full amount of our income, but only on that portion that is attributed to New Hampshire through application of the apportionment formula.

     We will be subject to a Business and Occupation tax in Washington, which is a tax on gross receipts. However, receipts from the sale of standing timber are exempt from this Washington tax.

     Some states in which we are not engaged in business do not conform to the federal tax treatment of REITs. Since we do not do business in those states, we would generally not be subject to taxation by any of those states. However, cash distributions out of our earnings and profits to shareholders in those states would likely be characterized as ordinary income rather than capital gains for purposes of computing their state tax liability. This difference will generally be relevant only in those states where capital gains are taxed at preferential rates, or if a shareholder has a net capital loss carryforward available for state tax purposes.

     The state tax treatment of net capital gains we retain will depend on the state tax laws of the states in which both we and our shareholders are subject to tax. It is possible, therefore, that we may pay some state income taxes with respect to our undistributed net capital gains that produce no usable state tax credit for our shareholders. For example, although California otherwise generally conforms to the federal treatment of REITs, it has not adopted the provisions dealing with the treatment of retained capital gains. As a result, we will pay California taxes on our retained capital gains, but shareholders will not receive a credit for the taxes paid by us against their California tax liability, if any.

     Prospective investors are urged to consult their own tax advisors regarding the effect of foreign, state and local tax laws upon an investment in our common stock. Again, none of the statements in this discussion concerning matters of foreign, state or local tax law constitutes an opinion of counsel.

                              ERISA CONSIDERATIONS

GENERAL

     This section summarizes some important issues under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of section 4975 of the Internal Revenue Code that you should consider before purchasing our common stock. Even if you are not an employee benefit plan, another tax-qualified retirement plan, or an individual retirement account, or IRA, you should review "-- Status of Strategic Timber and Strategic Timber Partners under ERISA." This section does not deal with all aspects of ERISA or section 4975 of the Internal Revenue Code that may be relevant to you in light of your particular circumstances, especially if you are:

     - a plan subject to Title I of ERISA;

     - other retirement plan or IRA subject to the prohibited transaction provisions of section 4975 of the Internal Revenue Code; or

     - a governmental plan or church plan that is exempt from ERISA and section 4975 of the Internal Revenue Code but that may be subject to state law requirements.

     This section is based on current provisions of ERISA and the Internal Revenue Code, existing and currently proposed regulations under ERISA and the Internal Revenue Code, the legislative history of ERISA and the Internal Revenue Code, existing administrative rulings of the Department of Labor and reported judicial decisions. Legislative, judicial or administrative changes may affect the accuracy of any statements in this section, even with respect to transactions entered into or contemplated prior to the effective date of such changes.

     IF YOU ARE A FIDUCIARY MAKING A DECISION TO INVEST IN THE COMMON STOCK ON BEHALF OF A PROSPECTIVE PURCHASER THAT IS AN EMPLOYEE BENEFIT PLAN, A TAX-QUALIFIED RETIREMENT PLAN, OR AN IRA, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE INTERNAL REVENUE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF THE COMMON STOCK BY A PLAN OR AN IRA.

     If you are a fiduciary of a pension, profit-sharing, or other employee benefit plan, or an ERISA plan, that is subject to Title I of ERISA, you should consider carefully whether an investment in the common stock is consistent with your fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an ERISA plan's investments to be:

     - prudent and in the best interests of the ERISA plan, its participants, and its beneficiaries,

     - diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and

     - authorized under the terms of the ERISA plan's governing documents, provided the documents are consistent with ERISA.

     In determining whether an investment in the common stock is prudent for purposes of ERISA, you should consider whether the investment is reasonably designed, as a part of the ERISA plan's portfolio, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan's portfolio. You also should take into account the nature of our business, our management, our brief operating history, the fact that certain investment properties may not have been identified yet, the possibility of the recognition of unrelated business taxable income, and any other facts and circumstances that may be relevant to an investment.

     If you are a fiduciary of an IRA or of a qualified retirement plan that is not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees, you should consider that these plans may only make investments that are authorized by the appropriate governing documents and under applicable state law. We refer to these plans as non-ERISA plans.

     If you are a fiduciary of an ERISA plan or are making the investment decision for an IRA or other non-ERISA plan, you should consider the application of the prohibited transaction provisions of ERISA and the Internal Revenue Code in making your investment decision. A "party in interest" or "disqualified person" with respect to an ERISA plan or with respect to a non-ERISA plan or IRA subject to Internal Revenue Code section 4975 is subject to an initial 15% excise tax on the amount involved in any prohibited transaction involving the assets of the plan or IRA, and an additional excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected within the appropriate period. If an IRA is maintained on behalf of a disqualified person who engages in a prohibited transaction, the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to the disqualified person or his or her beneficiary in a taxable distribution on account of the prohibited transaction, and no excise tax will be imposed. In addition, if you are a fiduciary and you permit an ERISA plan to engage in a transaction that you know or should know is a prohibited transaction, you may be liable to the ERISA plan for any loss the ERISA plan incurs as a result of the transaction or for any profits you earn in the transaction.


STATUS OF STRATEGIC TIMBER AND STRATEGIC TIMBER PARTNERS UNDER ERISA

     This section discusses principles you should apply to determine whether the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Internal Revenue Code apply to an entity because one or more investors in the equity interests in the entity is:

     - an ERISA plan or

     - a non-ERISA plan or IRA subject to section 4975 of the Internal Revenue Code.

     If you are an ERISA Plan fiduciary, you also should consider the relevance of those principles to:

     - ERISA's prohibition on improper delegation of control over or responsibility for "plan assets" and

     - ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits the occurrence of, or fails to remedy a known breach by another fiduciary.

     If our assets are deemed to be "plan assets" under ERISA,

     - the prudence standards and other provisions of Part 4 of Title I of ERISA would be applicable to any transactions involving our assets,

     - persons who exercise any authority over our assets, or who provide investment advice to us, would be considered fiduciaries of each ERISA plan that acquires common stock, and transactions involving our assets undertaken at their direction or pursuant to their advice might violate their fiduciary responsibilities under ERISA, especially with regard to conflicts of interest,

     - a fiduciary exercising his or her investment discretion over the assets of an ERISA plan to cause it to acquire or hold the common stock could be liable under Part 4 of Title I of ERISA for transactions we enter into that do not conform to ERISA standards of prudence and fiduciary responsibility, and

     - certain transactions that we might enter into in the ordinary course of its business and operations might constitute "prohibited transactions" under ERISA and the Internal Revenue Code.

     Based on the following discussion, we do not believe that our assets will be deemed "plan assets" of any ERISA plan, IRA or non-ERISA plan that invests in the common stock. The Department of Labor or the Treasury Department, however, may reach a contrary conclusion.


     Regulations of the Department of Labor defining "plan assets" generally provide that when an ERISA plan or non-ERISA plan or IRA acquires a security that is an equity interest in a company and not a "publicly-offered security," the ERISA plan's, non-ERISA plan's or IRA's assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of the equity interest, unless one or more exceptions specified in these regulations are satisfied. We refer to these regulations defining plan assets as the plan asset regulations.

     The plan asset regulations define a publicly-offered security as a security that is

     - widely-held,

     - freely transferable, and

     - either part of a class of securities registered under the Securities Exchange Act of 1934 or sold pursuant to an effective registration statement under the Securities Act and registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which this offering occurred.

     We are selling the shares of common stock in an offering registered under the Securities Act and we will register the shares under the Exchange Act.

     The plan asset regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors who are independent from the issuer and one another. If the number independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control, the security will still be considered widely held. We anticipate that upon completion of this offering, the common stock will be "widely held."

     The plan asset regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. When a security is part of an offering in which the minimum investment is $10,000 or less (as is the case with this offering), the security will ordinarily be deemed to be freely transferable even if there are certain restrictions on transfer. These permissible restrictions on transfer include:

     - any restriction on or prohibition against any transfer or assignment that would result in the termination or reclassification of an entity for federal or state tax purposes, or that otherwise would violate any federal or state law or court order,

     - any requirement that advance notice of a transfer or assignment be given to the issuer,

     - any administrative procedure that establishes an effective date, or an event (such as completion of an offering), prior to which a transfer or assignment will not be effective, and

     - any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer.

     We believe that the common stock will be "freely transferable" in spite of the restrictions imposed under our Articles of Incorporation on the transfer of the common stock. We also are not aware of any other facts or circumstances limiting the transferability of the common stock that are not permitted by the plan asset regulations. We do not intend to impose in the future, or to permit any person to impose on our behalf, any impermissible limitations or restrictions on transfer. The plan asset regulations only establish a presumption in favor of a finding of free transferability, and the Department of Labor or the Treasury Department may reach a contrary conclusion.

     Assuming that the common stock will be "widely held" and that no other facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of the common stock, the common stock should be publicly offered securities. Thus, our assets should not be deemed to be "plan assets" of any ERISA plan, IRA, or non-ERISA plan that invests in the common stock.

     The plan asset regulations also will apply in determining whether the assets of Strategic Timber Partners will be deemed to be "plan assets." The partnership interests in Strategic Timber Partners will not be publicly-offered securities. Nevertheless, if the shares of common stock constitute publicly-offered securities, your indirect investment in Strategic Timber Partners through your ownership of common stock will not cause the assets of Strategic Timber Partners to be treated as "plan assets" of an ERISA plan, IRA, or a non-ERISA plan subject to section 4975 of the Internal Revenue Code.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and Strategic Timber has agreed to sell to such underwriter, the number of shares set forth opposite the name of such underwriter.

                                                                 NUMBER
                            NAME                               OF SHARES
                            ----                               ----------
Salomon Smith Barney Inc....................................
Credit Suisse First Boston Corporation......................
Donaldson, Lufkin & Jenrette Securities Corporation.........
A.G. Edwards & Sons, Inc....................................
Warburg Dillon Read LLC.....................................
ABN AMRO Incorporated.......................................
Morgan Keegan & Company, Inc................................
                                                               ----------
     Total..................................................   16,600,000
                                                               ==========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

     The underwriters, for whom Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, A.G. Edwards & Sons, Inc., Warburg Dillon Read LLC, ABN AMRO Incorporated, and Morgan Keegan & Company, Inc. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the
public offering price less a concession not in excess of $     per share. The
underwriters may allow, and such dealers may reallow, a concession not in excess
of $     per share on sales to certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised Strategic Timber that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

     Strategic Timber has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,490,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.


     Strategic Timber will pay an advisory fee of 0.65% of the gross proceeds of this offering, including any exercise of the underwriters' over-allotment option, to Salomon Smith Barney Inc. for advisory services in connection with the evaluation, analysis and structuring of the formation of Strategic Timber and this offering. Assuming an initial public offering price of $20 per share, the advisory fee will be $2,158,000. If the underwriters exercise their over-allotment option in full, the advisory fee will be $2,481,700.

     Strategic Timber, its officers and directors, and Strategic Timber Partners have agreed that, subject to certain exceptions, for a period of one year from the date of the consummation of this offering, they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of common stock or any partnership units or any securities convertible into, or exercisable or exchangeable for, common stock or partnership units. The owners of units and shares received in the formation transactions have agreed not to dispose of or hedge the units or shares for a period of one year after consummation of this offering, without the prior written consent of Salomon Smith Barney Inc. However, Salomon Smith Barney Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

     Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the shares will be determined by negotiations between Strategic Timber and the representatives. Among the factors to be considered in determining the initial public offering price are Strategic Timber's record of operations, its current financial condition, its future prospects, its markets, the economic conditions in and future prospects for the industry in which Strategic Timber competes, its management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to Strategic Timber. There can be no assurance, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the common stock will develop and continue after this offering.

     Strategic Timber has applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "STTR."

     The following table shows the underwriting discounts and commissions Strategic Timber will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                               PAID BY STRATEGIC TIMBER
                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................    $              $
Total.......................................................    $              $

     In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase shares originally sold by that syndicate member.

     Any of these activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

     Strategic Timber estimates that the total expenses of this offering, including the advisory fee to be paid to Salomon Smith Barney, will be $4.5 million.

     ABN AMRO Bank, which is affiliated with ABN AMRO Incorporated, one of the representatives, is a lender under Strategic Timber's existing credit facilities and has received customary fees in connection with those credit facilities. The net proceeds of this offering will be used to repay all of Strategic Timber's indebtedness under the credit facilities. See "Use of Proceeds." ABN AMRO Incorporated is participating in the offering on the same terms as the other underwriters and will not receive any benefit in connection with the offering other than customary managing, underwriting and selling fees. ABN AMRO Bank is also one of the lenders on Strategic Timber's new credit facility and will receive customary fees for arranging this facility.


     Strategic Timber and Strategic Timber Partners have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                    EXPERTS

     The financial statements of:

     - Pioneer Resources, LLC as of and for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 8, 1998,

     - Strategic Timber Trust, Inc. as of and for the period from inception (April 21, 1998) to December 31, 1998, and

     - Strategic Timber Trust II, LLC as of and for the period from inception (October 9, 1998) to December 31, 1998,

included in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving such reports.


     Information included in this prospectus relating to our timber inventory, acreage and timber sales plan with respect to the Pacific Northwest properties, and the growth rate and species of our timber on these properties, as well as historical price indices, current prices, the number of mills and timber consumption in our markets, has been reviewed by Mason, Bruce & Girard, Inc., an independent forest resource consulting firm, and is included in this prospectus in reliance upon the authority of Mason, Bruce & Girard as an expert in timber inventory, forest regulatory and appraisal matters. Information included in this prospectus relating to our timber inventory, acreage and timber sales plan with respect to the Louisiana property, and the growth rate and species of our timber on this property, as well as current prices in our markets, has been reviewed by Canal Forest Resources, Inc., an independent forest resource consulting firm, and is included in this prospectus in reliance upon the authority of Canal Forest Resources as an expert in timber inventory, forest regulatory and appraisal matters.


                                 LEGAL MATTERS

     Sutherland Asbill & Brennan LLP, Atlanta, Georgia, will pass upon certain legal matters for Strategic Timber with respect to the validity of the common stock offered by this prospectus. Andrews & Kurth L.L.P., Houston, Texas, will pass upon certain legal matters for the underwriters. In connection with the formation transactions, Sutherland Asbill & Brennan LLP received 46,651 shares of common stock, which are now owned by certain partners of that firm, and 51,617 partnership units in Strategic Timber Partners.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-11 under the Securities Act to register the common stock we are offering. This prospectus is part of that registration statement and omits some of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information about us and our common stock, you should read registration statement and the exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or other document are not complete. You should read the exhibit for a more complete description of the contract or document included in the exhibit. We qualify each statement contained in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement by reference to the exhibit.

     Upon completion of this offering, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

     In addition, we have applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "STTR." Once the common stock has been listed on the Nasdaq National Market, you will be able to obtain information about Strategic Timber at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street N.W., Washington, D.C. 20006.

                   GLOSSARY OF SELECTED TIMBER INDUSTRY TERMS

     We have provided you with definitions for some of the timber industry terms we use in this prospectus.


BOARD FOOT                   A standard unit of measure for lumber that is 12
                             inches square and one inch thick.


CONVERSION                   The process of sawing or otherwise processing logs
                             or transforming timber into any other type of wood product.

CONVERSION FACILITY          A sawmill, pulp mill or other facility at which
                             timber conversion occurs.

CUNIT A standard unit of measurement of volume equal to one hundred cubic feet.

HARDWOODS                    Trees that generally have broad leaves and are
                             deciduous (losing leaves every year).

LOGS Segments of the main stem of a tree that are cut to specific length and diameter specifications and are utilized as raw materials for lumber, plywood and pulp/paper manufacturers.


LUMBER                       Solidwood product that is manufactured from logs.
                             Lumber is produced in standard dimensions and used for a variety of applications, including building construction, furniture and shipping containers.


MERCHANTABLE TIMBER          Timber exceeding a minimum size and usable volume
                             that is suitable for sale for commercial uses in the market where the timber is to be sold.

PLANTATION                   A timber stand established either through sowing of
                             seeds or by planting seedlings.

PREMERCHANTABLE TIMBER       Trees that have not yet reached a size where they
                             are suitable for sale.

PULPWOOD Wood that is cut primarily to make wood pulp, which may be manufactured into paper, fiber, paperboard and other paper products.

SAWTIMBER                    Trees containing logs of sufficient size and
                             quality to be suitable for conversion into lumber or plywood.

SECOND-GROWTH REDWOODS       Redwoods that have been replanted after the
                             original forest was harvested or regrown after being destroyed by fire; these redwoods may be harvested for commercial purposes.

SEEDLINGS                    Live trees less than one inch in diameter at ground
                             level.

SILVICULTURE                 The practice of establishing, tending and
                             reproducing forest stands of desired
                             characteristics.

SOFTWOODS                    Trees that are usually evergreen, bear cones and
                             have needles or scale-like leaves. They include pines, spruces, firs and cedars.

SOLIDWOOD                    A term used to distinguish wood products that are
                             manufactured by sawing or cutting a log, such as lumber or plywood, as opposed to wood products produced from wood pulp, wood fiber or chips.

THINNING Removal of selected trees, usually to eliminate overcrowding, to remove dying or diseased trees and to promote more rapid growth of desired trees. "Pre-commercial thinning" refers to thinning that does not produce merchantable timber.

TIMBER A standing tree or group of standing trees. Once cut, a tree is no longer considered timber, but becomes a log that can then be converted into wood products.

TIMBERLANDS                  Forestland generally capable of producing more than
                             20 cubic feet of wood per acre per year.

WOOD FIBER                   Generally refers to pulpwood or chips used in the
                             manufacture of pulp and paper.

                         INDEX TO FINANCIAL STATEMENTS

Strategic Timber Trust, Inc. and Subsidiaries Consolidated
  Financial Statements:
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheet -- December 31, 1998...........   F-3
  Consolidated Statement of Operations -- For the Period
     from Inception (April 21, 1998) to December 31, 1998...   F-4
  Consolidated Statement of Changes in Shareholders'
     Deficit -- For the Period from Inception (April 21,
     1998) to December 31, 1998.............................   F-5
  Consolidated Statement of Cash Flows -- For the Period
     from Inception (April 21, 1998) to December 31, 1998...   F-6
  Notes to Consolidated Financial Statements................   F-7

Strategic Timber Trust II, LLC and Subsidiaries Consolidated
  Financial Statements:
  Report of Independent Public Accountants..................  F-13
  Consolidated Balance Sheet -- December 31, 1998...........  F-14
  Consolidated Statement of Operations -- For the Period
     from Inception (October 9, 1998) to December 31,
     1998...................................................  F-15
  Consolidated Statement of Changes in Members'
     Deficit -- For the Period from Inception (October 9,
     1998) to December 31, 1998.............................  F-16
  Consolidated Statement of Cash Flows -- For the Period
     from Inception (October 9, 1998) to December 31,
     1998...................................................  F-17
  Notes to Consolidated Financial Statements................  F-18

Pioneer Resources, LLC and Subsidiaries Consolidated
  Financial Statements:
  Report of Independent Public Accountants..................  F-24
  Consolidated Balance Sheets -- December 31, 1996 and
     1997...................................................  F-25
  Consolidated Statements of Operations -- Years Ended
     December 31, 1996 and 1997 and the Period from January
     1, 1998 to October 8, 1998.............................  F-26
  Consolidated Statements of Changes in Members'
     Equity -- Years Ended December 31, 1996 and 1997 and
     the Period from January 1, 1998 to October 8, 1998.....  F-27
  Consolidated Statements of Cash Flows -- Years Ended
     December 31, 1996 and 1997 and the Period from January
     1, 1998 to October 8, 1998.............................  F-28
  Notes to Consolidated Financial Statements................  F-29

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
  Strategic Timber Trust, Inc.:

     We have audited the accompanying consolidated balance sheet of Strategic Timber Trust, Inc. (a Georgia corporation) and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, changes in shareholders' deficit and cash flows for the period from inception (April 21, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Strategic Timber Trust, Inc. and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the period from inception to December 31, 1998 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Stamford, Connecticut

  February 26, 1999

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998

                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $    310,284
  Trade accounts receivable.................................         56,708
  Prepaid expenses..........................................      1,311,988
                                                               ------------
          Total current assets..............................      1,678,980
TIMBERLANDS.................................................    251,597,386
PROPERTY AND EQUIPMENT:
  Machinery and equipment...................................          8,395
  Furniture and fixtures....................................          5,918
  Leasehold improvements....................................          2,820
                                                               ------------
                                                                     17,133
  Less -- Accumulated depreciation..........................         (1,588)
                                                               ------------
                                                                     15,545
LAND SUBJECT TO REPURCHASE (Note 5).........................      3,000,000
DEFERRED FINANCING COSTS, net...............................      4,586,000
                                                               ------------
          Total assets......................................   $260,877,911
                                                               ============

                   LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Bridge loan...............................................   $ 85,000,000
  Revolving line of credit..................................    133,787,034
  Accounts payable and other accrued liabilities............      1,688,260
  Accrued interest..........................................      2,053,397
  Due to affiliates.........................................      2,236,244
  Deferred revenue..........................................      3,537,015
                                                               ------------
          Total current liabilities.........................    228,301,950
MINORITY INTEREST...........................................     46,919,256
SHAREHOLDERS' DEFICIT:
  Common stock ($.01 par value, 200,000,000 shares
     authorized, 671,770 shares issued and outstanding).....          1,000
  Accumulated deficit.......................................    (14,344,295)
                                                               ------------
                                                                (14,343,295)
                                                               ------------
          Total liabilities and shareholders' deficit.......   $260,877,911
                                                               ============

       The accompanying notes to consolidated financial statements are an integral part of this consolidated balance sheet.

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

                      CONSOLIDATED STATEMENT OF OPERATIONS
      FOR THE PERIOD FROM INCEPTION (APRIL 21, 1998) TO DECEMBER 31, 1998

REVENUES:
  Timber and property sales.................................   $    322,954
  Other.....................................................        183,985
                                                               ------------
          Total revenues....................................        506,939

OPERATING EXPENSES:
  Cost of timber sold.......................................        402,614
  Amortization of deferred financing costs..................      1,743,000
  General and administrative expenses.......................      1,820,288
                                                               ------------
          Operating loss....................................     (3,458,963)

OTHER INCOME (EXPENSE):
  Interest expense..........................................    (13,781,366)
  Interest income...........................................         33,324
                                                               ------------
          Loss before minority interest.....................    (17,207,005)

MINORITY INTEREST IN LOSS OF SUBSIDIARY PARTNERSHIP.........      2,862,710
                                                               ------------
          Net loss..........................................   $(14,344,295)
                                                               ============

        The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT
      FOR THE PERIOD FROM INCEPTION (APRIL 21, 1998) TO DECEMBER 31, 1998

                                                         COMMON    ACCUMULATED
                                                         STOCK       DEFICIT          TOTAL
                                                         ------    ------------    ------------
SHAREHOLDERS' EQUITY, April 21, 1998...................  $  --     $         --    $         --
  Initial contribution.................................  1,000               --           1,000
  Net loss.............................................     --      (14,344,295)    (14,344,295)
                                                         ------    ------------    ------------
SHAREHOLDERS' DEFICIT, December 31, 1998...............  $1,000    $(14,344,295)   $(14,343,295)
                                                         ======    ============    ============

        The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
      FOR THE PERIOD FROM INCEPTION (APRIL 21, 1998) TO DECEMBER 31, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $ (14,344,295)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Minority interest in net loss of subsidiary
      partnership...........................................      (2,862,710)
     Depletion..............................................         402,614
     Depreciation and amortization..........................       1,744,458
     Non-cash compensation..................................           1,000
  Changes in assets and liabilities:
     Increase in trade accounts receivable..................         (56,708)
     Increase in prepaid expenses...........................          (7,223)
     Increase in accounts payable and other accrued
      liabilities...........................................         383,625
     Increase in accrued interest...........................       2,053,397
     Increase in due to affiliates..........................       2,236,244
     Increase in deferred revenue...........................       3,537,015
                                                               -------------
          Net cash used in operating activities.............      (6,912,583)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of timberlands..................................    (205,218,034)
  Purchases of property and equipment.......................         (17,133)
                                                               -------------
          Net cash used in investing activities.............    (205,235,167)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bridge loan.................................      85,000,000
  Proceeds from borrowings under revolving line of credit...     138,787,034
  Repayments of revolving line of credit....................      (5,000,000)
  Deferred financing costs..................................      (6,329,000)
                                                               -------------
          Net cash provided by financing activities.........     212,458,034
                                                               -------------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................         310,284
CASH AND CASH EQUIVALENTS, beginning of period..............              --
                                                               -------------
CASH AND CASH EQUIVALENTS, end of period....................   $     310,284
                                                               =============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest....................................   $  11,727,968
                                                               =============

        The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

     ORGANIZATION AND CONTROL --

     Strategic Timber Trust, Inc., a Georgia corporation, was organized April 21, 1998 for the purpose of acquiring, owning and managing timberlands. Our consolidated financial statements include the accounts of our wholly owned subsidiary, Strategic Timber Operating Co., a Delaware corporation, and those of Strategic Timber Partners, LP, a Delaware limited partnership in which we have a 79.4% limited partner interest. Strategic Timber Operating Co. is the sole general partner of Strategic Timber Partners and holds a 1.0% general partner interest. All significant intercompany transactions have been eliminated.

     On April 27, 1998, we acquired 88,000 acres of timberland in southwest Louisiana for total consideration valued at $255,000,000. Louisiana Timber Partners, LLC, a Georgia limited liability company, contributed to Strategic Timber Partners a contract to acquire the Louisiana property in exchange for 5,000 limited partnership units, representing an aggregate of 19.6% of the total partnership units then outstanding. We valued these partnership units at $50,000,000, which we believed to be the difference between the fair value of the property and the purchase price of the property under the contract Louisiana Timber contributed. Strategic Timber Partners then purchased the Louisiana property on April 27, 1998 for $205,000,000 in cash. The partnership funded the purchase price of the Louisiana property and related transaction costs by borrowing $125,800,000 under a $215,000,000 bank revolving credit facility and with an $85,000,000 cash contribution made to the partnership by Strategic Timber. Strategic Timber borrowed these funds under a bank bridge loan.


     We plan to sell shares of our common stock in an initial public offering during 1999. Shortly before this offering, the timber operations of our affiliate, Strategic Timber Trust II, LLC, will be merged into Strategic Timber Partners. As the entities to be merged are under common control, we will account for this merger using the historical carrying amounts of Strategic Timber Trust II, LLC's assets and liabilities.


     NATURE OF BUSINESS OPERATIONS --

     We own and manage timberlands for the purpose of selling standing timber. We negotiate and contract for the sale of our standing timber with buyers who generally cut and pay for the trees during the contract period.

     CONSOLIDATION --

     The accompanying financial statements consolidate the accounts of Strategic Timber and all entities in which Strategic Timber holds a majority and controlling interest. Minority ownership in Strategic Timber Partners is reflected as minority interest expense in the accompanying consolidated statement of operations and minority interest in the accompanying consolidated balance sheet.

     USE OF ESTIMATES --

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of certain estimates by our management in determining the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION --

     We enter into timber cutting contracts with third parties that require customers to harvest and remove timber at their expense. These contracts may last for periods ranging from three months to six years, or

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

occasionally longer. Contracts that are longer than one year typically require the customer to harvest minimum amounts of timber each year. We recognize revenue and depletion at the time our customer takes title to the timber, which occurs when legal ownership and the risk of loss passes to the purchaser and the quantity sold is determinable. We may receive payments under these contracts in advance of recognition of revenue.

     We may enter into timber deeds whereby all cutting rights on a tract of timberland are sold to a buyer. At the end of the contract term, any uncut timber will revert back to us. Risk of loss passes to our customers upon the signing of the deeds. For instance, if a fire destroys or partially destroys the timber subject to a timber deed, the purchaser would not be entitled to a refund of any portion of the purchase price. Accordingly, we will recognize revenues and costs under our timber deeds at the time the contracts close. We do not expect to make outright sales of timber by timber deeds beyond the second quarter of 1999.

     CASH AND CASH EQUIVALENTS --

     Cash and cash equivalents include cash and short term investments with original maturities of three months or less.

     TIMBERLANDS --

     We capitalize acquisition costs of land and timber, site preparation and other costs relating to the planting and growing of timber. Such costs are charged to cost of timber sold as depletion at the time timber is harvested, based on the relationship of harvested timber to the estimated volume of currently merchantable timber. Estimates of currently merchantable timber are subject to change based on periodic timber surveys. Depletion is calculated on a property-by-property basis, and further by product category within the property.

     Timberlands are stated at the lower of cost, net of depletion, or market value.

     PROPERTY AND EQUIPMENT --

     Property and equipment consists of furniture and fixtures, machinery and equipment and leasehold improvements. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. Amortization of leasehold improvements is calculated on a straight-line basis over the lesser of the lease term or the estimated useful lives of the assets.

     DEFERRED FINANCING COSTS --

     Deferred financing costs consist of fees and expenses incurred in connection with our borrowings. These fees are being amortized over the terms of the related debt agreements ranging from one to five years.

     INCOME TAXES --

     We intend to elect to be treated as a real estate investment trust, or REIT, under provisions of the Internal Revenue Code. As a result, we will not be subject to federal income taxes on the portion of our income that we currently distribute to our shareholders.

     We will be able to generate net operating losses for tax purposes in years in which we do not have taxable income. No benefit for income taxes has been provided on our loss since inception as the benefit is

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

not currently "more likely than not" to be realized due to our limited operating history. Our net operating loss carryforwards are approximately $15.8 million at December 31, 1998.

     We may be subject to state and local taxes regardless of whether we distribute some or all of our income to our shareholders. For the period ended December 31, 1998, though, we did not incur any state or local income tax liabilities due to our operating loss.

     INTEREST RATE SWAPS --

     Interest rate swaps involve the periodic exchange of interest payments without the exchange of underlying principal or notional amounts. Net amounts paid or received on interest rate swaps are recognized as interest expense as incurred in the accompanying consolidated statement of operations.

     SHAREHOLDERS' EQUITY --

     The accompanying consolidated financial statements have been adjusted to give effect to a 36.59-for-1 stock split that we expect will occur immediately prior to completion of our initial public offering. We have also given effect in the accompanying consolidated financial statements to a planned increase in the number of common shares authorized for issuance to 200,000,000 shares, which is expected to be approved by our board of directors and current shareholders immediately prior to completion of our initial public offering. We also expect to authorize 50,000,000 shares of preferred stock immediately prior to completion of our initial public offering.

     After giving effect to the stock split, our common stock account does not contain the required par value. This deficit will be funded with the proceeds from our initial public offering.

2. DEBT:

     We have the following debt instruments outstanding as of December 31, 1998:

Revolving credit line(a)...................................  $133,787,034
Bridge loan(b).............................................    85,000,000
                                                             ------------
                                                             $218,787,034
                                                             ============

(a) We have a senior revolving credit line that provides a maximum borrowing of $215,000,000, subject to formula. The credit line is used to finance our acquisitions of timberlands and for general corporate purposes. The facility bears interest at LIBOR plus an applicable margin rate, 7.75% at December 31, 1998. Interest is payable quarterly. The unused portion of the credit facility is subject to a commitment fee of 50 basis points per annum. This facility expires on April 25, 2003 and is secured by all assets and properties of Strategic Timber Partners, including timberlands.

(b) The bridge loan was used to finance our initial acquisition of timberlands and matures on October 27, 1999. The loan bears interest at LIBOR plus an applicable margin rate, 9.25% at December 31, 1998. Interest is payable quarterly. The bridge loan is secured by all assets and property of Strategic Timber.


     The revolving credit line and the bridge loan have certain financial and non-financial covenants, including restrictions on additional borrowings, the maintenance of certain financial ratios and limitations on capital spending, investments and asset sales. We believe that we are in compliance with all covenants at December 31, 1998. In addition, we are not permitted to make distributions to our shareholders under these debt agreements.

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     All debt has been classified as current in the accompanying consolidated balance sheet. This is due to the inclusion of clauses in the debt agreements that allow our lenders to call the debt prior to its maturity in the event of a "material adverse change" in our business. In addition, our intention is to repay all of our outstanding borrowings with the proceeds from our initial public offering and a new credit facility that will be put in place at the time of the offering (see Note 10).


     The fair value of the above financial instruments approximate their carrying value at December 31, 1998.

3. INTEREST RATE SWAP:

     In connection with our revolving line of credit, we have entered into a $100,000,000 interest rate swap contract with our primary lender to hedge a portion of the variable interest rate exposure on this debt instrument. Under the terms of the swap, we are required to pay interest quarterly to the lender at a fixed rate of 5.99% and receive interest quarterly at the three-month LIBOR rate, which was 5.25% at December 31, 1998. At December 31, 1998, we have recorded a payable of approximately $77,000 related to the net interest payment due to the lender, with the offsetting charge applied to interest expense. The swap will mature on May 13, 2002.


     The fair value of this swap is estimated as the amount payable to the lender to terminate the agreement as of December 31, 1998. At this date, the fair value of this swap is a payable of approximately $2,793,000.


     The counterparty to our interest rate swap contract is a major financial institution. We do not expect non-performance by this institution, but we periodically monitor the credit quality of this organization. Our credit risk on this derivative financial instrument is limited to the unrealized gain on the contract in the event that the swap has a positive fair value.

4. COMMITMENTS AND CONTINGENCIES:

     At the time of our initial public offering, Louisiana Timber will be entitled to receive consideration of approximately $12,945,000 in cash representing a partial redemption of its interest in Strategic Timber Partners. Louisiana Timber also will own 1,762,974 units in Strategic Timber Partners after the initial public offering.

     Our operations and timberlands are subject to federal, state and local laws and regulations, including those related to the environment, endangered species and forestry activities. In addition, our land may become subject to laws and regulations designed to protect wetlands. All of these regulations may cause us to incur significant costs, damages, penalties or other liabilities, and may materially and adversely affect harvesting operations on our timberlands.

     We are subject to certain claims and litigation, including unasserted claims, in the normal course of business. While it is not possible to predict with certainty the outcome of these matters, it is our opinion that the ultimate outcome will not have a material adverse effect on the consolidated financial statements of Strategic Timber or our subsidiaries.

     As of December 31, 1998, we do not have any material commitments under non-cancelable operating leases.

5. RELATED PARTY TRANSACTIONS:

     In December 1998, we entered into a transaction with our President and Chief Executive Officer, C. Edward Broom, in which Mr. Broom purchased for $3,000,000 approximately 6,700 acres of agricultural

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

land on our Louisiana property. Because we determined that this property was ancillary to our ongoing business, we sold this property to provide a source of cash to make required payments of our bank debt. Mr. Broom and other members of our senior management determined this purchase price to provide the necessary funds to make these required payments.

     The purchase price does not necessarily reflect the price we might have been able to obtain if the property had been fully prepared for sale and exposed to the market for a sufficient period of time to produce the highest price. To protect our economic interest in the property, Mr. Broom has agreed that we may repurchase the property at any time before December 31, 2000, at the price paid by Mr. Broom plus a pro-rata annual increase at the rate of 8% compounded annually. Accordingly, we have recorded the proceeds from this sale as deferred revenue and have classified the underlying property as land held for repurchase in the accompanying consolidated balance sheet. If we decide not to exercise the repurchase option, we will recognize revenue and costs of $3,000,000 during the year ended December 31, 2000, resulting in no gain or loss on this related party transaction.

     We rent office space from a company controlled by two of our executive officers. Rental payments under this lease arrangement are $5,000 per month and totaled approximately $40,000 for the period from inception to December 31, 1998.

     We also have a payable of $760,000 to Broom Resource Investments, LLC, an entity whose shareholders are substantially the same as those of Strategic Timber. This amount represents fees and expenses paid by this entity on our behalf in connection with our acquisition of the Louisiana property.

     Our management performs services on behalf of our affiliate, Strategic Timber Trust II, LLC. We also pay vendors for certain shared expenses, such as rent, utilities and insurance. During the period ended December 31, 1998, we charged Strategic Timber Trust II, LLC approximately $624,000 for services provided, and costs paid, on their behalf. All amounts charged by us were paid by Strategic Timber Trust II, LLC prior to year end.

     At December 31, 1998, we have a payable of approximately $1,500,000 to Strategic Timber Trust II, LLC. This amount primarily relates to cash that they advanced to us so that we could make required payments under our debt agreements. We repaid this amount in February 1999.

6. EMPLOYEE BENEFIT PLANS:

     We have established a 401(k) plan. All full time employees are eligible to participate in the plan after completing 1,000 hours of service. The plan provides that we may make contributions to the plan on behalf of our employees at the discretion of our Board of Directors. No contributions were made during the period from inception to December 31, 1998.

7. NON-CASH INVESTING AND FINANCING ACTIVITIES:


     Our founding shareholders received approximately 587,798 shares of common stock in exchange for services valued at $1,000. These services were provided in lieu of funding the required initial capital contribution to form Strategic Timber. The value of these services was determined based on the estimated initial fair value of Strategic Timber.


     In connection with Strategic Timber's acquisition of the Louisiana property, Louisiana Timber, in lieu of cash consideration, received 5,000 units in Strategic Timber Partners valued at approximately $50,000,000. The fair value of these units was based on the difference between the fair value of the Louisiana property, $255,000,000, and the actual cash we paid to purchase this property, $205,000,000.

                 STRATEGIC TIMBER TRUST, INC. AND SUBSIDIARIES
                            (A GEORGIA CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. MAJOR CUSTOMERS:

     As we have recently commenced our timber sales plan on our newly acquired timberlands, we have recognized limited revenues during this reporting period. Accordingly, all of our timber sales during the reporting period were derived from two customers and were limited to salvage operations. We expect that sales to other customers will commence in the near term as we continue to expand the operations of these timberlands.

9. NEW ACCOUNTING PRONOUNCEMENTS:

     In June 1998, the Financial Accounting Standards Board released Standard No. 133, Accounting for Derivative Instruments and Hedging Activities. This pronouncement requires the recognition of all derivative instruments on the balance sheet at fair value. Any subsequent changes in fair value are then recognized in earnings unless the derivative qualifies for treatment as a hedge. Strategic Timber is currently assessing the effects, if any, the pronouncement will have on earnings. This pronouncement could lead to increased volatility in our earnings and other comprehensive income.

     We do not believe that any other recently issued pronouncements will have a significant effect on our financial condition or results of operation.


10. SUBSEQUENT EVENTS (UNAUDITED)



     In April 1999, we entered into a new credit facility that provides for borrowings of up to $375.0 million. This facility, together with the proceeds from our initial public offering, will be used to retire our existing debt facilities and to partially redeem units held by minority unitholders in Strategic Timber Partners. Interest on this new facility will be based on LIBOR or the bank's prime rate, plus an applicable margin. This facility contains certain financial covenants, such as minimum ratios of EBITDDA to interest expense and outstanding debt to EBITDDA. In addition, this facility permits us to make shareholder distributions, so long as these distributions do not cause us to default under other terms of the credit agreement.



     On April 12, 1999, our Board of Directors declared a $0.175 distribution per share of common stock, prorated for the partial quarter between the closing of our initial public offering and June 30, 1999. The distribution will be payable only if we complete the formation transactions and this offering no later than June 30, 1999. Assuming that we complete this offering on or about May 15, 1999, the aggregate amount that we would distribute to our shareholders would approximate $1,528,000, or $1,748,000 if the underwriters exercise in full their over-allotment option. We intend to fund this distribution using operating cash flow or borrowings under our new credit facility, as permitted by this facility.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of
  Strategic Timber Trust II, LLC:

     We have audited the accompanying consolidated balance sheet of Strategic Timber Trust II, LLC (a Georgia limited liability company) and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, changes in members' deficit and cash flows for the period from inception (October 9, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Strategic Timber Trust II, LLC and subsidiaries as of December 31, 1998 and the results of their operations and their cash flows for the period from inception to December 31, 1998, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Stamford, Connecticut
  February 26, 1999

                STRATEGIC TIMBER TRUST II, LLC AND SUBSIDIARIES
                     (A GEORGIA LIMITED LIABILITY COMPANY)

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998

                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  5,842,918
  Trade accounts receivable.................................        108,857
  Prepaid expenses..........................................        145,837
  Due from affiliate........................................      1,476,244
                                                               ------------
          Total current assets..............................      7,573,856
TIMBERLANDS.................................................    354,298,144
PROPERTY AND EQUIPMENT:
  Vehicles..................................................        123,166
  Machinery and equipment...................................         93,390
                                                               ------------
                                                                    216,556
          Less -- Accumulated depreciation..................        (30,892)
                                                               ------------
                                                                    185,664
DEFERRED FINANCING COSTS, net...............................      7,024,096
                                                               ------------
          Total assets......................................   $369,081,760
                                                               ============
                     LIABILITIES AND MEMBERS' DEFICIT
CURRENT LIABILITIES:
  Bridge loan...............................................   $ 35,000,000
  Current portion of long-term debt.........................      2,500,000
  Accounts payable and other accrued liabilities............        530,126
  Accrued interest..........................................      4,844,870
  Obligations under interest rate swaps.....................      3,316,300
                                                               ------------
          Total current liabilities.........................     46,191,296
LONG-TERM DEBT..............................................    252,500,000
MINORITY INTEREST...........................................     72,413,153
MEMBERS' DEFICIT............................................     (2,022,689)
                                                               ------------
          Total liabilities and members' deficit............   $369,081,760
                                                               ============

       The accompanying notes to consolidated financial statements are an integral part of this consolidated balance sheet.

                STRATEGIC TIMBER TRUST II, LLC AND SUBSIDIARIES
                     (A GEORGIA LIMITED LIABILITY COMPANY)

                      CONSOLIDATED STATEMENT OF OPERATIONS
      FOR THE PERIOD FROM INCEPTION (OCTOBER 9, 1998) TO DECEMBER 31, 1998

REVENUES....................................................  $ 9,017,504
OPERATING EXPENSES:
  Cost of timber sold.......................................    5,746,026
  Amortization of deferred financing costs..................      499,116
  General and administrative expenses.......................    1,737,587
                                                              -----------
          Operating income..................................    1,034,775

OTHER INCOME (EXPENSE):
  Interest expense..........................................   (5,656,745)
  Interest income...........................................       12,434
                                                              -----------
          Loss before minority interest.....................   (4,609,536)

MINORITY INTEREST IN LOSS OF SUBSIDIARY PARTNERSHIP.........    2,586,847
                                                              -----------
          Net loss..........................................  $(2,022,689)
                                                              ===========

        The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                STRATEGIC TIMBER TRUST II, LLC AND SUBSIDIARIES
                     (A GEORGIA LIMITED LIABILITY COMPANY)

             CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' DEFICIT
      FOR THE PERIOD FROM INCEPTION (OCTOBER 9, 1998) TO DECEMBER 31, 1998

MEMBERS' EQUITY, October 9, 1998............................  $        --
  Net loss..................................................   (2,022,689)
                                                              -----------
MEMBERS' DEFICIT, December 31, 1998.........................  $(2,022,689)
                                                              ===========

        The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                STRATEGIC TIMBER TRUST II, LLC AND SUBSIDIARIES
                     (A GEORGIA LIMITED LIABILITY COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
      FOR THE PERIOD FROM INCEPTION (OCTOBER 9, 1998) TO DECEMBER 31, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $  (2,022,689)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Minority interest in net loss of subsidiary
      partnership...........................................     (2,586,847)
     Depletion..............................................      5,703,128
     Depreciation and amortization..........................        530,008
  Changes in assets and liabilities:
     Increase in trade accounts receivable..................       (108,857)
     Increase in prepaid expenses...........................       (145,837)
     Increase in due from affiliate.........................     (1,476,244)
     Increase in accounts payable and other accrued
      liabilities...........................................        530,126
     Increase in accrued interest...........................      4,844,870
                                                              -------------
          Net cash provided by operating activities.........      5,267,658

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Pioneer....................................   (295,000,000)
  Reforestation activities..................................       (101,272)
  Purchases of property and equipment.......................       (116,556)
                                                              -------------
          Net cash used in investing activities.............   (295,217,828)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bridge loan.................................     35,000,000
  Proceeds from investment by Mach One......................     10,000,000
  Proceeds from revolving line of credit and term loan......    255,000,000
  Deferred financing costs..................................     (4,206,912)
                                                              -------------
          Net cash provided by financing activities.........    295,793,088
                                                              -------------

NET INCREASE IN CASH AND CASH EQUIVALENTS...................      5,842,918
CASH AND CASH EQUIVALENTS, beginning of period..............             --
                                                              -------------
CASH AND CASH EQUIVALENTS, end of period....................  $   5,842,918
                                                              =============

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest......................................  $     811,875
                                                              =============

        The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                STRATEGIC TIMBER TRUST II, LLC AND SUBSIDIARIES
                     (A GEORGIA LIMITED LIABILITY COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

     ORGANIZATION AND CONTROL --

     Strategic Timber Trust II, LLC, a Georgia limited liability company, was organized on October 9, 1998 for the purpose of acquiring, owning and managing timberlands. Our consolidated financial statements include the accounts of our wholly owned subsidiary, Strategic Timber Two Operating Co., LLC, a Georgia limited liability company, and those of Strategic Timber Partners II, LP, a Georgia limited partnership in which we have a 30.8% limited partner interest. Strategic Timber Two Operating Co. is the sole general partner of Strategic Timber Partners II. Our consolidated financial statements also include the accounts of Pioneer Resources, LLC, an Oregon limited liability company that is wholly-owned by Strategic Timber Partners II. All significant intercompany transactions have been eliminated.

     On October 9, 1998, Strategic Timber Partners II acquired all of the membership interests in Pioneer from its members for total consideration valued at approximately $360,000,000. Pioneer holds approximately 366,000 acres of timberland in the U.S. Pacific Northwest. Strategic Timber Partners funded the cash portion of the purchase price and related transaction costs with:

     - a $35,000,000 cash contribution made by Strategic Timber II, in exchange for 3,080 units, or a 30.8% limited partner interest in Strategic Timber Partners II, and

     - a $10,000,000 cash contribution made by Mach One Partners, LLC in exchange for 909 units, or a 9.1% limited partner interest in Strategic Timber Partners II.

     To fund our contribution to Strategic Timber Partners II, we borrowed $35,000,000 under a bank bridge loan.

     Strategic Timber Partners II also issued 5,909 units, representing a 59.1% limited partner interest in Strategic Timber Partners II, to the former Pioneer members, which we valued at $65,000,000. In connection with the acquisition, we retired Pioneer's then existing debt with the proceeds from a new $255,000,000 term loan and revolving credit line.

     The acquisition was accounted for using the purchase method. The purchase price has been allocated to timberlands, property and equipment and certain other assets and liabilities based on an independent third party valuation of the assets acquired. However, the accounting for this transaction is preliminary and may be subject to certain purchase accounting adjustments as additional information becomes available.


     The members of Strategic Timber II also own and control Strategic Timber Trust, Inc., an affiliated entity that was organized in April 1998 to acquire, own and manage timberlands. Strategic Timber has a controlling interest in Strategic Timber Partners, LP. Strategic Timber plans to sell shares of its common stock in an initial public offering during 1999. Shortly before the offering, Strategic Timber II, Strategic Timber Two Operating Co. and Strategic Timber Partners II will be merged into Strategic Timber Partners, leaving Pioneer as a wholly owned subsidiary of Strategic Timber Partners. Because the entities to be merged are under common control, this merger will be accounted for using the historical carrying amounts of Strategic Timber II's assets and liabilities.


     NATURE OF BUSINESS OPERATIONS --

     We own and manage timberlands for the purpose of selling standing timber. We negotiate and contract for the sale of our standing timber with buyers who generally cut and pay for the trees during the contract period.

                STRATEGIC TIMBER TRUST II, LLC AND SUBSIDIARIES
                     (A GEORGIA LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     CONSOLIDATION --

     The accompanying financial statements consolidate the accounts of Strategic Timber II and all entities in which Strategic Timber II holds a majority or controlling interest. Strategic Timber II consolidates the results of Strategic Timber Partners II, and its wholly owned subsidiary, Pioneer, as the management and control of this entity is held by Strategic Timber Two Operating Co., Strategic Timber II's wholly-owned subsidiary. Minority ownership in our subsidiaries is reflected as minority interest in the accompanying consolidated balance sheet and minority interest expense in the accompanying consolidated statement of operations.

     USE OF ESTIMATES --

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of certain estimates by our management in determining the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION --

     We enter into timber cutting contracts with third parties that require customers to harvest and remove timber at their expense. These contracts may last for periods ranging from three months to six years, or occasionally longer. Contracts that are longer than one year typically require the customer to harvest minimum amounts of timber each year. We recognize revenue and depletion at the time our customer takes title to the timber, which occurs when legal ownership and the risk of loss passes to the purchaser and the quantity sold is determinable. We may receive payments under these contracts in advance of recognition of revenue.

     We have entered into timber deeds whereby all cutting rights on a tract of timberland are sold to a buyer. At the end of the contract term, any uncut timber will revert back to us. Risk of loss passed to our customers upon the signing of the deeds. For instance, if a fire destroys or partially destroys the timber subject to a timber deed, the purchaser would not be entitled to a refund of any portion of the purchase price. Accordingly, we recognized revenues and costs under our timber deeds at the time the contracts closed. We do not plan to make outright sales of timber by timber deeds on an ongoing basis.

     CASH AND CASH EQUIVALENTS --

     Cash and cash equivalents include cash and short term investments with original maturities of three months or less.

     TIMBERLANDS --

     We capitalize acquisition costs of land and timber, site preparation and other costs relating to the planting and growing of timber. Such costs are charged to cost of timber sold as depletion at the time timber is harvested, based on the relationship of harvested timber to the estimated volume of currently merchantable timber. Estimates of currently merchantable timber are subject to change based on periodic timber surveys. Depletion is calculated on a property-by-property basis, and further by product category within the property.

     Timberlands are stated at the lower of cost, net of depletion, or market value.

                STRATEGIC TIMBER TRUST II, LLC AND SUBSIDIARIES
                     (A GEORGIA LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     PROPERTY AND EQUIPMENT --

     Property and equipment consists principally of vehicles and machinery and equipment. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which range from three to five years.

     DEFERRED FINANCING COSTS --

     Deferred financing costs consist of fees and expenses incurred in connection with our borrowings. These fees are being amortized over the terms of the related debt agreements ranging from one to five years.

     INCOME TAXES --

     We have not provided for income taxes in the accompanying statement of operations as we are a limited liability corporation. Accordingly, our members will be responsible for any federal or state income tax liabilities resulting from our operations.

     INTEREST RATE SWAPS --

     Interest rate swaps involve the periodic exchange of interest payments without the exchange of underlying principal or notional amounts. Net amounts paid or received on interest rate swaps are recognized as interest expense as incurred in the accompanying consolidated statement of operations.

2. DEBT:

     We have the following debt instruments outstanding as of December 31, 1998:

Revolving credit line(a)...................................  $ 55,000,000
Term loan(b)...............................................   200,000,000
Bridge loan(c).............................................    35,000,000
                                                             ------------
                                                             $290,000,000
                                                             ============

(a) We have a revolving credit line that provides a maximum borrowing of $70,000,000, subject to formula. The credit line was used to finance our acquisition of Pioneer and will be used for general corporate purposes. A portion of the facility bears interest at LIBOR plus a margin, 7.85% at December 31, 1998, while the remaining portion bears interest at the base rate plus a margin, 8.75% at December 31, 1998. Interest is payable quarterly. This facility expires on September 30, 2003 and is secured by all assets of Pioneer, including timberlands. We expect that this credit facility will be retired prior to maturity with proceeds from the Strategic Timber initial public offering and a new credit facility that will be put in place at the time of the offering.

(b) The term loan was used to finance our acquisition of Pioneer and is payable in quarterly installments commencing on December 31, 1999, with the last installment being due on September 30, 2003. We expect that this loan will be retired prior to maturity with the proceeds from the Strategic Timber initial public offering and the new credit facility. The loan bears interest at adjusted LIBOR plus a margin, 7.85% at December 31, 1998. Interest is payable quarterly. The term loan is also secured by all assets of Pioneer, including timberlands.

(c) The bridge loan was also used to finance our acquisition of Pioneer and matures on October 27, 1999. Similar to our other debt instruments, we expect that this loan will be retired prior to maturity with the proceeds from the Strategic Timber initial public offering and the new credit facility. The loan

                STRATEGIC TIMBER TRUST II, LLC AND SUBSIDIARIES
                     (A GEORGIA LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     bears interest at a fixed rate of 9.06%. Interest is payable quarterly. The bridge loan is secured by all assets of Strategic Timber II, including our investments in Strategic Timber Partners II and Pioneer.

     Under the bridge loan agreement, additional interest will be charged on the principal balance if the loan is not repaid before the beginning of the following periods:

Between January 1, 1999 and March 31, 1999.................          1.5%
Between April 1, 1999 and June 30, 1999....................          4.5%
Between July 1, 1999 and September 30, 1999................         10.5%
On or after October 1, 1999................................         19.5%

     Also, we will be required to pay additional compensation upon termination if the bridge loan is not repaid before the beginning of the following periods:

Between January 1, 1999 and March 31, 1999.................  $  1,125,000
Between April 1, 1999 and June 30, 1999....................     1,725,000
Between July 1, 1999 and September 30, 1999................     2,100,000
On or after October 1, 1999................................     2,250,000

     All instruments described above have certain financial and non-financial covenants, including restrictions on additional borrowings, the maintenance of certain financial ratios and limitations on capital spending, investments, distributions and asset sales. We believe that we are in compliance with all covenants at December 31, 1998.

     Contractual maturities of debt as of December 31, 1998 are as follows:

YEAR ENDED DECEMBER 31,
  1999.....................................................  $ 37,500,000
  2000.....................................................    13,750,000
  2001.....................................................    27,500,000
  2002.....................................................    36,250,000
  2003.....................................................   175,000,000
                                                             ------------
                                                             $290,000,000
                                                             ============

     The fair value of the above financial instruments approximate their carrying value at December 31, 1998.

3. INTEREST RATE SWAPS:

     We have entered into a series of interest rate swap agreements to hedge a portion of the variable interest rate exposure on our underlying debt instruments. The following table outlines the key terms of each swap:

                                                                      RATE RECEIVED AT   FAIR VALUE AT
                                NOTIONAL     COMPANY      COMPANY       DECEMBER 31,     DECEMBER 31,
COUNTERPARTY                     AMOUNT       PAYS       RECEIVES           1998             1998
------------                  ------------   -------   -------------  ----------------   -------------
First Union.................  $ 25,000,000    6.69%    3 month LIBOR        5.34%         $(1,700,534)
Bank of America.............    25,000,000    6.69%    3 month LIBOR        5.34%          (1,766,524)
ABN Amro....................    50,000,000    5.77%    3 month LIBOR        5.34%          (1,295,852)
                              ------------
                              $100,000,000
                              ============

     Net interest payments are to be made quarterly on January 14, April 14, July 14 and October 14, commencing on January 14, 1999, under the terms of each swap. The maturity dates of the swaps range

                STRATEGIC TIMBER TRUST II, LLC AND SUBSIDIARIES
                     (A GEORGIA LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

from September 30, 2003 to October 14, 2003. At December 31, 1998, we have recorded a payable of approximately $189,000 related to the net interest payment due, with the offsetting charge applied to interest expense.

     We have recorded a payable of $3,316,000 in the accompanying consolidated financial statements related to the fair value of swaps assumed or entered into in connection with the acquisition of Pioneer.

     The counterparties to our interest rate swap contracts consist of major financial institutions. We do not expect non-performance by any of these counterparties but we periodically monitor the credit quality of these institutions. Our credit risk on these derivative financial instruments is limited to the unrealized gain on those contracts with a positive fair value.

4. COMMITMENTS AND CONTINGENCIES:

     The units held by the former Pioneer members entitle them to certain rights. In the event that the initial public offering of Strategic Timber common stock has not occurred by June 30, 1999, the former Pioneer members will be entitled to a payment of $65,000,000 in redemption of their interests, to be paid at the option of the former Pioneer members. In addition, the former Pioneer members will be entitled to 15% simple interest on this $65,000,000, beginning on June 30, 1999. If the redemption amount is not paid by December 31, 1999, the former Pioneer members will have the right to assume control of Strategic Timber Partners II.

     The ownership units held by Mach One in Strategic Timber Partners II entitle Mach One to a dividend of 40% per year on its initial investment of $10,000,000. Mach One is entitled to $10,000,000 plus accrued dividends in redemption of its interest if the initial public offering of Strategic Timber common stock has not occurred by June 30, 1999. Dividends are payable at the earlier of the closing of Strategic Timber's initial public offering or redemption of Mach One's ownership interest. Our maximum liability under this dividend would be approximately $4,900,000, assuming that such payment is made on December 31, 1999. Under a separate agreement with Mach One, the expected payment on this dividend will be made in the form of 100,110 limited partnership units of Strategic Timber Partners.

     At the time of the merger of Strategic Timber II and subsidiaries into Strategic Timber Partners, the former Pioneer members and Mach One will be entitled to receive consideration valued at $67,457,000 and $12,002,000, respectively, representing a full redemption of their interests in Strategic Timber Partners II. This consideration will be in the form of cash and limited partnership units of Strategic Timber Partners.


     We have engaged Mason, Bruce & Girard for a fee of approximately $1,300,000 to develop timber harvest plans with respect to our Coastal forest to be submitted to the California Department of Forestry and Fire Protection. Such payment is expected to be made in 1999.


     Our operations and timberlands are subject to federal, state and local laws and regulations, including those related to the environment, endangered species and forestry activities. In addition, our land may become subject to laws and regulations designed to protect wetlands. All of these regulations may cause us to incur significant costs, damages, penalties or other liabilities, and may materially and adversely affect harvesting operations on our timberlands.

     We are subject to certain claims and litigation, including unasserted claims, in the normal course of business. While it is not possible to predict with certainty the outcome of these matters, it is our opinion that the ultimate outcome will not have a material adverse effect on our financial statements.

     As of December 31, 1998, we do not have any material commitments under non-cancelable operating leases.

                STRATEGIC TIMBER TRUST II, LLC AND SUBSIDIARIES
                     (A GEORGIA LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. RELATED PARTY TRANSACTIONS:

     In December 1998, we entered into a timber deed with Kinzua Resources, LLC, an entity controlled by Gregory M. Demers, a beneficial owner of more than 5% of the partnership units of Strategic Timber Partners II. Under the terms of the deed, we conveyed approximately 19,300,000 board feet of timber for approximately $5,600,000. This timber deed will expire in September 1999. In accordance with our accounting policies, we have recognized revenues on the entire value of the contract, as well as related costs, during the period ended December 31, 1998.

     The management of our affiliate, Strategic Timber, performs services on our behalf. They also pay vendors for certain shared expenses, such as rent, utilities and insurance. During the period ended December 31, 1998, we recognized expenses of approximately $624,000 allocated to us by Strategic Timber for services they provided, and costs they paid, on our behalf. We paid all amounts due to Strategic Timber prior to year end.

     At December 31, 1998, we have a receivable of approximately $1,500,000 due from Strategic Timber. This amount primarily relates to cash that we advanced to them so that they could make required payments under their debt agreements. Strategic Timber repaid this amount in February 1999.

6. EMPLOYEE BENEFIT PLANS:

     We have established a 401(k) plan. All full time employees are eligible to participate in the plan after completing 1,000 hours of service. The plan document provides that we may make contributions on behalf of our employees at the discretion of our board of directors. No contributions were made for the period ended December 31, 1998.

7. NON-CASH INVESTING AND FINANCING ACTIVITIES:

     In connection with our acquisition of Pioneer, the former Pioneer members received 5,909 units, or a 59.1% limited partnership interest, in Strategic Timber Partners II and $35,000,000 in cash. The limited partnership interest in Strategic Timber Partners II was valued at approximately $65,000,000.

8. MAJOR CUSTOMERS:

     All of our revenues during the reporting period were derived from two customers, including the related party transaction discussed in Note 5. We expect that sales to other customers will commence in the near term as we continue to expand the operations of these timberlands.

9. NEW PRONOUNCEMENTS:

     In June 1998, the Financial Accounting Standards Board released Standard No. 133, Accounting for Derivative Instruments and Hedging Activities. This pronouncement requires the recognition of all derivative instruments on the balance sheet at fair value. Any subsequent changes in fair value are then recognized in earnings unless the derivative qualifies for treatment as a hedge. Strategic Timber II is currently assessing the effects, if any, the pronouncement will have on earnings. This pronouncement could lead to increased volatility in our earnings and other comprehensive income.

     We do not believe that any other recently issued pronouncements will have a significant effect on our financial condition on results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of
  Pioneer Resources, LLC:

     We have audited the accompanying consolidated balance sheets of Pioneer Resources, LLC (an Oregon limited liability company and predecessor to Strategic Timber Trust II, LLC) and subsidiaries (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in members' equity and cash flows for the years then ended and for the period from January 1, 1998 to October 8, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pioneer Resources, LLC and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years then ended and for the period from January 1, 1998 to October 8, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Portland, Oregon
  February 26, 1999

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1996           1997
                                                              ------------   ------------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  4,429,000   $  1,362,000
  Trade accounts receivable.................................     2,338,000      3,396,000
  Receivables, related party................................       176,000        256,000
  Inventories...............................................    11,623,000     12,602,000
  Prepaid expenses and deposits.............................       258,000      4,198,000
  Real estate investments...................................     1,091,000      2,000,000
  Current portion of notes receivable.......................            --      1,522,000
  Net current assets of discontinued operation..............     3,331,000      3,209,000
                                                              ------------   ------------
          Total current assets..............................    23,246,000     28,545,000
                                                              ------------   ------------
TIMBER, TIMBERLANDS AND TIMBER CUTTING RIGHTS...............    86,294,000     99,126,000
REAL ESTATE INVESTMENTS.....................................     5,128,000      7,409,000
PROPERTY, PLANT AND EQUIPMENT:
  Land......................................................     1,233,000      1,145,000
  Buildings.................................................     2,222,000      2,364,000
  Machinery and equipment...................................     8,482,000     10,035,000
  Aircraft..................................................     5,735,000      3,660,000
                                                              ------------   ------------
                                                                17,672,000     17,204,000
  Less -- Accumulated depreciation..........................    (1,924,000)    (2,845,000)
                                                              ------------   ------------
          Total property, plant and equipment...............    15,748,000     14,359,000
                                                              ------------   ------------
NOTES RECEIVABLE............................................     1,420,000      2,546,000
OTHER ASSETS................................................       224,000      2,445,000
                                                              ------------   ------------
          Total assets......................................  $132,060,000   $154,430,000
                                                              ============   ============

                             LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $ 17,119,000   $  2,600,000
  Accounts payable..........................................     1,749,000      3,096,000
  Accounts payable -- related party.........................       101,000         27,000
  Accrued liabilities.......................................     2,209,000      2,180,000
  Deferred income taxes.....................................       901,000        515,000
                                                              ------------   ------------
          Total current liabilities.........................    22,079,000      8,418,000
                                                              ------------   ------------
DEFERRED INCOME TAXES.......................................     2,363,000      1,688,000
CUTTING CONTRACT DEPOSIT....................................    16,819,000             --
LONG-TERM DEBT, less current maturities.....................    79,446,000    124,341,000
NET NONCURRENT LIABILITIES OF DISCONTINUED OPERATION........       622,000             --
MINORITY INTEREST...........................................       991,000         46,000
MEMBERS' EQUITY.............................................     9,740,000     19,937,000
                                                              ------------   ------------
          Total liabilities and members' equity.............  $132,060,000   $154,430,000
                                                              ============   ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
 YEARS ENDED DECEMBER 31, 1996 AND 1997 AND THE PERIOD FROM JANUARY 1, 1998 TO
                                OCTOBER 8, 1998

                                                                                            JANUARY 1,
                                                                YEAR ENDED DECEMBER 31,      1998 TO
                                                               -------------------------    OCTOBER 8,
                                                                  1996          1997           1998
                                                               -----------   -----------   ------------
REVENUES:
  Log sales.................................................   $25,901,000   $39,505,000   $ 23,097,000
  Lumber and by-product sales...............................    36,004,000    52,623,000     45,213,000
  Timberland and property sales.............................       613,000     6,774,000      5,901,000
                                                               -----------   -----------   ------------
        Total revenues......................................    62,518,000    98,902,000     74,211,000
OPERATING EXPENSES:
  Cost of products sold.....................................    25,897,000    39,602,000     45,498,000
  Cost of timberland and property sales.....................       486,000     4,292,000      2,536,000
  Depletion, depreciation and amortization..................    15,366,000    25,259,000     12,966,000
  Selling, general and administrative expenses..............     3,144,000     7,444,000      7,137,000
  Write down of real estate investments (Note 3)............            --            --        583,000
                                                               -----------   -----------   ------------
        Operating income....................................    17,625,000    22,305,000      5,491,000
OTHER INCOME (EXPENSE):
  Interest expense..........................................    (6,070,000)   (8,722,000)   (12,505,000)
  Interest income...........................................       248,000       224,000         56,000
  Other income (expense), net...............................            --       502,000       (780,000)
                                                               -----------   -----------   ------------
        Income (loss) from continuing operations before
          income taxes and minority interest................    11,803,000    14,309,000     (7,738,000)
INCOME TAX BENEFIT (PROVISION)..............................      (978,000)      355,000        336,000
                                                               -----------   -----------   ------------
        Income (loss) from continuing operations before
          minority interest.................................    10,825,000    14,664,000     (7,402,000)
MINORITY INTEREST IN LOSS OF SUBSIDIARY.....................       262,000        51,000         12,000
                                                               -----------   -----------   ------------
        Income (loss) from continuing operations............    11,087,000    14,715,000     (7,390,000)
DISCONTINUED OPERATION:
  Loss from discontinued plywood operation (less applicable
    tax benefits of $30,000 and $821,000 for 1996 and
    1997)...................................................       (48,000)   (1,339,000)            --
  Gain (loss) on disposal of discontinued plywood operation
    (less applicable tax provision of $241,000 in 1997 and
    tax benefit of $550,000 for the period from January 1,
    1998 to October 8, 1998.................................            --       394,000       (897,000)
                                                               -----------   -----------   ------------
        Income (loss) before extraordinary item.............    11,039,000    13,770,000     (8,287,000)
EXTRAORDINARY ITEM:
  Loss on extinguishment of debt............................      (780,000)           --     (2,106,000)
                                                               -----------   -----------   ------------
        Net income (loss)...................................   $10,259,000   $13,770,000   $(10,393,000)
                                                               ===========   ===========   ============

 The accompanying notes are an integral part of these consolidated statements.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1997
             AND THE PERIOD FROM JANUARY 1, 1998 TO OCTOBER 8, 1998

MEMBERS' EQUITY, December 31, 1995..........................  $         --
  Member contributions......................................     1,159,000
  Member distributions......................................    (1,678,000)
  Net income................................................    10,259,000
                                                              ------------
MEMBERS' EQUITY, December 31, 1996..........................     9,740,000
  Member contributions......................................     4,075,000
  Member distributions......................................    (7,648,000)
  Net income................................................    13,770,000
                                                              ------------
MEMBERS' EQUITY, December 31, 1997..........................    19,937,000
  Member contributions......................................        62,000
  Member distributions......................................    (6,104,000)
  Net loss..................................................   (10,393,000)
                                                              ------------
MEMBERS' EQUITY, October 8, 1998............................  $  3,502,000
                                                              ============

---------------

 The accompanying notes are an integral part of these consolidated statements.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997
             AND THE PERIOD FROM JANUARY 1, 1998 TO OCTOBER 8, 1998

                                                                YEAR ENDED DECEMBER 31,     JANUARY 1, 1998
                                                              ---------------------------         TO
                                                                  1996           1997       OCTOBER 8, 1998
                                                              ------------   ------------   ---------------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss).........................................  $ 10,259,000   $ 13,770,000    $ (10,393,000)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities --
    Extraordinary loss......................................       780,000             --        2,106,000
    Write down of assets to estimated realizable value......            --             --        1,283,000
    (Gain)/loss on sale of assets...........................            --       (433,000)         212,000
    Minority interest in loss of subsidiary.................      (262,000)       (51,000)         (12,000)
    Depletion, depreciation, amortization, and cost of
     timber and property sold...............................    15,852,000     29,551,000       15,502,000
    Deferred income taxes...................................      (387,000)    (1,154,000)        (656,000)
  Changes in balance sheet captions, (in 1996, net of
    effects of businesses acquired during the period) --
    Trade accounts receivable...............................      (727,000)    (1,094,000)        (555,000)
    Inventories.............................................    (5,891,000)       136,000          549,000
    Related party receivables and payables, net.............      (929,000)       (31,000)        (778,000)
    Accounts payable........................................       645,000        235,000          195,000
    Net advances (reduction) on cutting contract deposit....     7,244,000    (16,819,000)              --
    Changes in other asset and liability accounts, net......       222,000        639,000          314,000
                                                              ------------   ------------    -------------
        Net cash provided by operating activities...........    26,806,000     24,749,000        7,767,000
                                                              ------------   ------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid for Lane acquisition............................   (10,062,000)            --               --
  Cash paid for Pilot Rock acquisition......................   (30,323,000)            --               --
  Cash paid for Pioneer Aviation acquisition................    (3,725,000)            --               --
  Purchase of minority interest in Pioneer Aviation.........            --     (1,173,000)              --
  Purchases of timber and timberlands.......................    (9,816,000)   (40,308,000)    (162,356,000)
  Purchases of real estate investments......................    (1,132,000)    (3,164,000)      (1,414,000)
  Purchases of property, plant and equipment................    (3,359,000)    (4,654,000)      (1,885,000)
  Collection (issuances) of notes receivable, net...........    (1,420,000)    (4,541,000)       1,891,000
  Proceeds from sale of fixed assets........................     1,051,000      6,156,000        1,467,000
  Deposit on timber and timberlands.........................            --      1,169,000               --
  Contribution of Old Pioneer net assets....................       524,000             --               --
  Acquisition of Kinzua net assets..........................       152,000             --               --
                                                              ------------   ------------    -------------
        Net cash used by investing activities...............   (58,110,000)   (46,515,000)    (162,297,000)
                                                              ------------   ------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Members' contributions....................................  $     10,000   $         --    $      62,000
  Long-term borrowings......................................    55,531,000     66,281,000      193,700,000
  Repayment of borrowings...................................   (19,558,000)   (37,212,000)     (32,127,000)
  Deferred financing fees incurred..........................      (150,000)    (2,722,000)      (2,363,000)
  Cash payments for members' distributions..................      (100,000)    (7,648,000)      (6,104,000)
                                                              ------------   ------------    -------------
        Net cash provided by financing activities...........    35,733,000     18,699,000      153,168,000
                                                              ------------   ------------    -------------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................     4,429,000     (3,067,000)      (1,362,000)
CASH AND CASH EQUIVALENTS, beginning of period..............            --      4,429,000        1,362,000
                                                              ------------   ------------    -------------
CASH AND CASH EQUIVALENTS, end of period....................  $  4,429,000   $  1,362,000    $          --
                                                              ============   ============    =============

---------------

 The accompanying notes are an integral part of these consolidated statements.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SALE OF PIONEER RESOURCES, LLC:

     Effective October 9, 1998, a significant portion of Pioneer Resources, LLC's (Pioneer) timberland assets were sold to Strategic Timber Partners II, LP. The acquisition was effected by the acquisition of the ownership interests of Pioneer by Strategic Timber Partners II, LP.

     Immediately prior to the sale, certain assets and liabilities of Pioneer (including all of the interests in Pioneer's subsidiaries) were conveyed to Frontier Resources, LLC, a newly formed entity with the same ownership structure as Pioneer prior to the transaction.

2. BASIS OF PRESENTATION AND NATURE OF OPERATIONS:

     BASIS OF PRESENTATION

     Pioneer Resources, LLC and its subsidiaries were formed in December 1995 for the purpose of acquiring certain assets and liabilities of Old Pioneer. Pioneer has three subsidiaries:

     - Kinzua Resources, LLC ("Kinzua"), which owns and operates sawmills in Heppner and Pilot Rock, Oregon;

     - Pioneer Aviation, LLC ("Pioneer Aviation"), which owns aircraft and related buildings and equipment; and

     - Lane Plywood, Inc. ("Lane") owns timber and timberlands and real estate.

     Pioneer, Kinzua and Pioneer Aviation are Oregon limited liability companies. Lane is an Oregon C corporation. One member owns a controlling interest in Pioneer. The accompanying consolidated financial statements represent the financial position of Pioneer as of December 31, 1996 and 1997. The consolidated statements of operations, cash flows and members' equity for the period from January 1, 1998 to October 8, 1998 represent results of operations and cash flows for the nine-month period ended September 30, 1998. Activity between October 1, 1998 and October 8, 1998 is insignificant. All significant intercompany transactions and balances have been eliminated.

     On January 3, 1996, certain assets and liabilities of Old Pioneer were contributed to Pioneer by noncontrolling members of Old Pioneer and recorded at their historical cost. In addition, Pioneer acquired timber and timberlands from former members of Old Pioneer at fair value. These former members of Old Pioneer collectively represented a controlling ownership in Old Pioneer and did not become members in Pioneer. This acquisition was made with the proceeds from debt financing. Pioneer also acquired 99.5% of the ownership interest in Kinzua. The purchase price of Kinzua approximated Kinzua's book value. Accordingly, the respective assets and liabilities acquired have been recorded at Kinzua's historical cost. This series of transactions is referred to in these notes as the "Transactions". Because of the insignificant activity on January 1 and January 2, 1996, the Transactions have been reflected as if they occurred on January 1, 1996 in the accompanying financial statements.

     On November 25, 1996, the owners of Pioneer Merger, Inc. ("PMI"), which became a wholly owned subsidiary of Pioneer on the same date, transferred their ownership interests in Lane to Pioneer. Lane then became a wholly owned subsidiary of Pioneer. This transaction was treated as a reorganization under common control and therefore the historical basis of the assets and liabilities did not change. Lane had been under common ownership and management with Pioneer since its acquisition by PMI on May 1, 1996 (see Note 9). Accordingly, the financial position, results of operations and cash flows of Lane have been included in the accompanying consolidated financial statements. In 1997, the plywood operation of Lane was discontinued and the majority of Lane's plywood-related assets were sold in December 1997. See

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Note 11 for additional discussion of the discontinued plywood operation. Lane continues to manage its timber and timberlands, and real estate investments.

     NATURE OF OPERATIONS

     Pioneer's primary products are logs and lumber. Pioneer owns timber and timberlands in the western United States, principally Oregon, California and Washington, and sells logs harvested to unrelated third parties or transfers them to its sawmills for conversion to lumber. The sawmills also purchase and convert logs from unrelated third parties. These products are commodities whose price is significantly affected by factors outside of their control. These factors include the availability of logs and lumber from other domestic and foreign markets, the demand for new construction materials, and general economic conditions. Lumber is sold principally to furniture manufacturers and the construction market through wholesalers within the United States. External third party log sales are principally made to other wood products converters in the western United States.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Log, lumber and by-product sales are recognized upon shipment or delivery of products to customers.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of highly liquid investments with maturities at date of purchase of 90 days or less.

     INVENTORIES

     Inventories are valued at the lower of cost or market value, applied on a last-in, first-out (LIFO) basis. The major types of inventories are as follows:

                                                     1996          1997
                                                  -----------   -----------
Logs............................................  $ 8,794,000   $ 7,479,000
Lumber..........................................    4,503,000     6,586,000
Supplies and other..............................       14,000         4,000
LIFO reserve....................................   (1,688,000)   (1,467,000)
                                                  -----------   -----------
          Total.................................  $11,623,000   $12,602,000
                                                  ===========   ===========

     TIMBER AND TIMBERLANDS

     Pioneer's timber and timberlands consist principally of fee timber located in the western United States. Pioneer uses a composite rate for timber depletion. Depletion rates are based on estimated remaining merchantable volume; these estimates are subject to change based on periodic timber surveys.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     REAL ESTATE INVESTMENTS

     Real estate investments consist primarily of undeveloped commercial real estate located in Eugene, Oregon, as well as ranch property. A substantial portion of the commercial real estate was obtained as part of the Lane acquisition (see Note 9). Pioneer monitors the carrying costs of its real estate properties and records reserves to reduce carrying costs to estimated market value when it believes impairment has occurred. During 1998, Pioneer wrote down the value of one of its real estate investments by $583,000 based on Pioneer's current assessment of the fair value of this property.

     Pioneer anticipates selling a portion of its commercial real estate within one year of the balance sheet date. Accordingly, the cost basis associated with parcels anticipated to be sold within one year has been reflected as a current asset in the accompanying consolidated balance sheets.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists principally of land, buildings, machinery and equipment located on the Heppner and Pilot Rock sawmill sites. Aircraft consists of planes and a helicopter owned by Pioneer Aviation and used by Pioneer as part of its business and timber management activities. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, approximately 5 to 15 years for manufacturing equipment, 15 to 40 years for buildings and 5 to 10 years for vehicles and aircraft.

     OTHER ASSETS

     Other assets consist principally of unamortized deferred financing fees. Deferred financing fees are being amortized over the term of the underlying debt.

     TIMBER AND TIMBERLAND PURCHASES

     Pioneer purchased the Coastal tract in July 1998 for approximately $131,000,000. The Coastal tract consists primarily of timber located in northern California. Other significant properties purchased in 1998 were the Riffe Lake tract in January 1998 for approximately $15,000,000, and the Aloha tract in March 1998 for approximately $17,000,000.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of the Pioneer's cash and cash equivalents, accounts receivable, accounts payable and debt instruments approximates market value as of December 31, 1996 and 1997.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     STATEMENTS OF CASH FLOWS

     Supplemental cash flow information and significant noncash transactions are included as follows:

                                                                                      JANUARY 1,
                                                           YEAR ENDED DECEMBER 31,      1998 TO
                                                           ------------------------   OCTOBER 8,
                                                              1996          1997         1998
                                                           -----------   ----------   -----------
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest...................................  $ 5,059,000   $8,497,000   $12,153,000
Cash paid for income taxes...............................      258,000      960,000       173,000

SIGNIFICANT NONCASH TRANSACTIONS:
Distributions declared but not paid......................           --           --            --
Reduction of member notes receivable in consideration for
  timber and timberlands.................................   10,862,000           --            --
Issuance of long-term debt in consideration for timber
  and timberlands........................................   23,000,000           --            --
Reduction of member notes receivable in consideration of
  ownership interest in Kinzua...........................      969,000           --            --
Issuance of note payable to seller in connection with
  Pilot Rock acquisition.................................    5,000,000           --            --
Reduction of member note receivable in consideration for
  interest in Pioneer Aviation...........................    1,300,000           --            --
Reduction of member note receivable in lieu of member's
  distribution...........................................    1,578,000           --            --
Reduction of member note receivable in consideration for
  real estate investments................................      980,000           --            --
Contribution of timber deposit and equipment for equity
  interest...............................................           --    4,075,000            --
Application of timber deposit to purchase of timber......           --           --     3,793,000

     RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to conform to the current period's presentation.

4. LONG-TERM DEBT AND SUBSEQUENT REFINANCING:

     On February 26, 1998, Pioneer refinanced a substantial portion of its outstanding debt as of December 31, 1997. The current portion of long-term debt in the accompanying consolidated balance sheet as of December 31, 1997 reflects the terms of the new agreement with the Bank of Montreal (the Lending Commitment). The debt outstanding as of December 31, 1997 consists of $125,232,000 of borrowings pursuant to a Credit Agreement with the Bank of Montreal and certain other banks. As a part of the refinancing, unamortized deferred financing fees of $2,106,000 related to refinanced borrowings were written off in 1998.

     LENDING COMMITMENT TERMS

     The Lending Commitment provides for a senior secured revolving Credit Facility of up to $350,000,000 for a term of seven years. The Lending Commitment will allow Pioneer to refinance the majority of its outstanding debt and, under conditions defined in the Lending Commitment, will allow Pioneer to borrow additional funds for acquisitions or other general business purposes. The amount

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

available for borrowing is based on the value of Pioneer's assets, computed in accordance with terms set forth in the Lending Commitment.

     Interest rates will be based on either a base rate, computed as the higher of the Federal Funds rate plus 0.5% or the Bank of Montreal's prime commercial lending rate, or LIBOR, plus a margin. The margin is contingent upon Pioneer's EBITDDA, calculated as earnings before interest, taxes, depletion, depreciation and amortization, to debt ratio.

     The amount available for borrowing will be permanently reduced, on a quarterly basis, according to the following schedule:

                                                      TOTAL ANNUAL
                                                       COMMITMENT    CUMULATIVE
YEAR                                                   REDUCTION     REDUCTION
----                                                  ------------   ----------
2002................................................       15%           15%
2003................................................       20%           35%
2004................................................       30%           65%
2005................................................       35%          100%

     In addition, all payments received related to the timber harvesting contract discussed in Note 5 must be applied against the principal portion of outstanding borrowings.

     The Lending Commitment contains covenants that require Pioneer to maintain certain financial ratios. Pioneer was in compliance with these covenants based on the consolidated financial statement balances as of December 31, 1997. The Lending Commitment is collateralized by essentially all assets of Pioneer.

     OTHER DEBT

     Other debt consists of the following:

                                                                 1996        1997
                                                              ----------   --------
Term note, payable in monthly installments of approximately
  $31,000 including interest. Interest is variable (8.25% as of December 31, 1997). Debt is secured by aviation
  equipment.................................................  $2,450,000   $     --
Term note, payable in annual installments of $250,000,
  including interest at 8.0%. Debt is secured by real
  property..................................................   1,000,000    830,000
Term note, payable in annual installments of $81,000,
  including interest at 5.0%. Debt is secured by timber and
  timberlands...............................................     323,000    242,000
Term note, payable in monthly installments of $6,100,
  including interest. Interest is variable (8.12% as of
  December 31, 1997). Debt is secured by aviation
  equipment.................................................          --    497,000
Other term notes with varying maturities and interest rates.
  Debt is secured by timber and timberlands.................          --    140,000

     REPAYMENT SCHEDULE

     The following debt payout schedule is computed based on the terms of the Lending Commitment with the Bank of Montreal, as well as the repayment terms of the debt instruments not refinanced.

     These amounts include principal payments required by the sale of timber under the long-term cutting contract as discussed above and in Note 5, which totaled $2,300,000 for 1998. These principal amounts are in addition to the regularly scheduled payments required by the Lending Commitment. As this long-term

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

cutting contract expires in 1998, no payments for periods beyond 1998 are included in the debt repayment schedule.

     Principal payments due on long-term debt as of December 31, 1997, considering the effect of the subsequent refinancing and including the impact of 1998 harvest levels as previously discussed, are as follows:

1998.......................................................  $  2,600,000
1999.......................................................       615,000
2000.......................................................       336,000
2001.......................................................       275,000
2002.......................................................    16,153,000
Thereafter.................................................   106,962,000
                                                             ------------
                                                             $126,941,000
                                                             ============

     On October 9, 1998, Pioneer's outstanding balance under the Credit Facility was paid off as a part of the sale of a significant portion of Pioneer's timberland assets to Strategic Timber Partners II, LP. This sale is discussed in
Note 1.

     INTEREST RATE SWAPS

     To hedge its exposure to adverse fluctuations in interest rates, Pioneer entered into loan swap arrangements with two financial institutions in 1997. The interest rate differential on interest rate swap contracts used to hedge underlying debt obligations is reflected as an adjustment to interest expense over the life of the swaps.

     Pursuant to these arrangements, Pioneer swapped a portion of its variable rate debt for fixed rate debt. The notional amount swapped totaled $70,000,000, which consists of $50,000,000 expiring in 2000 and $20,000,000 expiring in 2002. $40,000,000 of the swaps maturing in 2000 can be extended to 2002 at the financial institutions' option.

5.  LONG-TERM CUTTING CONTRACT:

     Pioneer has rights to a cutting contract with an unrelated third party customer. This contract requires periodic advance deposits to Pioneer prior to harvesting the timber. The purchase price of timber removed under this contract is applied against the advance at the time of harvest according to prices specified in the agreement. During 1997, the deposit balance was fully utilized and the customer began paying Pioneer for volume removed on a current basis. As discussed in Note 4, these payments were applied as principal payments against Pioneer's long-term debt.

6. INCOME TAXES:

     Pioneer, Kinzua and Pioneer Aviation are limited liability companies. As owners of a limited liability company, members of Pioneer, Kinzua and Pioneer Aviation are taxed on their respective share of income and there is no entity level tax. Accordingly, no income tax accounts for Pioneer, Kinzua and Pioneer Aviation have been reflected in the accompanying consolidated financial statements.

     PMI and Lane are C corporations and are, therefore, subject to income taxes. Both companies account for deferred tax assets and liabilities based on the temporary differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates for the years in which the taxes are expected to be paid. As discussed further in Note 11, the plywood operations of Lane

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

were discontinued in September 1997. The components of deferred taxes related to the continuing operations of PMI and Lane included in Pioneer's consolidated balance sheets as of December 31, 1996 and 1997 are as follows:

                                                       1996         1997
                                                    ----------   ----------
Current liabilities:
  Land............................................  $  901,000   $  515,000
                                                    ==========   ==========
Long-term liabilities:
  Timber..........................................  $1,284,000   $  483,000
  Land............................................   1,079,000    1,205,000
                                                    ----------   ----------
                                                    $2,363,000   $1,688,000
                                                    ==========   ==========

     Deferred tax liabilities of $93,000 and $301,000, respectively, related to temporary differences between the financial statement and tax bases of Lane's inventory are included in net current assets of discontinued operation in the accompanying consolidated balance sheets as of December 31, 1996 and 1997.

     On a stand-alone basis, Lane's effective tax rate was approximately 38% for the period from acquisition (May 1, 1996) through December 31, 1996, the year ended December 31, 1997 and the period from January 1, 1998 to October 8, 1998. This rate differs from the federal statutory rate due primarily to state taxes. Lane's tax benefit (provision) has been allocated between continuing and discontinued operations in the statements of operations for the period from acquisition (May 1, 1996) through December 31, 1996, the year ended December 31, 1997 and the period from January 1, 1998 to October 8, 1998.

7. MEMBERS' EQUITY AND RELATED PARTY TRANSACTIONS:

     The liability of the individual members of Pioneer is limited to the balances of their respective members' equity accounts.

     The members of Pioneer were actively involved in managing the company and paid regular salaries which are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Prior to the sale of Pioneer as described in Note 1, Greg Demers owned or controlled a majority of the Pioneer's ownership interest and five other individuals or entities owned the balance.

     Pioneer has had transactions with several of its members and entities affiliated with its members. Related party receivables and payables as of December 31, 1996 and 1997 consist primarily of receivables and payables to members or to entities affiliated with members.

     MINORITY INTEREST

     Greg Demers owns the 0.5% ownership interest in Kinzua not owned by Pioneer. This ownership is reflected as minority interest in the accompanying consolidated financial statements.

     OTHER RELATED PARTY TRANSACTIONS

     Various related parties have used the services of Pioneer Aviation's aircraft and have been charged accordingly for such services at a rate that approximates fair market value. These charges totaled $571,000, $258,000 and $71,000 in 1996 and 1997, and the period from January 1, 1998 to October 8, 1998, respectively.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Beginning in 1996, Pioneer engaged a forest products trading company to market its lumber products. One of Pioneer's members also has an ownership interest in the trading company. Sales commissions paid to this entity, which approximated market value, were $248,000, $700,000 and $324,000 in 1996, 1997 and the period from January 1, 1998 to October 8, 1998, respectively.

8. COMMITMENTS AND CONTINGENCIES:

     LAND OWNERSHIP DISPUTE

     In 1994, Old Pioneer filed a lawsuit against an unrelated third party for $6,000,000, alleging that this party was erroneously deeded certain tracts of timber and timberlands valued at $6,000,000 in April 1994. The other party then counter-sued Old Pioneer for $6,000,000. Discovery and trial proceedings occurred through 1997.

     In January 1998, an Oregon Circuit/District Court ruled in Old Pioneer's favor and ordered that the other party reconvey the timber and timberlands to Old Pioneer and compensate Old Pioneer for the value of timber harvested during the period the disputed property was under the other party's control. The other party's claims were denied.

     As Pioneer believes the other party is likely to appeal the Court's decision, and as Pioneer has not yet assumed possession of the property or collected damages, Pioneer has not recorded the gain contingency in the accompanying consolidated financial statements. Any ultimate recoveries from the lawsuit will be allocated among the owners of Old Pioneer at the time of the related transaction. Pioneer's share of any recoveries would be approximately 27% of total recoveries received by Old Pioneer.

     OTHER CLAIMS

     Pioneer is subject to ongoing litigation and claims as part of its normal business operations. In the opinion of management, none of these claims will have a material adverse effect on the business or results of operations of Pioneer.

9. ACQUISITIONS:

     Three acquisitions have been reflected in the accompanying consolidated financial statements. In May 1996, Lane was acquired by a group of investors who also have ownership interests in Pioneer. The investors' ownership interests were transferred to Pioneer in November 1996. In June 1996, Pioneer and Kinzua acquired timber and timberlands and a sawmill in Pilot Rock, Oregon. In August 1996, Pioneer acquired a majority ownership interest in Pioneer Aviation.

     LANE PLYWOOD ACQUISITION

     Lane was formed in 1952. PMI was formed in 1996 by members of Pioneer for the purpose of acquiring Lane. Lane was acquired by PMI on May 1, 1996. Lane's operating assets principally consisted of timber-related operations and a plywood operation. The acquisition was accounted for using the purchase method of accounting; the purchase price was $10,100,000. The results of operations of Lane are included in the accompanying consolidated financial statements for all periods beginning May 1, 1996. As discussed in Note 11, Lane's plywood operation was discontinued in 1997. Thus, the results of the plywood operation are reflected as discontinued for all periods presented in the consolidated financial statements.

     On November 25, 1996, the ownership of PMI was transferred to Pioneer. This transaction was accounted for as a reorganization of entities under common control and, accordingly, the carrying values of Lane's accounts were not adjusted as a result of the ownership transfer to Pioneer.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table presents the unaudited pro forma results of discontinued operations for the year ended December 31, 1996 as if the Lane acquisition had been consummated at the beginning of the period. The pro forma results were prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the Lane acquisition been consummated at the beginning of the period.

                                                              YEAR ENDED
                                                           DECEMBER 31, 1996
                                                           -----------------
                                                              (UNAUDITED)
Revenue from discontinued operation......................     $39,363,000
Loss from discontinued operation.........................        (142,000)

     PILOT ROCK ACQUISITION

     In June 1996, Kinzua acquired a sawmill in Pilot Rock, Oregon ("Pilot Rock") for $5,500,000. Concurrently, Pioneer purchased timber and timberlands in northeastern Oregon from the same seller for $28,500,000. The acquisition was accounted for using the purchase method of accounting. Results of operations of the acquired sawmill and timber operations for the period from July 1, 1996 through December 31, 1996, the year ended December 31, 1997 and the period from January 1, 1998 to October 8, 1998 are included in the accompanying consolidated financial statements.

     The following table presents the unaudited pro forma revenue and income from continuing operations for the year ended December 31, 1996 as if the Pilot Rock acquisition had been consummated at the beginning of the period. The pro forma results were prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the Pilot Rock acquisition been consummated at the beginning of the period.

                                                              YEAR ENDED
                                                           DECEMBER 31, 1996
                                                           -----------------
                                                              (UNAUDITED)
Revenue..................................................     $74,355,000
Income from continuing operations........................       8,649,000

     PIONEER AVIATION ACQUISITION

     As discussed in Note 2, Pioneer Aviation was a related entity to Pioneer prior to Pioneer acquiring a majority interest in Pioneer Aviation in August 1996. Through a series of purchases, capital contributions and ownership exchanges in 1996 and 1997, Pioneer acquired all of the ownership interest in Pioneer Aviation. The combined total of capital contributions, purchases of other owners' interests and ownership exchanges totaled $5,000,000 and $1,246,000 in 1996 and 1997, respectively. These acquisitions were accounted for by the purchase method of accounting, except exchanges that have been recorded at historical cost. Results of operations have been included in the accompanying consolidated financial statements for each of the periods presented.

10. SEGMENT AND SIGNIFICANT CUSTOMER INFORMATION:

     Pioneer operates in two industry segments - timber operations and lumber operations. The timber operations segment consists of sales of logs to both outside customers and to the lumber operations segment. The lumber operations segment consists of lumber and by-products produced by Pioneer's two sawmills. Operating income from the timber operations segment includes timberland and property sales of $613,000, $6,774,000 and $5,901,000 in 1996, 1997, and the
period from January 1, 1998 to October 8, 1998, respectively.

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table presents Pioneer's sales to certain customers as a percentage of total sales for the applicable period. Other than as reflected in the table, there were no other customers with sales equal to or in excess of 10% of total sales for the years ended December 31, 1996, 1997 and for the period from January 1 to October 8, 1998.

                                                              1996   1997
                                                              ----   ----
Customer A..................................................   33%    29%
Customer B..................................................   13%    --

     While many of Pioneer's logs and lumber products are of export quality, Pioneer does not directly export any logs or other products.

     Segment information for the years ended December 31, 1996, 1997 and for the period from January 1, 1998 to October 8, 1998 are as follows:

                                                                              JANUARY 1,
                                                   YEAR ENDED DECEMBER 31,      1998 TO
                                                  -------------------------   OCTOBER 8,
                                                     1996          1997          1998
                                                  -----------   -----------   -----------
Revenues:
  Timber operations.............................  $34,244,000   $60,304,000   $38,965,000
  Lumber operations.............................   36,004,000    52,623,000    45,213,000
  Intersegment sales to lumber operations.......   (7,730,000)  (14,025,000)   (9,967,000)
                                                  -----------   -----------   -----------
                                                  $62,518,000   $98,902,000   $74,211,000
                                                  ===========   ===========   ===========
Operating income (loss):
  Timber operations.............................  $13,618,000   $18,771,000   $ 8,788,000
  Lumber operations.............................    4,007,000     3,534,000    (3,297,000)
                                                  -----------   -----------   -----------
                                                  $17,625,000   $22,305,000   $ 5,491,000
                                                  ===========   ===========   ===========
Depreciation, depletion and amortization:
  Timber operations.............................  $13,809,000   $23,171,000   $11,152,000
  Lumber operations.............................      639,000       781,000       610,000
  General corporate assets......................      918,000     1,307,000     1,204,000
                                                  -----------   -----------   -----------
                                                  $15,366,000   $25,259,000   $12,966,000
                                                  ===========   ===========   ===========
Capital expenditures (a):
  Lumber operations.............................  $   350,000   $   917,000   $ 1,524,000
  General corporate assets......................    3,009,000     3,737,000       361,000
                                                  -----------   -----------   -----------
                                                  $ 3,359,000   $ 4,654,000   $ 1,885,000
                                                  ===========   ===========   ===========

(a) Capital expenditures do not include the cost of acquiring additional timber and timberland properties.

     Balance sheet segment information as of December 31, 1996 and 1997 is as follows:

                                                                1996           1997
                                                            ------------   ------------
Identifiable Assets:
  Timber operations.......................................  $ 92,625,000   $108,690,000
  Lumber operations.......................................    22,614,000     25,442,000
  General corporate assets................................    16,821,000     20,298,000
                                                            ------------   ------------
                                                            $132,060,000   $154,430,000
                                                            ============   ============

                    PIONEER RESOURCES, LLC AND SUBSIDIARIES
 (AN OREGON LIMITED LIABILITY COMPANY AND PREDECESSOR TO STRATEGIC TIMBER TRUST
                                    II, LLC)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11. DISCONTINUED OPERATION:

     In September 1997, Pioneer decided to dispose of its plywood manufacturing operation, as owned and operated by Lane. This operation ceased in November 1997.

     The net losses of the plywood operation for all periods presented are included in the consolidated statements of operations under discontinued operation. Revenues from the plywood operation were $27,788,000 in 1996 and $36,818,000 in 1997. Except for certain receivables, inventories, and other current assets carried at a total estimated net realizable value of $3,209,000, all assets of the plywood operation were disposed of prior to December 31, 1997.

     The gain in 1997 on disposal of the discontinued operation reflected in the consolidated statement of operations includes gains on the sale of equipment used in the plywood operation, less estimated closure-related costs, net of tax provision on the gain. The loss in the period from January 1, 1998 to October 8, 1998 related to the disposal of this operation principally represents costs incurred in excess of those estimated in 1997 for closure-related expenses.

12. SUBSEQUENT EVENT:

     As discussed in Note 1, Pioneer's interest in Kinzua was conveyed to Frontier Resources. In January 1999, Frontier decided to permanently close the Heppner, Oregon sawmill operated by Kinzua. Based on an initial assessment, Frontier believes that closure costs related to the plant shutdown will not be significant.

                              [INSIDE BACK COVER]

[PHOTO A]

Mid-rotation, intensively-managed
Southern pine plantation.

                              Life Cycle of A Tree

          Strategic Timber owns and manages a diversified portfolio of commercial timber, a renewable natural resource.

[PHOTO B]                         [PHOTO C]

Fast-growing 5 year-old Southern  Mature Southern pine ready for
pine plantation in Louisiana.     harvest. Clear, straight and
                                  large diameter sawtimber has
                                  many high-value end uses.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               16,600,000 SHARES

                          STRATEGIC TIMBER TRUST, INC.

                                  COMMON STOCK

                                      LOGO

                                  ------------

                                   PROSPECTUS

                                                 , 1999

                                  ------------

                              SALOMON SMITH BARNEY
                           CREDIT SUISSE FIRST BOSTON
                          DONALDSON, LUFKIN & JENRETTE
                           A.G. EDWARDS & SONS, INC.
                            WARBURG DILLON READ LLC
                              ABN AMRO ROTHSCHILD
                      A DIVISION OF ABN AMRO INCORPORATED

                         MORGAN KEEGAN & COMPANY, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Unless otherwise defined, all capitalized terms contained in this Part II shall have the meanings ascribed to them in the prospectus which forms a part of this Registration Statement. Strategic Timber is sometimes referred to herein as the "Registrant."

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses expected to be incurred by Strategic Timber in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.


SEC registration fee........................................   $  111,448
National Association of Securities Dealers, Inc. filing
  fee.......................................................       30,500
Nasdaq National Market listing fee..........................       90,000
Blue Sky fees and expenses..................................        5,000
Accounting fees and expenses................................      650,000
Legal fees and expenses.....................................    1,000,000
Financial advisory fee......................................    2,158,000
Printing and engraving expenses.............................      250,000
Registrar and Transfer Agent's fees.........................       15,500
Directors' and Officers' liability insurance................      162,000
Miscellaneous fees and expenses.............................   $   50,000
                                                               ----------
          Total.............................................    4,522,448
                                                               ==========


ITEM 32. SALES TO SPECIAL PARTIES.

     In connection with the formation transactions, the following sales of Strategic Timber's and Strategic Timber Partners' securities have occurred within the past six months or will occur upon the completion of this offering:


          (i) In accordance with the terms of the Strategic Timber Partners II partnership units held by the former members of Pioneer and the Strategic Timber Partners II partnership units held by Mach One, the former members of Pioneer will receive $24.1 million in cash and 2,170,086 Strategic Timber Partners partnership units having a value of $43.4 million, based on an initial public offering price of $20 per share, and Mach One will receive $10.0 million in cash and 100,110 Strategic Timber Partners partnership units having a value of $2.0 million, based on the initial public offering price of $20 per share, in connection with the merger of Strategic Timber Partners II into Strategic Timber Partners. All of the units in Strategic Timber Partners II, consisting of 10,000 partnership units, will be cancelled in connection with the merger of Strategic Timber Partners II into Strategic Timber Partners, and the holders will receive Strategic Timber Partners units in exchange for their Strategic Timber Partners II units. The former members of Pioneer acquired their Strategic Timber Partners II partnership units in connection with Strategic Timber Partners II's acquisition of Pioneer. Mach One acquired its interest in Strategic Timber Partners II in exchange for $10.0 million cash to Strategic Timber Partners II that was used to finance Strategic Timber Partners II's acquisition of Pioneer.


          (ii) In accordance with the terms of the Strategic Timber Partners partnership units held by Louisiana Timber, Louisiana Timber will receive $12.9 million in cash and will own 1,762,974 Strategic Timber Partners partnership units having a value of $35.3 million, based on an initial public offering price of $20 per share, as of the completion of the offering. Louisiana Timber acquired its Strategic Timber Partners partnership units in exchange for the contribution to Strategic Timber Partners of a contract (valued by the parties at $50.0 million) to acquire the Louisiana property.

          (iii) At the completion of this offering, the shareholders of Strategic Timber who formed Strategic Timber II will receive 933,035 Strategic Timber Partners partnership units in connection with the merger of Strategic Timber II, Strategic Timber Partners II and Strategic Timber Two Operating Co. into Strategic Timber Partners. The Strategic Timber Partners II partnership units held by these individuals will be canceled in the merger.


ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

     In addition to the issuances described in Item 32, Strategic Timber and Strategic Timber Partners have issued the following securities:

          (i) In April 1998, Strategic Timber issued an aggregate of 16,065 (or 587,798 shares adjusted for Strategic Timber's 36.59-for-1 stock split) shares of common stock to six individuals for services rendered as employees of Strategic Timber: C. Edward Broom, Christopher J. Broom, Thomas P. Broom, Charles W. Godfrey, Vladimir Harris and Joseph E. Rendini. Based on an initial public offering price of $20 per share, these shares are worth approximately $11.8 million.

          (ii) In April 1998, Strategic Timber Partners issued 500 Class B partnership units and 4,500 Class C partnership units to Louisiana Timber in exchange for assignment to Strategic Timber Partners of a contract to acquire the Louisiana property. The parties valued the contract at $50.0 million. In connection with the completion of this offering, these units will be converted into an aggregate of 1,762,974 partnership units and $12.9 million in cash. Based on an initial public offering price of $20 per share, these units are worth approximately $35.3 million.

          (iii) In April 1998, Strategic Timber issued 1,275 shares (or 46,651 shares adjusted for the stock split) of common stock to Sutherland Asbill & Brennan LLP in consideration of legal services rendered to Strategic Timber. Based on an initial public offering price of $20 per share, these shares are worth approximately $933,000.

          (iv) In June 1998, Strategic Timber issued 1,020 (or 37,321 shares adjusted for the stock split) shares of common stock to Nicholas C. Brunet for services rendered as an employee of Strategic Timber. Based on an initial public offering price of $20 per share, these shares are worth approximately $746,000.

     With respect to the issuances of common stock, options and partnership units convertible into common stock described in Item 32 above and in this Item 33, Strategic Timber relied upon the exemption provided by section 4(2) of the Securities Act, and in all but the issuance of shares to Mr. Brunet, Regulation D, Rule 506, promulgated thereunder.

     Each recipient of the securities described above and in Item 32 represented his or its intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. Each recipient had adequate access to information about Strategic Timber.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     GEORGIA BUSINESS CORPORATION CODE

     Section 14-2-851 of the GBCC empowers a corporation to indemnify a director (including a former director and including a director who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against liability arising from official acts if the director acted in good faith and reasonably believed that his or her conduct was in the best interests of the corporation. For all other acts, the corporation may indemnify a director who acted in good faith and reasonably believed that the conduct was not opposed to the best interests of the corporation. The corporation may indemnify a director with respect to criminal proceedings if the director acted in good faith and had no reasonable cause to believe the conduct was unlawful. A corporation may not indemnify a director adjudged liable for conduct involving receipt of an improper personal benefit.

     In addition, section 14-2-856 of the GBCC permits the articles of incorporation, bylaws, a contract, or resolution approved by the shareholders to authorize the corporation to indemnify a director against claims to which the director was a party, including claims by the corporation or in the right of the corporation (e.g., a shareholder derivative action). However, the corporation may not indemnify the director for liability to the corporation for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions or receipt of an improper benefit.

     Section 14-2-852 of the GBCC provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful in defending an action to which the director was a party due to his or her status as a director of the corporation on the merits or otherwise. Section 14-2-854 allows a court, upon application by a director, to order indemnification and advancement of expenses if it determines that the director is entitled to indemnification under the GBCC or if it determines that indemnification is fair and reasonable even if the director has failed to meet the statutory standard of conduct under section 14-2-851. However, the court may not order indemnification in excess of reasonable expenses for liability to the corporation or for receipt of an improper benefit.

     Section 14-2-857 of the GBCC permits a corporation to indemnify an officer (including a former officer and including an officer who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) to the same extent as a director. A corporation may indemnify an officer who is not a director to a further extent by means of articles of incorporation, bylaw, board resolution, or contract. However, the corporation may not indemnify an officer for liability arising from conduct involving appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification.

     Section 14-2-858 of the GBCC permits a corporation to purchase and maintain insurance on behalf of directors and officers against liability incurred by them in their capacities or arising out of their status as directors and officers of the corporation, regardless of whether the corporation would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

     ARTICLES OF INCORPORATION

     Article V of the Articles of Incorporation exculpates the directors of Strategic Timber from personal liability for money damages to Strategic Timber or its shareholders to the fullest extent permitted by the GBCC, as it may be amended from time to time. Currently, the directors are exculpated from all liability to Strategic Timber or its shareholders except for liability arising from conduct involving appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. The Articles of Incorporation also provide that any repeal or modification of Article V of the Articles of Incorporation by the shareholders of Strategic Timber shall not adversely affect any right or protection of a director of Strategic Timber existing at the time of such repeal or modification.

     BYLAWS

     Article VI of Strategic Timber's Bylaws provides that Strategic Timber shall indemnify to the fullest extent permitted under the GBCC any person who is or was a director or an officer of Strategic Timber, including a director or an officer who is or was serving at the request of Strategic Timber as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     No amendment, termination, or other elimination of Article VI of the Bylaws or of any relevant provisions of the GBCC or of any other applicable law shall affect or diminish in any way the rights to indemnification under the Bylaws with respect to any action, suit or proceeding arising out of, or relating to, any event or act or omission occurring or fact or circumstance existing prior to such amendment, termination or other elimination. The indemnification and advancement of expenses provided by, or granted pursuant to, Strategic Timber's Bylaws are not exclusive of any other rights permitted by applicable law to which a person seeking indemnification or advancement of expenses may be entitled, whether by contract or otherwise. All rights to indemnification under Article VI of the Bylaws continue as to a person who has ceased to be a director or officer and shall be deemed to be a contract between Strategic Timber and each such person.

     INDEMNIFICATION AGREEMENTS

     Strategic Timber will enter into indemnification agreements with each of its directors and executive officers prior to completion of this offering, and intends to enter into similar agreements with its prospective directors upon completion of the offering. The indemnification agreements provide for indemnification to the fullest extent permitted by applicable law, the Articles of Incorporation, the Bylaws and any resolutions of the Board of Directors and shareholders of Strategic Timber as in effect on the date of execution of each such indemnification agreement, and to such greater extent as applicable law may thereafter from time to time permit. The terms of these indemnification agreements are consistent with the terms of Article VI of Strategic Timber's Bylaws and Article V of the Articles of Incorporation.

     INSURANCE

     Strategic Timber intends to purchase a policy of insurance providing reimbursement of indemnification payments to officers and directors of Strategic Timber and reimbursement of certain liabilities incurred by directors and officers of Strategic Timber in their capacities as such, to the extent that they are not otherwise indemnified by Strategic Timber.

     UNDERWRITING AGREEMENT

     The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the underwriters of Strategic Timber, its directors and its officers, and by Strategic Timber of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

     PARTNERSHIP AGREEMENT

     The Partnership Agreement (Exhibit 3.5.4) provides for indemnification of Strategic Timber, Strategic Timber Operating Co., and the directors and officers of Strategic Timber, as well as any other persons Strategic Timber Operating Co., as general partner, may designate. Strategic Timber Partners shall indemnify any of these indemnitees against any losses, claims, damages, liabilities, judgments, fines, settlements and expenses arising from the operations of Strategic Timber Partners so long as the indemnitee acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interest of Strategic Timber Partners, and in the case of any criminal proceeding, the indemnitee had no reasonable cause to believe that its conduct was unlawful. This indemnification is limited to the assets of Strategic Timber Partners and no partner in Strategic Timber Partners shall be personally liable for such indemnification. Strategic Timber Partners may reimburse reasonable expenses incurred by any such indemnitee in defense of an action relating to the operations of Strategic Timber Partners, if Strategic Timber Partners receives certain written affirmations and undertakings from the indemnitee. Strategic Timber Partners may purchase and maintain insurance on behalf of such indemnitees against liabilities incurred by them in connection with Strategic Timber Partners' activities, regardless of whether Strategic Timber Partners would have the power to indemnify the indemnitee for the same liability under the Partnership Agreement.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements

          See Index to Financial Statements on page F-1 of the prospectus which forms a part of this Registration Statement.

     (b) Exhibits


      EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
      -----------                           ----------------------
         1.1*            Form of Underwriting Agreement
         2.1.1+*         Contract for the Purchase and Sale of Real Property, dated
                         April 15, 1998, by and between Griffin Logging, Inc. and
                         Louisiana Timber Partners, LLC
         2.1.2+*         Partial Assignment and Assumption of Contract, dated April
                         23, 1998, by and between Louisiana Timber Partners, LLC and
                         Strategic Timber Partners, LP
         2.1.3+*         Contribution Agreement, dated April 23, 1998, by and among
                         Strategic Timber Partners, LP, Strategic Timber Operating
                         Co., the Registrant and Louisiana Timber Partners, LLC
         2.2+*           Acquisition and Contribution Agreement, dated October 9,
                         1998, by and among Strategic Timber Trust II, LLC, Strategic
                         Timber Two Operating Co., LLC, Strategic Timber Partners II,
                         LP, Frontier Resources, LLC and all of the former owners of the membership interests of Pioneer Resources, LLC
         2.3*            Plan and Agreement of Merger with respect to the Merger of
                         Strategic Timber Trust II, LLC, Strategic Timber Two
                         Operating Co., LLC, and Strategic Timber Partners II, LP
                         with and into Strategic Timber Partners, LP, dated as of
                         January 25, 1999
         3.1.1*          Articles of Incorporation of the Registrant
         3.1.2*          Form of Amended and Restated Articles of Incorporation of
                         the Registrant to be effective on or prior to the
                         consummation of this offering
         3.2.1*          Bylaws of the Registrant
         3.2.2*          Form of Amended and Restated Bylaws of the Registrant to be
                         effective on or prior to the consummation of this offering
         3.3*            Certificate of Incorporation of Strategic Timber Operating
                         Co.
         3.4*            Bylaws of Strategic Timber Operating Co.
         3.5.1*          Agreement of Limited Partnership of Strategic Timber
                         Partners, LP
         3.5.2*          First Amended and Restated Agreement of Limited Partnership
                         of Strategic Timber Partners, LP
         3.5.3*          First Amendment to First Amended and Restated Agreement of
                         Limited Partnership of Strategic Timber Partners, LP
         3.5.4*          Form of Second Amended and Restated Agreement of Limited
                         Partnership of Strategic Timber Partners, LP, to be
                         effective on or prior to the consummation of this offering
         3.6.1*          Agreement of Limited Partnership of Strategic Timber
                         Partners II, LP
         3.6.2*          First Amended and Restated Agreement of Limited Partnership
                         of Strategic Timber Partners II, LP
         3.7*            Operating Agreement of Strategic Timber Trust II, LLC
         3.8*            Operating Agreement of Strategic Timber Two Operating Co.,
                         LLC

      EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
      -----------                           ----------------------
         3.9*            Fourth Amended and Restated Operating Agreement of Pioneer
                         Resources, LLC
         4.1             Form of Common Stock Certificate
         5.1**           Opinion of Sutherland Asbill & Brennan LLP as to certain
                         matters regarding the shares of Common Stock offered hereby
         8.1             Opinion of Sutherland Asbill & Brennan LLP as to tax matters
         8.2*            Private Letter Ruling issued to the Registrant from the
                         Internal Revenue Service, dated March 19, 1999
        10.1*            Form of 1999 Strategic Timber Trust Omnibus Incentive Plan
        10.2*            Form of Indemnification Agreement to be executed between
                         Registrant and certain of its officers and directors
        10.3*            Form of Stock Option Agreement
        10.4*            Form of Stock Option Agreement for Outside Directors
        10.5+*           Replacement Credit Agreement, dated October 9, 1998, by and among Pioneer Resources, LLC, First Union National Bank, ABN
                         AMRO Bank N.V., NationsBank, N.A., and the other lenders
                         which are or become parties thereto
        10.6+*           Loan Agreement, dated April 27, 1998, by and among Strategic
                         Timber Partners, LP, ABN AMRO Bank N.V., and the other
                         lenders which are or become parties thereto
        10.7+*           Bridge Loan Agreement, dated April 27, 1998, by and among
                         the Registrant, ABN AMRO Bank N.V. and the lenders named
                         therein
        10.8+*           Bridge Loan Agreement, dated October 9, 1998, by and among
                         Strategic Timber Trust II, LLC, ABN AMRO Bank N.V. and the
                         lenders named therein
        10.9.1*          Timber Purchase Agreement, dated December 29, 1998, between
                         Kinzua Resources, LLC and Pioneer Resources, LLC
        10.9.2*          Statutory Bargain and Sale Timber Deed between Kinzua
                         Resources, LLC and Pioneer Resources, LLC, dated December
                         29, 1998
        10.10*           Employment and Non-Competition Agreement between the
                         Registrant and C. Edward Broom
        10.11*           Employment and Non-Competition Agreement between the
                         Registrant and Christopher J. Broom
        10.12*           Employment and Non-Competition Agreement between the
                         Registrant and Thomas P. Broom
        10.13*           Employment and Non-Competition Agreement between the
                         Registrant and Kenneth L. Chute
        10.14*           Employment and Non-Competition Agreement between the
                         Registrant and Vladimir Harris
        10.15*           Employment and Non-Competition Agreement between the
                         Registrant and Nicholas C. Brunet
        10.16*           Employment and Non-Competition Agreement between the
                         Registrant and Joseph E. Rendini
        10.17            Loan Agreement by and among Strategic Timber Partners, LP
                         and Pioneer Resources, LLC, as borrowers, and ABN AMRO Bank
                         N.V., as Administrative Agent, and the lenders named
                         therein, dated April 9, 1999.
        21.1*            Subsidiaries of the Registrant
        23.1             Consent of Arthur Andersen LLP
        23.2             Consent of Sutherland Asbill & Brennan LLP

      EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
      -----------                           ----------------------
        23.3             Consent of Mason, Bruce & Girard, Inc.
        23.4             Consent of Canal Forest Resources, Inc.
        24.1*            Power of Attorney
        27.1*            Financial Data Schedule
        99.1*            Consent of Prospective Director Starling W. Childs, II
        99.2*            Consent of Prospective Director Jay S. Lucas
        99.3*            Consent of Prospective Director Hanns A. Pielenz
        99.4*            Consent of Prospective Director Richard P. Urfer
        99.5             Report of Mason, Bruce & Girard, Inc.
        99.6             Report of Canal Forest Resources, Inc.


---------------


 * Previously filed.



** To be filed by amendment.


 + Schedules and similar attachments to this exhibit have been omitted. A list of these omitted schedules has been provided in this exhibit, and the Registrant agrees to furnish supplementally to the Commission a copy of any omitted schedule upon request.

ITEM 37. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Strategic Timber pursuant to the foregoing provisions, or otherwise, Strategic Timber has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Strategic Timber of expenses incurred or paid by a director, officer or controlling person of Strategic Timber in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Strategic Timber will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Strategic Timber pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) It will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New London, State of New Hampshire, on the 19th day of April, 1999.


                                            STRATEGIC TIMBER TRUST, INC.


                                            By:  /s/ CHRISTOPHER J. BROOM

                                              ----------------------------------

                                                     Christopher J. Broom


                                                   Executive Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----

                          *                              President, Chief Executive    April 19, 1999
-----------------------------------------------------      Officer and Chairman of
                   C. Edward Broom                         the Board of Directors
                                                           (Principal Executive
                                                           Officer)

                /s/ KENNETH L. CHUTE                     Senior Vice President and     April 19, 1999
-----------------------------------------------------      Chief Financial Officer
                  Kenneth L. Chute                         (Principal Financial and
                                                           Accounting Officer)

              /s/ CHRISTOPHER J. BROOM                   Executive Vice President,     April 19, 1999
-----------------------------------------------------      Chief Investment Officer
                Christopher J. Broom                       and Director

                 /s/ THOMAS P. BROOM                     Executive Vice President,     April 19, 1999
-----------------------------------------------------      Chief Operating Officer
                   Thomas P. Broom                         and Director

            *By: /s/ CHRISTOPHER J. BROOM
  ------------------------------------------------
                Christopher J. Broom
                  Attorney-in-fact

                                 EXHIBIT INDEX


      EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
      -----------                           ----------------------
         1.1*            Form of Underwriting Agreement
         2.1.1+*         Contract for the Purchase and Sale of Real Property, dated
                         April 15, 1998, by and between Griffin Logging, Inc. and
                         Louisiana Timber Partners, LLC
         2.1.2+*         Partial Assignment and Assumption of Contract, dated April
                         23, 1998, by and between Louisiana Timber Partners, LLC and
                         Strategic Timber Partners, LP
         2.1.3+*         Contribution Agreement, dated April 23, 1998, by and among
                         Strategic Timber Partners, LP, Strategic Timber Operating
                         Co., the Registrant and Louisiana Timber Partners, LLC
         2.2+*           Acquisition and Contribution Agreement, dated October 9,
                         1998, by and among Strategic Timber Trust II, LLC, Strategic
                         Timber Two Operating Co., LLC, Strategic Timber Partners II,
                         LP, Frontier Resources, LLC and all of the former owners of the membership interests of Pioneer Resources, LLC
         2.3*            Plan and Agreement of Merger with respect to the Merger of
                         Strategic Timber Trust II, LLC, Strategic Timber Two
                         Operating Co., LLC, and Strategic Timber Partners II, LP
                         with and into Strategic Timber Partners, LP, dated as of
                         January 25, 1999
         3.1.1*          Articles of Incorporation of the Registrant
         3.1.2*          Form of Amended and Restated Articles of Incorporation of
                         the Registrant to be effective on or prior to the
                         consummation of this offering
         3.2.1*          Bylaws of the Registrant
         3.2.2*          Form of Amended and Restated Bylaws of the Registrant to be
                         effective on or prior to the consummation of this offering
         3.3*            Certificate of Incorporation of Strategic Timber Operating
                         Co.
         3.4*            Bylaws of Strategic Timber Operating Co.
         3.5.1*          Agreement of Limited Partnership of Strategic Timber
                         Partners, LP
         3.5.2*          First Amended and Restated Agreement of Limited Partnership
                         of Strategic Timber Partners, LP
         3.5.3*          First Amendment to First Amended and Restated Agreement of
                         Limited Partnership of Strategic Timber Partners, LP
         3.5.4*          Form of Second Amended and Restated Agreement of Limited
                         Partnership of Strategic Timber Partners, LP, to be
                         effective on or prior to the consummation of this offering
         3.6.1*          Agreement of Limited Partnership of Strategic Timber
                         Partners II, LP
         3.6.2*          First Amended and Restated Agreement of Limited Partnership
                         of Strategic Timber Partners II, LP
         3.7*            Operating Agreement of Strategic Timber Trust II, LLC
         3.8*            Operating Agreement of Strategic Timber Two Operating Co.,
                         LLC
         3.9*            Fourth Amended and Restated Operating Agreement of Pioneer
                         Resources, LLC
         4.1             Form of Common Stock Certificate
         5.1**           Opinion of Sutherland Asbill & Brennan LLP as to certain
                         matters regarding the shares of Common Stock offered hereby
         8.1             Opinion of Sutherland Asbill & Brennan LLP as to tax matters

      EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
      -----------                           ----------------------
         8.2*            Private Letter Ruling issued to the Registrant from the
                         Internal Revenue Service, dated March 19, 1999
        10.1*            Form of 1999 Strategic Timber Trust Omnibus Incentive Plan
        10.2*            Form of Indemnification Agreement to be executed between
                         Registrant and certain of its officers and directors
        10.3*            Form of Stock Option Agreement
        10.4*            Form of Stock Option Agreement for Outside Directors
        10.5+*           Replacement Credit Agreement, dated October 9, 1998, by and among Pioneer Resources, LLC, First Union National Bank, ABN
                         AMRO Bank N.V., NationsBank, N.A., and the other lenders
                         which are or become parties thereto
        10.6+*           Loan Agreement, dated April 27, 1998, by and among Strategic
                         Timber Partners, LP, ABN AMRO Bank N.V., and the other
                         lenders which are or become parties thereto
        10.7+*           Bridge Loan Agreement, dated April 27, 1998, by and among
                         the Registrant, ABN AMRO Bank N.V. and the lenders named
                         therein
        10.8+*           Bridge Loan Agreement, dated October 9, 1998, by and among
                         Strategic Timber Trust II, LLC, ABN AMRO Bank N.V. and the
                         lenders named therein
        10.9.1*          Timber Purchase Agreement, dated December 29, 1998, between
                         Kinzua Resources, LLC and Pioneer Resources, LLC
        10.9.2*          Statutory Bargain and Sale Timber Deed between Kinzua
                         Resources, LLC and Pioneer Resources, LLC, dated December
                         29, 1998
        10.10*           Employment and Non-Competition Agreement between the
                         Registrant and C. Edward Broom
        10.11*           Employment and Non-Competition Agreement between the
                         Registrant and Christopher J. Broom
        10.12*           Employment and Non-Competition Agreement between the
                         Registrant and Thomas P. Broom
        10.13*           Employment and Non-Competition Agreement between the
                         Registrant and Kenneth L. Chute
        10.14*           Employment and Non-Competition Agreement between the
                         Registrant and Vladimir Harris
        10.15*           Employment and Non-Competition Agreement between the
                         Registrant and Nicholas C. Brunet
        10.16*           Employment and Non-Competition Agreement between the
                         Registrant and Joseph E. Rendini
        10.17            Loan Agreement by and among Strategic Timber Partners, LP
                         and Pioneer Resources, LLC, as borrowers, and ABN AMRO Bank
                         N.V., as Administrative Agent, and the lenders named
                         therein, dated April 9, 1999.
        21.1*            Subsidiaries of the Registrant
        23.1             Consent of Arthur Andersen LLP
        23.2             Consent of Sutherland Asbill & Brennan LLP
        23.3             Consent of Mason, Bruce & Girard, Inc.
        23.4             Consent of Canal Forest Resources, Inc.
        24.1*            Power of Attorney

      EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
      -----------                           ----------------------
        27.1*            Financial Data Schedule
        99.1*            Consent of Prospective Director Starling W. Childs, II
        99.2*            Consent of Prospective Director Jay S. Lucas
        99.3*            Consent of Prospective Director Hanns A. Pielenz
        99.4*            Consent of Prospective Director Richard P. Urfer
        99.5             Report of Mason, Bruce & Girard, Inc.
        99.6             Report of Canal Forest Resources, Inc.


---------------


*  Previously filed.



** To be filed by amendment.


+ Schedules and similar attachments to this exhibit have been omitted. A list of these omitted schedules has been provided in this exhibit, and the Registrant agrees to furnish supplementally to the Commission a copy of any omitted schedule upon request.